    As filed with the Securities and Exchange Commission on February 8, 1999
                                                    Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                       CORRECTIONAL SERVICES CORPORATION
             (Exact name of Registrant as specified in its charter)

         Delaware                     7389                    11-3182580
      (State or Other      (Primary Standard Industrial    (I.R.S. Employer
      Jurisdiction of       Classification Code Number)  Identification No.)
     Incorporation or
       Organization)

                          1819 Main Street, Suite 1000
                            Sarasota, Florida 34236
                                 (941) 953-9199
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                                    With a copy to:
          SETH I. TRUWIT, ESQ.                  MICHAEL J. SILVER, ESQ.
      Epstein Becker & Green, P.C.               Hogan & Hartson L.L.P.
            250 Park Avenue                     111 South Calvert Street
     New York, New York 10177-0077             Baltimore, Maryland 21202
             (212) 351-4709                          (410) 659-2741
(Name, address, including zip code, and
 telephone number, including area code,
  of agent for service for Registrant)

   Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective and upon consummation of the merger described herein.
                               ----------------
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                              Proposed       Proposed
     Title Of Each            Amount          Maximum        Maximum      Amount of
  Class of Securities          To Be       Offering Price   Aggregate    Registration
    To Be Registered       Registered(1)    Per Unit(2)   Offering Price    Fee(3)
-------------------------------------------------------------------------------------
Common Stock...........      4,593,962        $10.1563     $46,657,656      $3,985

--------------------------------------------------------------------------------
(1) Based on 11,325,869 shares of common stock of Youth Services International, Inc. outstanding on February 4, 1999 and 924,694 shares of common stock issuable upon the exercise of outstanding options and warrants on such date, multiplied by the exchange ratio of .375.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices of the Common Stock on the Nasdaq National Market on February 4, 1999.
(3) Representing the registration fee of $12,971, reduced by $8986 that was previously paid in connection with the filing of preliminary joint proxy/prospectus materials pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               Preliminary Copies
      Confidential, For Use of the Securities and Exchange Commission Only

                   [CSC LOGO]                     [YSI LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT
   The Boards of Directors of Correctional Services Corporation and Youth Services International, Inc. have unanimously approved a merger. Following the merger, we believe that we will be the largest and most comprehensive private provider of juvenile rehabilitative services in the U.S. We will be positioned to take advantage of the complementary strategic fit of our businesses, combining YSI's transitional and academy oriented programs with CSC's secure programs.

   If we complete the merger, YSI stockholders will receive .375 of a share of CSC common stock for each share of YSI common stock they own. Based on the number of outstanding shares of YSI common stock at the close of business on
January 27, 1999, this will result in the issuance of     shares of CSC common
stock. YSI will become a wholly-owned subsidiary of CSC. CSC stockholders will continue to hold their existing shares of common stock. Following the merger, YSI stockholders will hold approximately 35.3% of CSC's outstanding common stock. If we assume exercise of all CSC and YSI warrants and options outstanding YSI stockholders will hold approximately 33.1% of CSC's outstanding common stock.

   Before the merger, CSC and YSI common stock trading symbols: Nasdaq National
Market: "CSCQ" and "YSII". January 11, 1999 closing sale prices: CSCQ $11 7/8 per share and YSII $4 1/16 per share. Following the merger, CSC common stock trading symbol: Nasdaq National Market: "CSCQ".

   The Boards of Directors of CSC and YSI have determined that the merger is in the best interests of their stockholders, and each Board unanimously recommends voting FOR adoption of the merger agreement.

   The merger cannot be completed unless the stockholders of both companies approve the merger. We cordially invite you to attend the special meeting of stockholders of your company to consider and vote on the proposed merger. Whether or not you plan to attend your company's special meeting, it is important that your shares be voted. Please take the time to vote by completing and mailing the enclosed proxy card to us. Alternatively, you may vote your shares by telephone by following the directions on the enclosed proxy card. If you sign, date and mail your proxy card or use telephonic voting without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If your shares are held in "street name," you must instruct your broker in order to vote. If you fail to vote or to instruct your broker to vote your shares, the effect will be the same as a vote against the merger.

 Your vote is very important.

   The date, times and places of the special meetings are as follows:

   For CSC stockholders:
      ,     , 1999, 1:00 p.m.
   The Hyatt Hotel,
   1000 Boulevard of the Arts,
   Sarasota, FL 34236

   For YSI stockholders:
      ,     , 1999, 9:00 a.m.
   Harbor Court Hotel,
   550 Light Street,
   Baltimore, MD 21202

   This joint proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this document carefully. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.

   /s/ James F. Slattery
   James F. Slattery
   Chairman of the Board,
   Chief Executive Officer and President
   Correctional Services Corporation
   /s/ Timothy P. Cole
   Timothy P. Cole
   Chairman of the Board,
   Chief Executive Officer and President
   Youth Services International, Inc.

 See "Risk Factors" beginning on
 page 11 for a discussion of
 certain factors that you should
 consider before you determine how
 to vote on the merger.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the CSC common stock to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.


   This joint proxy statement/prospectus is dated     , 1999, and is first
being mailed to stockholders on or about     , 1999.

                               Preliminary Copies
      Confidential, For Use of the Securities and Exchange Commission Only

                                   [CSC LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

   The special meeting of Stockholders of CSC will be held at The Hyatt Hotel,
1000 Boulevard of the Arts, Sarasota, Florida 34236, on    ,  , 1999 at 1:00
p.m. (local time), to consider and vote upon the following:

    1. to approve and adopt the agreement and plan of merger, dated as of September 23, 1998, as amended as of January 12, 1999, among CSC, Palm Merger Corp., which is a newly organized subsidiary of CSC, and YSI, including the issuance of CSC common stock pursuant to the merger of the newly organized CSC subsidiary with and into YSI in accordance with the terms of the merger agreement; and

    2. to transact such other business as may properly come before the special meeting.

   The Board of Directors has set the close of business (5:00 p.m., local time) on January 27, 1999, as the record date for determining stockholders entitled to notice of and to vote at the special meeting. A list of these stockholders entitled to vote at the special meeting will be available for inspection for ten days preceding the meeting at CSC's headquarters, at 1819 Main Street, Suite 1000, Sarasota, Florida 34236, and will also be available for inspection at the meeting itself.

   The Board of Directors of CSC has determined that the merger and the merger agreement including the issuance of CSC common stock to YSI stockholders are in the best interests of the stockholders of CSC, has unanimously approved the merger and the merger agreement including the issuance of CSC common stock to YSI stockholders, and unanimously recommends that the CSC stockholders vote to adopt the merger and the merger agreement including the issuance of CSC common stock to YSI stockholders, at the special meeting.

                                          By order of the Board of Directors,

                                          _____________________________________
                                            Secretary

       , 1999

   It is important that the enclosed proxy card be signed, dated and promptly returned in the enclosed envelope or that you register your vote by telephone by following the instructions on your proxy card, so that your shares will be presented whether or not you plan to attend the special meeting.

   You should not send stock certificates with your proxy card.

                               Preliminary Copies
      Confidential, For Use of the Securities and Exchange Commission Only

                                   [YSI LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

   The special meeting of Stockholders of YSI will be held at     , on     ,
   , 1999 at 9:00 a.m. (local time), to consider and vote upon the following:

  1. to approve the merger of Palm Merger Corp., which is a newly organized subsidiary of CSC, with and into YSI, pursuant to the agreement and plan of merger, dated as of September 23, 1998, and as amended as of January 12, 1999, among CSC, merger subsidiary and YSI; and

  2. to transact such other business as may properly come before the special meeting.

   The Board of Directors has set the close of business (5:00 p.m., local time) on January 27, 1999, as the record date for determining stockholders entitled to notice of and to vote at the special meeting. A list of these stockholders will be available for inspection for ten days preceding the meeting at YSI's headquarters at 2 Park Center Court, Suite 200, Owings Mills, Maryland 21117 and will also be available for inspection at the meeting itself.

   The Board of Directors of YSI has determined that the merger and the merger agreement are advisable and in the best interests of the stockholders of YSI, has unanimously approved the merger and the merger agreement, and unanimously recommends that the YSI stockholders vote to approve the merger at the special meeting.

                                          By order of the Board of Directors,

                                          _____________________________________
                                            Secretary

       , 1999

   It is important that the enclosed proxy card be signed, dated and promptly returned in the enclosed envelope or that you register your vote by telephone by following the instructions on your proxy card, so that your shares will be presented whether or not you plan to attend the special meeting.

   You should not send stock certificates with your proxy card.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

SUMMARY...................................................................   1

  The Companies...........................................................   1
  Reasons for the Merger..................................................   1
  Expected Completion Date of the Merger..................................   2
  Merger Consideration....................................................   2
  Recent Comparative Market Prices for the Stock of YSI and CSC...........   2
  Risks to Consider.......................................................   2
  Tax Consequences of the Merger..........................................   2
  Issues That You Are Asked to Vote Upon..................................   3
  Opinions of Financial Advisors..........................................   3
  Record Date; Voting Power...............................................   3
  What You Need to Do Now.................................................   3
  Stock Certificates......................................................   4
  Share Ownership of Management and Certain Stockholders..................   4
  Interests of Certain Persons in the Merger..............................   4
  Directors and Executive Officers of CSC Following the Merger............   4
  Listing and Trading of CSC Common Stock.................................   5
  Regulatory Approvals....................................................   5
  Other Conditions........................................................   5
  Cancellation of the Merger..............................................   5
  Termination Fee.........................................................   5
  Comparative Rights of Stockholders of YSI and CSC.......................   6
  YSI Stockholders Will Not Have Appraisal Rights.........................   6
COMPARATIVE PER SHARE MARKET PRICE INFORMATION............................   7

  Comparative Market Price Data...........................................   7
  Historical Market Prices................................................   7

SUMMARY FINANCIAL DATA....................................................   8

  Summary Consolidated Financial Data Of Correctional Services
   Corporation............................................................   8
  Summary Consolidated Financial Data Of Youth Services International,
   Inc....................................................................   8
  Summary Pro Forma Combined Financial Data Of Correctional Services
   Corporation and Youth Services International, Inc. ....................   9
  Summary Comparative Per Share Data......................................  10

RISK FACTORS..............................................................  11

  YSI Stockholders Will Receive a Fixed Number of Shares of CSC Common
   Stock in the Merger Despite Potential Change in YSI and CSC Common
   Stock Prices...........................................................  11
  Uncertainty of Obtaining Additional Financing Required to Fund Our
   Construction and Operation of New Facilities...........................  11
  Uncertainty of Obtaining Financing Required to Redeem YSI's 7%
   Convertible Subordinated Debentures....................................  11
  Uncertainties in Integrating Business Operations and Realizing Synergies
   and Business Opportunities.............................................  12
  We Expect Significant Merger-Related Charges Against Earnings...........  12
  Financial Risks Relating to Uncertain Occupancy Levels; Recent Poor
   Operating Performance by YSI...........................................  12
  Short Term Nature of Facility Management Contracts; Possibility of Early
   Contract Termination or Fee Reduction..................................  12

                                                                           Page
                                                                           ----
  Financial Risks Relating to Speculative Projects........................  13
  Barriers to Our Internal Expansion......................................  13
  Risks Related to CSC's International Operations.........................  13
  Uncertainty in Management of Our Growth.................................  13
  Risks Relating to the Combined Company's Future Acquisitions............  13
  Public Resistance to Privatization of Correctional and Detention
   Facilities.............................................................  13
  Unique Governmental Regulation of Our Business..........................  14
  We Expect to Encounter Significant Competition..........................  14
  We Significantly Depend on our Senior Management........................  14
  We May Encounter Material Costs Relating to Year 2000 Issues............  14
  We May Experience Disturbances In One or More of Our Facilities.........  15
  We May Encounter Potential Legal Liability Related to Management of
   Correctional and Detention Facilities..................................  15
THE MERGER................................................................  16

  General.................................................................  16
  Background of the Merger................................................  16
  CSC's Reasons for the Merger; Recommendation of its Board of Directors..  21
  Opinion of the CSC Board of Directors' Financial Advisor................  23
  YSI's Reasons for the Merger; Recommendation of its Board of Directors..  27
  Opinion of the YSI Board of Directors' Financial Advisor................  30
  Form of the Merger......................................................  33
  Merger Consideration....................................................  33
  Conversion of Shares; Procedures for Exchange of Certificates;
   Fractional Shares......................................................  33
  Effective Time..........................................................  34
  Effect on Shares Issuable Under YSI Stock Plans.........................  34
  Effect on Shares Issuable Upon Exercise of YSI Warrants.................  34
  Federal Income Tax Consequences of the Merger...........................  34
  Tax Opinions............................................................  35
  Accounting Treatment....................................................  36
  CSC's Assumption of YSI Debentures......................................  36
  Regulatory and Third Party Approvals....................................  37
  Appraisal Rights........................................................  37
  Interests of Certain Persons in the Merger..............................  37
  Delisting and Deregistration of YSI Common Stock........................  39
  Restrictions on Resales by Affiliates...................................  40

THE STOCKHOLDERS' MEETINGS................................................  41

  Purpose, Time and Place.................................................  41
  Record Date; Voting Power...............................................  41
  Votes Required..........................................................  41
  Share Ownership of Management...........................................  42
  Voting of Proxies.......................................................  42
  Revocability of Proxies.................................................  42
  Solicitation of Proxies.................................................  43

THE MERGER AGREEMENT......................................................  44
  General.................................................................  44
  Closing; Effective Time.................................................  44
  Articles of Incorporation of Surviving Corporation......................  44
  By-laws of Surviving Corporation........................................  44
  Board and Officers of Surviving Corporation.............................  44

                                                                          Page
                                                                          ----
  Consideration to be Received in the Merger.............................  44
  Exchange of Certificates; Fractional Shares............................  44
  Representations and Warranties.........................................  45
  Certain Covenants......................................................  46
  No Solicitation........................................................  46
  YSI Stock-Based Awards and YSI Warrants................................  47
  Employee Benefit Plans.................................................  47
  Indemnification and Insurance..........................................  48
  Conditions to the Consummation of the Merger...........................  48
  Termination............................................................  50
  Expenses...............................................................  51
  Amendment, Extension and Waiver........................................  51
SELECTED CONSOLIDATED FINANCIAL DATA OF CORRECTIONAL SERVICES
 CORPORATION.............................................................  52
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS OF CORRECTIONAL SERVICES CORPORATION......................  53
SELECTED CONSOLIDATED FINANCIAL DATA OF YOUTH SERVICES INTERNATIONAL,
 INC. ...................................................................  59
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS OF YOUTH SERVICES INTERNATIONAL, INC......................  61
CORRECTIONAL SERVICES CORPORATION AND YOUTH SERVICES INTERNATIONAL, INC.
 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.............  71
INFORMATION CONCERNING CORRECTIONAL SERVICES CORPORATION.................  89
  Corporate Structure....................................................  89
  Description............................................................  89
  Business Strategy......................................................  89
  Operational Divisions..................................................  90
  Marketing and Business Development.....................................  91
  Contract Award Process.................................................  91
  Market.................................................................  92
  Competition............................................................  92
  Recent Events..........................................................  92
  Facilities.............................................................  93
  Adult Division.........................................................  94
  Juvenile Division......................................................  95
  Community Corrections Division.........................................  96
  Facility Management Contracts..........................................  96
  Operating Procedures...................................................  96
  Facility Design and Construction.......................................  97
  Facilities Under Construction..........................................  97
  Employees..............................................................  97
  Employee Training......................................................  98
  Insurance..............................................................  98
  Regulation.............................................................  98
  Litigation.............................................................  98

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS
 OF CSC.................................................................. 100


                                                                          Page
                                                                          ----
INFORMATION CONCERNING YOUTH SERVICES INTERNATIONAL, INC................. 102

  Description............................................................ 102
  Market................................................................. 102
  Business Strategy...................................................... 103
  YSI Programs........................................................... 105
  Consulting and Development Services.................................... 108
  Personnel and Training................................................. 109
  Litigation............................................................. 111

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS
 OF YSI.................................................................. 112
WHERE YOU CAN FIND MORE INFORMATION...................................... 115

MANAGEMENT............................................................... 116

  Directors and Executive Officers....................................... 116
  Committees of the Board of Directors................................... 117
  Directors Compensation................................................. 117
  Indemnification........................................................ 118
  Executive Compensation................................................. 118

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................... 122

DESCRIPTION OF CSC COMMON STOCK FOLLOWING THE MERGER..................... 124

  CSC Common Stock....................................................... 124
  Nasdaq National Market Matters......................................... 124

COMPARISON OF RIGHTS OF HOLDERS OF YSI COMMON STOCK AND CSC COMMON
 STOCK................................................................... 125

  Number of Directors.................................................... 125
  Removal of Directors................................................... 125
  Filling Vacancies on the Board of Directors............................ 125
  Interested Director Transactions....................................... 126
  Amendment to Certificate of Incorporation.............................. 126
  Amendment of By-laws................................................... 126
  Stockholder Meetings and Provisions for Notices; Proxies............... 127
  Voting by Stockholders................................................. 127
  Stockholder Action Without a Meeting................................... 127
  Business Combinations.................................................. 128
  Control Share Acquisitions............................................. 129
  Appraisal Rights....................................................... 130
  Dividends.............................................................. 130
  Limitation of Liability and Indemnification of Directors and Officers.. 130
  Authorized Capital..................................................... 131

EXPERTS.................................................................. 132

LEGAL MATTERS............................................................ 132

CORRECTIONAL SERVICES CORPORATION CONSOLIDATED FINANCIAL STATEMENTS...... F-1

YOUTH SERVICES INTERNATIONAL, INC. CONSOLIDATED FINANCIAL STATEMENTS..... G-1



ANNEXES

   Annex A Agreement and Plan of Merger, as amended
   Annex B Opinion of YSI Board of Directors' Financial Advisor
   Annex C Opinion of CSC Board of Directors' Financial Advisor

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents to which we refer you. See "Where You Can Find More Information" (page 115).

The Companies

   Correctional Services Corporation
   1819 Main Street
   Suite 1000
   Sarasota, Florida 34236
   941-953-9199

   Correctional Services Corporation is a leading developer and operator of adult and juvenile correctional facilities for federal, state and local governments. In addition, CSC believes it is one of the largest operators of private secure juvenile correctional facilities in the United States. CSC has recently experienced rapid growth in both its juvenile and adult divisions, all of which has been internally generated. As of December 31, 1998, CSC had agreements to operate 36 correctional and detention facilities in 11 states and Puerto Rico for an aggregate of approximately 9,800 beds. This represents a 100% increase in the number of agreements and a 291% increase in the number of beds from the same date one year ago. CSC reported revenues of $67.6 million and net income of $3.3 million for the nine months ended September 30, 1998. This represents an increase in revenues and net income of 59% and 73%, respectively, over the comparable 1997 period.

   In addition to providing fundamental residential services for adult and juvenile offenders, CSC has developed a broad range of programs intended to reduce recidivism, including basic and special education, substance abuse treatment and counseling, vocational training, life skills training, and behavioral modification counseling. The services offered by CSC range from project consulting to the design, development and operation of new correctional and detention facilities and the redesign, renovation and operation of existing facilities.

   Youth Services International, Inc.
   2 Park Center Court
   Suite 200
   Owings Mills, MD 21117
   410-356-8600

   Youth Services International, Inc. is a leading national provider of private educational, developmental and rehabilitative programs to adjudicated juveniles. YSI's programs encompass a holistic approach to education, training and socialization of adjudicated juveniles in order to prepare them to reenter society as positive, contributing members of their community. YSI's programs are designed to equip juveniles with the skills, education and behavioral norms to enable them to be successful in the work place, in school and in the community. YSI provides its programs primarily in residential settings and its programs include academy, sexual offender, high impact, boot camp, female academy, transition and detention. As of December 31, 1998, YSI operated 27 residential juvenile justice programs in 12 states serving approximately 2,300 juveniles and conducted non-residential programs serving approximately 800 additional juveniles.

Reasons for the Merger (pages 21 and 27)

   Our companies are proposing the merger because we believe the combination of our two companies will provide significant benefits to our stockholders, clients and employees. Following the merger, we believe that we will be the largest and most comprehensive private provider of juvenile rehabilitative services in the U.S. We will be positioned to take advantage of the complementary strategic fit of our businesses, combining YSI's transitional and academy oriented programs with CSC's secure programs. We anticipate that the combined company will be able to offer governmental agencies the broadest spectrum of quality solutions for adjudicated juveniles in both secure and non-secure settings, from first time offenders to the most serious habitual offenders. On a combined basis, CSC and YSI currently have contracts to operate 44 juvenile rehabilitative programs with over 4,900 beds in 14 states and Puerto Rico and provide aftercare services to an additional 800 juveniles. The combined company will have a total of 63 adult and juvenile programs with nearly 12,000 beds plus aftercare services. To review the background and reasons for the merger in greater detail, see pages 16 through 30.

Expected Completion Date of the Merger

   We are working to complete the merger in March 1999.

Merger Consideration (page 33)

   YSI common stockholders will receive .375 of a share of common stock of CSC in exchange for each share of YSI common stock they hold. As a result of the merger, YSI will become a wholly-owned subsidiary of CSC. After the merger, YSI stockholders will own approximately 35.3% of the common stock of CSC. If we assume exercise of all CSC and YSI warrants and options, YSI stockholders will own approximately 33.1% of the common stock of CSC. CSC stockholders will not exchange their shares in the merger. Based on the number of outstanding shares of YSI common stock at the close of business of January 27, 1999, this will
result in the issuance of      shares of CSC common stock.

   We will not issue fractional shares. Instead, YSI stockholders will receive cash for any fractional share of CSC common stock owed to them. The amount of cash will be based on the average closing price of a share of CSC common stock for the 20 most recent trading days ending on the last full trading day before the merger becomes effective.

 For example:

  . If you currently own 1,000 shares of YSI common stock, then after the merger you will receive 375 shares of CSC common stock.

  . If you currently own 10 shares of YSI common stock, then after the merger you will receive 3 shares of CSC common stock and cash equal to .75 times the average closing price of a share of CSC common stock for the 20 most recent trading days ending on the last full trading day before the merger becomes effective.

  . If you currently own 1 share of CSC common stock, then after the merger you will continue to own 1 share of CSC common stock.

Recent Comparative Market Prices for the Stock of YSI and CSC (page 7)

   September 23, 1998 was the last full trading day prior to our announcement of the signing of the merger agreement. The closing price for YSI common stock on this day was $3 29/32. The closing price for CSC common stock on this day was $11 1/8. On January 11, 1999, the closing price for YSI common stock was $4 1/16 and for CSC common stock was $11 7/8. See page 7 for information concerning comparative market price data for YSI and CSC common stock.

Risks to Consider

   You should review "Risk Factors" on pages 11 through 15. You should also review the countervailing factors considered by each company's Board of Directors. See "The Merger--CSC's Reasons for the Merger; Recommendation of its Board of Directors" and "The Merger--YSI's Reasons for the Merger; Recommendation of its Board of Directors."

Tax Consequences of the Merger

   We expect that the exchange of shares by YSI stockholders will be tax-free to YSI stockholders for federal income tax purposes. However, YSI stockholders may have to pay taxes on cash received for fractional shares. We expect that the merger will be accounted for as a pooling-of-interests, which means that we will treat our companies as if they had always been combined for accounting purposes and the merger will be tax-free to CSC and merger subsidiary for federal income tax purposes. To review the tax consequences to stockholders in greater detail, see pages 34 through 35.

   The tax consequences of the merger to you will depend on your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Issues That You Are Asked to Vote Upon

   YSI stockholders: You are being asked to approve the merger described in the merger agreement. YSI's Board of Directors has unanimously found the merger to be advisable and recommends that stockholders vote FOR approval of the merger.

   CSC stockholders: You are being asked to approve the merger and the merger agreement including the issuance of CSC common stock to YSI stockholders. CSC's Board of Directors has unanimously approved the merger agreement and recommends voting FOR approval of the merger and the merger agreement, including the issuance of CSC common stock to YSI stockholders.

Opinions of Financial Advisors

   YSI. The YSI Board of Directors has obtained an opinion dated September 23,
1998 and an updated opinion dated     , 1999, from its independent financial
advisor, SunTrust Equitable Securities, to the effect that, at the respective dates of such opinions and based upon and subject to certain matters stated therein, the exchange ratio of .375 of a share of CSC common stock for each share of YSI common stock is fair to the YSI stockholders from a financial point of view. A copy of the updated written opinion from SunTrust Equitable is attached to this joint proxy statement/prospectus as Annex B. YSI has agreed to pay SunTrust Equitable a fee equal to $1,200,000 in connection with the merger. Of that fee, $250,000 has been paid to date and $950,000 is payable only upon consummation of the merger.

   CSC. The CSC Board of Directors has obtained an opinion dated September 23,
1998 and an updated opinion dated     , 1999, from its independent financial
advisor, J.C. Bradford & Co. LLC, to the effect that, at the respective dates of such opinions and based upon and subject to certain matters stated therein, the merger and the transactions contemplated thereby were fair to the CSC stockholders (other than the former YSI stockholders who would become CSC stockholders as a result of the merger) from a financial point of view. A copy of the updated written opinion from J.C. Bradford is attached to this joint proxy statement/prospectus as Annex C. CSC has agreed to pay J.C. Bradford a fee equal to $500,000 in connection with the merger. Of that fee, $300,000 has been paid to date and $200,000 is payable only upon consummation of the merger.

Record Date; Voting Power (page 41)

   You are entitled to vote at your stockholders' meeting if you owned shares as of the close of business on January 27, 1999, the record date for the meetings.

   On the record date, there were     shares of CSC common stock entitled to
vote at the CSC special meeting. CSC stockholders will be entitled to one vote at the special meeting for each share of CSC common stock held of record on the record date.

   On the record date, there were      shares of YSI common stock entitled to
vote at the YSI special meeting. YSI stockholders will be entitled to one vote at the special meeting for each share of YSI common stock held of record on the record date.

   Approval by CSC stockholders of the merger and the merger agreement including the issuance of CSC common stock to YSI stockholders will require the approval of more than 50% of the shares of CSC common stock outstanding on the record date.

   Approval by YSI stockholders of the merger will require the approval of more than 50% of the shares of YSI common stock outstanding on the record date.

What You Need to Do Now

   Just indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible, so that your shares will be represented at your stockholders' meeting. If you prefer, you may vote by telephone. The toll-free number is listed on the proxy card.

   If you sign and send in your proxy (or call that number) and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger. If you do not vote or you abstain, it will have the effect of a vote against the merger.

   The YSI special meeting and the CSC special meeting will take place on    ,
 , 1999, at 9:00 a.m. and 1:00 p.m., respectively. You may attend your stockholders' meeting and vote your shares in person, rather than signing and mailing your proxy card. In addition, you may withdraw your proxy up to and including the day of your stockholders' meeting by following the directions on page 42 and either change your vote or attend your stockholders' meeting and vote in person.

   Your broker will vote your YSI or CSC shares only if you provide instructions on how to vote. Without instructions, your shares will not be voted. We will count shares that you do not vote as votes against the proposals.

   Your vote is very
       important.

Stock Certificates

   If you are a YSI common stockholder, after the merger is completed we will send you written instructions for exchanging your YSI common stock certificates for CSC common stock certificates. If you are a CSC stockholder, you should retain your stock certificates as the merger will not require surrender of CSC stock certificates at any time. See pages 44 through 45 for further details.


Share Ownership of Management and Certain Stockholders (pages 100 and 112)

   On the record date, directors and executive officers of YSI and their
affiliates may be deemed to be the beneficial owners of        shares of YSI
common stock or approximately    % of the YSI common stock outstanding on the
record date.

   On the record date, directors and executive officers of CSC and their
affiliates may be deemed to be the beneficial owners of        shares of CSC
common stock, or approximately    % of the CSC common stock outstanding on the
record date.

   The directors and executive officers of YSI have indicated that they intend to vote the YSI common stock owned by them FOR the YSI proposal to approve the merger. The directors and executive officers of CSC have indicated that they intend to vote the CSC common stock owned by them FOR the CSC proposal to approve the merger and the merger agreement, including the issuance of CSC common stock to YSI stockholders.

Interests of Certain Persons in the Merger (page 37)

   A number of directors and executive officers of CSC and YSI have interests in the merger that are different from, or in addition to, yours as a stockholder. If we complete the merger, one person who is now a director of YSI will join the CSC Board. It is anticipated that the YSI director will be Ms. Bobbie L. Huskey. In addition, if we complete the merger, options to purchase YSI common stock held by YSI's directors and officers will be automatically converted into options to acquire shares of CSC common stock, adjusted for the exchange ratio. Also, certain indemnification arrangements and directors' and officers' liability insurance for existing directors and officers of YSI will be continued by CSC. Mr. Timothy Cole, YSI's Chairman, Chief Executive Officer and President and Mr. Mark Demilio, YSI's Senior Vice President, General Counsel and Acting Chief Financial Officer will also receive payments under their change in control agreements with YSI and under non-competition agreements with CSC. The Boards of Directors of YSI and CSC recognized these interests and determined that they did not affect the benefits of the merger to the YSI stockholders and the CSC stockholders, respectively. Please refer to pages 37 through 39 for more information concerning these interests.

Directors and Executive Officers of CSC Following the Merger (page 116)

   If we complete the merger, James F. Slattery, CSC's Chairman, Chief Executive Officer and President will continue to serve in those capacities at CSC following the merger and the other executive officers and directors of CSC at the time of the merger will continue to serve in the same capacities for CSC following the merger. As we indicated above, Ms. Huskey or another person who is a director of YSI will join the CSC Board following the merger.

   We do not anticipate that any other director or executive officer of YSI will continue to serve in such capacities following the merger.

Listing and Trading of CSC Common Stock (page 124)

   The shares of CSC common stock to be issued to YSI stockholders in the merger will be listed for trading on the Nasdaq National Market. YSI common stock, however, will no longer be listed or traded on any exchange. The trading symbol for the CSC common stock is "CSCQ."

   All of the shares of CSC common stock issued in the merger will be freely tradable (except for shares held by certain persons considered to be "affiliates" of YSI or CSC).

Regulatory Approvals (page 37)

   Other than our compliance with the notification and waiting period requirements of federal antitrust laws, we do not believe that any other filings with or approvals of any governmental authority are necessary to carry out the merger. We made our required filings under applicable federal antitrust laws on November 19, 1998 and the requisite waiting period expired on December 19, 1998.

Other Conditions (page 48)

   The obligation of each of us to consummate the merger is subject to the satisfaction or waiver of various typical conditions, including the absence at any time after the date of the merger agreement of any material adverse change relating to the other party. In addition, among other conditions, CSC also must have received:

  . letters from all persons identified on Exhibit A-1 of the merger agreement and any other person who CSC reasonably believes to be an affiliate of YSI, regarding such persons' agreement to restrict disposition of their shares as required for pooling-of-interests accounting treatment;

  . at the closing of the merger, favorable letters regarding pooling-of-interests accounting treatment from YSI and CSC's independent public accountants; and

  .  consent from NationsBank N.A. to the merger.

Cancellation of the Merger (page 50)

   We can jointly agree to call off the merger at any time before completing the merger. Either of us can call off the merger if:

  . the other party has not complied with its covenants, agreements, warranties or representations contained in the merger agreement and has failed to cure the noncompliance or breach following notice and an opportunity to cure the noncompliance or breach;

  . we do not complete the merger by March 31, 1999 because conditions to the terminating party's obligation to consummate the merger have not been satisfied by that date;

  .  the stockholders of either party do not approve the merger;

  .  there is a legal prohibition preventing the consummation of the merger;
     or

  . the Board of Directors of the other party has withdrawn or modified in any manner adverse to the terminating party its approval or recommendation of the merger.

   In addition, YSI may call off the merger if its Board of Directors, in the exercise of its fiduciary duties to YSI's stockholders, decides that such termination is required.

Termination Fee (page 51)

   If either of us terminates the merger agreement under certain circumstances and YSI accepts a proposal to be acquired by another party, YSI must pay CSC all reasonable costs and expenses in connection with the merger agreement, up to $500,000, and a termination fee in the amount of $1,500,000.

Comparative Rights of Stockholders of YSI and CSC (page 125)

   CSC is incorporated under the laws of the State of Delaware and YSI is incorporated under the laws of the State of Maryland. YSI stockholders will, upon consummation of the merger, become stockholders of CSC and their rights will be governed by Delaware law, the certificate of incorporation of CSC and the by-laws of CSC. The Delaware corporate law differs in some respects from Maryland corporate law. In Maryland, for instance, there is a statute that defines the standards to which a board of directors is held, while in Delaware these standards are defined by a large body of case law. Also, in Maryland, persons who acquire more than 20% of a public company's stock may have restrictions on the voting rights of their shares; Delaware has no comparable statutory provision.

YSI Stockholders Will Not Have Appraisal Rights (page 130)

   Under Maryland law, YSI stockholders have no right to an appraisal of the fair value of their shares in connection with the merger.

   If you would like additional copies of this joint proxy statement/prospectus, or if you have questions about the merger, you should contact:

 YSI Stockholders:

Corporate Investor Communications, Inc.
111 Commerce Road
Carlstadt, NJ 07072

 CSC Stockholders:

Corporate Investor Communications, Inc.
111 Commerce Road
Carlstadt, NJ 07072

                 COMPARATIVE PER SHARE MARKET PRICE INFORMATION

Comparative Market Price Data

   The following table presents information for YSI and CSC common stock on the Nasdaq National Market on September 23, 1998, and January 11, 1999. September 23, 1998 was the last full trading day prior to our announcement of the signing of the merger agreement. January 11, 1999 was the latest practicable trading day for which information was available prior to the date of this joint proxy statement/prospectus.

   The third column represents the approximate market value of the stock which YSI stockholders will receive for each share of YSI stock after the merger based on the trading prices for the dates provided.

                                                                                                CSC Common Stock
                           CSC Common Stock               YSI Common Stock                        Price x .375
                          (dollars per share)           (dollars per share)                   (dollars per share)
                         ---------------------------    -------------------------------      ----------------------
                          High      Low       Close      High        Low         Close         High    Low   Close
                         ------    ------    -------    ------      ------      -------      -------- ------ ------
Sept. 23, 1998.......... $   12    $  11 1/8 $  11 1/8  $   4 1/8   $   3 7/8    $   3 29/32 $4 1/2   $4.172 $4.172
January 11, 1999........ $  12 1/4 $  11 7/8 $  11 7/8  $   4 3/16  $   3 15/16     $4 1/16    $4.593 $4.453 $4.453

   On the record date, there were     holders of record of YSI common stock,
and      holders of record of CSC common stock.

Historical Market Prices

   The common stock of each of CSC and YSI is traded on the Nasdaq National Market. The following table sets forth, for the calendar quarters indicated, the high and low sale prices per share on the Nasdaq National Market, based on published financial sources.

                                                    CSC Common     YSI Common
                                                      Stock          Stock
                                                  -------------- --------------
                                                    Sale Price     Sale Price
                                                  -------------- --------------
                                                   High    Low    High    Low
                                                  ------ ------- ------- ------
1997
  First Quarter.................................. 15     9 3/4   18 1/4  12 1/2
  Second Quarter................................. 13 5/8 9 1/4   15 3/8  9
  Third Quarter.................................. 15 1/4 10 3/4  18 5/8  12 1/8
  Fourth Quarter................................. 15 1/2 9 1/8   20 1/8  12 1/4
1998
  First Quarter.................................. 15 3/4 10 3/16 18 1/2  14 3/8
  Second Quarter................................. 16 7/8 12 1/2  20 3/8  6
  Third Quarter.................................. 15 1/2 8 7/8   10 7/8  2 5/8
  Fourth Quarter................................. 14 1/4 6 3/4   4 19/32 2
1999
  First Quarter (through January 11, 1999)....... 12 1/2 11 7/8  4 3/16  3 23/32

   Neither CSC nor YSI has paid cash dividends during the periods described above.

   Post-Merger Dividend Policy. CSC does not anticipate the payment of dividends following the merger in the foreseeable future because CSC intends to retain all earnings, if any, for use in the expansion of its business. In addition, CSC has certain restrictions on the payment of dividends under its credit agreement with NationsBank, N.A.

                     SUMMARY CONSOLIDATED FINANCIAL DATA OF
                       CORRECTIONAL SERVICES CORPORATION

                    (in thousands, except per share amounts)

                                              Nine Months Ended
                                                September 30,         Year Ended
                                          -------------------------- December 31,
                                                 1998         1997       1997
                                                 ----         ----   ------------
Statement of Operations Data:
 Revenues................................      $67,577       $42,520   $59,936
 Income from operations..................        5,907         2,977     4,605
 Net earnings............................        3,296         1,902     3,026
 Net earnings per share:
  Basic..................................      $  0.43       $  0.25   $  0.39
  Diluted................................      $  0.40       $  0.23   $  0.37
                                                As of
                                          September 30, 1998
                                          ------------------
Balance Sheet Data:
 Working capital.........................      $ 9,441
 Total assets............................       76,652
  Long-term debt, net of current por-
   tion..................................       10,062
 Shareholders' equity....................       47,235

                     SUMMARY CONSOLIDATED FINANCIAL DATA OF
                       YOUTH SERVICES INTERNATIONAL, INC

                    (in thousands, except per share amounts)

                                                                   Year Ended
                                          Nine Months Ended       December 31,
                                            September 30,             1997
                                     ---------------------------  ------------
                                            1998          1997
                                            ----          ----
Statement of Operations Data:
Revenues............................      $67,365       $ 90,685    $116,102
College Station Closure costs.......        2,327            --          --
Loss on sale of behavioral health
 business...........................          --          27,000      20,898
Income from operations (loss).......       (3,877)       (24,477)    (17,232)
Net loss............................       (4,099)       (21,213)    (17,077)
Net loss per common share:
Basic and Diluted...................      $ (0.36)      $  (1.96)   $  (1.57)
                                           As of
                                     September 30, 1998
                                     ------------------
Balance Sheet Data:
Working capital.....................      $18,478
Total assets........................       63,520
Long-term debt, net of current
 portion............................       33,897
Shareholders' equity................       20,541

                  SUMMARY PRO FORMA COMBINED FINANCIAL DATA OF
                     CORRECTIONAL SERVICES CORPORATION AND
                       YOUTH SERVICES INTERNATIONAL, INC.

                    (in thousands, except per share amounts)

                                            Nine Months Ended
                                              September 30          Year Ended
                                       --------------------------- December 31,
                                              1998          1997       1997
                                       ------------------ -------- ------------
Statement of Operations Data
 Revenues.............................      $132,356      $102,252   $141,305
 Income from operations...............         4,124         4,851      8,272
 Net earnings (loss)..................         1,377         1,299      3,191
 Net earnings (loss) per share
 Basic................................      $   0.12      $   0.11   $   0.27
 Diluted..............................          0.11          0.10       0.26
                                             As of
                                       September 30, 1998
                                       ------------------
Balance Sheet Data:
 Working capital......................      $ 13,142
 Total assets.........................       143,258
 Long term debt, net of current
  portion.............................        42,336
 Shareholders' equity.................        56,502

                       SUMMARY COMPARATIVE PER SHARE DATA

                                             Year Ended     Nine Months Ended
                                          December 31, 1997 September 30, 1998
                                          ----------------- ------------------
CSC--HISTORICAL
Net Income (loss)
  Diluted................................       $0.37             $0.40
  Basic..................................        0.39              0.43
Cash Dividends declared per common
 share...................................         --                --
Book value per basic common share........        5.63              6.09
YSI--HISTORICAL ADJUSTED (1)
Earnings (loss) per common share
Net Income (loss)
  Diluted................................        0.03             (0.17)
  Basic..................................        0.04             (0.17)
Cash dividends declared per common share
 (2).....................................         --                --
Book value per basic common share........        2.14              1.83
PRO FORMA COMBINED (3)(4)
Net Income (loss)
  Diluted................................        0.26              0.11
  Basic..................................        0.27              0.12
Cash dividends declared per common
 share...................................         --                --
Book value per common share..............        4.70              4.72
EQUIVALENT PRO FORMA COMBINED PER YSI
 SHARE (1)
Net Income (loss)
  Diluted................................        0.10              0.04
  Basic..................................        0.10              0.05
Cash dividends declared per basic common
 share...................................         --                --
Book value per common share..............        1.76              1.77

--------
(1) Includes the results of operations and accounts of Community Corrections, Inc. (CCI), and excludes the results of operations of the Behavioral Health business for all periods presented.
(2) Excludes S corporation cash dividends declared for the payment of income taxes by CCI prior to consummation of its merger with YSI. Such dividends totaled approximately $129,000 and $59,000 for the year ended December 31, 1997 and the nine months ended September 30, 1998 respectively.
(3) Assumes an exchange ratio of .375 of a CSC share for each share of YSI.
(4) Pro Forma Combined and Equivalent Pro Forma Combined Book Value per share is adjusted to reflect estimated transaction costs to be incurred subsequent to September 30, 1998 totaling $13,200,000 net of applicable income taxes.

                                  RISK FACTORS

   Before determining whether to approve the merger, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this joint proxy statement/prospectus.

YSI Stockholders Will Receive a Fixed Number of Shares of CSC Common Stock in the Merger Despite Potential Change in YSI and CSC Common Stock Prices

   In the merger, each share of YSI common stock will be converted into the right to receive .375 of a share of CSC common stock. This is a fixed exchange ratio and will not be adjusted in the event of an increase or decrease in the price of either YSI or CSC common stock. At the time you vote on the merger, you will not know the exact value of the CSC common stock you will receive in the merger and the number of shares of CSC common stock that you will receive will not change even if the YSI common stock and CSC common stock trade at prices that materially differ from those on the date of the special meetings. The prices of our common stock when the merger takes place may vary from their prices at the date of this joint proxy statement/prospectus and at the date of the special meetings of our stockholders. For example, during the twelve month period ended on January 11, 1999, the closing price of YSI common stock varied from a low of $2 to a high of $20 3/8 and ended that period at $4 1/16, and the closing price of CSC common stock varied from a low of $6 3/4 to a high of $16 7/8 and ended that period at $11 7/8. Variations in the relative values of the shares of CSC and YSI common stock may be the result of changes in the business, operations or prospects of YSI, CSC or the combined companies, market assessments of the likelihood that the merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors.

   You are urged to obtain current market quotations for YSI and CSC common stock.

Uncertainty of Obtaining Additional Financing Required to Fund Our Construction and Operation of New Facilities

   In October 1998, CSC amended its credit facility to increase its available borrowing base by $17.5 million. The increase will terminate on April 16, 1999. If CSC is unable to

   . extend the temporary increase;

   . amend the credit facility to provide an increased borrowing base; or

   . obtain alternative financing,

then, CSC may have to curtail its growth relating to the construction and operation of potential new facilities. In addition, CSC would be obligated to repay any balance outstanding at the time of termination of the increased credit facility and its failure to do so could have a material adverse effect on the financial condition and results of operations. Even if we obtain any such financing, we may not be able to do so on favorable terms or in amounts sufficient to fund our growth capital requirements. See "Management's Disclosure and Analysis of Financial Condition and Results of Operations of CSC."

Uncertainty of Obtaining Financing Required to Redeem YSI's 7% Convertible Subordinated Debentures

   We will need to obtain additional debt or equity financing to fund the redemption of up to $32.2 million of YSI's 7% Convertible Subordinated Debentures due 2006 within one year after the merger. The holders of approximately $2 million of the debentures are entitled to redemption of their debentures within 90 days after the merger and the holders of the debentures representing approximately $30 million balance have agreed to extend the redemption date for their redemptions until one year after the merger. We cannot assure that we will be able to obtain financing to fund the redemption obligations or, if able, that we will do so on favorable terms. If we cannot fund this redemption obligation through new financing, our financial viability may be impaired. See "CSC's Assumption of YSI Debentures."

Uncertainties in Integrating Business Operations and Realizing Synergies and Business Opportunities

   The merger involves the integration of two companies that have different business operations and corporate cultures and that have previously operated independently. We may not be able to integrate our operations without encountering difficulties. In addition, we may not be able to achieve the synergies and enhanced business opportunities we anticipate from the merger. YSI operates juvenile programs while CSC operates both adult and juvenile programs. YSI's juvenile facilities typically rely on staff to provide security and CSC's facilities typically rely more on walls, fences, gates and other hardware security measures. In addition, for the most part, our operations are in different states. The acquisition and integration of YSI will require substantial resources of the CSC management team at a time when CSC's business is experiencing rapid growth through new facility openings and new contracts. The difficulties we might encounter in integration could include the loss of key employees and clients, the disruption of our ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

We Expect Significant Merger-Related Charges Against Earnings

   We estimate that we will incur charges of approximately $14.8 million primarily in connection with the merger, related mainly to the buy-out of certain contractual obligations, personnel severance costs, financial advisory fees, legal and accounting services, facility closure costs and other integration costs. Some of these nonrecurring costs will be charged to operations in the fiscal quarter in which the merger is consummated while others will be expensed as incurred during the post-merger integration period. The Unaudited Pro Forma Combined Condensed Balance Sheet reflects these estimated transaction costs, net of related taxes of $4,100,000, as if such costs were incurred as of September 30, 1998, but the effects of these costs are not reflected in the Unaudited Pro Forma Combined Condensed Statements of Operations. We could also incur other additional unanticipated merger costs.

Financial Risks Relating to Uncertain Occupancy Levels; Recent Poor Operating Performance by YSI

   While the cost structures of the facilities we operate are relatively fixed, a substantial portion of our revenues are generated under facility management contracts with government agencies that specify a net rate per day per inmate ("per diem rate"), with no minimum guaranteed occupancy levels. Under this per diem rate structure, a decrease in occupancy levels may have a material adverse effect on our financial condition, results of operations and liquidity. We are each dependent upon the governmental agencies with which we have management contracts to provide inmates for, and maintain the occupancy level of, our managed facilities. We cannot control those occupancy levels. In addition, our ability to estimate and control our costs with respect to all of these contracts is critical to our profitability.

   During 1998, YSI experienced a significant decline in the occupancy levels of certain of its facilities, which has caused its profitability to decline. Occupancy levels may decline at YSI's or CSC's facilities in the future and new facilities might not reach occupancy levels required to produce profitability.

Short Term Nature of Facility Management Contracts; Possibility of Early Contract Termination or Fee Reduction

   As is typical in our industry, our facility management contracts are short-term, generally ranging from one to three years, with renewal or extension options in favor of the contracting governmental agency. Many YSI contracts renew annually. These contracts may not be renewed or our customers may terminate such contracts in accordance with their right to do so. The non-renewal or termination of any of these contracts could materially adversely affect our financial condition, results of operations and liquidity. Of the YSI multi-year contracts in place as of December 31, 1998, four contracts representing approximately 590 beds are up for renewal in 1999. The contracts up for renewal in 1999 include the five year contract for the operation of the Charles H. Hickey, Jr. School in Maryland for 330 beds for which YSI was selected the successful bidder in February 1999. Of the CSC multi-year contracts in place as of December 31, 1998, CSC has fourteen contracts for a total of 2,137 beds subject to renewal in 1999.

   A contracting governmental agency often has a right to terminate a facility contract without cause by giving us adequate notice. If a governmental agency does not receive necessary appropriations, it could terminate its contract or reduce the management fee payable to us. Even if funds are appropriated, delays in payments may occur which could have a material adverse effect on our financial condition, results of operations and liquidity. We currently lease many of the facilities that we manage. If a management contract for a leased facility were terminated, we would continue to be obligated to make lease payments until the lease expires.

Financial Risks Relating to Speculative Projects

   In some cases, we may decide to construct and own a facility without a contract award when we believe there is a need for the facility and a strong likelihood we will be awarded a contract. However, we take the risk that a contract may not be awarded. If contracts do not materialize, the initial outlays may be lost.

Barriers to Our Internal Expansion

   Our growth is generally dependent upon our ability to obtain new contracts to develop and manage new correctional and detention facilities. This depends on a number of factors we cannot control, including crime rates and sentencing patterns in various jurisdictions and acceptance of privatization. Certain jurisdictions recently have required successful bidders to make a significant capital investment in connection with the financing of a particular project, a trend which will require the combined company to have sufficient capital resources to compete effectively. We may not be able to obtain these capital resources when needed.

Risks Related to CSC's International Operations

   Our business plan includes the possible expansion of our operations into markets outside of the United States and its territories. We may not succeed in entering any of these markets, and if we are successful, we will be subject to the risks of international operations. These risks include various new and unfamiliar regulatory requirements, issues relating to currency exchange, political and economic changes and disruptions, tariffs or other barriers, and difficulties in staffing and managing foreign operations.

Uncertainty in Management of Our Growth

   CSC has experienced significant growth and expects that the combined company will also continue to grow. Successful growth depends on our ability to obtain and train qualified personnel to handle the increasing number of juveniles and adults in our care, to develop and operate the information technology systems and financial controls necessary to manage expanded operations, to manage our resources over a larger base of programs and activities, and to integrate efficiently and effectively the business and financial functions of any newly developed programs. We may not be able to achieve the growth anticipated or, if achieved, we may not be able to effectively manage it.

Risks Relating to the Combined Company's Future Acquisitions

   The combined company also intends to grow through selective acquisitions of companies and individual facilities although there are no current plans or agreements to acquire any other companies. We may not be able to identify or acquire any new company or facility and we may not be able to profitably manage acquired operations. Acquisitions involve a number of special risks, including possible adverse short-term effects on our operating results, diversion of management's attention from existing business, dependence on retaining, hiring and training key personnel, risks associated with unanticipated liabilities, and the costs of amortization of acquired intangible assets, any of which could have a material adverse effect on our financial condition, results of operations and liquidity.

Public Resistance to Privatization of Correctional and Detention Facilities

   The operation of correctional and detention facilities by private entities is a relatively new concept and has not achieved complete acceptance by either governments or the public. The movement toward privatization of correctional and detention facilities has also encountered resistance from certain groups, such as labor unions and others that believe that correctional and detention facility operations should only be conducted by governmental agencies. Politial changes or changes in attitudes toward private correctional and detention facilities management in any market in which we will operate could result in significant changes to the previous acceptance of privatization in such market and the subsequent loss of facility management contracts. Further, some sectors of the federal government and some state and local governments are not legally permitted to delegate their traditional operating responsibilities for correctional and detention facilities to private companies.

Unique Governmental Regulation of Our Business

   The industry in which we operate is subject to extensive federal, state and local regulations, including education, health care and safety regulations, which are administered by many regulatory authorities. Some of the regulations are unique to our industry, and the combination of regulations we face is unique. We may not always successfully comply with these regulations, and failure to comply can result in material penalties. Our contracts typically include extensive reporting requirements, and supervision and on-site monitoring by representatives of the contracting governmental agencies. Corrections officers and youth care workers are customarily required to meet certain training standards and, in some instances, facility personnel are required to be licensed and subject to background investigation. Certain jurisdictions also require us to award subcontracts on a competitive basis or to subcontract with businesses owned by members of minority groups. Our businesses also are subject to operational and financial audits by the governmental agencies with which we have contracts. The outcomes of these audits could have a material adverse effect on our business, financial condition or results of operations.

We Expect to Encounter Significant Competition

   Competition in our industry is intense, and we may not be successful in meeting it. We compete on the basis of cost, quality and range of services offered, our experience in operating facilities, the reputation of our personnel and our ability to design, finance and construct new facilities. While our industry is highly fragmented, some of our competitors have greater resources than us. There are few barriers for companies seeking to enter into the operation of correctional or detention facilities. We also compete in some markets with local companies, including not-for-profit organizations, that may have a better understanding of local conditions and a better ability to gain political and public acceptance. To some extent, we also face competition from governmental bodies that historically operated correctional and detention facilities.

We Significantly Depend on our Senior Management

   The success of our operations will depend upon the continued services of CSC's executive management, including James F. Slattery, Chairman, Chief Executive Officer and President, Michael Garretson, Executive Vice President, and Ira Cotler, Executive Vice President and Chief Financial Officer. The loss of any of these executive officers could have a material adverse effect on the combined company.

We May Encounter Material Costs Relating to Year 2000 Issues

   Many existing computer programs were designed to use only two digits to identify a year in the date field without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. CSC management has completed a corporate program, which we believe has prepared all CSC's computer systems and applications for the year 2000. CSC expects no material incremental infrastructure costs to be incurred as a result of these enhancements. YSI expects to implement the systems and programming changes necessary to address year 2000 issues with respect to its internal systems without significant expense. In the event the merger is completed, management anticipates that CSC's computer systems would be utilized for both companies. Although YSI believes it will be year 2000 compliant and that the cost will not have a material adverse effect, YSI may not in fact be year 2000 compliant by year 2000, whether or not the merger is completed, and the cost of year 2000 remediation may have a material adverse effect on YSI's business, financial condition and results of operations. We also rely, directly and indirectly, on external systems of business enterprises such as strategic partners, suppliers, financial organizations, research facilities and governmental entities, both domestic and international, for accurate exchange of data. Even if our internal systems are not materially affected by the year 2000 computer programming issue, we could be affected by disruptions in the operation of the enterprises with which we interact.

We May Experience Disturbances In One or More of Our Facilities

   An escape, riot or other disturbance at one of our facilities could have a material adverse effect on our financial condition, results of operations and liquidity. Among other things, the adverse publicity generated as a result any such event could have a material adverse effect on our ability to retain an existing contract or obtain future ones. In addition, if such an event occurs, there is a possibility that the facility where the event occurred may be shut down by the relevant governmental entity. A closure of any of our facilities could have a material adverse effect on our financial condition, results of operations and liquidity.

We May Encounter Potential Legal Liability Related to Management of Correctional and Detention Facilities

   Our management of correctional and detention facilities exposes us to potential third-party claims or litigation by prisoners or other persons for personal injury or other damages, including damages resulting from contact with our facilities, programs, personnel or students (including students who leave our facilities without our authorization and cause bodily injury or property damage). Currently, we are subject to actions initiated by former employees, inmates and detainees alleging assault, sexual harassment, personal injury, property damage, and other injuries. In addition, our management contracts generally require us to indemnify the governmental agency against any damages to which the governmental agency may be subject in connection with such claims or litigation. We maintain insurance programs that provide coverage for certain liability risks faced by us, including personal injury, bodily injury, death or property damage to a third party where we are found to be negligent. There is no assurance, however, that our insurance will be adequate to cover potential third-party claims. In addition, we are unable to secure insurance for some unique business risks including riot and civil commotion or the acts of an escaped offender.

   Committed offenders often seek redress in federal courts pursuant to federal civil rights statutes for alleged violations of their constitutional rights caused by the overall condition of their confinement or by specific conditions or incidents. We may be subject to liability if any such claim or proceeding is made or instituted against us or the state with which we contract or subcontract.

   We have each made forward-looking statements in this document that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the respective company's management, and on information currently available to such management. Forward-looking statements include the information concerning possible or assumed future results of our operations set forth above "Summary," "The Merger--Background of the Merger," "--CSC's Reasons for the Merger; Recommendation of its Board of Directors," "--Opinion of CSC Board of Directors' Financial Advisor,"--"YSI's Reasons for the Merger; Recommendation of its Board of Directors," "--Opinion of YSI Board of Directors' Financial Advisor" and "CSC and YSI Unaudited Pro Forma Condensed Combined Financial Statements," and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

   Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of the combined company following the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. In addition, we do not have any intention or obligation to update forward-looking statements after we distribute this joint proxy statement/prospectus, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, we are relying on the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

   You should understand that the preceding important factors could affect the future results of the combined company following the merger, and could cause results to differ materially from those expressed in such forward-looking statements.

                                   THE MERGER

   The discussion in this joint proxy statement/prospectus of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement as amended, a copy of which is attached to this joint proxy statement/prospectus as Annex A.

General

   We are furnishing this joint proxy statement/prospectus to holders of shares of common stock of CSC and common stock of YSI, in connection with the solicitation of proxies by the respective Boards of Directors of CSC and YSI
for use at their special meetings of stockholders to be held on     , 1999 and
at any adjournments or postponements of the meetings.

   At their special meeting, theYSI Board of Directors will ask the holders of YSI common stock to vote upon a proposal to approve the merger. At their special meeting, the CSC Board of Directors will ask the stockholders of CSC to vote upon a proposal to approve and adopt the merger and the merger agreement including the issuance of CSC common stock to YSI stockholders.

   This joint proxy statement/prospectus also constitutes a prospectus of CSC, which is a part of the registration statement on Form S-4 filed by CSC with the Securities and Exchange Commission under the Securities Act of 1933, in order to register the shares of CSC common stock to be issued to YSI stockholders in the merger.

   In the merger, each share of YSI common stock issued and outstanding immediately prior to the effective time of the merger will automatically be converted in the merger into the right to receive .375 of a share of CSC common stock, with cash being paid in lieu of fractional shares of CSC common stock.

Background of the Merger

   In March 1997, James F. Slattery, Chairman, Chief Executive Officer and President of CSC, contacted Timothy J. Cole, Chairman, Chief Executive Officer and President of YSI, to discuss a possible strategic combination between the two companies. At that time, YSI's Board of Directors was not considering strategic alternatives for YSI. Mr. Slattery and Mr. Cole, as well as several other members of YSI and CSC management, met in March and April, 1997. During the meetings, these individuals discussed the potential value and efficiencies of a combination of CSC and YSI. These meetings did not lead to a formal offer. The discussions between the two companies terminated in April, 1997. There were no further discussions between the two companies until June 1998, as described below.

   From time to time from March 1997 through April 1998, YSI management also had informal discussions with three other companies in its industry regarding the potential for strategic combinations. None of these discussions progressed to the point of formal negotiations.

   On May 28, 1998, YSI issued a press release announcing that it expected earnings for the second quarter to be substantially less than anticipated and that it expected the second quarter results to be weakened by a number of factors, including occupancy problems at two Midwest projects, the timing of the opening of two new projects, the timing of the expansion of one existing project and additional development and marketing costs. YSI also announced that it anticipated that the remaining quarters and full year 1998 revenues and earnings would fall substantially below expectations. Following the issuance of the press release, the price of YSI common stock lost more than half of its value, closing at $7 25/32 per share on May 28, 1998 from the previous closing sale price of $17 per share.

   In the weeks following the issuance of the May 28, 1998 press release, several YSI competitors called YSI to inquire whether YSI would entertain offers of a business combination. YSI stockholders and securities analysts also called YSI and expressed the view that YSI should consider alternatives that would involve a merger or sale of YSI.

   On June 10, 1998, the Executive Committee of the Board of Directors of YSI met to consider the consequences of the May 28, 1998 release, the trading levels of YSI's stock and the views expressed by stockholders and securities analysts. During this meeting, the Executive Committee discussed formally engaging SunTrust Equitable to assist the Board in considering strategic alternatives. During the previous two years, SunTrust Equitable had provided certain financial and advisory services to YSI, including services as its financial advisor in connection with the sale of YSI's behavioral health businesses in October 1997.

   On June 18, 1998, the full YSI Board of Directors met to consider the engagement of SunTrust Equitable. The Board resolved that SunTrust Equitable should be engaged to evaluate financial and strategic alternatives to enhance stockholder value, including joint ventures, mergers, acquisitions and strategic alliances. On June 19, 1998, YSI issued a press release announcing its decision to evaluate strategic alternatives and its engagement of SunTrust Equitable. YSI believed that opportunities in the juvenile justice industry were strong and that YSI's expectations of its long-term future financial performance were not adequately reflected in the market price of its common stock.

   In late June of 1998, YSI and SunTrust Equitable developed and implemented a strategy for soliciting and responding to potential strategic offers. SunTrust Equitable received telephone calls from a number of entities expressing interest in participating in the process, including a June 23, 1998 inquiry from Mr. Slattery on behalf of CSC. During the period from June 19, 1998 to July 8, 1998, SunTrust Equitable identified and engaged in discussions with a total of 33 entities. All three of the companies with whom YSI management had informal discussions in March 1997 through April 1998 were included in the 33 entities that had contacts with SunTrust Equitable. Of this group, 26 entities executed confidentiality agreements with SunTrust Equitable and received a preliminary confidential information package, including CSC, which executed a confidentiality agreement with YSI on June 30, 1998. Invitations were extended to each of the 26 companies to submit a preliminary proposal for a strategic transaction on or before July 8, 1998.

   The YSI Board met on June 29, 1998. A representative of Hogan & Hartson L.L.P., outside counsel to YSI, participated in the meeting. Management briefed the Board of Directors regarding the progress of SunTrust Equitable in investigating strategic alternatives and the timeline for receipt of preliminary indications of interest. Mr. Demilio, YSI's Senior Vice President, General Counsel and Acting Chief Financial Officer, and the representative from Hogan & Hartson L.L.P. reviewed the Board's fiduciary duties and other legal responsibilities relating to the process.

   YSI received preliminary indications of interest from eight companies, including an initial indication of interest from CSC. On July 9, 1998, the YSI Board met, together with representatives of SunTrust Equitable and Hogan & Hartson L.L.P. At the meeting, representatives of SunTrust Equitable provided the Board with a summary of the preliminary indications of interest and the possible strategic advantages that each partner offered at this early stage of discussions. The Board resolved to continue the process with the assistance of SunTrust Equitable.

   The YSI Board of Directors met on July 13, 1998, together with representatives of SunTrust Equitable and Hogan & Hartson L.L.P. SunTrust Equitable provided the Board with an update regarding the current list of companies submitting indications of interest. The Board approved the selection of four companies to advance to the next stage of the process, which would involve YSI management presentations. Based on the indications of interest and the input from YSI's Board, YSI and SunTrust Equitable invited (with the Board's later consent to add the fifth company) five of the eight companies to participate in management presentations. Of the three companies not invited to continue, one ("Company A") was excluded based primarily on its indication of merger consideration, which was not competitive with the other five companies; one ("Company B") was excluded based on a structure and consideration that was deemed inadequate by the Board; and one was excluded based on both the conditions set forth in its indication of interest and other factors that rendered a transaction with that company impossible to conclude on a timely basis and the Board's belief that such transaction was unlikely to be consummated in any event. As set forth below, both Company A and Company B reentered the process later. YSI conducted management presentations during the week of July 13, 1998, including a management presentation by telephone conference call on July 16, 1998 with representatives of CSC. Following the presentations, YSI provided each of the remaining five companies a form of merger agreement and invited them to submit a revised indication of interest on or before July 24, 1998 together with proposed changes to the form of merger agreement.

   Following YSI's June 19, 1998 announcement of its determination to review strategic alternatives, YSI's stock price reached a high of $10 7/8 per share on July 17, 1998. However, from mid-July 1998 through September 23, 1998, the date the parties entered into the merger agreement, the YSI stock price declined to below $4 per share.

   CSC and one other of the five remaining companies ("Company C") submitted revised indications of interest. On July 24, 1998, Company A, which had submitted a preliminary indication of interest but had not been invited to attend a management presentation, contacted SunTrust Equitable and requested the opportunity to re-engage in the process and to participate in a presentation.

   On July 27, 1998, the YSI Board met with representatives of SunTrust Equitable. At the meeting, representatives of SunTrust Equitable provided an update regarding the two revised indications of interest which had been submitted. The indication of interest submitted by Company C contemplated an all-cash transaction, and the indication of interest submitted by CSC contemplated a stock-for-stock merger. The Board discussed the revised indications of interest and determined that both Company C and CSC should be invited to participate in the next phase of the process, which would involve visiting selected facilities of YSI, reviewing due diligence materials assembled in a controlled "data room" and conducting additional management interviews. SunTrust Equitable informed the Board that Company A had expressed interest in re-engaging in the process. The Board directed SunTrust Equitable to renew discussions with Company A to encourage a revised indication of interest.

   Representatives of Company A participated in a management presentation on July 31, 1998. After further evaluation and discussions with SunTrust Equitable relating to price expectations and transaction structure, Company A notified SunTrust Equitable that it did not intend to proceed further at that time.

   On August 5 and August 6, 1998, representatives of Company C and its legal counsel reviewed confidential information made available to them at a "data room" at Hogan & Hartson L.L.P.'s offices in Baltimore, Maryland. On August 7, August 8 and August 9, 1998, representatives of Company C also visited selected YSI facilities throughout the United States. On August 7, 1998, YSI executed a Nondisclosure Agreement with CSC and representatives from YSI and SunTrust Equitable visited CSC's principal executive offices in Sarasota, Florida to attend a CSC management presentation and to conduct initial due diligence on CSC. On August 12, 1998, Hogan & Hartson L.L.P. forwarded a revised acquisition agreement draft, contemplating an all-cash transaction, to Company C and its legal counsel. On August 17, 1998, Hogan & Hartson L.L.P. forwarded a revised acquisition agreement draft, contemplating a stock-for-stock transaction, to CSC and its legal counsel. On August 20, 1998, Messrs. Cole, Demilio, Slattery and Ira M. Cotler, CSC's Chief Financial Officer, and representatives of SunTrust Equitable, met for dinner in Baltimore, Maryland to discuss CSC's indication of interest. During the dinner, the parties present discussed CSC's intentions with respect to its offer, the compatibility of the two companies' operations, philosophies and missions and CSC's strategy for integration, among other matters.

   During the two weeks following Company C's site visits, Company C requested additional data relating to YSI. YSI responded to Company C's requests, with final information being exchanged between YSI and Company C on August 19, 1998. On August 24, 1998, CSC provided YSI with further financial information regarding CSC. On August 24, August 25 and August 26, 1998, representatives of CSC visited the YSI "data room." On August 26, 1998, representatives of YSI and CSC met to review financial information and to answer questions arising from document review. CSC requested additional information from YSI, which was provided to CSC for the period up to September 2, 1998.

   On August 28, 1998, Company C wrote to YSI and withdrew from the process.

   Company B, which had submitted an initial indication of interest on July 7, 1998, but had not been invited to participate in management presentations, had reconfirmed its interest throughout the process. In late August 1998, Company B was permitted to reenter the bid process and met with YSI and SunTrust Equitable on August 28, 1998. The decision to allow Company B to reenter the process was done in light of the decisions of Company A and Company C to decline to participate further.

   On September 2, 1998, both CSC and Company B submitted their latest indications of interest. Due to further information and analysis following due diligence, CSC's revised indication of interest reflected a lower exchange ratio than had originally been discussed. On September 3, 1998, the Board of Directors met to review the indications of interest from Company B and CSC. During the September 3 meeting, the Board authorized the creation of a special committee consisting of James A. Flick, Jr. and Alan J. Andreini to oversee the remainder of the negotiation process. On September 4, 1998, Hogan & Hartson L.L.P. forwarded a form of acquisition agreement, contemplating a stock-for-stock transaction, to Company B. On that same day, YSI, representatives of SunTrust Equitable and CSC engaged in extended negotiations concerning the possible exchange ratio. Later that day, the special committee was told that CSC had communicated that, in order to continue the process, it required YSI to negotiate with CSC on an exclusive basis for one week. In light of the Board's views that CSC represented probably the strongest candidate for a strategic combination then in discussions with YSI, in the late afternoon of September 4, 1998, the special committee determined that YSI should grant CSC the exclusivity period. On September 6 and September 7, 1998, Mr. Demilio and a representative from SunTrust Equitable and Messrs. Slattery and Cotler discussed and scheduled by telephone additional due diligence reviews, meetings and site visits.

   During the period from September 6, 1998 through September 22, 1998, Hogan & Hartson L.L.P. and Epstein Becker & Green, P.C., CSC's outside legal counsel, requested and received additional legal due diligence materials relating to CSC and YSI. During that period, YSI's stock price continued to decline, from a closing sale price of $5 9/16 per share on September 1, 1998 to $3 29/32 per share on September 23, 1998. During the week of September 7, 1998, extensive due diligence was conducted by both parties and by their representatives. Representatives of CSC and of Epstein Becker & Green, P.C. visited and reviewed documents in the YSI "data room" and reviewed additional documents provided by YSI, and representatives of CSC and of J.C. Bradford visited YSI's offices in Owings Mills, Maryland to review additional financial and accounting information. Representatives of YSI, SunTrust Equitable, CSC and J.C. Bradford conducted site visits of YSI's and CSC's facilities. Representatives of Arthur Andersen LLP, YSI's independent accountants, and of Grant Thornton LLP, CSC's independent accountants, reviewed tax returns and audit workpapers of CSC and YSI. Representatives of Hogan & Hartson L.L.P. visited CSC's principal executive offices to conduct legal due diligence on behalf of YSI and representatives of SunTrust Equitable visited CSC's offices to review additional financial information. Representatives of Hogan & Hartson L.L.P. and of Epstein Becker & Green, P.C. commenced negotiations toward a definitive merger agreement.

   On September 10, 11 and 12, 1998, Mr. Demilio and a representative from SunTrust Equitable updated the special committee on the progress of negotiations with CSC and of YSI's projected financial performance. Mr. Demilio also updated each other member of the YSI Board as to the status of negotiations. On September 12, 1998, Mr. Demilio and a representative from SunTrust Equitable discussed with each member of the special committee the status of the CSC negotiations, as well as the status of offers from other parties. As a result of valuation issues arising from CSC's continuing financial and legal due diligence review of YSI, CSC's indication of interest was lowered again from earlier discussions. On September 16, 1998, Mr. Demilio and a representative from SunTrust Equitable again updated the special committee on the status of negotiations and the special committee considered the latest CSC indication of interest, in connection with potential alternatives. The special committee decided that YSI should meet with representatives of CSC and J.C. Bradford to continue negotiations and because the exclusivity period with CSC had expired, should also attempt to re-initiate discussions with Company B and also to contact Company A and any other parties who may have an interest in re-entering the process with YSI. On September 17, 1998, Mr. Demilio and a representative of SunTrust Equitable met with representatives of CSC.

   On September 17 and September 18, 1998, representatives of Company B visited the YSI "data room". On September 18, 1998, representatives of Company B met with Mr. Demilio to discuss financial due diligence issues. During this period, negotiations continued between YSI and CSC regarding due diligence, the exchange ratio and a definitive merger agreement. Also during this period, representatives of SunTrust Equitable contacted Company A to discuss the possibility of Company A's re-engaging in the process. On September 18, 1998, Hogan & Hartson L.L.P. forwarded a revised version of the merger agreement, contemplating a stock-for-stock transaction, to Company A and its legal representatives. YSI did not request Company B to submit an additional indication of interest in light of YSI's belief that Company B would not be in a position to offer consideration and a transaction structure comparable to CSC's or Company A's. On September 19, 1998, Mr. Demilio and a representative from SunTrust Equitable updated the special committee on the status of negotiations with CSC. On September 21, 1998, CSC forwarded a final offer proposal to YSI. The final CSC offer proposed a lower exchange ratio than the exchange ratio contemplated by CSC's latest revised indication of interest. On that same day, Mr. Demilio spoke with Messrs. Slattery and Cotler by telephone with respect to CSC's final offer and discussed the basis for CSC's valuation. Company A did not submit a final offer. Also on September 21, 1998, Mr. Demilio and a representative from SunTrust Equitable informed the special committee of CSC's final offer and the special committee determined that consideration of the CSC offer should be elevated to the full YSI Board. The special committee believed that the strategic desirability of a combination with CSC, the prolonged and thorough evaluation process undertaken with a number of potential partners and the current status of indications of interest resulting therefrom, warranted taking definitive action on CSC's offer. Between September 21, 1998 and September 23, 1998, YSI and Hogan & Hartson L.L.P. and CSC and Epstein Becker & Green, P.C. continued negotiations towards a definitive merger agreement.

   On the afternoon of September 23, 1998, the Board of Directors of CSC and its advisors discussed the terms of the draft merger agreement and various other issues relating to the proposed merger, including the structure of the transaction, tax and accounting issues and required regulatory approvals. CSC's legal advisors discussed with the Board their fiduciary duties with respect to the proposed merger and then reviewed in detail the terms of the proposed merger, including the proposed exchange ratio, the representations, warranties and covenants to be made by each party, the conditions to closing (such as the approval of the transaction by the stockholders of YSI and CSC) and the events of termination. The legal advisors stated that the proposed merger should qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986. The accountants stated that, based on their review to date, the transaction could be effected as a pooling-of-interests. J.C. Bradford presented the Board with their written opinion that the merger and the transactions contemplated thereby were fair to the CSC stockholders (other than the former YSI stockholders who would become CSC stockholders as a result of the merger) from a financial point of view. Following these discussions, the Board unanimously voted to approve the proposed transaction.

   Also on the afternoon of September 23, 1998, YSI's Board met to review and consider the status of discussions with CSC and others. Representatives of SunTrust Equitable reviewed with the Board the process that had culminated in CSC's offer and noted that the process had permitted participation and encouraged offers from all potential interested parties. Representatives of SunTrust Equitable summarized their activities to date and stated that SunTrust Equitable would deliver a written opinion that CSC's final offer of an exchange ratio of .375 of a share of CSC common stock for each share of YSI common stock was fair, from a financial point of view, to the YSI stockholders. The Board also discussed the realistic alternatives to such a combination, which, following the extensive evaluation process commenced in June 1998, effectively were limited to continuing as a stand-alone company. The Board considered the significant decline in YSI's market value, the financial prospects of YSI as a stand-alone enterprise, and whether further negotiations or the further extension of the solicitation process would attract offers that could realistically provide greater stockholder value. The Board discussed the strategic advantages of a combination with CSC, including the strength of CSC's management, its position and credibility in the juvenile services industry and the other factors described herein. Mr. Demilio, together with representatives of Hogan & Hartson L.L.P., reported on the substantial completion of negotiations on the merger agreement, provided the Board with a summary of the extensive legal, financial and operational due diligence conducted with respect to CSC and reminded the Board of the fiduciary duties associated with entering into a strategic merger. Following discussion, YSI's Board of Directors voted unanimously to declare the merger advisable and approve the merger and the merger agreement, authorized management to execute the merger agreement subject to further changes deemed appropriate by management and recommended approval of the merger by the holders of YSI common stock.

   Following the meetings, final negotiations regarding the merger agreement were completed. On the evening of September 23, 1998, CSC and YSI executed the merger agreement. On September 24, 1998, CSC and YSI issued a joint press release announcing the merger and conducted a conference call to answer questions regarding the release.

CSC's Reasons for the Merger; Recommendation of its Board of Directors

   The CSC Board has unanimously approved the merger and merger agreement and recommends that CSC's stockholders approve the merger and merger agreement including the issuance of CSC common stock to YSI stockholders. The CSC Board believes that the consideration to be paid by CSC to YSI stockholders in the merger is fair from a financial point of view and the merger is in the best interests of CSC and its stockholders. The CSC Board considered the advice of its management, legal counsel and financial advisor, and also considered the following potential benefits of the merger to CSC and its stockholders:

  . The combined company would be one of the largest and most comprehensive providers of juvenile rehabilitative services in a highly fragmented market. On a combined basis, CSC and YSI currently operate 43 juvenile rehabilitative programs with over 4,200 beds in 13 states and Puerto Rico, and provide aftercare services to an additional 800 juveniles. This will give the combined company a total of 63 adult and juvenile programs with nearly 12,000 beds;

  . CSC would stand well positioned to take advantage of the complementary strategic fit of the CSC and YSI businesses, including the ability to:

    . offer a full spectrum of juvenile rehabilitative programs through YSI's staff-secure to CSC's facility-secure facilities, ranging from services for pre-adjudicated, at-risk juveniles to first-time and multiple offenders to juvenile aftercare;

    . offer effective programs to meet the particular needs of specialized populations, such as programs for sex offenders, drug abusers or habitually violent offenders;

    . develop significant marketing and competitive benefits from the increased exposure to additional states (with overlap between CSC and YSI in only two of the 20 states) as well as cross-selling opportunities between CSC and YSI programs;

    . draw upon the extensive experience and knowledge of the combined company's operating personnel and philosophies; and

    . operate the combined company's facilities more efficiently and profitably by leveraging the skills and experience of CSC's senior management;

  . The combined company would enjoy the relatively unique ability to compile data from a wide range of programs, undertake innovative approaches in specific programs and utilize, throughout its programs those approaches and innovations found to be most effective;

  . Potential efficiencies and cost savings would result from the consolidation of administrative and support functions, including the elimination of certain duplicative expenses such as public reporting and investor relations expenses, combination of sales force capabilities and increased leverage of the combined company's executive management team, and the possibility of increased volume purchasing discounts from vendors, particularly with regard to food and supply expenses;

  . The market capitalization of the combined company would be larger than the market capitalization of either YSI or CSC, which might create the opportunity for increased research coverage by financial analysts and increased institutional ownership as well as a larger trading "float" that could provide increased liquidity for stockholders. As a result, the combined company would likely have greater access to debt and equity financing;

  . The financial terms of the merger agreement, including an exchange ratio that provides certainty about the number of shares of CSC common stock that will be issued in the merger, and the belief that the transaction would be accretive to earnings per share for the twelve-month period following the merger;

  . The other terms and conditions of the merger agreement, including (i) the structure of the transaction as a tax-free reorganization for federal income tax purposes; (ii) the pooling-of-interests accounting treatment of the merger; and (iii) the nature of the consideration to be paid in the merger to YSI's stockholders;

  . The presentations and financial analysis of J.C. Bradford's opinion on September 23, 1998, that, as of the date of the opinion and based upon and subject to certain matters, the merger and the transactions contemplated thereby were fair, from a financial point of view, to the CSC stockholders (other than the former YSI stockholders who would become CSC stockholders as a result of the merger, as to which no opinion by J.C. Bradford was expressed); and

  . The impact of the merger on the general long-term interests, prospects and objectives of CSC, and the legal, social, economic and other effects of the merger on CSC's clients and employees and the societies and communities in which CSC operates.

   In reaching its conclusions, CSC's Board considered, among other things,
(i) information concerning the financial performance and condition, business operations, earnings and prospects of each of CSC and YSI and the projected future financial performance of each company for the next two years and (ii) the impact of the merger on CSC's clients.

   CSC's Board also considered certain countervailing factors in its deliberations concerning the merger, including:

  . Possible difficulties integrating the two companies' management and corporate cultures;

  . The possible distraction of CSC's management from day-to-day operations as a result of the YSI acquisition, particularly at a time when CSC's business is experiencing rapid growth in new facilities and new contracts;

  . Uncertainty regarding stockholders', clients' and employees' perceptions of the merger;

  . The fact that the merger agreement does not provide for adjustment of the exchange ratio, and gives YSI stockholders the benefit of any increase in the price of CSC's common stock after the date of the merger agreement;

  . The anticipated earnings per share accretion is dependent upon management's ability to integrate the acquisition successfully and recognize substantial cost savings;

  . The decrease in occupancy rates at certain of YSI's facilities during the first half of 1998 and the corresponding decrease in YSI's profitability and YSI's stock price;

  . The funds required to satisfy any obligation to redeem YSI's 7% Convertible Subordinated Debentures and to fund the combined company's anticipated growth;

  . Over half of YSI's facility contracts are renewable on an annual basis. Of the multi-year facility contracts in place as of December 31, 1998, four contracts (representing approximately 590 beds, including 330 beds at the Charles H. Hickey, Jr. School in Maryland) are up for renewal in 1999;

  . The estimated direct and indirect costs of approximately $16.4 million in connection with the merger, related mainly to the buy-out of certain contractual obligations, personnel severance costs, financial advisory fees, legal and accounting services, facility closure costs and other integration costs; and

  .  The other factors described herein under "Risk Factors."

   CSC's Board directed management to address the foregoing countervailing considerations. In respect of the first two countervailing factors identified above, the companies have established joint transition teams to foster mutual cooperation and communication, and to minimize unnecessary management distractions in order to achieve an orderly transition. In respect of the third countervailing factor identified above, the companies have implemented a joint communication strategy directed towards addressing the concerns of the referenced constituencies. In respect of the fourth countervailing factor identified above, CSC's Board recognized that the merger is expected to provide long-term strategic benefits that would counterbalance any short-term divergence in financial performance of either company. Additionally, in respect of the anticipated financing requirements following the merger, CSC management has held discussions with CSC's and YSI's lending institutions to explore the availability of financing to redeem any of the YSI debentures and to fund the anticipated growth of the combined company.

   The foregoing discussion of the factors considered by CSC's Board is not intended to be exhaustive, but is believed to include all material factors considered by CSC's Board. In reaching its decision to approve the merger, CSC's Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors.

   CSC's Board determined that the perceived benefits of the merger far outweigh the perceived countervailing factors.


 The CSC Board unanimously found the merger and merger agreement including the issuance of CSC common stock to YSI stockholders to be in the best interests of the CSC stockholders and recommends that the CSC stockholders vote "for" approval of the merger and merger agreement including the issuance of CSC common stock to YSI stockholders.

Opinion of the CSC Board of Directors' Financial Advisor

   J.C. Bradford & Co. was retained by the Board of Directors of CSC to assist the Board of Directors in evaluating the proposed merger and to render an opinion as to the fairness from a financial point of view to the stockholders of CSC (other than the former YSI stockholders who would become CSC stockholders as a result of the merger) of the merger and related transactions. J.C. Bradford is a nationally recognized investment banking firm that regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. J.C. Bradford was selected as the Board of Directors' financial advisor based upon such expertise.

   On September 23, 1998, J.C. Bradford delivered its written opinion to the Board of Directors that the merger and related transactions were fair to the CSC stockholders (other than the former YSI stockholders who would become CSC stockholders as a result of the merger) from a financial point of view. J.C. Bradford's opinion is directed only to the fairness from a financial point of view of the merger and does not constitute a recommendation to any stockholder of CSC to vote in favor of the merger. Although J.C. Bradford evaluated the consideration to be paid by CSC in the merger, J.C. Bradford was not asked to and did not recommend a specific exchange ratio to be paid by CSC in the merger. J.C. Bradford did not make an independent valuation or appraisal of the assets and liabilities of CSC or YSI or any of their subsidiaries or affiliates and was not provided with any such valuation or appraisal. J.C. Bradford assumed that the merger would be recorded as a pooling-of-interests under generally accepted accounting principles and would qualify as a tax-free reorganization for United States federal income tax purposes. The full text of J.C. Bradford's written opinion, which sets forth the assumptions made, procedures followed, matters considered, and limits of its review undertaken in connection with the opinion, is included as Annex C and is incorporated by reference. All stockholders of CSC are urged to and should read the opinion in its entirety.

   In conducting its analysis and delivering its opinion, J.C. Bradford considered such financial and other factors as it deemed appropriate and feasible under the circumstances including, among other things,

  .  the proposed form of merger agreement;

  . the historical and current financial position and results of operations of CSC and YSI set forth in their respective periodic reports and proxy materials filed with the Securities and Exchange Commission, including their Annual Reports on Form 10-K for fiscal years 1995, 1996 and 1997 and Quarterly Reports on Form 10-Q for the six months ended June 30, 1998;

  . the Indenture, dated as of October 15, 1996, relating to YSI's 7% Convertible Subordinated Debentures Due 2006;

  . certain internal operating data and financial analyses and forecasts of CSC and YSI for the fiscal years beginning January 1, 1999 and ending December 31, 2002, prepared by their respective senior managements;

  . certain internal pro forma financial analyses and forecasts of the combined companies for the fiscal years beginning January 1, 1998 and ending December 31, 2002, prepared by CSC's senior management;

  . historical and current stock price and trading data for the common stock of CSC and YSI and trading data for YSI's Debentures;

  . certain financial and securities data of certain other companies, the securities of which are publicly traded and that J.C. Bradford believed to be generally comparable to CSC and YSI;

  . the financial terms of certain other transactions that J.C. Bradford believed to be relevant; and

  . such other financial studies, analyses and investigations as J.C. Bradford deemed appropriate for purposes of its opinion.


   J.C. Bradford also held discussions with members of the respective senior management groups of CSC and YSI regarding the past and current business operations, financial condition, and future prospects of their respective companies. With the permission of the Board of Directors of CSC, J.C. Bradford assumed that the financing necessary to satisfy any obligations as a result of the exercise of the Debenture Put Rights would be on the terms provided to J.C. Bradford by CSC's management, that any open audits on CSC and YSI contracts would be resolved without a material adverse effect on the financial condition or results of operations of CSC or YSI, that cash available to YSI at the closing date would be sufficient to fund all transaction expenses, and that the merger agreement had been executed and delivered by the parties on terms substantially similar to those contained in the most recent draft supplied to and reviewed by J.C. Bradford as of the date of its opinion. In addition, J.C. Bradford took into account its assessment of general economic, market, and financial conditions and its experience in other transactions as well as its experience in securities valuation and its knowledge of private corrections industry generally.

   J.C. Bradford's opinion is based upon general economic, market, financial and other conditions and the information made available to J.C. Bradford as of the date of the opinion. For purposes of the opinion, J.C. Bradford relied upon and assumed the accuracy and completeness of the financial and other information made available to it (including forecasts of estimated cost savings and economic synergies as a result of the merger) and did not assume responsibility for independent verification of this information. J.C. Bradford also relied upon the representations of CSC's management group that they were not aware of any information or fact that would make the information provided to J.C. Bradford incomplete or misleading. No limitations were imposed by the Board of Directors on the scope of J.C. Bradford's investigation or the procedures to be followed in rendering its opinion. Events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion and J.C. Bradford has no duty or obligation to update or amend its opinion or otherwise advise the Board of Directors or any other party or person of the occurrence of these events.

   In preparing its report to the Board of Directors, J.C. Bradford performed a variety of financial and comparative analyses and considered a variety of factors, including

  .  pro forma merger analysis;

  .  discounted cash flow analysis for YSI;

  .  comparable company analysis for YSI;

  .  exchange ratio analysis;

  .  premiums analysis;

  .  comparable transaction analysis; and

  .  stock trading analysis.

   The summary of J.C. Bradford's analyses set forth below is not a complete description of the analyses underlying J.C. Bradford's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, J.C. Bradford did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, J.C. Bradford believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In the comparable company analyses summarized below, no company is identical to CSC or YSI and the analyses involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of these companies. In performing its analyses, J.C. Bradford made numerous assumptions about industry performance, general business, economic, market, and financial conditions, and other matters. The analyses performed by J.C. Bradford are not necessarily indicative of actual values or future results, which may be significantly more or less favorable. Because such analyses are subject to uncertainty, neither CSC nor J.C. Bradford or any other person assumes responsibility if future results are materially different from those forecast.

   The following is a summary of the report presented by J.C. Bradford to the Board of Directors on September 23, 1998:

     (a) Pro Forma Merger Analysis. Using pro forma merger analysis, based on information obtained from the senior management of CSC, J.C. Bradford compared the projected earnings per share both before and after the proposed transaction through fiscal year 2000. J.C. Bradford noted that the pro forma fiscal 1999 earnings per share after the transaction was projected to be $0.91 compared to CSC's stand-alone earnings per share of $0.87 and the existing "consensus estimate" (the average of earnings per share estimates, by research analysts covering CSC) of $0.82. J.C. Bradford assumed and relied solely upon CSC management's estimates of YSI's projected operating performance, including lower program contributions than those forecasted by YSI management and certain savings related to general and administrative expenses expected to be eliminated as a result of the merger. J.C. Bradford also reviewed the financial contribution of CSC and YSI to the combined company on a pro forma projected basis. J.C. Bradford noted that, on a pro forma basis, stockholders of CSC will own approximately 65.9% of the outstanding common stock of the combined company following the merger. Using projected results supplied by management of CSC for both CSC and YSI for the year ending December 31, 1999, J.C. Bradford calculated that CSC would contribute approximately 58.7% of the revenue of the combined company, approximately 57.4% of EBITDA and approximately 63.3% of net income. In each case, J.C. Bradford noted that stockholders of CSC will own a greater percentage of the equity of the combined company in the merger than would be implied by the pro forma contribution of revenue, EBITDA, and net income of CSC to the combined company.

     (b) Discounted Cash Flow Analysis for YSI. Using discounted cash flow analysis, based on information obtained from the senior management of YSI and modified by the senior management of CSC to take into account lower program contributions than those forecasted by YSI management and certain savings related to general and administrative expenses expected to be eliminated as a result of the merger, J.C. Bradford discounted to present value the future cash flows that YSI is projected to generate through 2002, under various circumstances. J.C. Bradford calculated terminal values for YSI (i.e., the values at the 2002 fiscal year-end) by applying multiples of EBITDA and net income in fiscal year 2002. The cash flow streams and terminal values were then discounted to present values using different discount rates chosen to reflect different assumptions regarding YSI's cost of capital. Based on the above described analysis, the implied value per share of YSI common stock ranged from $4.33 to $6.33 as compared to the implied transaction value per share on September 18, 1998 of $4.50 and the YSI closing stock price on September 18, 1998 of $3.63.

     (c) Comparable Company Analysis for YSI. Using publicly available information, J.C. Bradford reviewed certain financial and operating data for several publicly traded companies engaged in businesses with characteristics similar to YSI's. This group included Children's Comprehensive Services, Inc., Cornell Corrections, Inc., Correctional Services Corporation, Corrections Corporation of America, Res-Care, Inc., and Wackenhut Corrections Corp. The table below compares the ranges of multiples at which the comparable companies were trading on the date of the opinion to the multiples implied by the transaction value.

     Multiple                                        Comparable Companies Merger
     --------                                        -------------------- ------
     1999 P/E.......................................     10.3x-20.0x      12.2x
     2000 P/E.......................................      8.5x-14.1x      11.0x
     Book Value.....................................      1.0x- 4.2x       2.2x
     Second Quarter Annualized EBITDA...............      6.1x-14.3x       8.0x
     1999 EBITDA....................................      6.0x-11.7x       8.0x
     LTM EBITDA.....................................      7.3x-15.9x       9.9x
     Second Quarter Annualized Revenue..............      0.8x- 2.5x       0.8x
     LTM Revenue....................................      0.9x- 2.8x       0.8x

     (d) Exchange Ratio Analysis. Using exchange ratio analysis, J.C. Bradford noted that the ratio of YSI common stock price to CSC common stock price had been greater than .375 on 176 of the 181 trading days since December 31, 1997 and on 59 of the 64 trading days since YSI announced the possible sale of YSI on June 19, 1998. J.C. Bradford also noted that since December 31, 1997 and June 19, 1998, the average ratio of YSI common stock price to CSC common stock price had been .696 and .568, respectively.

     (e) Premiums Analysis. J.C. Bradford prepared an analysis of the premiums paid in acquisition transactions in which 100% of the equity consideration was paid in shares of stock. J.C. Bradford considered, among other factors, the type of consideration used in the acquisition and the premiums paid based on the closing price of the target's shares at one day, one week, and four weeks prior to the announcement of the transaction. J.C. Bradford noted that the range of average premiums of such transactions of between 21.1% and 39.4% compared favorably to the 24.1% premium to be paid to the YSI stockholders in the proposed transaction based on the common stock prices of CSC and YSI on September 18, 1998. Based on this analysis, the implied value per share for YSI common stock in the transaction ranged from approximately $4.40 to $5.06 as compared to the implied per share price of $4.50 in the proposed transaction as of September 18, 1998.

     (f) Comparable Transaction Analysis. Using comparable transaction analysis, J.C. Bradford calculated the multiples paid in acquisitions of private corrections companies since January 1, 1995. J.C. Bradford calculated the aggregate equity consideration paid for each acquired company as a multiple of the LTM EBITDA, which ranged from 5.8x to 11.4x with an adjusted average multiple of 8.4x. Based on this analysis, J.C. Bradford noted the multiple implied per share price for YSI common stock was $4.90 as compared to the implied transaction price on September 18, 1998 of $4.50 and the closing stock price on September 18, 1998 of $3.63.

     (g) Stock Trading Analysis. J.C. Bradford reviewed and analyzed the historical trading volume and prices at which the CSC common stock and the YSI common stock have traded since December 31, 1997 as compared to the historical trading volume and prices for the YSI Comparable Company Group. J.C. Bradford also reviewed and analyzed the historical trading volume and prices at which the CSC common stock and the YSI common stock have traded since December 31, 1997 and since June 19, 1998, respectively, as compared to the historical trading prices for the Dow Jones Industrial Average, the Nasdaq Composite, and the Russell 2000. J.C. Bradford noted that the closing price on 175 of the 181 trading days since December 31, 1997 and on 58 of the 64 trading days since YSI announced the possible sale of YSI on June 19, 1998 had been greater than the implied transaction price of $4.50 on September 18, 1998.

   J.C. Bradford was engaged by the Board of Directors to render its opinion as to the fairness from a financial point of view to the stockholders of CSC of the merger and the related transactions in connection with the Board of Directors' discharge of its fiduciary obligations. The engagement letter, dated September 14, 1998, between CSC and J.C. Bradford provides, and J.C. Bradford has advised the Board of Directors, that J.C. Bradford does not believe that any person (including any stockholder of CSC) other than the Board of Directors has the legal right to rely upon J.C. Bradford's opinion for any claim arising under state law and that, should any such claim be brought against J.C. Bradford, this assertion will be raised as a defense. In the absence of governing authority, this assertion will be resolved by the final adjudication of such issue by a court of competent jurisdiction. Resolution of this matter under state law, however, will have no effect on the rights and responsibilities of any person under the federal securities laws or on the rights and responsibilities of CSC's Board of Directors under applicable state law.

   Pursuant to the terms of an engagement letter dated September 14, 1998, CSC agreed to pay J.C. Bradford for acting as financial advisor to the Board of Directors in connection with the merger a fee as follows:

  .  a fee of $200,000 payable in cash upon delivery of the opinion,

  . a fee of $100,000 payable in cash upon the opinion being updated by J.C. Bradford for the definitive proxy material that is mailed to stockholders of CSC, and

  . an additional fee of $200,000 payable in cash upon the closing of the transaction.

   In addition, CSC has agreed to reimburse Bradford for its reasonable out-of-pocket expenses incurred in connection with Bradford's activity under its engagement, and to indemnify J.C. Bradford and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws. In the ordinary course of its business, J.C. Bradford has traded, and may in the future trade, securities of CSC and YSI for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. J.C. Bradford acted as a managing underwriter in the September 12, 1996 common stock offering of CSC and provided financial advisory services to CSC in the past and may continue to do so and has received, and may receive in the future, customary fees for the rendering of such services.

YSI's Reasons for the Merger; Recommendation of its Board of Directors

   The YSI Board unanimously found the merger to be advisable and recommends that YSI's stockholders approve it. The YSI Board believes that the consideration to be received by YSI stockholders in the merger is fair from a financial point of view and the merger is in the best interests of YSI and its stockholders. The YSI

Board considered the advice of its management, legal counsel and financial advisor, and also considered the following potential benefits of the merger to YSI and its stockholders:

  . The strategic fit of a business combination between YSI and CSC and the complementary nature of their businesses, including:

    . the marketing and competitive benefits available to the combined company from increased exposure to additional states (with overlap between CSC and YSI in only two states) and cross-selling opportunities;

    . CSC's corrections-oriented juvenile programs would complement YSI's rehabilitative, education-oriented programs;

    . expansion opportunities which would follow from the diversity and broader spectrum of program offerings that comes from the merger of the two companies;

    . the enhanced position in the corrections industry market which would be enjoyed by the combined company; and

    . the complementary customer bases of the two companies, which would result in lowered risks to the combined company with respect to business concentrated in a small number of programs, limited type of programs or limited geographic areas;

  . CSC's merger proposal was judged by the Board to be the best alternative resulting from a process involving a market canvass of 33 potential partners and an ensuing solicitation process;

  . The Board's belief that the merger presented a better alternative to continuation of YSI as an autonomous publicly held company based upon the following:

    . Potential operating efficiencies and cost savings of the combined company, including possible savings from consolidation of administrative and support functions and the possibility of decreased general and administrative expenses, including the elimination of certain duplicative expenses such as public reporting and investor relations expenses, combination of sales force capabilities, increased leverage of the combined company's executive management team, and the possibility of increased volume purchasing discounts from vendors, particularly with regard to food and supply expenses;

    . The ability of the combined company to more readily access capital and other financing that will be critical to the growth of the business;

    . The merger offers YSI stockholders an opportunity to own shares in a company with a stronger ability to grow in size and profitability, while allowing them to continue to participate in the long-term growth and appreciation of YSI's business through an ownership interest in CSC; and

    . The management depth and structure of CSC and its ability to absorb and manage, effectively and efficiently, the YSI programs and the combined operations;

  . The belief that the merger would be accretive to CSC's earnings per share in 1999;

  .  The terms and conditions of the merger agreement, including:

    . the structure of the transaction as a tax-free reorganization for federal income tax purposes;

    .  the pooling-of-interests accounting treatment of the merger;

    . the nature, adequacy and fairness of the consideration to be received in the merger by YSI's stockholders;

    . the ability of YSI to terminate the merger if a more attractive alternative offer is made, subject to the payment to CSC of a termination fee of $1,500,000 and reimbursement of expenses up to $500,000; and

    . the benefit of a fixed exchange ratio which enables YSI stockholders to benefit from any increase in the price of CSC common stock prior to the closing of the merger;

  . The presentations and financial analysis of SunTrust Equitable and SunTrust Equitable's oral opinion on September 23, 1998 (which has been confirmed in its written opinion dated that day) that, as of the date of the opinion and based upon and subject to certain matters, the exchange ratio is fair to YSI's stockholders from a financial point of view;

  . The historical market prices of YSI common stock and CSC common stock, recent reports of financial analysts regarding YSI and the recent trading price of YSI common stock;

  . The market capitalization of the combined company would be larger than the market capitalization of either YSI or CSC, which may create the opportunity for increased research coverage by financial analysts and increased institutional ownership as well as larger trading "float" that could provide increased liquidity for stockholders; and

  . The impact of the merger on the general long-term interests, prospects and objectives of YSI, and the legal, social, economic and other effects of the merger on YSI's customers and employees and the societies and communities in which YSI operates.

   The YSI Board also considered various negative factors relating to the merger. The negative factors considered by the YSI Board were the following:

  . The combined company's senior debt capacity would be restricted, which could inhibit its ability to access capital or financing that is critical to the growth of the business;

  . The possibility that the financing for the repayment of the debentures will be more costly than projected;

  . The possibility that the YSI stockholders may not achieve the long-term value anticipated by the merger because of the additional costs involved with:

    . the integration and centralization of certain administrative functions;

    .  the implementation of information systems;

    . the integration of the YSI business under the management of CSC's juvenile division; and

    . the closing and/or integration of certain programs and facilities in overlapping markets;

  . The possibility of a decrease in the price of CSC common stock prior to the merger. Any such decrease could result in a lower value being received by YSI stockholders at the effective date of the merger than the value at the date of the merger agreement and could also effect the likelihood of stockholder approval of the merger;

  . The risk that the management of CSC will not be able to effectively manage a company with the number of programs or the size that the combined company will encompass, or to properly manage and grow the YSI rehabilitative, non-secure programs, or that the market will not have the confidence in CSC management to overcome such management issues;

  . The risks to YSI stockholders of potential delays in the consummation of the merger due to factors within and beyond the control of the parties; and

  .  The other factors described herein under "Risk Factors."

   YSI management addressed for the Board the foregoing countervailing considerations. In respect of the first two countervailing factors identified above, the YSI Board recognized that, despite CSC's current debt levels, the larger, combined company would have a greater ability than either of the two individual companies to obtain financing. The Board also considered the current CSC credit facilities and the discussions CSC had with banking institutions regarding the sufficiency of debt and equity financing that will likely be available to CSC and the combined company.

   In respect of the third countervailing factor identified above, the companies had conducted discussions regarding establishing joint transition teams to implement a strategy to effect an efficient transition and to minimize, to the extent possible, transition costs and distractions to management which could detract from an efficient transition. The Board recognized that the merger agreement contemplates retention bonuses to YSI personnel to ensure for the orderly transition, and management was otherwise satisfied, based on management's discussions with CSC, that CSC appreciated the tasks and issues involved with transition, was developing a rational, orderly approach to the transition, and desired to coordinate the effort with YSI personnel.

   In respect of the fourth countervailing factor identified above, YSI's Board recognized that the merger is expected to provide long-term strategic benefits for YSI stockholders that would counterbalance any short-term divergence in financial performance of either company. In respect of the fifth countervailing factor set forth above, YSI's Board believed that the depth and structure of CSC's management indicated that CSC would be capable of managing the combined company effectively, and that CSC had added certain personnel with prior experience in the rehabilitative non-secure juvenile industry.

   The foregoing discussion of information and factors considered by the YSI Board is not exhaustive, but includes the most material factors considered. In light of the wide variety of factors considered, the YSI Board did not assign relative weight to the specific factors considered, and individual directors may have given different weights to different factors.

   YSI's Board determined that the perceived benefits of the merger far outweigh the perceived countervailing factors.

    The YSI board unanimously found the merger to be advisable and recommends that the YSI Stockholders vote "FOR" approval of the merger.


Opinion of the YSI Board of Directors' Financial Advisor

   YSI retained SunTrust Equitable to act as financial advisor in connection with the merger. On September 23, 1998, SunTrust Equitable delivered an oral opinion to the YSI Board, which was later confirmed in writing, that, based upon and subject to factors and assumptions set forth in the opinion, and, as of the date of such opinion, the exchange ratio is fair to the YSI stockholders from a financial point of view. SunTrust Equitable has subsequently confirmed this opinion to the YSI Board by letter dated as of the date of this document.

   The full text of the SunTrust Equitable opinion, which sets forth assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached to this document as Annex B. The SunTrust Equitable opinion is not a recommendation to any YSI stockholder as to how to vote on the merger nor did the SunTrust Equitable opinion address the prospective price of trading range at which shares of CSC common stock will trade following the merger. The summary of the SunTrust Equitable opinion is qualified in its entirety by reference to the full text of the SunTrust Equitable opinion.

   In arriving at its opinion, SunTrust Equitable considered certain publicly-available information as well as other information concerning YSI and CSC provided to SunTrust Equitable by the respective companies. The information considered included:

  . the merger agreement;

  . financial reports and forecasts provided by YSI and CSC;

  . the financial terms of recently-completed transactions involving corrections companies;

  . the financial position and operating results of other companies in the corrections industry, such as BI Incorporated, Children's Comprehensive Services, Inc., Cornell Corrections, Inc., Res-Care, Inc., and Wackenhut Corrections Corproation; and

  . the anticipated pro forma financial effects of the merger to CSC.

   SunTrust Equitable also held discussions with the managements and representatives of YSI and CSC concerning the historical and current operations of YSI and CSC, their respective financial condition and prospects and the anticipated benefits of the merger. Furthermore, SunTrust Equitable conducted such additional financial analyses and reviewed such other factors as it deemed appropriate.

   In rendering its opinion, SunTrust Equitable relied upon, without independent verification, the accuracy and completeness of the information reviewed. SunTrust Equitable assumed that the financial projections provided by the management of each YSI and CSC were reasonably prepared and reflected the best currently available estimates and judgments concerning the future performance of their respective companies. SunTrust Equitable has not made any independent evaluation or appraisal of the assets or liabilities of YSI or CSC, nor has SunTrust Equitable been furnished with such appraisals.

   SunTrust Equitable further assumed that:

   . the merger would qualify for pooling-of-interests accounting, and would be a tax-free reorganization,

   . in connection with the merger, $32.2 million of 7% Convertible Subordinated Debentures of YSI would be retired; and

   . all material liabilities of CSC are as set forth in the financial statements of CSC or were disclosed by CSC to SunTrust Equitable.

   The SunTrust Equitable opinion is based upon economic, market and other conditions existing as of the date of such opinion and does not address the fairness of the exchange ratio to the YSI stockholders as of any other date. Furthermore, forecasts of future income prepared by YSI and CSC and relied on by SunTrust Equitable may not be indicative of future results because such analyses contain assumptions as to industry performance, general business and economic conditions and other matters beyond the control of YSI and CSC.

   In preparing its opinion, Sun Trust Equitable performed a variety of analyses, which are described below. In arriving at its opinion, SunTrust Equitable considered the results of all such analyses as a whole and did not attribute any particular weight to any specific analysis or factor. As such, consideration of only a portion of the analyses could create an incomplete view of the processes underlying the SunTrust Equitable opinion.

   The following paragraphs summarize the material quantitative analyses performed by SunTrust Equitable in arriving at the opinion delivered to the YSI Board.

   Contribution Analysis. SunTrust Equitable analyzed the percentage of revenues, operating income and net income that each of YSI and CSC would contribute to the total of the combined entity. SunTrust Equitable noted that, at the exchange ratio, the percentage ownership of YSI stockholders was within the range of the implied contribution for the 1999 fiscal year.

      Contribution of:               YSI                         CSC                        YSI/CSC
      ----------------               ---                         ---                        -------
      Revenues                      37.9%                       62.1%                       100.0%
      Operating income              10.7%                       89.3%                       100.0%
      Net income                    30.5%                       69.5%                       100.0%
      Implied Ownership             35.3%                       64.7%                       100.0%

   Pro Forma Merger Analysis. SunTrust Equitable analyzed certain pro forma effects resulting from the merger. SunTrust Equitable reviewed the operating synergies contemplated to result from the merger by combining the operations of YSI and CSC as projected by the management of YSI. SunTrust Equitable analyzed the pro forma effect of such operating synergies on analysts' net income and earnings per share for CSC. The analysis indicated that the pro forma earnings per share ("EPS") of CSC on a fully taxed basis would be higher than comparable projections for CSC on a stand-alone basis during the same periods.

   Analysis of Recent Acquisition Transactions. Using publicly-available information, SunTrust Equitable reviewed the purchase prices and multiples paid in selected merger and acquisition transactions involving corrections companies. SunTrust Equitable examined 29 transactions since February 1, 1993 and reviewed the relationship between the aggregate transaction value and the acquired company's revenues, gross profit and EBITDA for the twelve months preceding acquisition.

                                                Low        High         YSI
       Aggregate Transaction Value to:      ----------- ----------- -----------
       Trailing 12 months revenues.........     0.2x        3.6x        0.8x
       Trailing 12 months gross profit.....     0.5x       11.5x        5.1x
       Trailing 12 months EBITDA...........     1.8x       21.0x        9.2x

   Analysis of Certain Publicly-Traded Companies. Using publicly-available information, SunTrust Equitable reviewed the stock prices, market multiples, profitability and certain other characteristics for certain companies in the corrections industry. The companies included in this analysis were BI
Incorporated, Children's' Comprehensive Services, Inc., Cornell Corrections,
Inc., Corrections Corporation of America, Correctional Services Corporation,
Res-Care, Inc., and Wackenhut Corrections Corporation. SunTrust Equitable noted that, based upon CSC's stock price on September 21, 1998, the value of YSI implied by the exchange ratio was generally within or above the range of multiples for the other publicly-traded companies.

                                                Low        High         YSI
       Market Multiple of:                  ----------- ----------- -----------
       Trailing 12 months revenues.........     1.2x        2.7x        0.8x
       Trailing 12 months EBITDA...........     6.2x       15.1x        9.2x
       Trailing 12 months EBIT.............    11.4x       21.6x       16.8x
       1998E net income....................    12.9x       27.9x       133.3x
       1999E net income....................    10.0x       20.0x       15.4x

   Discounted Cash Flow Analysis. SunTrust Equitable also performed a discounted cash flow analysis. Using the information provided by YSI, SunTrust
Equitable performed a stand-alone discounted cash flow analysis for YSI. Based upon this analysis, SunTrust Equitable noted that, at the price of CSC common stock on September 21, 1998, the equity value implied by the exchange ratio was within the range of the values calculated by this analysis.

                                                Low        High         YSI
                                            ----------- ----------- -----------
       Implied equity value................ $47 million $99 million $51 million

   Leveraged Transaction Analysis. SunTrust Equitable also utilized the information provided by YSI projection scenarios to calculate the value of YSI in a leveraged transaction. The capital structure and return levels were selected based upon SunTrust Equitable's judgment of the returns expected by investors in transactions of this type. SunTrust Equitable noted that, at the CSC common stock price as of September 21, 1998, the equity value implied by the exchange ratio was above the implied value produced from this analysis.

                                                          Average       YSI
                                                        ----------- -----------
       Implied equity value............................ $34 million $51 million

   SunTrust Equitable, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the past, SunTrust Equitable has performed investment banking and financial advisory services for YSI from time to time for which it has received compensation. In the ordinary course of business, SunTrust Equitable trades the equity securities of YSI and CSC for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities. During the past two years, SunTrust Equitable has provided certain financial and advisory services to YSI, including serving as financial advisor to YSI regarding the divestiture of YSI's behavioral health operations in October 1997, and, in connection with such services, SunTrust Equitable received compensation in the amount of $540,000.

   Pursuant to the engagement letter between YSI and SunTrust Equitable, YSI has agreed to pay SunTrust Equitable a fee of $1,200,000. Of that fee, $250,000 has been paid to date and the balance is payable only upon consummation of the merger. YSI has also agreed to reimburse SunTrust Equitable for the expenses reasonably incurred by it in connection with its engagement (including reasonable counsel fees) and to indemnify SunTrust Equitable and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services, including those arising under federal securities laws.

Form of the Merger

   Subject to the terms and conditions of the merger agreement and in accordance with the Maryland General Corporation Law, at the effective time, merger subsidiary will be merged with YSI and YSI will survive as a wholly-owned subsidiary of CSC. As the surviving corporation, YSI will continue its corporate existence under Maryland law. The merger subsidiary articles of incorporation, as amended, will be adopted as the articles of incorporation of the surviving corporation in the merger and the merger subsidiary by-laws will be adopted as the by-laws of the surviving corporation.

Merger Consideration

   At the effective time, each outstanding share of YSI common stock will be converted into the right to receive .375 of a fully paid and nonassessable share of CSC common stock (except that cash will be paid in lieu of fractional shares). As of the effective time, the shares of YSI common stock will no longer be outstanding and will automatically be cancelled and cease to exist and each holder of shares of YSI common stock will cease to have any rights in respect of those shares, except the right to receive the consideration set forth in the immediately preceding sentence. See "--Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares." The exchange ratio was determined through arm's-length negotiations between YSI and CSC.

Conversion of Shares; Procedures for Exchange of Certificates; Fractional
Shares

   The conversion of YSI common stock into CSC common stock will occur automatically at the effective time. Promptly after the effective time, American Stock Transfer and Trust Company, in its capacity as exchange agent, will send a transmittal letter to each holder of YSI common stock. The transmittal letter will contain instructions with respect to obtaining shares of CSC common stock in exchange for shares of YSI common stock.

    YSI stockholders and CSC stockholders should not return stock certificates with the enclosed proxy card.


   Holders of certificates previously representing YSI common stock will not be paid dividends or distributions on the CSC common stock into which such shares have been converted with a record date after the effective time until such certificates are surrendered to the exchange agent for exchange. When such certificates are surrendered, any unpaid dividends or distributions will be paid without interest.

   In the event of a transfer of ownership of YSI common stock which is not registered in the records of YSI's transfer agent, a certificate representing the proper number of shares of CSC common stock may be issued and any cash or other dividends or distributions to be paid upon surrender of the certificate may be paid to a person other than the person in whose name the certificate so surrendered is registered if the certificate is presented to the exchange agent, accompanied by all documents required to evidence the transfer and the person requesting such issuance pays any transfer or other taxes required for the issuance of shares to a person other than the registered holder of such certificate or establishes to the satisfaction of CSC that such tax has been paid or is not applicable.

   All shares of CSC common stock issued upon conversion of shares of YSI common stock (including any cash paid in lieu of any fractional shares of CSC common stock), will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of YSI common stock, subject, however, to CSC's obligation to pay any dividends or make any other distributions with a record date prior to the effective time that may have been declared by YSI on such shares of YSI common stock and which remain unpaid at the effective time.

   No fraction of a share of CSC common stock will be issued to any YSI stockholder upon surrender of certificates previously representing YSI common stock. For the fractional share that would otherwise be issued, the exchange agent will remit to such stockholders an amount in cash equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the average closing price for a share of CSC common stock on the Nasdaq National Market on the 20 trading days ending on the last full trading day prior to the effective time.

Effective Time

   The effective time will be the time of the filing of the articles of merger with the Maryland State Department of Assessments and Taxation or such later time as is agreed upon by YSI and CSC and specified in the articles of merger. The filing of the articles of merger will occur as soon as practicable following the closing of the merger. The closing will occur no later than the first business day after satisfaction or waiver of the conditions to the consummation of the merger set forth in the merger agreement unless another date is agreed to in writing by YSI and CSC.

Effect on Shares Issuable Under YSI Stock Plans

   At the effective time, each share subject to issuance under YSI's Stock Option Plan, 1995 Employee Stock Option Plan, 1996 Employee Stock Plan, 1997 Employee Stock Option Plan, 1995 Director Stock Option Plan and 1998 Director Stock Option Plan, whether vested or unvested, without any action on the part of the holder, will be assumed by CSC and will be converted into an option to acquire, upon the same terms and conditions that were applicable to the option immediately prior to the effective time, the number of shares of CSC common stock equal to the number of shares of YSI common stock subject to such option immediately prior to the effective time multiplied by the exchange ratio, at a price per share equal to the exercise price for each such share of YSI common stock subject to such option divided by the exchange ratio. As of December 31, 1998, options to purchase approximately 971,187 shares of YSI common stock were outstanding under the YSI Stock Plans at an average exercise price of $12.91 per share. After the merger, such options will be converted to options to acquire approximately 364,195 shares of CSC common stock at an average exercise price of $34.43 per share.

Effect on Shares Issuable Upon Exercise of YSI Warrants

   At the effective time, each share subject to issuance under outstanding YSI warrants, without any action on the part of the holder, will be assumed by CSC and will be converted into a warrant to acquire, upon the same terms and conditions that were applicable to the warrant immediately prior to the effective time, the number of shares of CSC common stock equal to the number of shares of YSI common stock subject to such warrant immediately prior to the effective time multiplied by the exchange ratio, at a price per share equal to the exercise price for each such share of YSI common stock subject to the warrant divided by the exchange ratio. As of December 31, 1998, warrants to purchase approximately 28,857 shares of YSI common stock were outstanding at an exercise price of $3.233 per share. After the merger, these warrants will be converted to warrants to acquire 10,821 shares of CSC common stock at an exercise price of $8.62 per share.

Federal Income Tax Consequences of the Merger

   The following discussion is a summary of the material U.S. federal income tax consequences of the merger to a stockholder of YSI that holds shares of YSI common stock as a capital asset at the effective time. The discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of federal taxation that may be relevant to particular YSI stockholders in light of their personal circumstances or to YSI stockholders subject to special treatment under the Internal Revenue Code of 1986, including, without limitation, banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, YSI stockholders who received their YSI common stock through the exercise of employee stock options or otherwise as compensation, YSI stockholders who are not U.S. persons (as defined in Section 7701(a)(30) of the Internal Revenue Code) and YSI stockholders who hold YSI common stock as part of a hedge, straddle or conversion transaction. In addition, the discussion does not address any state, local or foreign tax consequences of the merger.

   Each holder of YSI common stock is urged to consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Tax Opinions

   As of the date of this joint proxy statement/prospectus, Epstein Becker & Green, P.C. has, subject to the assumptions, limitations, qualifications and other considerations described herein, advised CSC that in its opinion:

  . the merger will qualify as a reorganization pursuant to Section 368(a) of the Internal Revenue Code,

  . CSC, merger subsidiary and YSI will each be a party to such "reorganization" within the meaning of Section 368(b) of the Internal Revenue Code, and

  . no gain or loss will be recognized by CSC or merger subsidiary as a result of the merger.

   As of the date of this joint proxy statement/prospectus, Hogan & Hartson L.L.P. has, subject to the assumptions, limitations, qualifications and other considerations described herein, advised YSI that in its opinion:

  . the merger will qualify as a reorganization pursuant to Section 368(a) of the Internal Revenue Code,

  . CSC, merger subsidiary and YSI will each be a party to such "reorganization" within the meaning of Section 368(b) of the Internal Revenue Code,

  .  no gain or loss will be recognized by YSI as a result of the merger, and

  . no gain or loss will be recognized by a holder of YSI common stock upon the exchange of its shares solely for shares of CSC common stock pursuant to the merger, except with respect to cash, if any, received by a holder of YSI common stock in lieu of a fractional share of CSC common stock.

   The opinion of Hogan & Hartson L.L.P. and the opinion of Epstein Becker & Green, P.C., described above, are referred to collectively herein as the "tax opinions." Provided that the merger constitutes a tax-free reorganization:

  . the aggregate tax basis of the shares of CSC common stock received solely in exchange for shares of YSI common stock pursuant to the merger (including a fractional share of CSC common stock for which cash is received) will be the same as the aggregate tax basis of the shares of YSI common stock surrendered in exchange therefor;

  . the holding period for shares of CSC common stock received in exchange for shares of YSI common stock pursuant to the merger will include the holding period of the shares of YSI common stock surrendered in exchange therefor, provided such shares of YSI common stock were held as capital assets by the holder at the effective time; and

  . cash received by a holder of YSI common stock in lieu of a fractional share of CSC common stock will be treated as received in exchange for such fractional share and capital gain or loss will be recognized in an amount equal to the difference between the amount of cash received and the portion of the tax basis of the share of YSI common stock allocable to such fractional interest.

   Consummation of the merger is conditioned upon counsel to both CSC and YSI delivering at the effective time, closing tax opinions to the same effect and subject to substantially the same assumptions, limitations, qualifications and considerations as the tax opinions referred to previously. In the event that CSC or YSI is unable to obtain the closing tax opinions, each of CSC and YSI is permitted under the merger agreement to waive the receipt of the closing tax opinions as a condition to such party's obligation to consummate the merger. As of the date of this joint proxy statement/prospectus, neither CSC nor YSI intends to waive the receipt of the closing tax opinions as a condition to the consummation of the merger. In the event of such a failure to obtain the closing tax opinions and either CSC's or YSI's determination to waive such condition to the consummation of the merger, YSI and CSC will resolicit the vote of their respective stockholders to approve the merger.

   Considerations with Respect to Opinions. The tax opinions and the foregoing summary of the U.S. federal income tax consequences of the merger are, and will be, subject to certain assumptions, limitations and qualifications and based on current law and, among other things, certain representations of YSI and CSC, including representations made by the respective managements of YSI and CSC. Reference is made to the full text of the tax opinions which set forth the assumptions made and matters considered in connection therewith, copies of which have been filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part. Opinions are not binding on the Internal Revenue Service and do not preclude the IRS from adopting a contrary position. In addition, if any of such representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

Accounting Treatment

   The merger is expected to qualify as a pooling-of-interests for accounting and financial reporting purposes. Accordingly, the recorded assets, liabilities and stockholders' equity of YSI will be combined with the corresponding balance sheet categories of CSC and carried forward to the combined company, subject to any adjustments required to conform the accounting policies and financial statement classifications of the two companies. In future financial statements, the results of operations of the combined company will include the results of both CSC and YSI for the entire fiscal year in which the merger occurs and all prior fiscal periods presented therein. Certain expenses incurred to effect the merger must be treated by the combined company as current charges against income rather than adjustments to its balance sheet.

   The unaudited pro forma financial information contained in this joint proxy statement/prospectus has been prepared using the pooling-of-interests accounting method to account for the merger.

   Accounting Treatment Opinions. Consummation of the merger is conditioned upon receipt by us, in form and substance reasonably satisfactory to us, from Arthur Andersen LLP, a favorable letter, dated as of the closing date, confirming that no conditions exist with respect to YSI that would preclude accounting for the merger as a pooling-of-interests and from Grant Thornton LLP, a favorable letter, dated as of the closing date, regarding the appropriateness of pooling-of-interests accounting treatment for the merger. In the event that either of us is unable to obtain the pooling letters, each of us is permitted under the merger agreement to waive the receipt of the pooling letters as a condition to such party's obligation to consummate the merger. As of the date of this joint proxy statement/prospectus, neither CSC nor YSI intends to waive the receipt of the pooling letters as a condition to the consummation of the merger. In the event of such a failure to obtain the pooling letters and CSC's and YSI's determination to waive such condition to the consummation of the merger, YSI and CSC will resolicit the vote of their respective stockholders to approve the merger agreement.

CSC's Assumption of YSI Debentures

   Under the merger agreement, CSC will assume YSI's obligations under its 7% Convertible Subordinated Debentures, including the obligation to issue its common stock to holders electing to convert such debentures. Each debenture holder has the right to require the redemption of such debenture in whole but not in part, for a cash amount equal to 100% of the principal amount of the debenture plus accrued interest, upon the occurrence of certain designated events. One designated event is the consummation of a purchase, merger, acquisition, transfer or transaction or series of transactions involving a change of control, as defined in the debenture documents. A change of control is deemed to have occurred upon a consolidation or merger of YSI with or into any other entity, whether or not affiliated with YSI, in which YSI is not the sole surviving corporation or pursuant to which the shares of YSI common stock are converted into cash, securities or other property, other than a consolidation or merger in which the holders of shares of YSI common stock receive (i) 75% or more of the common stock of the sole surviving corporation outstanding immediately following the transaction and (ii) securities representing 75% or more of the combined voting power of the voting stock of the sole surviving corporation outstanding immediately following the transaction.

   YSI and CSC believe that the merger constitutes a designated event referred to in the documents defining the rights of the debenture holders. Accordingly, CSC will be obligated to give notice of the designated event to the debenture holders within 30 days of the event, stating the redemption price, the date fixed for redemption and the place of payment of the debentures. The redemption date is required to be a date between 30 and 60 days after the notice of occurrence of a designated event is given. Debenture holders retain the right to convert the debentures prior to the date fixed for redemption.

   In November 1998, YSI obtained agreements from six holders of debentures, holding approximately $30 million of the outstanding principal of the debentures in the aggregate, by which the holders agreed not to redeem their debentures on the redemption date, and YSI agreed to repurchase the debentures, at par, on the first anniversary of the closing date. Each of those holders agreed that from the date of such agreement until the redemption date of such holder's debenture, it would not sell, or otherwise dispose of any debenture, unless the transferee agrees to be bound by the foregoing agreement. The remaining debenture holders, who hold an aggregate of approximately $1.7 million of debentures will be entitled to require YSI to redeem the debentures, for a cash amount equal to 100% of the principal amount plus accrued interest as described above, on the redemption date.

Regulatory and Third Party Approvals

   Other than compliance with the notification and waiting period requirements under federal antitrust laws, and approval of the Nasdaq National Market of the shares of CSC common stock to be issued in the merger, we do not believe that any other filings with or approvals of any governmental authority are necessary in connection with the consummation of the merger. We made our required filings under federal antitrust laws on November 19, 1998.

   Third-Party Approvals. Each of CSC and YSI is a party to certain credit facilities, indentures and other similar agreements. Consummation of the merger may require the consent of, or waiver from, the other parties to some of these agreements. CSC and YSI do not believe that the failure to obtain such consents, approvals or waivers would have a material adverse effect on CSC.

Appraisal Rights

   Under the Maryland General Corportion Law, holders of YSI common stock are not entitled to dissenters' appraisal rights which would give them the right to obtain the payment of cash in exchange for their securities as a result of the merger, because the shares such holders own on the record date are listed on the Nasdaq National Market and the consideration such holders will receive in the merger will consist solely of shares of CSC listed on the Nasdaq National Market and cash in lieu of fractional shares.

Interests of Certain Persons in the Merger

   In considering the respective recommendations of the CSC Board and the YSI Board with respect to the merger, stockholders of YSI and CSC should be aware that, as described below, certain members of CSC's and YSI's managements and Boards of Directors may have interests in the merger that are different from, or in addition to, the interests of stockholders of YSI and CSC, and that may create potential conflicts of interest.

Two executive officers of CSC are members of the six-person CSC Board that approved the merger. One executive officer of YSI is a member of the five-person YSI Board that approved the merger.

   Except as described below, such persons have, to the knowledge of CSC and YSI, no material interest in the merger other than those of stockholders of YSI and CSC generally.

   Directors and Executive Officers of CSC Following the Merger. Upon completion of the merger, the Board of Directors of CSC will consist of 7 members, 6 of whom will be the directors of CSC immediately prior to the effective time of the merger. The seventh will be Bobbie L. Huskey, who is currently a member of the YSI Board, or another YSI Board member who is reasonably acceptable to the CSC Board. Mr. Slattery will continue to serve as Chairman, Chief Executive Officer and President of CSC and the other executive officers of CSC immediately prior to the effective time of the merger will continue to serve as executive officers of CSC. No executive officer of YSI is currently expected to become an executive officer of CSC following the merger.

   Change in Control and Severance Agreements. In connection with the hiring of Mr. Cole in August 1996 and Mr. Demilio in March 1997, YSI entered into employment agreements and change in control agreements with each of them on such dates. These change in control agreements provide for the payment by YSI of specified benefits in the event the employment of such executive officer terminates under specified circumstances following a change in control of YSI. For purposes of these agreements, a change in control is deemed to take place whenever (i) a person, group of persons or other entities shall become the beneficial owner, directly or indirectly, of securities of YSI having 20% or more of the combined voting power of YSI's then outstanding securities, (ii) there shall be certain significant changes in the composition of YSI's Board of Directors, (iii) YSI enters into an agreement that would result in a change in control, (iv) the stockholders of YSI approve certain mergers, share exchanges or consolidations or the sale of substantially all assets of YSI or (v) the stockholders of YSI approve a liquidation of YSI, or, in the case of Mr. Demilio's agreement, Mr. Cole ceases to be Chief Executive Officer of YSI. CSC has agreed with Messrs. Cole and Demilio that the merger constitutes a change in control.

   Circumstances triggering payment of the specified benefits to Messrs. Cole and Demilio under their agreements include the following:

  . involuntary termination of employment (for reasons other than death, disability, retirement or cause); or

  . voluntary termination by the executive officer in the event of certain significant changes in the nature of his employment, including certain reductions made in compensation and changes in responsibilities and authority.

   Benefits made available to the executive officer under the terms of the change in control agreements in the event that his employment is terminated under the above-specified circumstances may include:

  . a lump sum severance payment equal to three times the sum of the executive officer's annual base salary at the time of the events giving rise to the notice of termination or immediately prior to a change in control, plus bonuses or other additional monetary compensation during the year of termination or the prior year whichever is greater;

  . acceleration of vesting of all outstanding options to purchase securities of YSI (or its successor);

  . maintenance of all life, disability, accident and health insurance substantially similar to those benefits to which the executive officer was entitled immediately prior to termination for a period of three additional years;

  . certain additional payments to cover any excise tax imposed by Section 4999 of the Internal Revenue Code; and

  . reimbursement of legal fees and expenses, if any, incurred as result of such termination.

   Upon completion of the merger, because neither Mr. Cole nor Mr. Demilio will continue their employment following the effective time, a triggering event will be deemed to have occurred and the parties have agreed that Mr. Cole will receive $1,150,000 and Mr. Demilio will receive $785,000 pursuant to their respective change in control agreements.

   Non-Compete Agreements. To clarify the obligations of YSI under the employment agreements and change in control agreements with Messrs. Cole and Demilio, CSC entered into non-compete agreements with Messrs. Cole and Demilio to be effective upon the closing of the merger. Under his non-compete agreement, Mr. Cole agreed that he will not enter into the employ of, or engage in any business or activity which is the same as the business and activities conducted by YSI or CSC or any of their subsidiaries for a period of two years after the date of his termination of employment from CSC or its affiliates. In consideration of the non-compete agreement, CSC agreed to pay Mr. Cole $200,000. Under his non-compete agreement, Mr. Demilio agreed that he will not enter into the employ of, or engage in any business or activity which is the same as the business and activities conducted by YSI or CSC or any of their subsidiaries for a period of one year after the date of his termination of employment from CSC or its affiliates. In consideration of the non-compete agreement, CSC agreed to pay Mr. Demilio $100,000.

   Stock Plans. Employees of YSI and members of its Board of Directors who have options to acquire shares of YSI common stock pursuant to YSI stock plans will, as of the effective time, be deemed to have options to acquire shares of CSC common stock pursuant to the formula for conversion of options described in the merger agreement and elsewhere in this joint proxy statement/prospectus. Except as described below, the vesting of these options will not accelerate or otherwise be affected by the merger nor will any other provision of the options. According to the terms of the change in control agreements with Messrs. Cole and Demilio, any unvested options held by such person will be accelerated as a result of the merger. As of the closing date, Mr. Cole will hold unvested options to purchase an aggregate of 166,666 shares of YSI common stock at a weighted average exercise price of $12.65 per share, which will convert to options to purchase 62,499 shares of CSC common stock at an average exercise price of $33.73 per share, and Mr. Demilio will hold unvested options to purchase an aggregate of 100,000 shares of YSI common stock at a weighted average exercise price of $13.34 per share. which will convert to options to purchase 37,500 shares of CSC common stock at an average exercise price of $35.57 per share.

   Indemnification and Insurance. Pursuant to the merger agreement, CSC will indemnify and hold harmless each director and officer of YSI from liabilities or acts or omissions occurring at or prior to the effective time, liabilities incurred in connection with any claim, action, suit, proceeding or investigation, actual or threatened, whether civil, criminal, administrative or investigative to the fullest extent that YSI would have been permitted under Maryland law and its articles of incorporation and by-laws in effect on the date of the merger agreement to indemnify such person. For six years after the effective time , CSC will provide directors' and officers' liability insurance covering acts or omissions occurring prior to the effective time to cover present or former officers or directors of YSI or its subsidiaries on terms no less favorable than those of the YSI policy in effect on the date of the merger agreement. However, if the annual premiums for the insurance would exceed 150% of the last annual premium paid by YSI for the directors' and officers' insurance prior to the date of the merger agreement, CSC may obtain insurance as comparable as possible without exceeding the premium threshold.

Delisting and Deregistration of YSI Common Stock

   If the merger is consummated, the shares of YSI common stock will be delisted from the Nasdaq National Market, and will be deregistered under the Securities Exchange Act of 1934.

Restrictions on Resales by Affiliates

   Affiliates of YSI. The shares of CSC stock to be issued to YSI stockholders in the merger have been registered under the Securities Act. These shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of YSI as that term is defined under the Securities Act. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Any transfer by an affiliate of YSI must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act. If a YSI affiliate becomes an affiliate of CSC, any transfer must be permitted by the resale provisions of Rule 144 promulgated under the Securities Act or otherwise permitted under the Securities Act. These restrictions are expected to apply to the executive officers and directors of YSI.

   Affiliates of CSC. Shares of CSC common stock which have been registered under the Securities Act may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of CSC as that term is defined under the Securities Act. Any transfer by an affiliate of CSC must be one permitted by the resale provisions of Rule 144 promulgated under the Securities Act or as otherwise permitted under the Securities Act. These restrictions apply to the directors and executive officers of CSC as well as to certain other related individuals or entities.

   Affiliates of Either Company. SEC guidelines regarding qualifying for the pooling-of-interests method of accounting also generally require that affiliates of the acquiring company and acquired company may not take action to reduce the risk in their shares, including through sales, during the period surrounding the merger. These guidelines indicate that the pooling-of-interests method of accounting will generally not be challenged on the basis of sales by such affiliates if these persons do not dispose of any of the shares of the corporation they own or any shares of the corporation they receive in connection with a merger during the period beginning 30 days prior to the effective time of the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

   Affiliate Agreements. CSC has agreed to use its best efforts to deliver to YSI not less than 35 days prior to the effective time of the merger for each of its affiliates, an agreement that such person will not dispose of any CSC common stock or YSI common stock during the pooling restricted period.

   YSI has agreed to use its best efforts to deliver to CSC not less than 35 days prior to the effective time of the merger for each of its affiliates, an agreement that such person will not dispose of any CSC common stock or YSI common stock during the pooling restricted period.

   Notwithstanding whether YSI or CSC is able to deliver such agreements, stock held by persons who are deemed by YSI or CSC to be affiliates of either party, and CSC stock to be received in the merger by persons who are deemed by CSC to be affiliates of YSI, shall be subject to restrictive legends and/or "stop transfer" restrictions during the pooling restricted period, and such persons will not be permitted to sell, dispose of, or effect transfers in their shares until the pooling restricted period has expired.

                           THE STOCKHOLDERS' MEETINGS

Purpose, Time and Place

   This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the YSI Board and CSC Board from holders of YSI common stock and CSC common stock for use at special meetings to
be held on    , 1999, in the case of YSI, at Harbor Court Hotel, 550 Light
Street, Baltimore, Maryland 21202 at 9:00 a.m., local time and at any adjournments or postponements thereof and, in the case of CSC, at The Hyatt Hotel, 1000 Boulevard of the Arts, Sarasota, Florida 34236, at 1:00 p.m., local time, and at any adjournments or postponements thereof. At the CSC special meeting, holders of CSC common stock will be asked to consider and vote upon a proposal to approve and adopt the merger and the merger agreement including the issuance of CSC common stock to YSI stockholders. At the YSI special meeting, the holders of YSI common stock will be asked to consider and vote upon a proposal to approve the merger as set forth in the merger agreement.

Record Date; Voting Power

   CSC. The CSC Board has fixed the close of business (5:00 p.m., local time) on January 27, 1999, as the record date for determining the holders of CSC common stock entitled to notice of, and to vote at, the CSC special meeting. At
the close of business on the record date,     shares of CSC common stock were
issued and outstanding and entitled to vote at the CSC special meeting. Only holders of record of CSC common stock at the close of business on the record date will be entitled to notice of, and to vote at, the CSC special meeting. Holders of record of CSC common stock are entitled to one vote per share on any matter which may properly come before the CSC special meeting. Votes may be cast at the CSC special meeting in person or by proxy.

   The presence at the CSC special meeting, either in person or by proxy of the holders of a majority of the voting power represented by the CSC common stock is necessary to constitute a quorum in order to transact business at the CSC special meeting. In the event that a quorum is not present at the CSC special meeting, such meeting will be adjourned or postponed in order to solicit additional proxies.

   YSI. The YSI Board has fixed the close of business (5:00 p.m., local time) on January 27, 1999, as the record date for determining the holders of YSI common stock entitled to notice of, and to vote at, the YSI special meeting. Only holders of record of YSI common stock at the close of business on the record date will be entitled to notice of, and to vote at, the YSI special meeting.

   At the close of business on the record date,      shares of YSI common stock
were issued and outstanding and entitled to vote at the YSI special meeting. Holders of record of YSI common stock are entitled to one vote per share on any matter which may properly come before the YSI special meeting. Votes may be cast at the YSI special meeting in person or by proxy.

   The presence at the YSI special meeting, either in person or by proxy of the holders of a majority of the outstanding YSI common stock entitled to vote, is necessary to constitute a quorum in order to transact business at the YSI special meeting. In the event that a quorum is not present at the YSI special meeting, such meeting will be adjourned or postponed in order to solicit additional proxies.

Votes Required

   CSC. Approval of the proposal to adopt the merger agreement and the transactions contemplated thereby, including the issuance of CSC common stock to YSI stockholders, will require the affirmative vote of more than 50% of the voting power of the CSC common stock outstanding on the record date. Under Delaware law, in determining whether the proposal to approve and adopt the merger agreement and the transactions contemplated thereby have received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against the proposals. Brokers who hold shares of CSC stock as nominees will not have the discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any shares which are not voted because the nominee-broker lacks discretionary authority will be counted and have the same effect as a vote against the proposals.

   YSI. Approval of the proposal to approve the merger will require the affirmative vote of more than 50% of the shares of YSI common stock outstanding on the record date. Under Maryland law, in determining whether the proposal to approve the merger has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against the proposal. Brokers who hold shares of YSI common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any shares which are not voted because the nominee-broker lacks such discretionary authority will be counted and have the same effect as a vote against the proposal.

Share Ownership of Management

   CSC. As of the close of business on the record date, CSC's directors and executive officers and their affiliates may be deemed to be the beneficial
owners of      outstanding shares of CSC common stock (collectively
representing approximately     of the outstanding CSC common stock). Such
executive officers and directors of CSC and YSI have indicated that they will vote their shares of CSC common stock for adoption of the merger and the merger agreement including the issuance of CSC common stock to YSI stockholders.

   YSI. As of the close of business on the record date, YSI's directors and executive officers and their affiliates may be deemed to be the beneficial
owners of      outstanding shares of YSI common stock (collectively
representing approximately     of the outstanding YSI common stock). Such
executive officers and directors of YSI have indicated that they will vote their shares of YSI common stock for adoption of the merger.

Voting of Proxies

   Shares represented by properly executed proxies (whether through the return of the enclosed proxy card or by telephone) received in time for a special meeting will be voted at such special meeting in the manner specified by such proxies. YSI stockholders should be aware that, if your proxy is properly executed but does not contain voting instructions, or if you use telephonic voting without indicating how you want to vote, your proxy will be voted FOR approval of the merger. CSC stockholders should be aware that, if your proxy is properly executed but does not contain voting instructions, or if you use telephonic voting without indicating how you want to vote, your proxy will be voted FOR adoption of the merger and the merger agreement including the issuance of CSC common stock to YSI stockholders. It is not expected that any matter other than as described herein will be brought before the special meetings. If other matters are properly presented before the special meetings, the persons named in such proxy will have authority to vote in accordance with their judgment on any other such matter, including without limitation, any proposal to adjourn or postpone the meeting or otherwise concerning the conduct of the meeting; provided, that a proxy that has been designated to vote against the approval of the merger will not be voted to adjourn the meeting to solicit additional votes.

Revocability of Proxies

   The grant of a proxy on the enclosed YSI or CSC proxy card, or a vote by telephone, does not preclude a stockholder from voting in person. A stockholder of CSC may revoke a proxy at any time prior to its exercise by (i) delivering, prior to the CSC special meeting, to Debra Dawn, Secretary, CSC, 1819 Main Street, Suite 1000, Sarasota, Florida 34236, a written notice of revocation bearing a later date or time than the proxy; (ii) delivering to the Secretary of CSC a duly executed proxy bearing a later date or time than the revoked proxy; or (iii) attending the CSC special meeting and voting in person. A stockholder of YSI may revoke a proxy at any time prior to its exercise by (i) delivering, prior to the YSI special meeting, to Mark S. Demilio, Secretary, Youth Services International, Inc., 2 Park Center Court, Suite 200, Owings Mills, Maryland 21117, a written notice of revocation bearing a later date or time than the proxy; (ii) delivering to the Secretary of YSI a duly executed proxy bearing a later date or time than the revoked proxy; or (iii) attending the YSI special meeting and voting in person. Attendance at the relevant special meeting will not by itself constitute revocation of a proxy. Neither YSI nor CSC expects to adjourn the relevant special meeting for a period of time long enough to require the setting of a new record date for such meeting. If an adjournment occurs, it will have no effect on the ability of either YSI's or CSC's stockholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies unless the relevant meeting is adjourned to a date that, under applicable law, requires the setting of a new record date.

Solicitation of Proxies

   Each of YSI and CSC will bear the cost of solicitation of proxies from its own stockholders, except that CSC and YSI intend to share equally the cost associated with this joint proxy statement/prospectus, including related filing fees. In addition to solicitation by mail, the directors, officers and employees of each of YSI and CSC and their respective subsidiaries may solicit proxies from stockholders of such company by telephone, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and YSI and CSC will reimburse such company's custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

   In addition, YSI and CSC have retained      and      to assist them in the
solicitation of proxies from stockholders in connection with the special
meetings. Each of      and      will receive a fee which YSI and CSC expect
will not exceed $     as compensation for its services and reimbursement of its
out-of-pocket expenses. YSI and CSC has agreed to indemnify each of     and
     against certain liabilities arising out of or in connection with its engagement.


   Stockholders should not send stock certificates with their proxy cards.

                              THE MERGER AGREEMENT

General

   The CSC Board and the YSI Board have each unanimously approved and adopted the merger agreement. The merger agreement contemplates the merger of merger subsidiary, a wholly-owned subsidiary of CSC, with and into YSI, with YSI continuing as the surviving corporation. This section of the joint proxy statement/prospectus describes material provisions of the merger agreement as amended. The description of the merger agreement contained in this joint proxy statement/prospectus does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. Capitalized terms in this section have the meanings assigned to them in the merger agreement or, if not so assigned in the merger agreement, the meanings assigned to them in this joint proxy statement/prospectus. All stockholders of CSC and YSI are urged to read the merger agreement carefully and in its entirety.

Closing; Effective Time

   The closing of the merger will take place at the offices of Hogan & Hartson L.L.P. , 111 S. Calvert Street Baltimore, Maryland 21202 at 9:00 a.m. on the first business day after the day on which the last condition to the merger is satisfied or waived or at such other place and time and/or on such other date as YSI and CSC may agree in writing.

   As soon as practicable following the closing, YSI, CSC and merger subsidiary will cause articles of merger to be filed with and accepted by the Maryland State Department of Taxation as provided in Section 3-102 of the Maryland law. The merger will become effective at the time the articles of merger are filed with the Maryland State Department of Taxation or at a later time agreed by YSI and CSC and established under the articles of merger.

Articles of Incorporation of Surviving Corporation

   The articles of incorporation of merger subsidiary will be adopted as the articles of incorporation of YSI at the closing.

By-laws of Surviving Corporation

   The by-laws of merger subsidiary will be adopted as the by-laws of YSI at the closing.

Board and Officers of Surviving Corporation

   The directors and officers of merger subsidiary will be the directors and officers of YSI until their successors have been elected or appointed and qualified or until their earlier death, resignation or removal.

   Promptly after the effective time, CSC shall cause one person designated prior to the effective time by YSI with CSC's consent (which will not be unreasonably withheld) to be appointed to the CSC Board of Directors. Ms. Bobbie L. Huskey, a director of YSI, is expected to be the person so designated.

Consideration to be Received in the Merger

   At the effective time, each share of YSI common stock issued and outstanding immediately prior to the effective time shall be converted into the right to receive .375 of a share of CSC common stock.

Exchange of Certificates; Fractional Shares

   Promptly after the effective time, CSC will deposit with the Exchange Agent, for the benefit of the holders of YSI common stock, certificates representing the shares of CSC common stock and, after the effective time, if applicable, any cash, dividends or other distributions with respect to CSC common stock including cash in lieu of fractional shares to be issued to YSI stockholders, in exchange for their YSI shares upon their surrender of the certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of the merger agreement.

   Promptly after the effective time, CSC will cause the exchange agent to mail a transmittal letter to the holders of YSI common stock. The transmittal letter will contain instructions on how to surrender YSI Stock certificates in exchange for shares of CSC common stock (and cash in lieu of fractional shares, if applicable).

    YSI stock certificates should not be returned with the enclosed proxy card and should not be forwarded to the exchange agent except with a transmittal form, which will be provided to holders following the effective time.


   In lieu of issuing fractional shares, CSC will pay each holder of YSI common stock an amount in cash equal to the product obtained by multiplying (A) the fraction of one share to which the holder (after taking into account all shares of YSI common stock held of record at the effective time by the holder) would otherwise be entitled by (B) the average closing price of a share of CSC common stock as reported on the Nasdaq National Market for the 20 most recent days that CSC common stock has traded ending on the last full trading day prior to the effective time.

Representations and Warranties

   The merger agreement contains certain customary mutual representations and warranties by CSC and/or YSI relating to, among other things:

   . corporate organization, structure and power;

   . capitalization;

 . authorization, execution, delivery, performance and enforceability of consents, approvals, orders and authorizations of governmental authorities relating to, and noncontravention of certain agreements as a result of, the merger agreement;

 . documents filed by each of us with the SEC and other regulatory entities, the accuracy of information contained therein and the absence of undisclosed liabilities of each of us;

 . the accuracy of information supplied by each of us in connection with this joint proxy statement/prospectus and the registration statement;

   . absence of material changes or events with respect to each of us since December 31, 1997;

   . compliance with applicable laws and litigation;

   . absence of changes in benefit plans;

   . matters relating to the Employee Retirement Income Security Act of 1974,

   . accounting and tax matters;

   . labor matters;

   . environmental matters;

 . engagement of and payment of fees to brokers, investment bankers, finders and financial advisors in connection with the merger agreement;

 .  insurance matters;

 . intellectual property matters, including efforts to resolve any "Year 2000" computer problems; and

 .  material contracts and noncompetition agreements.

Certain Covenants

   Conduct of Business.We have agreed that, except as otherwise expressly contemplated by the merger agreement or consented to by the other party (which consent will not be unreasonably withheld), during the period from the date of the merger agreement to the effective time, each party will carry on its respective businesses in the ordinary course and in compliance in all material respects with all applicable laws and regulations and use all reasonable efforts to preserve intact its current business organizations, and use all reasonable efforts to keep available the services of its current officers and other key employees and preserve its business relationships to the end that each parties' goodwill and ongoing businesses will be unimpaired at the effective time.

   The merger agreement provides that neither YSI nor CSC take any action outside of the parameters specified in the merger agreement, including (with certain exceptions):

 .  amending its organizational documents;

 . issuing, selling or encumbering any shares of capital stock or options to acquire any shares of such capital stock;

 . selling, leasing or encumbering property or assets (except in the ordinary course of business);

 . declaring or paying dividends or recapitalizing or redeeming its capital stock;

 .  making specified types of acquisitions; or

 . taking any action that would cause the representations and warranties regarding absence of certain changes or events in the merger agreement to no longer be true and correct.

No Solicitation

   The merger agreement provides that YSI will not, nor will it authorize or permit any of its officers, directors or employees or any financial adviser, attorney, accountant or other representative retained by it to solicit or encourage, including by furnishing information, or knowingly take any other action to facilitate, any inquiries or the making of any acquisition proposal. An "acquisition proposal" means any tender or exchange offer, or proposal, other than a proposal by CSC or any of its affiliates, for a merger, share exchange or other business combination involving YSI or any proposal or offer to acquire a substantial equity interest in YSI or a substantial portion of the assets of YSI.

   Except as expressly permitted by the merger agreement, neither the YSI Board nor any committee thereof, will withdraw or modify, or propose to withdraw or modify, in a manner adverse to CSC, the approval or recommendation by the Board of the merger or the merger agreement, or approve or recommend or propose to approve or recommend any acquisition proposal other than pursuant to the merger. Notwithstanding the foregoing, the YSI Board, to the extent that it determines in good faith, after consultation with outside counsel, that in light of an acquisition proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to its respective stockholders under applicable law, may furnish information to or enter into discussions or negotiations with any person or entity or withdraw or modify its approval or recommendation of the merger or the merger agreement, among other things. YSI will as soon as reasonably practicable notify CSC if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with YSI and inform CSC of the status of any such acquisition proposal from time to time.

   In the event the merger agreement is terminated by YSI in accordance with
Section 8.1(i) of the merger agreement, relating to YSI's fiduciary duties, or by CSC in accordance with Section 8.1(j) of the merger agreement, relating to YSI's Board's withdrawal or modification of its recommendation of the merger or the merger agreement and;

    1 an acquisition proposal is made by a third party prior to the date of termination and the Board of Directors of YSI determines to recommend such acquisition proposal, or

    2 the merger agreement is terminated following a withdrawal or modification of approval or recommendation of the merger or the merger agreement by the Board of Directors of YSI if such withdrawal or modification is due primarily to a decline in the market price of the CSC common stock prior to the effective time and YSI within 12 months thereafter enters into an agreement with a third party regarding an acquisition proposal, then YSI shall promptly pay:

    (i) all reasonable costs and expenses of CSC and merger subsidiary incurred in connection with the negotiation and performance of the merger agreement including without limitation, fees and expenses of counsel, fees and expenses of independent public accountants printing expenses and registration fees, in an amount not to exceed $500,000; and

    (ii) a fee in the amount of $1,500,000 to CSC.

YSI Stock-Based Awards and YSI Warrants

   At the effective time, each option issued pursuant to any of the YSI Stock Plans whether vested or unvested, and each warrant to purchase YSI common stock will be deemed to constitute an option or warrant to acquire, on the same terms and conditions as were applicable under such YSI option or such YSI warrant, a number of shares of CSC common stock equivalent to (A) the number of shares of YSI common stock that could have been purchased immediately prior to the effective time under such YSI option or YSI warrant multiplied by (B) the exchange ratio (rounded down to the nearest whole number), at a price per share of CSC common stock (rounded up to the nearest whole cent) equal to the exercise price per share pursuant to such YSI option or YSI warrant immediately prior to the effective time divided by the exchange ratio. At or prior to the effective time, YSI will make all necessary arrangements with respect to the YSI Stock Plans and the YSI warrants to permit the assumption of the unexercised YSI options and YSI warrants by CSC.

   At the effective time, CSC will assume each YSI option and each YSI warrant in accordance with the terms of the YSI Stock Plan and the YSI warrants under which it was issued. At or prior to the effective time, CSC will take all corporate action necessary to reserve for issuance a sufficient number of shares of CSC common stock for delivery upon exercise of YSI options and the YSI warrants assumed by it in accordance with the merger agreement. As soon as practicable, but no later than 10 days after the effective time, CSC will file a registration statement on Form S-8 with respect to CSC common stock subject to YSI options which have been assumed by CSC in the merger, or will cause such YSI options to be deemed to be issued pursuant to a CSC Stock Plan for which shares of CSC common stock have previously been registered pursuant to an appropriate registration form.

Employee Benefit Plans

   CSC has agreed that all employees of YSI and its subsidiaries who are provided with benefits under employee benefit plans of YSI, other than plans involving the issuance of shares of YSI common stock, shall continue to be covered under the YSI benefit plans after the effective time. However, CSC may terminate all of the YSI benefit plans, so long as:

  . each employee of YSI and its subsidiaries is provided coverage under CSC employee benefit plans, other than plans involving the issuance of shares on the same terms and conditions as similarly situated CSC employees;

  . CSC causes each CSC benefit plan covering employees of YSI or its subsidiaries to recognize prior service and accrued vacation of such employees with YSI or its subsidiaries as service and accrued vacation with CSC and its subsidiaries (A) for purposes of any waiting period, eligibility requirements and benefit accruals under any CSC benefit plan that is not a "pension plan" (as defined in Section 3(2) of ERISA), and
     (B) for purposes of eligibility, including eligibility for early retirement benefits, and vesting (but not benefit accrual) under any CSC benefit plan that is a "pension plan" (as defined in Section 3(2) of ERISA);

  . CSC causes coverage to be immediately available for employees of YSI and its subsidiaries under the comparable CSC benefit plan, if any, at the time coverage ceases under any YSI benefit plan sought to be terminated; and

  . to the extent CSC elects to terminate any YSI benefit plan, it will terminate the other YSI benefit plans as soon as practicable after the termination of such YSI benefit plan.

   However, nothing contained in the merger agreement requires CSC to offer benefits under the CSC benefit plans comparable to those offered under the YSI benefit plans. Following the effective time, CSC will honor, or cause YSI as the surviving corporation to honor, all individual employment or severance agreements in effect for employees or former employees of YSI, except that CSC is permitted to amend or terminate any of these agreements in accordance with their terms.

Indemnification and Insurance

   For six years after the effective time, CSC will indemnify and hold harmless each director and officer of YSI from liabilities for acts or omissions occurring at or prior to the effective time. For six years after the effective time, CSC will provide directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time to cover present or former officers or directors of YSI or its subsidiaries on terms no less favorable than those of the YSI policy in effect on the date of the merger agreement. However, if the annual premiums for the insurance would exceed 150% of the last annual premium paid by YSI for the directors' and officers' insurance prior to the date of the merger agreement, CSC may obtain insurance as comparable as possible without exceeding the premium threshold.

Conditions to the Consummation of the Merger

   CSC's and YSI's obligation to effect the merger is subject to the satisfaction or waiver on or prior to the closing date of various conditions, which include, in addition to the other customary closing conditions, the following:

  . YSI stockholders must have approved the merger and CSC stockholders must have approved the merger and the merger agreement including the issuance of CSC common stock to YSI stockholders;

  . the shares of CSC common stock issuable to YSI stockholders pursuant to the merger agreement must be authorized for listing on the Nasdaq National Market upon official notice of issuance;

  . other than the filing with the Maryland State Department of Assessments and Taxation of the articles of merger, all consents, approvals and actions of, filings with and notices to any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority or arbitral tribunal required of YSI, CSC or any of their subsidiaries to consummate the merger must be obtained in a form satisfactory to each of us, unless the failure to obtain any such governmental consent would not reasonably be expected to have a material adverse effect on CSC and its prospective subsidiaries taken as a whole;

  . no court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order, whether temporary, preliminary or permanent that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger and no governmental entity shall have instituted any proceeding which continues to be pending seeking any such order; and

  . no stop order or proceeding seeking a stop order against the use of this joint proxy statement/prospectus shall have been instituted by the SEC.

   In addition, the obligation of each of us to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

  . the representations and warranties of the other party to the merger agreement set forth in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date unless another date is specified by the merger agreement, except where the failure of such representations and warranties to be so true and correct, without giving effect to any limitation as to "materiality" or "material adverse effect,", would not have, individually or in the aggregate, a material adverse effect on such other party;

  . the other party to the merger agreement must have performed all material obligations required to be performed by it under the merger agreement on or prior to the closing date;

  . both parties must have received from their respective legal counsel, on the closing date, opinions dated as of such date as to the tax effects of the merger;

  . both parties must have received from their respective financial advisors, an opinion dated as of the date of the mailing to you of this joint proxy statement/prospectus, confirming their prior opinions; and

  . at any time after the date of the merger agreement no material adverse change may have occurred relating to the other party.

   In addition, the obligation of CSC to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

  . CSC must have received (a) at least 35 days prior to the effective time, affiliate agreements from all persons identified on Exhibit A-1 of the merger agreement and any other person who CSC reasonably believes to be an affiliate of YSI and (b) CSC must have received, in form and substance reasonably satisfactory to CSC, from Arthur Andersen LLP, and Grant Thornton, favorable letters dated the closing date, regarding pooling-of-interests accounting treatment;

  . CSC must have received letters from Arthur Andersen LLP dated as of the effective date of the S-4 registration statement and as of the closing date, in each case addressed to CSC, containing such matters as are customarily contained in auditors' letters regarding YSI financial information provided for inclusion in such S-4 registration statement, in form and substance reasonably satisfactory to CSC; and

  . CSC must have received a copy of an audited consolidated balance sheet of YSI dated as of September 30, 1998 and the audited consolidated statements of income and cash flows of YSI for the nine-month period then ended, accompanied by the related report of Arthur Andersen LLP to YSI.

Termination

   The merger agreement may be terminated or abandoned only by:

  . mutual written consent of CSC and YSI, even if the agreement has already been approved by the YSI stockholders or CSC stockholders;

  . CSC or YSI if the other party has failed to comply in any material respect with any of its covenants or agreements contained in the merger agreement required to be complied with prior to the date of such termination and the failure to comply has not been cured within 30 business days following receipt by such party of written notice from the non-breaching party of the failure to comply;

  . YSI or CSC if there has been (a) a breach by the other party of any representation or warranty that is not qualified by materiality which has the effect of making such representation or warranty not true and correct in all material respects or (b) a breach by the other party of any representation or warranty that is qualified as to materiality, in each case if the breach has not been cured within 30 business days following receipt by the breaching party from the non-breaching party of written notice of the breach;

  . YSI after March 31, 1999, if any of the conditions set forth in the merger agreement to which YSI's obligations are subject have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of YSI;

  . CSC after March 31, 1999, if any of the conditions set forth in the merger agreement to which CSC's obligations are subject have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of CSC;

  . CSC or YSI if holders of YSI common stock do not approve the merger or if holders of CSC common stock do not approve the issuance of shares of CSC common stock at the stockholders meetings;

  . CSC or YSI if a court or governmental entity of competent jurisdiction institutes an order prohibiting the consummation of the transactions contemplated by the merger agreement, unless the order is the result of an action or proceeding instituted by the terminating party;

  . YSI if in the exercise of its good faith determination as to its fiduciary duties to YSI's stockholders imposed by law, the YSI Board decides that such termination is required;

  . CSC if the YSI Board shall have withdrawn or modified in any manner adverse to CSC its approval or recommendation of the merger or the merger agreement; and

  . YSI if the Board of Directors of CSC shall have withdrawn or modified in any manner adverse to YSI its approval or recommendation of the merger or the merger agreement.

   In the event of termination of the merger agreement by either of us, all provisions of the merger agreement except for Section 6.14, relating to expenses, and Section 8.2, relating to the break-up fee, of the merger agreement, shall become void and no party or the directors, officers or stockholders of any party will have any liability under those provisions, except that such parties could still be held liable for any willful or intentional breach of the merger agreement.

   In the event of termination of the merger agreement, each party shall pay the costs and expenses incurred by it in connection with the merger agreement, and no party (or any of its directors, officers, employees, agents, representatives or stockholders) will be liable to any other party for any costs, expenses, damage or loss of anticipated profits thereunder except with respect to the exceptions stated in the preceding and following paragraphs.

Expenses

   In the event the merger agreement is terminated by YSI in accordance with
Section 8.1(i) of the merger agreement, relating to YSI's fiduciary duties, or by CSC in accordance with Section 8.1(j) of the merger agreement, relating to YSI's withdrawal or modification of the merger or the merger agreement, and if

     (a) an acquisition proposal is made by a third party prior to the date of termination and the Board of Directors of YSI determines to recommend such acquisition proposal, or

     (b) the merger agreement is terminated following a withdrawal or modification of approval or recommendation of the merger or the merger agreement by the Board of Directors of YSI if such withdrawal or modification is due primarily to a decline in the market price of the CSC common stock prior to the effective time and YSI within 12 months thereafter enters into an agreement with a third party regarding an acquisition proposal, then YSI shall promptly pay

     (i) all reasonable costs and expenses of CSC and merger subsidiary incurred in connection with the negotiation and performance of the merger agreement including without limitation, fees and expenses of counsel and independent public accountants, printing expenses and registration fees, in an amount not to exceed $500,000 and

     (ii) a fee in the amount of $1,500,000 to CSC.

   In the case of any termination of the merger agreement triggering payment of these amounts and provided YSI has not breached any of the covenants provided for in the merger agreement in either Section 6.4, concerning acquisition proposals, or 6.6, concerning stockholders meetings, payment of the amount specified shall constitute liquidated damages and shall be the sole and exclusive remedy of CSC and the merger subsidiary, and, upon payment of such amount, YSI shall have no further obligation to CSC or the merger subsidiary under the merger agreement.

Amendment, Extension and Waiver

   Subject to the provisions of the applicable law, the merger agreement may be modified or amended by the parties at any time prior to the effective time, by written agreement executed and delivered by duly authorized officers of the respective parties.

   The conditions to each of the parties' obligations to consummate the merger may be waived by such party in whole or in part to the extent permitted by applicable law.

                       CORRECTIONAL SERVICES CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (in thousands, except per share amounts)

   The information below has been derived from the audited consolidated financial statements of Correctional Services Corporation as of and for its fiscal years ended December 31, 1993 through 1997 and the unaudited consolidated financial statements for the nine months ended September 30, 1997 and 1998 and as of September 30, 1998. The financial data for the nine-month periods ended September 30, 1998 and 1997 reflect all adjustments necessary for a fair presentation of the results for these periods. You should not expect the results for the nine-month periods to be an indication of the results to be expected for the full year or any other interim period. This information is only a summary and should be read in conjunction with Correctional Services Corporation's historical financial statements, and related notes, contained in its report included elsewhere herein.

                           Nine Months
                              Ended
                          September 30,           Year Ended December 31,
                         ---------------- ------------------------------------------
                          1998     1997    1997    1996     1995     1994     1993
                         -------  ------- ------- -------  -------  -------  -------
Statement of operations
 data:
  Revenues.............. $67,577  $42,520 $59,936 $31,502  $31,490  $24,273  $14,101
  Operating expenses....  48,866   30,864  43,472  21,928   19,732   14,899    8,651
  General and
   administrative
   expenses.............  12,804    8,679  11,859   8,656    9,938    6,696    3,579
  Facility closure
   costs................     --       --      --    3,329    3,910      --       --
  Operating income
   (loss)...............   5,907    2,977   4,605  (2,411)  (2,090)   2,678    1,871
  Interest income
   (expense), net.......    (458)     145     444    (482)    (699)    (133)     (31)
  Earnings (loss) before
   income taxes.........   5,449    3,122   5,049  (2,893)  (2,789)   2,545    1,840
  Income tax expense
   (benefit)............   2,153    1,220   2,023  (1,025)  (1,050)   1,002      736
  Net earnings (loss)...   3,296    1,902   3,026  (1,868)  (1,739)   1,543    1,104
  Net earnings (loss)
   per share:
    Basic............... $  0.43  $  0.25 $  0.39 $ (0.32) $ (0.38) $  0.35  $  0.34
    Diluted.............    0.40     0.23    0.37   (0.32)   (0.38)    0.34  $  0.34
Balance sheet data:
  Working capital....... $ 9,441          $ 6,692 $23,560  $ 4,540  $ 1,356  $  (102)
  Total assets..........  76,652           55,866  50,304   23,341   14,518    4,745
  Long-term debt, net of
   current portion......  10,062              321     --     5,221    4,785      --
  Shareholders' equity..  47,235           43,188  39,925    9,222    7,093    1,926

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
           RESULTS OF OPERATIONS OF CORRECTIONAL SERVICES CORPORATION

General

   CSC's primary source of revenue is generated from the management of correctional and detention facilities under federal, state and local governmental agency contracts. The majority of CSC's contracts are based on a daily rate per offender, some of which have guaranteed minimum payments; others provide for fixed monthly payments irrespective of the number of offenders housed.

   CSC typically pays all facility operating expenses, except rent in the case of certain government-provided facilities. CSC's primary expenses are categorized as either operating or general and administrative. Operating expenses consist of payroll (corporate and facility employee salaries, wages and fringe benefits, and payroll taxes) and resident expenses which include food, medical services, supplies and clothing. General and administrative expenses consist among other items of rent, utilities, insurance, professional fees, travel and lodging and depreciation and amortization.

   CSC usually incurs development costs, which may range from $50,000 to $200,000, in responding to a governmental agency RFP. Such costs include planning and developing the project, preparing the bid proposal, travel and legal expenses and consulting fees. If management believes the recovery of such costs is probable, the costs are deferred until the anticipated contract has been awarded, at which time the deferred costs are amortized on a straight-line basis over the term of the contract, including option periods not to exceed five years. Development costs of unsuccessful or abandoned bids are expensed. The time period from incurring initial development costs on a project to the commencement of operations ranges from six to eighteen months. Upon adoption of the Financial Accounting Standards Board Statement of Position 98-5 on Accounting for the Costs of Start-up Activities, the majority of these development costs will be expensed as incurred.

   After a contract has been awarded, CSC incurs start-up costs from the date of the award until commencement of operations. Start-up costs include recruitment, training and travel of personnel and certain legal costs, and are capitalized until operations commence, at which time such costs are amortized on a straight-line basis over the term of the contract, including option periods not to exceed five years. Revenues generated during this initial period under per diem contracts increase as the offender population increases. Upon adoption of SOP 98-5 the majority of these start-up costs will be expensed as incurred.

Recent Developments

   On September 24, 1998, CSC announced that it had entered into a definitive merger agreement with YSI, under which each outstanding share of YSI common stock will be converted into .375 shares of CSC common stock. Under the merger agreement, YSI will become a wholly owned subsidiary of CSC. Management expects the merger to be completed in the first quarter of 1999. Transaction cost consisting of financial advisory fees, legal and accounting services and travel costs of $418,000 as of September 30, 1998 were capitalized. These non-recurring costs will be charged to operations during the fiscal quarter in which the merger is consummated. If circumstances arise that would prevent or cause the merger to terminate these cost would be expensed at that time.

Results of Operations

   The following table sets forth certain operating data as a percentage of total revenues:

                                           Percentage of Total Revenues
                                        ---------------------------------------
                                        Nine Months Ended      Years Ended
                                          September 30,       December 31,
                                        ------------------  -------------------
                                          1998      1997    1997   1996   1995
                                        --------  --------  -----  -----  -----
Revenues...............................    100.0%    100.0% 100.0% 100.0% 100.0%
Expenses:
  Operating............................     72.3      72.6   72.5   69.6   62.7
  General and Administrative...........     18.9      20.4   19.8   27.5   31.5
  Ft. Worth & NYCC Closure Costs.......      --        --     --    10.6    --
  New Jersey Facility Closure Cost.....      --        --     --     --    12.4
                                        --------  --------  -----  -----  -----
  Total Expenses.......................     91.2      93.0   92.3  107.7  106.6
                                        --------  --------  -----  -----  -----
  Operating Income (Loss)..............      8.7       7.0    7.7   (7.7)  (6.6)
Interest Income (Expense), Net.........     (0.7)      0.3    0.7   (1.5)  (2.2)
                                        --------  --------  -----  -----  -----
  Income (Loss) Before Income Taxes....      8.1       7.3    8.4   (9.2)  (8.8)
  Income Tax Benefit (Expense).........     (3.2)     (2.9)  (3.4)   3.3    3.3
                                        --------  --------  -----  -----  -----
  Net Income (Loss)....................      4.9       4.5    5.0   (5.9)  (5.5)
                                        ========  ========  =====  =====  =====

Nine Months Ended September 30, 1998 Compared To Nine Months Ended September 30, 1997

   Revenue increased 58.9% from $42,520,258 for the nine months ended September 30, 1997 to $67,577,232 for the nine months ended September 30, 1998. Revenues of $15,773,000 were generated in the first nine months of 1998 by nine newly opened facilities subsequent to September 30, 1997 (Florence, Arizona; Grenada, Mississippi; Martin Hall, Washington; Dickens County, Texas; Newton County, Texas; Jefferson County, Texas; Eagle Lake, Texas; Bayamon Detention and Treatment, Puerto Rico). In addition, revenues increased $6,444,000 for the 1998 period as compared to the 1997 period from the full nine month operations of CSC's Frio County, Texas facility, Milam County, Texas facility, Gallup, New Mexico facility and the juvenile detention facilities and related educational programs in Polk and Pahokee, Florida. Per diem rate and occupancy level increases in several ongoing contracts also contributed to the increased revenues for the nine months ended September 30, 1998.

   Operating expenses increased 58.3% from $30,863,519 for the nine months ended September 30, 1997 to $48,865,951 for the nine months ended September 30, 1998. The opening of the facilities noted above and the addition of management personnel in the corporate office accounted for the increase in operating expenses. As a percentage of revenues, operating expenses decreased from 72.6% for the nine months ended September 30, 1997 to 72.3% for the nine months ended September 30, 1998 due primarily to the contribution from new facilities, and lower corporate compensation as a percentage of revenues.

   General and administrative expenses increased 47.5% from $8,678,605 for the nine months ended September 30, 1997 to $12,803,877 for the nine months ended September 30, 1998. The increase in general and administrative expenses was primarily attributable to the full nine month operations of CSC's Frio County, Texas facility, Milam County, Texas facility, Gallup, New Mexico facility and the juvenile detention facilities and related educational programs in Polk and Pahokee, Florida and the opening of the nine new facilities noted above. As a percentage of revenues, general and administrative expenses were 20.4% and 18.9% for the nine months ended September 30, 1997 and 1998, respectively. The decrease in general and administrative expenses as a percentage of revenues is a direct result of the increase in revenues and CSC's continuing efforts in controlling fixed costs.

   Operating income increased 98.4% to $5,907,404 in the first nine months of 1998 from $2,978,134 in the first nine months of 1997. Improved occupancy levels, the opening of new facilities, and the full nine months of operations of CSC's Frio County, Texas, Milam County, Texas, Gallup, New Mexico, Polk and Pahokee, Florida facilities primarily accounts for the increase in the operating income.

   CSC had interest income, net of interest expense of $144,936 for the nine months ended September 30, 1997, while for the same 1998 period CSC had interest expense, net of interest income of $458,245. During the first ten months of 1997 a substantial portion of the net proceeds received from the September 1996 public offering of common stock were invested in cash equivalents which resulted in net interest income. During the remainder of 1997 and the first nine months of 1998 CSC used the balance of these proceeds and bank financing for the construction and start up of the new facilities.

   The provision for income taxes increased to $2,153,000 representing an effective tax rate of 39.5% for the nine months ended September 30, 1998 from $1,220,000 representing an effective tax rate of 39.1% for the nine months ended September 30, 1997. The increase is due to higher taxable income.

   Net income was $3,296,159 or $0.40 per share on a diluted basis for the nine months ended September 30, 1998 compared to net income of $1,903,070 or $0.23 per share for the nine months ended September 30, 1997.

Year ended December 31, 1997 Compared to Year ended December 31, 1996

   Revenue increased 90.3% from $31,501,658 for the year ended December 31, 1996 to $59,936,101 for the year ended December 31, 1997. The increase in revenue from 1996 to 1997 was primarily attributable to the opening of seven new facilities during 1997 (Bronx, New York, Polk, Florida and Pahokee, Florida in January 1997; Frio County, Texas in March 1997; Milam County, Texas in June 1997; Gallup, New Mexico in July 1997; and Florence, Arizona in October 1997). In addition, CSC experienced increased occupancy levels in certain facilities and generated a full year of revenue in the Bell County, Texas and Phoenix, Arizona facilities that were opened only a partial year in 1996. Compensated man days was 1,115,000 in 1997 and 641,000 in 1996.

   Operating expenses increased 98.2% from $21,928,329 for the year ended December 31, 1996 to $43,472,402 for the year ended December 31, 1997 primarily due to increases in payroll and related payroll taxes and benefits related to the opening of the new facilities. As a percentage of revenues, operating expenses increased from 69.6% in 1996 to 72.5% in 1997. The increase in operating expenses as a percentage of revenues can be attributed to lower operating margins on CSC's community corrections programs, the opening of new facilities and an increase in corporate staff to support CSC's expanded operations.

   General and administrative expenses increased 37.0% from $8,655,628 for the year ended December 31, 1996 to $11,859,399 for the year ended December 31, 1997. The increase in general and administrative expenses was primarily attributable to the opening of new facilities. As a percentage of revenues, general and administrative expenses decreased to 19.8% in 1997 from 27.5% in 1996. The decrease in general and administrative expenses as a percentage of revenues is a result of the increase in revenues and CSC's efforts in controlling fixed costs.

   At December 31, 1996 CSC wrote-off $3,329,000 for its Fort Worth, Texas and New York State Community Corrections programs. CSC wrote-off fixed assets, development and start-up costs and other costs associated with the closure of each program.

   The operating loss for the year ended December 31, 1996 of $2,411,299 was attributable principally to the above mentioned facilities closure costs.

   Interest income, net of interest expense, was $444,077 for the year ended December 31, 1997 compared to interest expense, net of interest income, of $481,728 for the year ended December 31, 1996, a net change of

$925,805. This increase resulted from utilizing a portion of the net proceeds received from the September 1996 public offering of common stock to repay bank indebtedness which reduced interest expense, and from investing the balance of the net proceeds in cash equivalents which increased interest income. Also, interest expense was reduced by interest capitalized on facilities under construction. During 1996, interest of $103,576 was capitalized on the Phoenix facility construction and during 1997, $371,500 was capitalized on the construction of the Florence, Arizona facility.

   For the year ended December 31, 1997 CSC recognized a provision for income taxes of $2,022,853. For the year ended December 31, 1996 CSC recognized an income tax benefit of $1,025,000 principally from the utilization of operating losses. The effective tax rate was 35.4% in 1996 and 40.1% in 1997.

   As a result of the foregoing factors, CSC had a net loss of $1,868,027 or $0.32 per share for the year ended December 31, 1996 compared to net income of $3,025,524 or $0.39 per share for the year ended December 31, 1997.

Year ended December 31, 1996 Compared to Year ended December 31, 1995

   Revenue increased slightly from $31,490,026 for the year ended December 31, 1995 to $31,501,658 for the year ended December 31, 1996. A full year's revenues in 1996 generated by the Canadian, Texas facility which began operations in April, 1995 and the Bartow, Florida facility which began operations in July 1995, as well as revenues generated by the Phoenix, Arizona facility which began operation in April 1996, were offset by the loss in revenues stemming principally from the discontinuance of CSC's operations at its Elizabeth, New Jersey INS facility on June 18, 1995 and lower occupancy rates at CSC's Fort Worth and Houston, Texas and New York State Community Corrections facilities.

   Operating expenses increased 11.1% from $19,731,797 for the year ended December 31, 1995 to $21,928,329 for the year ended December 31, 1996 primarily due to increases in payroll which increased $1,839,967 or 15.1%. These changes resulted primarily from the opening of the facilities noted above, and the addition of management personnel in the corporate office. As a percentage of revenues, operating expenses increased from 62.7% for the year ended December 31, 1995 to 69.6% for the year ended December 31, 1996.

   General and administrative expenses decreased 12.9% from $9,938,344 for the year ended December 31, 1995 to $8,655,628 for the year ended December 31, 1996. The decline in general and administrative expenses was primarily attributable to the closure of the Elizabeth, New Jersey INS facility in June 1995. As a percentage of revenues, general and administrative expenses were 31.5% and 27.5% for the years ended December 31, 1995 and 1996 respectively. In addition, at December 31, 1995 and 1996, CSC wrote-off $3,909,700 and $3,329,000 respectively in facility closure costs for its Elizabeth, New Jersey INS facility (1995) and for its Fort Worth, Texas and New York State Community Corrections programs (1996). In each year, CSC wrote-off fixed assets, development and start-up costs and other costs associated with the closure of each program.

   The operating losses for the 1995 and 1996 years of $2,089,815 and $2,411,299 respectively are attributable principally to the above mentioned facility closure costs.

   Interest expense, net of interest income, decreased 31.1% from $699,576 for the year ended December 31, 1995 to $481,728 for the year ended December 31, 1996. This decrease resulted primarily from utilizing a portion of the net proceeds received from the September 1996 public offering of common stock to repay bank indebtedness which reduced interest expense, and from investing the balance of the net proceeds in cash equivalents which increased interest income.

   The income tax benefits of $1,050,000 and $1,025,000 respectively for the years 1995 and 1996 result principally from the utilization of operating losses sustained in each year. The effective tax rate was 37.6% in 1995 and 35.4% in 1996.

   As a result of the foregoing factors, CSC had a net loss of $1,739,391 or $0.38 per share for the year ended December 31, 1995 compared to a net loss of $1,868,027 or $0.32 per share for the year ended December 31, 1996.

Liquidity and Capital Resources

   CSC has historically financed its operations through private placements and public sales of its securities, cash generated from operations and borrowings from banks.

   CSC had working capital at September 30, 1998 of $9,441,156, as compared to working capital of $6,691,704 at December 31, 1997. CSC's current ratio was
1.50 to 1 at September 30, 1998 as compared to 1.58 to 1 at December 31, 1997.

   Net cash of $540,616 was provided by operating activities for the nine months ended September 30, 1998 as compared to $1,291,748 of cash provided by operations for the nine months ended September 30, 1997. The change was attributed primarily to increases in net income, depreciation and amortization, and accounts payable and offset by an increase in accounts receivable and prepaid expenses.

   Net cash of $14,009,884 was used in investing activities during the nine months ended September 30, 1998 as compared to $14,258,769 being used in the nine months ended September 30, 1997. In the 1998 period such cash was used principally for the startup of nine new facilities. In the comparable period for 1997, the principal investing activities of CSC were the construction of CSC's Florence, Arizona facility, and fixed asset and start-up costs associated with the Polk and Pahokee Florida, Frio County and Milam County, Texas facilities.

   Net cash of $8,255,332 was provided by financing activities for the nine months ended September 30, 1998 as compared to financing activities of $771,237 during the nine months ended September 30, 1997. The primary sources of funding during 1998 were $9,742,000 in proceeds from CSC's revolving credit agreement, proceeds from installment payments received from the sale of equipment and leasehold improvements and proceeds from the exercise of stock warrants and options. Approximately $2,900,000 was used to retire subordinated notes, which became due in July of 1998. During the nine months ended September 30, 1997 net cash provided by financing activities resulted primarily from a $325,000 mortgage for the acquisition of land for the Florence, Arizona facility and proceeds from installment payments received from the sale of equipment and leasehold improvements. CSC received $750,233 and $90,223 from the exercise of stock options and warrants during the nine months ended September 30, 1998 and 1997, respectively.

   CSC continues to make cash investments in the acquisition and construction of new facilities and the expansion of existing facilities. In addition, CSC expects to continue to have cash needs as it relates to financing start-up costs in connection with new contracts.

   In April 1998 CSC finalized a new five-year credit facility with a syndicate of banks led by NationsBank N.A. The syndicated facility provides for up to $30 million in borrowings for working capital, construction and acquisition of correctional facilities, and general corporate purposes. The line is comprised of two components, a $10 million revolving credit and $20 million operating lease facility for the construction, ownership and acquisition of correctional facilities. Borrowings under the line are subject to compliance with financial covenants and borrowing base criteria. As of September 30, 1998 the total amount outstanding on the revolver was $9,742,000 and the total amount outstanding on the operating lease facility was $16,537,000.

   In August of 1998 CSC initiated an amendment to its current credit agreement with a syndicate of banks led by NationsBank N.A. Simultaneously CSC engaged NationsBank Montgomery Securities to serve as a placement agent in connection with a proposed offering, issue and sale privately of senior subordinated debt securities. Under the amendment, which was finalized on October 16, 1998, CSC received an additional $17,500,000 temporary increase in its credit facility. The amendment represents interim financing which terminates on April 16, 1999. Upon receipt of the additional subordinated debt, the increase in the credit facility will become permanent. If CSC is unable to

     . extend the temporary increase

     . amend the credit facility to provide an increased borrowing base; or

     . obtain alternative financing

then it may have to curtail its growth relating to the construction and operation of potential new facilities.

   In addition, CSC would be required to repay any balance outstanding at the time of termination of the increased credit facility. Failure to do so would enable NationsBank to exercise their rights and remedies under the loan agreement. Any such action could have a material adverse effect on the financial condition and results of operations of CSC. There can be no assurance that CSC will be able to issue the necessary subordinated debt and receive the subsequent increase in its credit facility.

   Once the merger with YSI is consummated CSC will need to obtain additional debt or equity financing to fund the redemption of up to $32.2 million of YSI's 7% Convertible Subordinated Debentures due 2006 within one year after the merger. The holders of approximately $2 million of the debentures are entitled to redemption of their debentures within 90 days after the merger and the holders of the debentures representing approximately $30 million balance have agreed to extend the redemption date for their redemptions until one year after the merger. We cannot assure that we will be able to obtain financing to fund the redemption obligations or, if able, that we will do so on favorable terms. If we cannot fund this redemption obligation through new financing, our financial viability may be impaired.

   CSC is continuing to evaluate opportunities, which could require significant outlays of cash. If such opportunities are pursued CSC would require additional financing resources. Management believes these additional resources may be available through alternative financing methods. In light of the prospective merger with YSI the above financing arrangement may be modified.

Year 2000

   Many existing computer programs were designed to use only two digits to identify a year in the date field without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. In anticipation of the millennium, management has completed a corporate program, which has prepared all CSC computer systems and applications for the year 2000. CSC expects no material incremental infrastructure costs to be incurred as a result of these enhancements. However, CSC cannot control nor give assurances that its primary customers and suppliers are Year 2000 compliant.

                    SELECTED CONSOLIDATED FINANCIAL DATA OF
                       YOUTH SERVICES INTERNATIONAL, INC.
                     (In Thousands, Except Per Share Data)

   The following selected consolidated financial data of YSI as of and for the year ended December 31, 1997, the six months ended December 31, 1996 and each of the years in the four year period ended June 30, 1996 are derived from the audited consolidated financial statements of YSI. The consolidated financial data for the six month period ended December 31, 1995 and the nine months ended September 30, 1998 and 1997 are unaudited. All of the financial data presented in the following table should be read in conjunction with the YSI's Consolidated Financial Statements, including the notes thereto, included herein and Management's Discussion and Analysis of Financial Condition and Results of Operations of Youth Services International, Inc.

                                                                 Year        Six Months       Nine Months Ended
                                Year Ended June 30,             Ended    Ended December 31,     September 30,
                          -----------------------------------  Dec. 31,  -------------------  -------------------
                           1993     1994     1995      1996      1997       1995      1996      1997       1998
                          -------  -------  -------  --------  --------  ----------- -------  ---------  --------
                                                                         (unaudited)             (unaudited)
Statement Of Operations
 Data:
Revenues................  $ 8,895  $34,943  $53,852  $103,642  $116,102    $49,240   $59,761  $  90,685  $ 67,365
Program expenses
 Direct operating.......    8,397   29,868   45,491    89,421   100,496     42,142    50,977     78,867    60,288
 Start-up costs.........      392       40      308        58       211         85       189         61       494
                          -------  -------  -------  --------  --------    -------   -------  ---------  --------
Contribution from
 operations.............      106    5,025    8,053    14,163    15,395      7,013     8,595     11,757     6,583
Other operating expenses
 Development costs......      302      518      777       840     1,297        526       666        817     1,570
 General and
  administrative........    1,293    2,220    3,520     5,467     8,992      2,775     3,556      6,977     5,785
 Costs related to CCI
  transaction...........                                                                                      306
 College Station closure
  cost..................      --       --       --        --        --         --        --         --      2,327
 Strategic deal costs...      --       --       --        --        --         --        --         --        472
 CCI special bonuses....      --       --       --        --      1,440        --        --       1,440       --
 Loss on sale of
  behavioral health
  business..............      --       --       --        --     20,898        --        --      27,000       --
 Costs of attempted
  acquisitions..........      --       --       --        569       --         --        --         --        --
                          -------  -------  -------  --------  --------    -------   -------  ---------  --------
(Loss) income from
 operations.............   (1,489)   2,287    3,756     7,287   (17,232)     3,712     4,373    (24,477)   (3,877)
                          -------  -------  -------  --------  --------    -------   -------  ---------  --------
Other income (expense)
 Interest expense.......     (173)    (403)    (284)   (3,209)   (3,095)    (1,268)   (1,939)    (2,438)   (1,722)
 Interest income........        8       51       50       645       473         44       502        356       303
 Loss on sale of
  investments...........      --       --       --        --       (203)       --        (45)      (203)      --
 Other income (expense),
  net...................      (17)       2      (24)     (463)     (105)      (233)     (196)        (5)      334
                          -------  -------  -------  --------  --------    -------   -------  ---------  --------
                            (182)     (350)    (258)   (3,027)   (2,930)    (1,457)   (1,678)    (2,290)   (1,085)
                          -------  -------  -------  --------  --------    -------   -------  ---------  --------
(Loss) income before
 income taxes...........   (1,671)   1,937    3,498     4,260   (20,162)     2,255     2,695    (26,767)   (4,962)
Income tax (expense)
 benefit................      --       140   (1,332)   (1,856)    3,085       (978)     (946)    (5,554)     (863)
                          -------  -------  -------  --------  --------    -------   -------  ---------  --------
Net (loss) income.......  $(1,671) $ 2,077  $ 2,166  $  2,404  $(17,077)   $ 1,277   $ 1,749  $ (21,213) $ (4,099)
                          =======  =======  =======  ========  ========    =======   =======  =========  ========
(Loss) earnings per
 common share:
 Basic..................  $  (.27) $   .28  $   .25  $    .26  $  (1.57)   $   .14   $   .18  $   (1.96) $  (0.36)
                          =======  =======  =======  ========  ========    =======   =======  =========  ========
 Diluted................  $  (.27) $   .26  $   .24  $    .24  $  (1.57)   $   .13   $   .16  $   (1.96) $  (0.36)
                          =======  =======  =======  ========  ========    =======   =======  =========  ========
Weighted average common
 shares outstanding:
 Basic..................    6,271    7,399    8,507     9,138    10,911      8,987     9,981     10,846    11,251
                          =======  =======  =======  ========  ========    =======   =======  =========  ========
 Diluted................    6,271    7,961    9,131    10,134    10,911      9,765    10,894     10,846    11,251
                          =======  =======  =======  ========  ========    =======   =======  =========  ========

                                 As of June 30,          As of December 31,      As of
                         ------------------------------- ------------------- September 30,
                          1993    1994    1995    1996     1996      1997        1998
                         ------  ------- ------- ------- --------- --------- ------------- ---
                                                                              (unaudited)
Balance Sheet Data:
Cash.................... $  663  $ 3,898 $   848 $ 7,080 $   3,120 $   8,015    $ 6,570
Working capital.........    178    6,163   9,728  30,267    13,260    23,136     18,478
Total assets............  4,704   18,245  29,309  75,507    94,133    66,367     63,520
Long-term obligations,
 net of current
 portion................  3,141    1,391   7,158  43,508    37,235    33,078     33,897
Total liabilities.......  5,452    4,443  11,666  51,948    61,220    43,032     42,979
Shareholders' (deficit)
 equity.................   (748)  13,802  17,643  23,559    32,913    23,335     20,541

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
          RESULTS OF OPERATIONS OF YOUTH SERVICES INTERNATIONAL, INC.

   YSI operates programs designed to provide educational, developmental and rehabilitative services to adjudicated youth. As of December 31, 1998, YSI operated 27 residential programs in twelve states serving approximately 2,300 youth and provided non-residential aftercare services for approximately 800 youth.

   Revenues are derived from YSI's operation of its programs pursuant to contracts with governmental entities and management agreements with private not-for-profit entities that contract with governmental entities. Generally, YSI's contracts provide for per diem payments based upon program occupancy. YSI recognizes revenues from its fixed per diem and management contracts when YSI performs services pursuant to such contracts. One of YSI's significant programs operates under a contract whereby revenues recognized as reimbursable costs are incurred through a gross maximum price, cost reimbursement arrangement. Under this contract, contract revenues are recorded at amounts that are expected to be realized. This contract has certain costs subject to audit and adjustment as determined through negotiations with government representatives. Subsequent adjustments, if any, resulting from the audit process are recorded when known.

   Program direct operating expenses are principally comprised of salaries and related benefits of personnel, insurance, security expenses, transportation costs, meal costs, clothing, depreciation, rent, utilities and other occupancy expenses associated with the operation of YSI's programs at its facilities.

   Start-up costs are principally comprised of expenses associated with the hiring and training of staff required to obtain licensing and other expenses incurred prior to admitting students into a new program.

   Contribution from operations consists of revenues minus program direct operating expenses and start-up costs. Contribution from operations, in general, is lower in the initial stages of a program's development primarily because of start-up costs and other costs incurred during the period prior to the achievement of stable occupancy. Contribution from operations as a percentage of revenues is greater under some of YSI's contracts with unaffiliated, not-for-profit entities because the not-for-profit entities are responsible for certain elements of operating the programs and incur some of the costs but do not retain as much margin, if any. Therefore, in these instances, YSI earns its margin on a lower base of revenues and expenses.

   Development costs are principally comprised of salaries, related benefits and travel costs for personnel associated with YSI's efforts to expand into new markets and a pro rata portion of certain other general and administrative costs.

   General and administrative costs are principally comprised of salaries and related benefits of management and corporate office personnel, rent, utilities and other occupancy expenses associated with the operation of YSI's executive offices, general liability and certain other insurance, depreciation, training costs, and other costs associated with the management of YSI's operations.

Recent Developments

   In November 1998, YSI's contract to operate the 30-bed Timberline program for girls in Daytona Beach, Florida expired. The cost associated with closing this program as well as the operating losses through the end of the contract are reflected in the results of operations for the nine months ended September 30, 1998.

   In October 1998, YSI opened the JoAnn Bridges Academy, a 30-bed program for girls in Greenville, Florida. The start-up costs associated with this program were reimbursable by the customer and therefore, no start-up costs are reflected in the results of operations for the nine months ended September 30, 1998.

   On September 24, 1998, YSI announced that it had entered into a definitive merger agreement with CSC under which each outstanding share of YSI common stock will be converted into .375 shares of CSC common stock. Under the merger agreement, YSI will become a wholly owned subsidiary of CSC.

   In late August 1998, YSI decided to close its program in College Station, Texas. The program was a behavioral health program originally intended to be sold with the other seven behavioral health programs sold by YSI on October 31, 1997. This program, as well as YSI's Los Hermanos program in Texas, were excluded from the October 31, 1997 sale and held for sale by YSI during 1998. The College Station facility closed entirely on September 15, 1998. Included in the results of operations for the nine months ended September 30, 1998 and 1997 are the operations of the College Station program as well as a charge for the anticipated future losses from the closed facility. In August 1998, YSI also decided to no longer hold the Los Hermanos program for sale but to continue to include it in its operating portfolio.

   On June 30, 1998, YSI exchanged 866,772 shares of YSI's common stock for all of the common stock of Community Corrections, Inc. CCI operates residential boot camp and detention facilities with a total capacity of 353 beds in Texas and provides aftercare services to adjudicated youth in Georgia. The transaction was accounted for as pooling of interests. Accordingly, the results of operations presented include the results of CCI for all periods.

Results of Operations

   The following table sets forth selected items from YSI's consolidated financial statements (including the results of CCI) expressed as a percentage of total revenues:

                          For The Nine         For The        For The Six      For The
                          Months Ended       Years Ended     Months Ended    Years Ended
                          September 30,     December 31,     December 31,     June 30,
                          ---------------   ---------------  --------------  ------------
                           1998     1997     1997     1996    1996    1995   1996   1995
                          ------   ------   ------   ------  ------  ------  -----  -----
Revenues................   100.0%   100.0%   100.0%   100.0%  100.0%  100.0% 100.0% 100.0%
Program expense:
Direct operating........    89.5     87.0     86.6     85.9    85.3    85.6   86.3   84.5
Start-up................     0.7      --       0.2      0.2     0.3     0.2    --     0.6
                          ------   ------   ------   ------  ------  ------  -----  -----
Contribution from opera-
 tions..................     9.8     13.0     13.2     13.9    14.4    14.2   13.7   14.9
Development costs.......     2.3      0.9      1.1      1.0     1.1     1.1    0.8    1.4
General and administra-
 tive...................     8.6      7.7      7.7      5.5     6.0     5.6    5.3    6.5
CCI special bonuses.....     --       1.6      1.2      --      --      --     --     --
Loss on sale of behav-
 ioral health business..     --      29.8     18.0      --      --      --     --     --
(Loss) income from oper-
 ations.................    (5.8)   (27.0)   (14.8)     6.9     7.3     7.5    7.0    7.0
(Loss) income before in-
 come taxes.............    (7.4)   (29.5)   (17.4)     4.0     4.5     4.6    4.1    6.5
                          ------   ------   ------   ------  ------  ------  -----  -----
Net (loss) income.......    (6.1)%  (23.4)%  (14.7)%    2.5%    2.9%    2.6%   2.3%   4.0%
                          ======   ======   ======   ======  ======  ======  =====  =====

   Given YSI's sale of the seven behavioral health programs during the year ended December 31, 1997 and the closure of the College Station behavioral health program in September 1998, certain portions of the discussion below address the historical results and trends of the continuing juvenile justice business and the behavioral health business separately. The juvenile justice business includes, for all periods, the CCI business acquired in June 1998 in a pooling-of-interests transaction and the Los Hermanos program which YSI attempted to include in the sale of the behavioral health programs in October 1997, but which was excluded from such sale and which YSI subsequently determined to continue to operate. References in the discussion to the behavioral health business include the seven programs sold in October 31, 1997 and the College Station program YSI closed in September 1998.

   The following table sets forth selected items from YSI's consolidated financial statements with respect to only the juvenile justice business, expressed as a percentage of revenues from the juvenile justice business:

                          For The Nine       For The       For The Six      For The
                          Months Ended     Years Ended     Month Ended    Years Ended
                          September 30,   December 31,    December 31,     June 30,
                          --------------  --------------  --------------  ------------
                           1998    1997    1997    1996    1996    1995   1996   1995
                          ------  ------  ------  ------  ------  ------  -----  -----
Revenues................   100.0%  100.0%  100.0%  100.0%  100.0%  100.0% 100.0% 100.0%
Program expense:
 Direct operating.......    88.0    81.3    80.9    82.6    82.7    80.9   83.3   84.3
 Start-up costs.........     0.7     0.3     0.3     0.3     0.5     0.3    0.1    0.7
                          ------  ------  ------  ------  ------  ------  -----  -----
Contribution from opera-
 tions..................    11.3%   18.4%   18.8%   17.1%   16.8%   18.8%  16.6%  15.0%
                          ======  ======  ======  ======  ======  ======  =====  =====

Nine Months Ended September 30, 1998 Compared To Nine Months Ended September 30, 1997

   Revenues. Revenues decreased $23,320,000, or 25.7%, to $67,365,000 for the nine months ended September 30, 1998 from $90,685,000 for the nine months ended September 30, 1997. This net decrease resulted primarily from the sale of seven behavioral health programs in October 1997. Revenues from the programs that were sold were $29,060,000 for the nine months ended September 30, 1997. The decrease from the sale of these programs was partially offset by $1,020,000 of revenues related to these programs that were recorded in the nine months ended September 30, 1998. In addition, revenues of the College Station program decreased by $327,000 during the nine months ended September 30, 1998 resulting partially from the closure of the program in September 1998. Also contributing to the decrease in revenues was a $798,000 bad debt charge in the nine months ended September 30, 1998 recognized by certain not-for-profit companies with whom YSI has management contracts which, based upon such contracts, serve to decrease the amount of revenues recognized by YSI. These decreases were partially offset by the addition of five new juvenile justice programs subsequent to September 30, 1997 which provided revenues of $2,808,000, and an increase in the number of youth served in the juvenile justice programs existing at September 30, 1997 which generated increased revenues of $3,037,000. The average residential census for YSI's juvenile justice programs increased 8.1% to 2,174 youth for the nine months ended September 30, 1998 from 2,012 youth for the nine months ended September 30, 1997.

   Program Direct Operating Expenses. Program direct operating expenses decreased $18,579,000, or 23.6%, to $60,288,000 for the nine months ended September 30, 1998 from $78,867,000 for the nine months ended September 30, 1997. The decrease resulted primarily from the sale of the seven behavioral health programs in October 1997. Program direct operating expenses for the behavioral health programs that were sold were $28,046,000 for the nine months ended September 30, 1997. This decrease was partially offset by the program direct operating expenses for the College Station facility that was closed in September 1998, which increased by $96,000 in the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997.

   Program direct operating expenses of the juvenile justice business increased $9,371,000 for the nine months ended September 30, 1998 versus the comparable 1997 period. Included in the expenses for the nine months ended September 30, 1998 for these businesses were the effect of certain adjustments to accruals and reserves associated with the collectibility of accounts receivable and the recoverability of certain program expenses of approximately $891,000. The adjustments relating to collectibility of accounts receivable resulted primarily from a dispute with a customer regarding certain aftercare services provided. As a result of such dispute, in the second quarter of 1998, YSI agreed with the customer that approximately $190,000 of receivables related to such services were not due and collectible. YSI and the customer clarified the issues with the respect to these services, YSI continues to provide such services to the customer and there has been no further issue with the collection of receivables for such services. YSI believes that its net receivables as recorded are collectible.

   The adjustments to reserves relating to recoverability of program expenses resulted from the progress of certain audits conducted by parties responsible for reimbursement of certain costs. Certain expenses of YSI are recoverable as incurred pursuant to cost reimbursement contracts, Medicaid reimbursement provisions or other similar arrangements. Subsequent to the recoverability by YSI, these costs generally are subject to audit for allowability by the party responsible for reimbursement. Based on the progress of certain audits and related negotiations during the second quarter of 1998, YSI believed that the recognition of a liability related to disallowed costs was appropriate and necessary and recorded such reserve in June 1998.

   Also included in the program direct operating expenses for the juvenile justice business are the estimated losses as of September 30, 1998 of approximately $315,000 to be incurred under the remaining term of YSI's contracts to operate the Timberline facility, which contract expired in November 1998, and the Hillsborough facility, which contract expires in June 2000.

   The increase also resulted from approximately $3,123,000 of additional operating expenses in the nine months ended September 30, 1998 attributable to the five new juvenile justice programs that commenced operation after September 30, 1997 and increases in operating expenses of approximately $5,042,000 attributable to juvenile justice programs existing at September 30, 1997 (including the CCI programs and the Los Hermanos program in Texas) primarily due to an increase in the number of youth served in these facilities. As a percentage of revenues, program direct operating expenses were 89.5% and 87.0% for the nine months ended September 30, 1998 and 1997, respectively. Salaries and related employee benefits constituted approximately 72.8% of program direct operating expenses for the nine months ended September 30, 1998 compared to 73.0% of program direct operating expenses for the nine months ended September 30, 1997.

   Start-up Costs. Start-up costs were $494,000 for the nine months ended September 30, 1998 compared to $61,000 for the nine months ended September 30, 1997. The start-up costs in the 1998 period relate to the start-up of the Elmore Academy and the Chanute Transition Center, which opened in April and July 1998, respectively. The start-up costs in the 1997 period also were incurred in connection with the start-up of the Elmore Academy.

   Contribution from Operations. Contribution from operations, which includes the effects of start-up costs in each period, decreased $5,174,000, or 44.0%, for the nine months ended September 30, 1998 to $6,583,000 from $11,757,000 for the nine months ended September 30, 1997. Contribution from operations decreased as a percentage of revenues to 9.8% for the nine months ended September 30, 1998 compared to 13.0% for the nine months ended September 30, 1997.

   Development Costs. For the nine months ended September 30, 1998, development costs increased $753,000, or 92.2%, to $1,570,000 from $817,000 for the nine months ended September 30, 1997. This increase was primarily due to the expensing of $170,000 of costs related to YSI's proposal efforts in South Africa that previously had been capitalized as an investment in the joint venture created to pursue such business, the hiring of individuals specifically targeting development activities in new markets in the 1998 period and an increase in the level of such development activity.

   General and Administrative Expenses. For the nine months ended September 30, 1998, general and administrative expenses decreased $1,192,000, or 17.1%, to $5,785,000 from $6,977,000 for the nine months ended September 30, 1997. This decrease is primarily due to savings attributable to the sale of the behavioral health business as well as other administrative staff reductions. As a percentage of revenues, general and administrative expenses increased to 8.6% for the nine months ended September 30, 1998 from 7.7% for the nine months ended September 30, 1997.

   College Station Closure Charges. YSI recorded a charge of $2,327,000 in the nine months ended September 30, 1998 relating to anticipated losses in connection with the College Station program that YSI closed as of September 15, 1998.

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

   CCI Special Bonuses. For the nine months ended September 30, 1997, CCI paid out special bonuses of $1,440,000 to certain key officers of CCI. There were no such bonuses in the nine months ended September 30, 1998.

   Strategic Deal Costs. YSI incurred $472,000 of costs in the nine months ended September 30, 1998 in connection with the pursuit by YSI of strategic alternatives to enhance shareholder value, as announced on June 19, 1998, including costs incurred in connection with entering into the Merger Agreement with CSC, as announced on September 24, 1998. There were no such costs in the 1997 period.

   Net Interest and Other Expense. Net interest and other expense decreased $1,205,000, or 52.6%, to $1,085,000 for the nine months ended September 30, 1998 from $2,290,000 for the nine months ended September 30, 1997. The decrease primarily was attributable to the repayment by YSI of its 12% subordinated debentures in early January 1998, as well as the disposition of the behavioral health business, whose liabilities included a significant amount of capital lease obligations.

   Income Taxes. The income tax benefit was $863,000, representing an effective tax rate of 17.4% for the nine months ended September 30, 1998 as compared to an income tax benefit of $5,554,000, representing an effective tax rate of 20.7% for the nine months ended September 30, 1997. The reduced effective tax benefit rates are due to the non-recognition of the tax benefit on certain current period expense items due to uncertainties of realizability in the 1998 period and the non-deductibility of a large component of the goodwill in the 1997 period related to the behavioral health business which was included in the $27,000,000 loss on sale of behavioral health business. The effective tax rate fluctuations between periods is also due to the effect of CCI earnings in the nine months ended September 30, 1997 and the first six months of the nine months ended September 30, 1998 for which no tax provisions are recorded due to CCI's Subchapter S status during these periods.

   Net Loss. Net loss was $4,099,000, or $0.36 per share on a basic and diluted basis, for the nine months ended September 30, 1998 compared to a net loss of $21,213,000, or $1.96 per share on a basic and diluted basis, for the nine months ended September 30, 1997.

Year Ended December 31, 1997 Compared To Year Ended December 31, 1996

   Revenues increased $1,073,000, or 0.9%, to $116,102,000 for the year ended December 31, 1997 from $115,029,000 for the year ended December 31, 1996. Revenues derived from juvenile justice programs increased $15,756,000, or 24.0%, to $81,366,000 for the year ended December 31, 1997 from $65,610,000 for the year ended December 31, 1996. This increase was substantially offset by a decrease of $12,443,000 in the revenues generated from the behavioral health business between the periods. The increase was further offset by the effect of non-recurring consulting revenues of $2,240,000 in the 1996 period.

   The increase in revenues from the juvenile justice programs resulted primarily from the addition of 10 new juvenile justice programs subsequent to December 31, 1996, which provided additional revenues of $10,260,000 and the expansion of juvenile justice programs existing at December 31, 1996, which generated an increase of $5,496,000. The average daily enrollment for all of YSI's residential juvenile justice programs increased 24.2% to 2,015 youth for the year ended December 31, 1997 from 1,623 youth for the year ended December 31, 1996, including a 9.7% increase in average daily enrollment in the 15 programs that YSI operated during both the years ended December 31, 1997 and 1996 to 1,781 from 1,623.

   The decrease in the revenues generated from the behavioral health business between periods was due to the fact that only 10 months of behavioral health revenues were included in the year ended December 31, 1997 for the seven behavioral health programs sold on October 31, 1997, and also due to declines between years in the reimbursement from certain third-party payors in the behavioral health business.

   Program direct operating expenses increased $1,668,000, or 1.7%, to $100,496,000 for the year ended December 31, 1997 from $98,828,000 for the year ended December 31, 1996. As a percentage of revenues,

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

program direct operating expenses were 86.6% and 85.9% for the years ended December 31, 1997 and 1996, respectively. Salaries and related employee benefits constituted approximately 71.5% of program direct operating expenses for the year ended December 31, 1997 compared to 82.7% of program direct operating expenses for the year ended December 31, 1996.

   Program direct operating expenses incurred from juvenile justice programs increased $11,690,000, or 21.6%, to $65,853,000 for the year ended December 31, 1997 from $54,163,000 for the year ended December 31, 1996. As a percentage of juvenile justice program revenues, juvenile justice program direct operating expenses were 80.9% and 82.6%, thereby generating program contribution margin percentages for these programs of 19.1% and 17.4% for the years ended December 31, 1997 and 1996, respectively. This improvement between periods is due to certain operating efficiencies and consolidations implemented throughout YSI's juvenile justice programs. Salaries and related benefits constituted approximately 73.0% of program direct operating expenses for the year ended December 31, 1997 compared to 72.1% of program direct operating expenses for the year ended December 31, 1996.

   Start-up costs decreased $6,000 for the year ended December 31, 1997 to $211,000 from $217,000 for the year ended December 31, 1996. The start-up costs in the 1997 period relate to pre-opening costs associated with the Elmore Academy in Minnesota, the Chanute Transition Center in Illinois and the Texarkana Boot Camp in Texas, all juvenile justice programs. The start-up costs in the 1996 period relate to the opening of the Keweenaw Academy in Michigan, the Camp Washington Boot Camp in Virginia and the Texarkana Boot Camp in Texas, all juvenile justice programs.

   Contribution from operations, which includes the effects of start-up costs in each period, decreased $589,000, or 3.7%, for the year ended December 31, 1997 to $15,395,000 from $15,984,000 for the year ended December 31, 1996.
Contribution from operations decreased as a percentage of revenues to 13.2% for the year ended December 31, 1997 compared to 13.9% for the year ended December 31, 1996.

   Contribution from operations derived from juvenile justice programs, which includes the effects of start-up costs in each period, increased $4,072,000, or 36.3%, for the year ended December 31, 1997 to $15,302,000 from $11,230,000 for the year ended December 31, 1996. Contribution from operations increased as a percentage of juvenile justice revenues to 18.8% for the year ended December 31, 1997 compared to 17.1% for the year ended December 31, 1996.

   For the year ended December 31, 1997, development costs increased $170,000, or 15.1%, to $1,297,000 from $1,127,000 for the year ended December 31, 1996.
This increase was primarily due to YSI's focus on growth and the hiring of experienced, professional staff to focus exclusively on development activities.

   For the year ended December 31, 1997, general and administrative expenses increased $2,622,000, or 41.2%, to $8,992,000 from $6,370,000 for the year ended December 31, 1996. As a percentage of revenues, general and administrative expenses increased to 7.7% for the year ended December 31, 1997 from 5.5% for the year ended December 31, 1996. The most significant components of these costs relate to the compensation expense associated with business professionals necessary for the oversight of YSI's operations. The increase as a percentage of revenues for the year ended December 31, 1997 as compared to the year ended December 31, 1996 is primarily attributable to YSI's efforts to develop the infrastructure necessary to enhance its current operations and required training expenses for staff.

   Net interest and other expense decreased $334,000, or 10.2%, to $2,930,000 for the year ended December 31, 1997 as compared to $3,264,000 for the year ended December 31, 1996. The decrease was primarily attributable to a decrease in the average outstanding line of credit balance and the repayment of debt secured by certain personal property, which were paid down from the cash flow of the juvenile justice business.

   The benefit for income taxes was $3,085,000, representing an effective tax benefit rate of 15.3% for the year ended December 31, 1997 as compared to an income tax provision of $1,824,000, representing an effective tax rate of 34.9% for the year ended December 31, 1996. The decrease in the effective tax rate was primarily attributable to YSI's inability to recognize fully the tax benefits associated with the $20,898,000 loss on the sale of the behavioral health business due to the non-deductibility of a large component of the loss.

   Net loss, including the $17,113,000 after-tax effect of the $20,898,000 loss on sale of the behavioral health business in the 1997 period, was $17,077,000, or $1.57 per share on a diluted basis, for the year ended December 31, 1997 compared to net income of $2,829,000, or $.27 per share on a diluted basis, for the year ended December 31, 1996.

Six Months Ended December 31, 1996 Compared To Six Months Ended December 31,
1995

   Revenues increased $10,521,000, or 21.4%, to $59,761,000 for the six months ended December 31, 1996 from $49,240,000 for the six months ended December 31, 1995. Revenues derived from juvenile justice programs increased $4,551,000, or 15.7%, to $33,582,000 for the six months ended December 31, 1996 from $29,031,000 for the six months ended December 31, 1995. The increase resulted from the expansion of programs existing at December 31, 1995 which generated an increase of $5,910,000, including the expansion of juvenile justice programs which generated an increase of $3,240,000, and the addition of four new programs subsequent to December 31, 1995 which provided additional revenues of $4,563,000, including three new juvenile justice programs which provided additional revenues of $1,311,000. In addition, the increase further resulted from $1,310,000 of non-recurring consulting revenues during the six months ended December 31, 1996. These increases in revenues were partially offset by a decrease in revenues of $1,262,000 resulting from the cancellation of a management contract of a behavioral health program in 1996.

   The average daily enrollment for all of YSI's residential juvenile justice programs increased 24.3% to 1,700 youth for the six months ended December 31, 1996 from 1,368 youth for the six months ended December 31, 1995, including an 18.5% increase in average daily enrollment in the ten programs that YSI operated during both six month periods ended December 31, 1996 and 1995 to 1,621 from 1,368, respectively.

   Program direct operating expenses increased $8,835,000, or 21.0%, to $50,977,000 for the six months ended December 31, 1996 from $42,142,000 for the six months ended December 31, 1995. As a percentage of revenues, program direct operating expenses were 85.3% and 85.6%, for the six months ended December 31, 1996 and 1995, respectively. Salaries and related employee benefits constituted approximately 66.4% of program direct operating expenses for the six months ended December 31, 1996 compared to 64.5% of program direct operating expenses for the six months ended December 31, 1995.

   Program direct operating expenses incurred from juvenile justice programs increased $4,294,000, or 18.3%, to $27,767,000 for the six months ended December 31, 1996 from $23,473,000 for the six months ended December 31, 1995. As a percentage of revenues, program direct operating expenses were 82.7% and 80.9% for the six months ended December 31, 1996 and 1995 respectively. This increase between periods is due primarily to the opening of three new juvenile justice programs during the six month period ended December 31, 1996. During the early stages after opening a new program, expenses as a percentage of revenues generally are higher until a more stable occupancy level is achieved. Salaries and related benefits constituted approximately 74.4% of program direct operating expenses for the six months ended December 31, 1996 compared to 75.4% of program direct operating expenses for the six months ended December 31, 1995.

   Start-up costs increased $104,000, or 122.4%, to $189,000 for the six months ended December 31, 1996 from $85,000 for the six months ended December 31, 1995. The start-up costs in the 1996 period relate to the pre-opening costs associated with the Keweenaw Academy in Michigan and the Lockhart Boot Camp in Texas, each a juvenile justice program. The start-up costs in the 1995 period relate to the opening of the juvenile justice programs, the Camp Washington Boot Camp in Virginia and the San Marcos Boot Camp in Texas.

   Contribution from operations for the six months ended December 31, 1996 increased $1,582,000, or 22.6%, to $8,595,000 from $7,013,000 for the six months ended December 31, 1995. Contribution from operations increased as a percentage of revenues to 14.4% for the six months ended December 31, 1996 compared to 14.2% for the six months ended December 31, 1995.

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

   Contribution from operations for the juvenile justice programs, which includes the effects of start-up costs in each period, increased $153,000, or 2.8%, for the six months ended December 31, 1996 to $5,626,000 from $5,473,000 for the six months ended December 31, 1995. Contribution from operations decreased as a percentage of juvenile justice revenues to 16.8% for the six months ended December 31, 1996 compared to 18.8% for the six months ended December 31, 1995 due primarily to the increase in start-up costs and to the opening of new facilities in the six months ended December 31, 1996.

   For the six months ended December 31, 1996, development costs increased $140,000, or 26.6%, to $666,000 from $526,000 for the six months ended December 31, 1995. This increase was primarily due to YSI's focus on growth and the hiring of individuals specifically targeting development activities.

   For the six months ended December 31, 1996, general and administrative expenses increased $781,000, or 28.1%, to $3,556,000 from $2,775,000 for the six months ended December 31, 1995. As a percentage of revenues, general and administrative expenses increased to 6.0% for the six months ended December 31, 1996 from 5.6% for the six months ended December 31, 1995. The most significant components of these costs relate to the compensation expense and consulting fees associated with business professionals necessary for the oversight of YSI's operations. The increase as a percentage of revenues for the six months ended December 31, 1996 as compared to the six months ended December 31, 1995 is primarily attributable to YSI's efforts to develop the infrastructure necessary to enhance its current operations and continue its growth.

   Net interest and other expense increased $221,000, or 15.2%, to $1,678,000 for the six months ended December 31, 1996 from $1,457,000 for the six months ended December 31, 1995. The increase was due primarily to the interest expense attributable to the issuance of 7% Convertible Subordinated Debentures in 1996 partially offset by the decrease in the interest expense resulting from the payoff of debt incurred in connection with the acquisitions of Desert Hills of New Mexico and Introspect behavioral health programs.

   The provision for income taxes was $946,000, representing an effective tax rate of 35.1% for the six months ended December 31, 1996 as compared to $978,000, representing an effective tax rate of 43.4% for the six months ended December 31, 1995. The decrease in the effective tax rate was attributable to a $264,000 increase in the pre-acquisition operating results of Introspect. These operating results were not taxable to YSI, and therefore had a favorable impact on YSI's effective tax rate.

   Net income was $1,749,000, or $.16 per share on a diluted basis for the six months ended December 31, 1996 compared to $1,277,000, or $.13 per share on a diluted basis for the six months ended December 31, 1995.

Year Ended June 30, 1996 Compared To Year Ended June 30, 1995

   Revenues increased $49,790,000, or 92.5%, to $103,642,000 for the year ended June 30, 1996 from $53,852,000 for the year ended June 30, 1995. Revenues derived from juvenile justice programs increased $14,652,000, or 33.5%, to $58,413,000 for the year ended June 30, 1996 from $43,761,000 for the year ended June 30, 1995. The increase resulted primarily from the addition of seven new programs subsequent to June 30, 1995 which provided additional revenues of $34,134,000, including three new juvenile justice programs which provided additional revenues of $2,527,000, and the expansion of programs existing at June 30, 1995, which generated an increase of $16,876,000, including the expansion of juvenile justice programs, which generated an increase of $12,125,000. The increase in revenues was partially offset by a decrease in revenues of $885,000 resulting from the cancellation of a management contract for a behavioral health program in 1996 and a decrease in consulting services and other revenues of $335,000 as compared to the previous period.

   The average daily enrollment for all of YSI's residential juvenile justice programs increased 35.5% to 1,463 youth for the year ended June 30, 1996 from 1,080 for the year ended June 30, 1995, including a 28.1% increase in average daily enrollment in the ten programs that YSI operated during both the year ended June 30, 1996 and 1995 to 1,384 youth from 1,080 youth.

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   Program direct operating expenses increased $43,930,000, or 96.6%, to
$89,421,000 for the year ended June 30, 1996 from $45,491,000 for the year ended June 30, 1995. As a percentage of revenues, program direct operating expenses were 86.3% and 84.5%. This increase between periods is due primarily to the fact that the acquisitions and growth in the 1996 period were in the behavioral health business, where expenses as a percentage of revenues are typically higher than in the juvenile justice business. Salaries and related employee benefits decreased to approximately 64.5% of program direct operating expenses for the year ended June 30, 1996 compared to 70.6% of program direct operating expenses for the year ended June 30, 1995.

   Program direct operating expenses incurred from juvenile justice programs increased $11,758,000, or 31.9%, to $48,655,000 for the year ended June 30, 1996 from $36,897,000 for the year ended June 30, 1995. As a percentage of revenues, program direct operating expenses were 83.3% and 84.3% for the years ended June 30, 1996 and 1995, respectively. This improvement between periods is due to the increased census levels and the inherent profitability thereof in several of the juvenile justice programs that commenced operations in the 1995 period. Salaries and related benefits constituted approximately 72.3% of program direct operating expenses for the year ended June 30, 1996 compared to 75.2% of program direct operating expenses for the year ended June 30, 1995.

   Start-up costs decreased $250,000, or 81.2%, for the year ended June 30, 1996 to $58,000 from $308,000 for the year ended June 30, 1995. The start-up costs in the 1996 period relate to the opening of the Camp Washington Boot Camp juvenile justice project. The start-up costs in the 1995 period relate to the opening of the Tarkio Academy in Missouri, the Woodward Academy in Iowa and the Cotulla Boot Camp in Texas, all juvenile justice projects.

   Contribution from operations, which includes the effects of start-up costs in each period, increased $6,110,000, or 75.9%, for the year ended June 30, 1996 to $14,163,000 from $8,053,000 for the year ended June 30, 1995.
Contribution from operations decreased as a percentage of revenues to 13.7% for the year ended June 30, 1996 compared to 14.9% for the year ended June 30, 1995.

   Contribution from operations derived from juvenile justice programs, which includes the effects of start-up costs in each period, increased $3,144,000, or 48.0%, for the year ended June 30, 1996 to $9,700,000 from $6,556,000 for the year ended June 30, 1995. Contribution from operations increased as a percentage of juvenile justice revenues to 16.6% for the year ended June 30, 1996 compared to 15.0% for the year ended June 30, 1995.

   For the year ended June 30, 1996, development costs increased $63,000, or 8.1%, to $840,000 from $777,000 for the year ended June 30, 1995. This increase was primarily due to an increase in the level of development activity.

   For the year ended June 30, 1996, general and administrative expenses increased $1,947,000, or 55.3%, to $5,467,000 from $3,520,000 for the year ended June 30, 1995. As a percentage of revenues, general and administrative expenses decreased to 5.3% for the year ended June 30, 1996 from 6.5% for the year ended June 30, 1995. The most significant components of these costs relate to the compensation expense associated with business professionals necessary for the oversight of YSI's operations. The decrease as a percentage of revenues for the year ended June 30, 1996 as compared to the year ended June 30, 1995 is primarily attributable to certain efficiencies and economies of scale being gained through growth.

   Net interest and other expense increased $2,769,000, or 1,073.3%, to $3,027,000 for the year ended June 30, 1996 as compared to $258,000 for the year ended June 30, 1995. The increase was primarily attributable to YSI's 7% Convertible Subordinated Debentures issued during the 1996 period, as well as increases in the outstanding balance on YSI's line of credit.

   The income tax provision was $1,856,000, representing an effective tax rate of 43.6%, for the year ended June 30, 1996 as compared to an income tax provision of $1,332,000, representing an effective tax rate of

38.1%, for the year ended June 30, 1995. The increase in the effective tax rate was the result of the loss from Introspect operations in the 1996 period which was not consolidated for tax purposes, the increase in non-deductible goodwill and other non-deductible expenses.

   Net income was $2,404,000, or $.24 per share on a diluted basis, for the year ended June 30, 1996, compared to net income of $2,166,000, or $.24 per share on a diluted basis, for the year ended June 30, 1995.

Liquidity and Capital Resources

   At September 30, 1998, YSI had $6,570,000 in cash and $18,478,000 of working capital. Net cash used in operating activities was $207,000 for the nine months ended September 30, 1998 compared to net cash provided by operating activities of $7,964,000 for the nine months ended September 30, 1997. This decrease resulted primarily from a decline in operating earnings between years as well as unfavorable changes in receivable collections.

   Net cash used in investing activities was $677,000 for the nine months ended September 30, 1998, comprised primarily of $4,786,000 used to fund capital expenditures, partially offset by the proceeds from the sale of the behavioral health business of $4,500,000.

   Net cash used in financing activities was $561,000 for the nine months ended September 30, 1998 comprised primarily of repayments of short-term borrowings and long-term debt of $1,446,000, partially offset by $944,000 of proceeds from stock option exercises.

   YSI has a Revolving Line of Credit agreement with a bank for the lesser of $20,000,000 or the sum of 85% of the eligible accounts receivable and 95% of the cash and cash equivalents on deposit with the bank. Amounts drawn under this line of credit bear interest at LIBOR plus 150 basis points and are payable on demand. As of September 30, 1998, YSI had no outstanding balance under this agreement.

Year 2000

   YSI continues to assess the potential impact of the Year 2000 on its computer software and is developing plans to address any deficiencies. A Year 2000 plan has been developed addressing Year 2000 awareness, specific problem identification, potential impact assessment, remediation work required, and a completion timetable.

   An oversight committee consisting of members of senior management has been established. An outside consultant was retained and recently completed a study of YSI's Year 2000 exposure. The results of that study have been reported to senior management. The consultant is now assisting with both planning and remediation of systems. All remediation is expected to be completed by the first quarter of 1999.

   Remediation work and systems testing will be accomplished using a combination of existing internal Company resources and outsourcing and will be funded with cash on hand. Total expenditures on the remediation efforts are not expected to exceed $75,000.

   In addition to addressing its own computer systems, YSI has surveyed and continues to work with its principal subcontractors, suppliers and customers to promote their Year 2000 compliance as it may impact the financial position or results of operations of YSI. Nevertheless, YSI does not control and can give no assurances as to the substance or success of the Year 2000 compliance efforts of such independent third parties.

   As implementation of YSI's Year 2000 remediation plan progresses, and more information becomes available to it, YSI expects to periodically reassess the content of, as well as its strategy for implementing, that plan. Management believes that YSI will successfully implement its Year 2000 remediation plan on schedule and will be Year 2000 compliant before the end of 1999.

                     CORRECTIONAL SERVICES CORPORATION AND
                       YOUTH SERVICES INTERNATIONAL, INC.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                    (in thousands, except per share amounts)

   The information below has been derived from the unaudited pro forma combined financial statements of Correctional Services Corporation and Youth Services International, Inc. for the fiscal years ended December 31, 1995 through 1997 and the unaudited pro forma combined financial statements for the nine months ended September 30, 1997 and 1998 and as of September 30, 1998. The financial data for the nine-month periods ended September 30, 1998 and 1997 reflect all adjustments necessary for a fair presentation of the results for these periods. You should not expect the results for the nine-month periods to be an indication of the results to be expected for the full year or any other interim period. This information is only a summary and should be read in conjunction with the Correctional Services Corporation and Youth Services International, Inc. unaudited pro forma combined financial statements, and related notes, included elsewhere herein.

                                Nine Months Ended
                                  September 30,     Year Ended December 31,
                                ------------------  --------------------------
                                  1998      1997      1997     1996     1995
                                --------  --------  --------  -------  -------
Statement of operations data:
  Revenues..................... $132,356  $102,252  $141,305  $99,349  $83,960
  Operating expenses...........  106,801    79,427   109,330   75,710   62,400
  General and administrative
   expenses....................   20,653    17,974    23,703   16,898   15,313
  Other operating expenses.....      778       --        --     3,329    3,910
                                --------  --------  --------  -------  -------
  Income from operations.......    4,124     4,851     8,272    3,412    2,337
  Interest expense, net........   (1,543)   (1,965)   (2,297)  (3,317)  (1,743)
                                --------  --------  --------  -------  -------
  Income before income taxes...    2,581     2,886     5,975       95      594
  Income tax provision.........    1,204     1,587     2,784      183      400
                                --------  --------  --------  -------  -------
  Net earnings (loss).......... $  1,377  $  1,299  $  3,191  $   (88)    $194
                                ========  ========  ========  =======  =======
  Net earnings (loss) per
   share:
    Basic...................... $   0.12  $   0.11  $   0.27  $ (0.01) $  0.02
                                ========  ========  ========  =======  =======
    Diluted.................... $   0.11  $   0.10  $   0.26  $ (0.01) $  0.02
                                ========  ========  ========  =======  =======
Balance sheet data:
  Working capital.............. $ 13,142
  Total assets................. $143,258
  Long-term debt, net of
   current portion............. $ 42,336
  Shareholders' equity......... $ 56,502

                     CORRECTIONAL SERVICES CORPORATION AND
                       YOUTH SERVICES INTERNATIONAL, INC.
                         UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed combined statement of financial position combines the historical consolidated statement of financial position of CSC and the historical consolidated statement of financial position of YSI giving effect to the merger as if it had been consummated on September 30, 1998. The following unaudited pro forma condensed combined statement of income combines the historical statements of income of CSC and YSI giving effect to the merger as if it had occurred on January 1, 1995. This information should be read in conjunction with the accompanying notes hereto, the separate historical financial statements of CSC as of September 30, 1998 and for the nine months ended September 30, 1998 and 1997, and for each of the three years ended December 31, 1997 which are contained elsewhere herein, and the separate historical financial statements of YSI as of September 30, 1998 and for the nine months ended September 30, 1998 and 1997, and for the year ended December 31, 1997, the six months ended December 31, 1996 and each of the two years ended June 30, 1996 and 1995, which are contained elsewhere herein.

   The pro forma data is not necessarily indicative of the results of operations that would have occurred had the merger been consummated on the date indicated or of future operations of the combined companies.

               CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
                          INDEX TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 1998

Index
-----
Correctional Services Corporation and Subsidiaries
Unaudited Pro Forma Combined Condensed Balance Sheet
As of September 30, 1998....................................................  75
Correctional Services Corporation and Subsidiaries
Unaudited Pro Forma Combined Condensed Statements of Operations
For Nine Months Ended September 30, 1998....................................  76
Youth Services International, Inc.
Unaudited Pro Forma Combined Condensed Statements of Operations
For the Nine Months Ended September 30, 1998................................  77
Correctional Services Corporation and Subsidiaries
Unaudited Pro Forma Combined Condensed Statements of Operations
For Nine Months Ended September 30, 1997....................................  78
Youth Services International, Inc.
Unaudited Pro Forma Combined Condensed Statements of Operations
For the Nine Months Ended September 30, 1997................................  79
Correctional Services Corporation and Subsidiaries
Unaudited Pro Forma Combined Condensed Statements of Operations
For Year Ended December 31, 1997............................................  80
Youth Services International, Inc.
Unaudited Pro Forma Combined Condensed Statements of Operations
For Year Ended December 31, 1997............................................  81
Correctional Services Corporation and Subsidiaries
Unaudited Pro Forma Combined Condensed Statements of Operations
For Year Ended December 31, 1996............................................  82
Youth Services International, Inc.
Unaudited Pro Forma Combined Condensed Statements of Operations
For Year Ended December 31, 1996............................................  83
Correctional Services Corporation and Subsidiaries
Unaudited Pro Forma Combined Condensed Statements of Operations
For Year Ended December 31, 1995............................................  84
Youth Services International, Inc.
Unaudited Pro Forma Combined Condensed Statements of Operations
For Year Ended December 31, 1995............................................  85
Notes to Unaudited Pro Forma Combined Condensed Financial Statements........  86

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   We intend that the merger will be accounted for as a pooling-of-interest, which means that after the merger CSC will treat the companies as if they had always been combined for accounting and financial reporting purposes. The following Unaudited Pro Forma Combined Condensed Statements of Operations and Balances Sheet give effect to the combination of CSC and YSI on a pooling-of-interest basis of accounting. These Unaudited Pro Forma Combined Condensed Financial Statements have been prepared from the historical consolidated financial statements of CSC and YSI and should be read in conjunction therewith, and in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations of CSC and YSI. The amounts presented to not reflect any cost savings or other synergies anticipated by CSC or YSI management as a result of the merger.

   During 1997 YSI changed its year-end from June 30 to December 31. The selected historical financial statements of YSI for periods prior to the year ended December 31, 1997 have been compiled from YSI's audited historical financial statements for the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995. The adjusted historical financial statements of YSI includes for all periods the financial results and accounts of Community Corrections, Inc. (CCI), which YSI acquired in a pooling-of-interest transaction on June 30, 1998. The adjusted historical financial statements of YSI excludes for all periods the Behavioral Health Business, which was comprised of seven programs YSI sold on October 31, 1997 and one program YSI closed in September 1998, including the loss on such sale and the costs of such closing. The historical financial statements of CSC and of YSI are contained elsewhere in this Joint Proxy Statement/Prospectus.

   This unaudited pro forma combined condensed financial information is not necessarily indicative of actual or future operating results or financial position that would have occurred or will occur upon consummation of the Merger.

   The Unaudited Pro Forma Combined Condensed Balances Sheet gives effect to the Merger as if had occurred on September 30, 1998, combining the balance sheets of CSC and YSI as of that date. The Unaudited Pro Forma Combined Condensed Statements of Operations give effect to the Merger as if it had occurred on January 1, 1995, combining results of CSC and YSI for each of the three years in the period ended December 31, 1997, and for each of the nine month periods ended September 30, 1998 and 1997.

               CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
                                 (in thousands)

                          Historical-
                          Correctional     Historical-
                            Services     Youth Services     Pro Forma     Pro Forma
                          Corporation  International, Inc. Adjustments    Combined
                          ------------ ------------------- -----------    ---------
         ASSETS
CURRENT ASSETS
  Cash and cash
   equivalents..........    $     2         $  6,570        $    --       $  6,572
  Restricted cash.......         89               68                           157
  Accounts receivable...     24,454           17,815                        42,269
  Receivable from sale
   of equipment and
   leasehold
   improvements.........      1,339              --                          1,339
  Prepaid expenses and
   other current
   assets...............      2,558            3,107            (418)        5,247
                            -------         --------        --------      --------
 Total current assets...     28,442           27,560            (418)       55,584
PROPERTY, EQUIPMENT AND
 LEASEHOLD IMPROVEMENTS
 AT COST, NET...........     27,562           23,712                        51,274
OTHER ASSETS
  Deferred development
   and start-up costs,
   net..................     15,532              --          (15,532)(7)       --
  Deferred tax asset....        --             7,493           4,904 (3)    18,397
                                                               6,000 (7)
  Other.................      5,116            4,755          (1,400)(3)     8,471
                            -------         --------        --------      --------
                            $76,652         $ 63,520        $ (6,446)     $133,726
                            =======         ========        ========      ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and
   accrued liabilities..    $17,772         $  8,389        $ 14,360 (3)  $ 40,521
  Subordinated
   promissory notes.....      1,101              --                          1,101
  Deferred revenue......        --               208                           208
  Deferred tax
   liability............        125              464                           589
  Current portion of
   long-term
   obligations..........          2               21                            23
                            -------         --------        --------      --------
 Total current
  liabilities...........     19,000            9,082          14,360        42,442
LONG-TERM SENIOR DEBT...      9,742              --                          9,742
7% CONVERTIBLE
 SUBORDINATED
 DEBENTURES.............        --            32,200                        32,200
LONG-TERM MORTGAGE
 PAYABLE................        319               75                           394
LONG-TERM PORTION OF
 ACCRUED CLOSURE COSTS..        356            1,622                         1,978
STOCKHOLDERS' EQUITY
  Preferred Stock.......        --               --                            --
  Common Stock..........         78              113             (71)(6)       120
  Additional paid-in
   capital..............     43,010           36,417              71 (6)    79,498
  Retained earnings
   (deficit)............      4,147          (15,989)        (11,274)(3)   (32,648)
                                                              (9,532)(7)
                            -------         --------        --------      --------
                             47,235           20,541         (20,806)       46,970
                            -------         --------        --------      --------
                            $76,652         $ 63,520        $ (6,446)     $133,726
                            =======         ========        ========      ========

   See notes to unaudited pro forma combined condensed financial statements.

               CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                    FOR NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (in thousands, except per share data)

                         Historical-       Adjusted
                         Correctional     Historical-
                           Services     Youth Services     Proforma   Proforma
                         Corporation  International, Inc. Adjustments Combined
                         ------------ ------------------- ----------- --------
Revenues................   $67,577          $64,779          $--      $132,356
Expenses:
 Operating..............    48,866           57,935                    106,801
 General and
  administrative........    12,804            7,849                     20,653
 Other Operating
  Expenses:
  Strategic deal costs..       --               472                        472
  Costs related to CCI
   transaction..........       --               306                        306
                           -------          -------          ----     --------
                            61,670           66,562           --       128,232
                           -------          -------          ----     --------
Income (loss) from
 operations.............     5,907           (1,783)                     4,124
Interest expense, net...      (458)          (1,085)                    (1,543)
                           -------          -------          ----     --------
Income (loss) before
 income taxes...........     5,449           (2,868)          --         2,581
Income tax provision
 (benefit)..............     2,153             (949)                     1,204
                           -------          -------          ----     --------
Net earnings (loss).....   $ 3,296          $(1,919)         $--      $  1,377
                           =======          =======          ====     ========
Net earnings (loss) per
 share:
 Basic..................   $  0.43          $ (0.17)                  $   0.12
                           =======          =======                   ========
 Diluted................   $  0.40          $ (0.17)                  $   0.11
                           =======          =======                   ========
Weighted average shares
 outstanding:
 Basic..................     7,751           11,251                     11,970
                           =======          =======                   ========
 Diluted................     8,256           11,251                     12,518
                           =======          =======                   ========



   See notes to unaudited pro forma combined condensed financial statements.

                       YOUTH SERVICES INTERNATIONAL, INC.
        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                 (in thousands)

                                                                  Adjusted
                            Historical--          Less:         Historical--
                           Youth Services      Behavioral      Youth Services
                         International, Inc. Health Business International, Inc.
                         ------------------- --------------- -------------------
Revenues................       $67,365           $ 2,586           $64,779
Expenses:
  Direct operating......        60,288             2,353            57,935
  General and
   administrative.......         7,849               --              7,849
  Other Operating
   Expenses:
    College Station
     shutdown charge....         2,327             2,327               --
    Strategic deal
     costs..............           472               --                472
    Costs related to CCI
     transaction........           306               --                306
                               -------           -------           -------
                                71,242             4,680            66,562
                               -------           -------           -------
Loss from operations....        (3,877)           (2,094)           (1,783)
Interest expense, net...        (1,085)              --             (1,085)
                               -------           -------           -------
Loss before income
 taxes..................        (4,962)           (2,094)           (2,868)
Income tax expense
 (benefit)..............          (863)               86              (949)
                               -------           -------           -------
Net loss................       $(4,099)          $(2,180)          $(1,919)
                               =======           =======           =======


   See notes to unaudited pro forma combined condensed financial statements.

               CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                    FOR NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (in thousands, except per share data)

                          Historical--      Adjusted
                          Correctional    Historical--
                            Services     Youth Services     Proforma   Proforma
                          Corporation  International, Inc. Adjustments Combined
                          ------------ ------------------- ----------- --------
Revenues................    $42,520          $59,732          $ --     $102,252
Expenses:
  Operating.............     30,863           48,564                     79,427
  General and
   administrative.......      8,679            8,977                     17,656
                            -------          -------          -----    --------
                             39,542           57,541            --       97,083
                            -------          -------          -----    --------
Income from operations..      2,978            2,191                      5,169
Interest income
 (expense), net.........        145           (2,110)                    (1,965)
                            -------          -------          -----    --------
Income (loss) before
 income taxes...........      3,123               81            --        3,204
Income tax provision....      1,220              488                      1,708
                            -------          -------          -----    --------
Net earnings (loss).....    $ 1,903          $  (407)         $ --     $  1,496
                            =======          =======          =====    ========
Net earnings (loss) per
 share:
  Basic.................    $  0.25          $ (0.04)                  $   0.13
                            =======          =======                   ========
  Diluted...............    $  0.23          $ (0.04)                  $   0.12
                            =======          =======                   ========
Weighted average shares
 outstanding:
  Basic.................      7,670           10,846                     11,737
                            =======          =======                   ========
  Diluted...............      8,126           11,523                     12,447
                            =======          =======                   ========


   See notes to unaudited pro forma combined condensed financial statements.

                       YOUTH SERVICES INTERNATIONAL, INC.
        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                 (in thousands)

                                                                  Adjusted
                            Historical--          Less:         Historical--
                           Youth Services      Behavioral      Youth Services
                         International, Inc. Health Business International, Inc.
                         ------------------- --------------- -------------------
Revenues................      $ 90,685          $ 30,953           $59,732
Expenses:
  Direct operating......        78,867            30,303            48,564
  General and
   administrative.......         9,295               318             8,977
  Loss on sale of
   behavioral health
   business.............        27,000            27,000               --
                              --------          --------           -------
                               115,162            57,621            57,541
                              --------          --------           -------
Income (loss) from
 operations.............       (24,477)          (26,668)            2,191
Interest expense, net...        (2,290)             (180)           (2,110)
                              --------          --------           -------
Loss before income
 taxes..................       (26,767)          (26,848)               81
Income tax provision
 (benefit)..............        (5,554)           (6,042)              488
                              --------          --------           -------
Net loss................      $(21,213)         $(20,806)          $  (407)
                              ========          ========           =======


   See notes to unaudited pro forma combined condensed financial statements.

               CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                        FOR YEAR ENDED DECEMBER 31, 1997
                     (in thousands, except per share data)

                          Historical--      Adjusted
                          Correctional    Historical--
                            Services     Youth Services     Proforma   Proforma
                          Corporation  International, Inc. Adjustments Combined
                          ------------ ------------------- ----------- --------
Revenues................    $59,936          $81,369          $ --     $141,305
Expenses:
  Direct operating......     43,472           65,858                    109,330
  General and
   administrative.......     11,859           11,477                     23,336
                            -------          -------          -----    --------
                             55,331           77,335            --      132,666
                            -------          -------          -----    --------
Income from operations..      4,605            4,034                      8,639
Interest income
 (expense), net.........        444           (2,741)                    (2,297)
                            -------          -------          -----    --------
Income before income
 taxes..................      5,049            1,293            --        6,342
Income tax provision....      2,023              900                      2,923
                            -------          -------          -----    --------
Net earnings............    $ 3,026          $   393          $ --      $ 3,419
                            =======          =======          =====    ========
Net earnings per share:
  Basic.................    $  0.39          $  0.04                   $   0.29
                            =======          =======                   ========
  Diluted...............    $  0.37          $  0.03                   $   0.27
                            =======          =======                   ========
Weighted average shares
 outstanding:
  Basic.................      7,675           10,911                     11,767
                            =======          =======                   ========
  Diluted...............      8,118           11,554                     12,451
                            =======          =======                   ========


   See notes to unaudited pro forma combined condensed financial statements.

                       YOUTH SERVICES INTERNATIONAL, INC.
        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)

                                                                  Adjusted
                            Historical--          Less:         Historical--
                           Youth Services      Behavioral      Youth Services
                         International, Inc. Health Business International, Inc.
                         ------------------- --------------- -------------------
Revenues................      $116,102          $ 34,733           $81,369
Expenses:
  Direct operating......       100,496            34,638            65,858
  General and
   administrative.......        11,940               463            11,477
  Loss on sale of
   behavioral health
   business.............        20,898            20,898               --
                              --------          --------           -------
                               133,334            55,999            77,335
                              --------          --------           -------
Income (loss) from
 operations.............       (17,232)          (21,266)            4,034
Interest expense, net...        (2,930)             (189)           (2,741)
                              --------          --------           -------
Income (loss) before
 income taxes...........       (20,162)          (21,455)            1,293
Income tax (benefit)
 expense................        (3,085)           (3,985)              900
                              --------          --------           -------
Net earnings (loss).....      $(17,077)         $(17,470)          $   393
                              ========          ========           =======


   See notes to unaudited pro forma combined condensed financial statements.

               CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (in thousands, except per share data)

                         Historical--      Adjusted
                         Correctional    Historical--
                           Services     Youth Services     Proforma   Proforma
                         Corporation  International, Inc. Adjustments Combined
                         ------------ ------------------- ----------- --------
Revenues................   $31,502          $67,847          $ --     $99,349
Expenses:
 Direct operating.......    21,928           53,782                    75,710
 General and
  administrative........     8,656            7,863                    16,519
 Facility closure
  costs.................     3,329              --                      3,329
                           -------          -------          -----    -------
                            33,913           61,645            --      95,558
                           -------          -------          -----    -------
Income (loss) from
 operations.............    (2,411)           6,202                     3,791
Interest expense, net...      (482)          (2,835)                   (3,317)
                           -------          -------          -----    -------
Income (loss) before
 income taxes...........    (2,893)           3,367            --         474
Income tax provision
 (benefit)..............    (1,025)           1,348                       323
                           -------          -------          -----    -------
Net earnings (loss).....   $(1,868)         $ 2,019          $ --     $   151
                           =======          =======          =====    =======
Net earnings (loss) per
 share:
 Basic..................   $ (0.32)         $  0.21                   $  0.02
                           =======          =======                   =======
 Diluted................   $ (0.32)         $  0.19                   $
                           =======          =======                   =======
Weighted average shares
 outstanding:
 Basic..................     5,782            9,521                     9,352
                           =======          =======                   =======
 Diluted................    [5,782]          10,435
                           =======          =======                   =======


   See notes to unaudited pro forma combined condensed financial statements.

                       YOUTH SERVICES INTERNATIONAL, INC.
        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)

                                                                   Adjusted
                             Historical--          Less:         Historical--
                            Youth Services      Behavioral      Youth Services
                          International, Inc. Health Business International, Inc.
                          ------------------- --------------- -------------------
Revenues................       $115,029           $47,182           $67,847
Expenses:
  Direct operating......         98,828            45,046            53,782
  General and
   administrative.......          8,284               421             7,863
                               --------           -------           -------
                                107,112            45,467            61,645
                               --------           -------           -------
Income from operations..          7,917             1,715             6,202
Interest expense, net...         (3,264)             (429)           (2,835)
                               --------           -------           -------
Income before income
 taxes..................          4,653             1,286             3,367
Income tax provision....          1,824               476             1,348
                               --------           -------           -------
Net earnings............       $  2,829           $   810           $ 2,019
                               ========           =======           =======


   See notes to unaudited pro forma combined condensed financial statements.

               CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (in thousands, except per share data)

                         Historical--      Adjusted
                         Correctional    Historical--
                           Services     Youth Services     Proforma   Proforma
                         Corporation  International, Inc. Adjustments Combined
                         ------------ ------------------- ----------- --------
Revenues................   $31,490          $52,470          $ --     $83,960
Expenses:
 Direct operating.......    19,732           42,668                    62,400
 General and
  administrative........     9,938            5,375                    15,313
 Facility closure
  costs.................     3,910              --                      3,910
                           -------          -------          -----    -------
                            33,580           48,043            --      81,623
                           -------          -------          -----    -------
Income (loss) from
 operations.............    (2,090)           4,427                     2,337
Interest expense, net...      (700)          (1,043)                   (1,743)
                           -------          -------          -----    -------
Income (loss) before
 income taxes...........    (2,790)           3,384            --         594
Income tax provision
 (benefit)..............    (1,050)           1,450                       400
                           -------          -------          -----    -------
Net earnings (loss).....   $(1,740)         $ 1,934          $ --     $   194
                           =======          =======          =====    =======
Net earnings (loss) per
 share:
 Basic..................   $ (0.38)         $  0.22                   $  0.02
                           =======          =======                   =======
 Diluted................   $ (0.38)         $  0.20                   $  0.02
                           =======          =======                   =======
Weighted average shares
 outstanding:
 Basic..................     4,553            8,732                     7,828
                           =======          =======                   =======
 Diluted................     4,553            9,511                     8,695
                           =======          =======                   =======


   See notes to unaudited pro forma combined condensed financial statements.

                       YOUTH SERVICES INTERNATIONAL, INC.
        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (in thousands)

                                                                   Adjusted
                             Historical--          Less:         Historical--
                            Youth Services      Behavioral      Youth Services
                          International, Inc. Health Business International, Inc.
                          ------------------- --------------- -------------------
Revenues................        $78,296           $25,826           $52,470
Expenses:
  Direct operating......         66,603            23,935            42,668
  General and
   administrative.......          5,375               --              5,375
                                -------           -------           -------
                                 71,978            23,935            48,043
                                -------           -------           -------
Income from operations..          6,318             1,891             4,427
Interest expense, net...         (1,566)             (523)           (1,043)
                                -------           -------           -------
Income (loss) before
 income taxes...........          4,752             1,368             3,384
Income tax provision....          1,956               506             1,450
                                -------           -------           -------
Net earnings (loss).....        $ 2,796           $   862           $ 1,934
                                =======           =======           =======


   See notes to unaudited pro forma combined condensed financial statements.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

NOTE 1--PRO FORMA BASIS OF PRESENTATION

   The Unaudited Pro Forma Combined Condensed Financial Statements reflect the Exchange Ratio of .375 shares of CSC common stock for one share of YSI common stock. The actual number of shares of CSC to be issued will be determined at the effective time based on the number of shares of YSI common stock outstanding at that date.

   The Adjusted Historical Financial Statements of YSI give effect to YSI's merger with Community Corrections, Inc. consummated on June 30, 1998 accounted for as a pooling-of-interest. These financial statements exclude the results of operations of the seven behavioral health programs YSI sold on October 31, 1997 and the College Station behavioral health program YSI closed on September 15, 1998, as well as the loss from such sale and the costs associated with such closing. The Adjusted Historical Financial Statements of YSI serve to reflect the historical results of the continuing operations of YSI existing as of September 30, 1998

NOTE 2--PRO FORMA EARNINGS (LOSS) PER COMMON SHARE

   Earnings (loss) per common share amounts are based on the weighted average number of common shares outstanding and dilutive common equivalent shares assumed to be outstanding during the period using the treasury stock method, giving effect to the Merger as if it had been consummated at the beginning of the years presented given the assumptions described in Note 1.

NOTE 3--TRANSACTION COSTS AND RELATED EXPENSES

   CSC and YSI estimate that they will incur direct and indirect costs of approximately $14.85 million in connection with the merger as follows:

                                                                  (In thousands)
                                                                  --------------
       Write off of redundant assets and excess capacity.........    $ 3,600
       Personnel costs...........................................      3,500
       Cancellation of contractual obligations...................        800
       Financial advisory fees...................................      1,700
       Legal and accounting services.............................      1,000
       Integration Costs (not included above):
         Write off debt issuance costs...........................      1,400
         Computer integration costs..............................      1,500
         Travel/printing/filing fees/marketing materials.........        850
         Other...................................................        500
                                                                     -------
                                                                     $14,850
                                                                     =======

   These nonrecurring costs will be charged to operations in the fiscal quarter in which the Merger is consummated or as incurred depending on the nature of such costs and except for certain transaction costs incurred by YSI which are being expensed as incurred. The following describes the pro forma adjustments to record the effect of the transaction and related costs as of September 30, 1998.

   As of September 30, 1998, CSC has capitalized $418,000 and YSI has expensed $472,000 of transaction and related costs.

   The pro forma adjustment to expense CSC's capitalized transaction costs totals 418,000 as of September 30, 1998. As a result of the merger, the 7% convertible subordinated debentures owed by YSI can be redeemed by the holders of such debentures beginning one year from the consummation of the merger. As a result, the $1,400,000 reduction of other assets represents the write off of the unamortized debt issuance costs for periods beyond one year.

   The adjustment to increase accounts payable and accrued liabilities by $14,360,000 represents the $16.65 million of estimated total transaction costs net of CSC and YSI incurred as of September 30, 1998 and net of the write off of unamortized debt issuance costs described above.

   The $11,274,000 adjustment to increase the deficit as of September 30, 1998 reflects the after tax effect of the adjustments described herein. The pro forma adjustment to the deferred tax asset reflects the tax benefit of transaction costs and related expenses. Based on its internal projections, CSC believes such asset is recoverable well within the recovery period.

NOTE 4--CONFORMING ADJUSTMENTS

   CSC has reviewed the status of the combined company's deferred taxes as if the acquisition had occurred at the beginning of the first period presented and has made necessary adjustments to the combined company's deferred taxes based upon the combined company's profitability. Management of CSC and YSI are evaluating the accounting policies and financial statement presentation currently utilized by CSC and YSI to determine the policies and presentation to be adopted by the combined company. Accordingly, the financial statements for the combined company may differ from the presentation herein. Management does not believe the adjustments, if any, will be material to such financial statements.

   The deferred tax asset on the books of YSI represents net operating loss carryforwards primarily generated over the past two years. Accordingly, these carryforwards do not begin to expire until 2012. Based upon internal forecasts, YSI and CSC believe the NOL will be utilized well within the available period.

NOTE 5--DILUTIVE DERIVATIVE SECURITIES

   Under the treasury stock method, dilutive derivative securities are not included in the computation of diluted weighted average shares outstanding for any period in which the reporting company incurred a net loss. In the Unaudited Pro Forma Combined Condensed Statements of Operations, the determination of whether to include derivative securities in the computation of diluted weighted average shares outstanding was based on the pro forma combined results of operations. Accordingly, the diluted weighted average shares outstanding, and consequently the diluted net earnings (loss) per share, for CSC or YSI will differ from that reflected on its historical statements of operations if the historical results were a loss and the pro forma combined results reflect net earnings or if the historical results reflect net earnings and the pro forma combined results were a loss.

NOTE 6--STOCKHOLDERS' EQUITY

   Adjustment to reflect the par value of CSC common stock assumed to be outstanding at September 30, 1998 upon exchange of one share of YSI common stock for .375 shares of CSC common stock.

NOTE 7--DEFERRED DEVELOPMENT AND START-UP COSTS

   Represents adjustment to write off deferred development and start-up costs to be expensed in accordance with Statement of Position ("SOP") 98-5 "Reporting on the Costs of Start-Up Activities" which CSC will adopt during the fourth quarter of fiscal 1998.

                           Comparative Per Share Data

   The following tables set forth certain per share data for CSC on a historical basis YSI, on an adjusted historical basis, CSC and YSI on a supplemental pro forma combined basis and on a per share equivalent pro forma basis for YSI. The information gives effect to the proposed merger between CSC and YSI on a pooling-of-interests basis, which means that after the merger CSC will treat the companies as if they had always been combined for accounting and financial reporting purposes, at the exchange ratio of .375 of a share of CSC common stock for each share of YSI common stock. The supplemental unaudited pro forma combined and equivalent financial data do not reflect any cost savings or other synergies anticipated by CSC or YSI management as a result of the merger. The companies may have performed differently if they had always been combined. You should not rely on the pro forma information as being indicative of the historical results the combined companies would have had or the results that they will experience in the future. The following information should be read in conjunction with the unaudited pro forma financial data of CSC and YSI and the historical financial statements included elsewhere herein. See "Unaudited Pro Forma Condensed Combined Financial Statement."

                                 Year Ended December 31,
                                --------------------------- Nine Months Ended
                                  1995      1996     1997   September 30, 1998
                                --------  --------  ------- ------------------
CSC--HISTORICAL
Net Income (loss)
  Diluted...................... $  (0.38) $  (0.32) $  0.37       $0.40
  Basic........................    (0.38)    (0.32)    0.39        0.43
Cash Dividends declared per
 common share..................      --        --       --          --
Book value per basic common
 share.........................                        5.63        6.09
YSI--HISTORICAL ADJUSTED(1)
Earnings (loss) per common
 share
Net Income (loss)
  Diluted......................     0.20      0.19     0.03       (0.17)
  Basic........................     0.22      0.21     0.04       (0.17)
Cash dividends declared per
 common share(2)...............      --        --       --          --
Book value per basic common
 share.........................                        2.14        1.83
PRO FORMA COMBINED(3)(4)
Net Income (loss)
  Diluted......................     0.02     (0.01)    0.27        0.11
  Basic........................     0.02     (0.01)    0.29        0.12
Cash dividends declared per
 common share..................      --        --       --          --
Book value per common share....                        4.70        4.72
EQUIVALENT PRO FORMA COMBINED
 PER YSI SHARE(1)
Net Income (loss)
  Diluted......................     0.01      0.00     0.10        0.04
  Basic........................     0.01      0.00     0.11        0.05
Cash dividends declared per
 basic common share............      --        --       --          --
Book value per common share....                        1.76        1.77

--------
(1) Includes the results of operations and accounts of Community Corrections, Inc. (CCI), and excludes the results of operations of the Behavioral Health business for all periods presented.
(2) Excludes S corporation cash dividends declared for the payment of income taxes by CCI prior to consummation of its merger with YSI. Such dividends totaled approximately $129,000 and $59,000 for the year ended December 31, 1997 and the nine months ended September 30, 1998 respectively.
(3) Assumes an exchange ratio of .375 of a CSC share for each share of YSI.
(4) Pro Forma Combined and Equivalent Pro Forma Combined Book Value per share is adjusted to reflect estimated transaction costs to be incurred subsequent to September 30, 1998 totaling $13,200,000 net of applicable income taxes.

                             INFORMATION CONCERNING
                       CORRECTIONAL SERVICES CORPORATION

Corporate Structure

   CSC was incorporated in Delaware on October 28, 1993 to acquire all of the outstanding capital stock of a number of affiliated corporations engaged in the operation of correctional and detention facilities.

Description

   CSC is a leading developer and operator of adult correctional facilities and services for federal, state, and local governments. CSC believes it is one of the largest operators of private secure juvenile correctional facilities in the U.S. CSC has recently experienced rapid growth in both its juvenile and adult divisions, all of which have been internally generated. As of December 31, 1998 CSC had agreements to operate 36 correctional and detention facilities in 21 states and Puerto Rico for an aggregate of approximately 9,800 beds. This represents a 100% increase in the number of agreements and 291% increase in the number of beds from the same date one year ago. Of these agreements,
agreements representing    beds in    states and Puerto Rico were for the
operation of juvenile correctional facilities. CSC reported revenues of $67.6 million and net income of $3.3 million for the nine months ended September 30, 1998. This represents an increase in revenues and net income of 59% and 73%, respectively, over the comparable 1997 period.

   CSC operates a wide range of correctional facilities targeted toward solving the specialized needs of governmental agencies. CSC's adult division specializes, in facilities which house, among other populations (i) substance abuse offenders, (ii) parole violators, (iii) pre-trial detainees, (iv) females, and (v) sex offenders. CSC's juvenile division focuses on secure facilities which provide (i) rehabilitative services for large populations (over 200), (ii) intensive treatment programs including educational and vocational services, (iii) treatment for habitual offenders, (iv) specialized female services, (v) detention services, and (vi) sex offender treatment programs. In addition to providing fundamental residential services for adult and juvenile offenders, CSC has developed a broad range of programs intended to reduce recidivism, including basic and special education, substance abuse treatment and counseling, vocational training, life skills training, and behavioral modification counseling. In all of its facilities, CSC strives to provide the highest quality services designed to reduce recidivism. CSC continually evaluates its programs and believes the reputation of its programs will lead to continued business opportunities.

   CSC also is a leading provider of design and construction services for correctional facilities, including project consulting; the design, development and construction of new correctional and detention facilities and the redesign and renovation of existing facilities. These services usually are provided in conjunction with an agreement for CSC to operate the facility upon completion of the construction or renovation. CSC believes its proven ability to manage the full spectrum of correctional facilities and its wide variety of programs and services will continue to increase its marketing opportunities.

Business Strategy

     The following Business Strategy discussion does not give effect to the proposed merger, but represents CSC's views of its business strategy absent the merger.

   CSC's goal is to maintain its recent growth in contracts, revenues and earnings. CSC believes it can achieve this goal through the implementation of the following elements of its business strategy:

   Continued Enhancement of Juvenile Services. CSC has been highly successful in obtaining juvenile contracts due to its recognized expertise in operating a variety of juvenile programs. CSC continues to enhance its juvenile programs to further reduce projected levels of recidivism. By demonstrating its programs are effective and incorporate proven techniques, CSC believes it will continue to win a significant percentage of the juvenile projects it pursues.

   Focused Development on Specialized Adult Facilities. CSC has established itself as a leading provider of specialized adult facilities. CSC currently operates facilities for substance abuse offenders, parole violators, females, pretrial detainees and sex offenders. By specializing in these specific segments of the adult market,

CSC has established itself as a provider of services for niche populations. This has significantly increased CSC's competitiveness in obtaining new contracts.

   Development of New Markets in the United States and Internationally. By diversifying its product offering in both the juvenile and adult markets, CSC has significantly broadened the contract opportunities it can pursue and has reduced its dependence on the growth of one particular market. CSC currently
operates in    states and in the Commonwealth of Puerto Rico. CSC has
identified several new states for which it can provide services and has initiated marketing efforts in these states. CSC believes its position as a leader in the juvenile and specialized adult markets provides it with an excellent opportunity to capture business in new states. In addition, CSC has been "qualified" to bid on both juvenile and adult contracts in the United Kingdom and Australia. This bidding status has been limited to a few select companies. CSC believes there are significant growth opportunities in the United Kingdom and elsewhere internationally.

   Emphasis on Quality Operations. CSC believes its past success in obtaining contracts has been based on its reputation as a high quality operator. In addition to winning competitive bids for new facilities, CSC has also been selected to assume the management of facilities which needed improvement in their operations. CSC believes it maintains one of the most extensive ethical and compliance programs in the industry, which dictates the conduct of all employees. These programs require adherence to strict codes of conduct and combined with the operation of facilities in accordance with the standards of the American Correctional Association provides CSC with a competitive advantage over operators which do not employ such programs.

   Commitment of Capital. From time to time CSC will finance and own the facilities it operates. Ownership of facilities can provide CSC with numerous benefits including: (i) control over the use of the facility; (ii) improved long term returns; (iii) ability to expand capacity; and (iv) the ability to accelerate the contract process. CSC believes its ability to commit capital to facility ownership reduces its competition and can provide a valuable strategic asset. CSC anticipates using its capital to build and purchase facilities which address specific client needs and believes this will provide CSC with increased business opportunities.

   Partnering With Government. CSC views its contracting agencies as partners and works closely with them to modify programs, share financial benefits, and solve issues. CSC believes its focus on customer service has led to CSC's receipt of multiple contracts from the same jurisdiction. In addition, CSC consistently receives outstanding references from its contracting agencies which provide business opportunities in new markets. CSC will continue to encourage potential new clients to contact its existing client base and believes its reputation for servicing its clients will lead to continued opportunities.

Operational Divisions

   CSC has organized its operations into three divisions: Adult, Juvenile and Community Corrections.

   Adult. The Adult Division operates 14 secure facilities, seven in Texas, two in Arizona and one in each of Colorado, Mississippi, New Mexico, Oklahoma and Washington, with a total of 4,145 beds. In addition, CSC has a contract to begin operating a 196-bed prison in South Fulton, Georgia. In addition to providing housing for adult inmates, CSC provides a variety of rehabilitative and educational services. CSC also provides health care, transportation, food services and work and recreational programs for adult inmates.

   Juvenile. The Juvenile Division operates 16 facilities, 10 located in Texas. In addition, CSC has contracts to begin operating a 100 bed facility in Salinas, Puerto Rico. The juvenile facilities house convicted youths aged 12 to 20 and represent a total of 1,924 beds under contract. CSC manages secure and non-secure juvenile offender facilities for low, medium, and high risk youths in highly structured programs, including military-style boot camps, wilderness programs, secure education and training centers, and detention facilities. CSC believes these programs, by instilling the qualities of self-respect, respect for others and their property, personal responsibility and family values, can help reduce the recidivism rate of its program participants.

   Community Corrections. The Community Corrections Division operates four facilities, two in each of Texas and New York with a total of 459 beds. These are non-secure residential facilities for adult male and female offenders transitioning from institutional to independent living. Offenders are eligible for these programs based upon the type of offense committed and behavior while incarcerated in prison. If qualified, offenders may generally spend the last six months of their sentence in a community corrections program, whose mission is to reduce the likelihood of an inmate committing an offense after release by assisting in the reunification process with family and the community. Normally, in order to remain in the program, offenders must be employed, participate in substance abuse programs, submit to frequent random drug testing, and pay a predetermined percentage of their earnings to the government to offset the cost of the program. CSC supervises these activities and also provides life skills training, case management, home confinement supervision and family reunification programs from these facilities. CSC believes that community correctional facilities help reduce recidivism, result in prison beds being available for more violent offenders and, in appropriate cases, represent cost-effective alternatives to prisons.

Marketing and Business Development

   CSC engages in extensive marketing and business development on a national basis and markets selected projects in the international arena. Marketing efforts are spearheaded by CSC's business development team in conjunction with CSC's executive officers and outside consultants.

   CSC's business development department is responsible for marketing the full range of services to clients. CSC's business development department has specialists in both the juvenile and adult markets. Marketing responsibilities include identifying new clients, preparing and delivering formal presentations and identifying strategic partners.

   CSC receives frequent inquiries from or on behalf of governmental agencies. Upon receiving such an inquiry, CSC determines whether there is an existing or future need for CSC's services, whether the legal and political climate is conducive to privatized correctional operations and whether or not the project is commercially viable.

Contract Award Process

   Most governmental procurement and purchasing activities are controlled by procurement regulations take the form of a Request for a Proposal, and to date most of CSC's new business has resulted from responding to these requests. Interested parties submit proposals in response to an RFP within a time period of 15 to 120 days from the time the RFP is issued. A typical RFP requires a bidder to provide detailed information, including the services to be provided by the bidder, the bidder's experience and qualifications and the price at which the bidder is willing to provide the services. From time to time, CSC engages independent consultants to assist in responding to the RFPs. Approximately six to eighteen months is generally required from the issuance of the RFP to the contract award.

   Before responding to an RFP, CSC researches and evaluates, among other factors:

  (i) the current size and growth projections of the available correctional and detention population;

  (ii) whether or not a minimum capacity level is guaranteed;

  (iii) the willingness of the contracting authority to allow CSC to house populations of similar classification within the proposed facility for other governmental agencies; and

  (iv) the willingness of the contracting authority to allow CSC to make adjustments in operating activities, such as work force reductions in the event the actual population is less than the contracted capacity.

   Under the RFP, the bidder may be required to design and construct a new facility or to redesign and renovate an existing facility at its own cost. In such event, CSC's ability to obtain the contract award is dependent upon its ability to obtain the necessary financing or fund such costs internally.

   In addition to issuing formal RFPs, governmental agencies may use a procedure known as Purchase of Services or Requests for Qualification. In the case of an RFQ, the requesting agency selects a firm it believes is most qualified to provide the necessary services and then negotiates the terms of the contract, including the price at which the services are to be provided.

Market

   Throughout the United States, there is a growing trend toward privatization of correctional and detention functions as federal, state and local governments have faced continuing pressure to control costs and improve the quality of services. Further, incarceration costs generally grow faster than many other parts of budget items. In an attempt to address these pressures, governmental agencies responsible for correctional and detention facilities are increasingly privatizing facilities.

   Numerous studies have proven there is a general shortage of beds available in detention and treatment facilities. That fact, coupled with the high rate of recidivism and the public demand for longer sentences, has resulted in over-crowding in these facilities and a growing. In addition, numerous courts and other governmental entities in the United States have mandated that services offered to inmates be expanded and living conditions be improved. Many governments do not have the readily available resources to make the changes necessary to meet such mandates.

   According to the United State Department of Justice Office and Juvenile Justice Delinquency Prevention, "Juvenile Offenders and Victims: 1996 Update of Violence" and "Juvenile Arrests 1995", in 1996 there were 2.7 million arrests of persons under 18, up 67% from 1986. One-fourth of juvenile arrests in 1995 were of females--a steady increase since 1991. By the year 2010, juvenile arrests for violent crime are expected to more than double.

   In the international sector, the demand for privately managed facilities is increasing due to fiscal pressures, overcrowding, increasing recidivism and an overall desire to deliver augmented services while minimizing their cost impact.

Competition

   CSC competes on the basis of cost, quality and range of services offered, its experience in managing facilities, the reputation of its personnel and its ability to design, finance and construct new facilities. Some of CSC's competitors have greater resources than CSC. CSC also competes in some markets with local companies that may have a better understanding of local conditions and a better ability to gain political and public acceptance. In addition, CSC's Community Corrections and Juvenile Divisions compete with governmental and not-for-profit entities. CSC's main competitors include Wackenhut Corrections Corporation, Cornell Corrections and Corrections Corporation of America.

Recent Events

   On September 2, 1998, CSC announced it had finalized a contract to operate a 125 bed detention center in Paulding, Georgia. The contract with the State of Georgia's Department of Juvenile Justice calls for CSC to provide a short-term detention program for male and female juveniles ranging in ages from 10 to 18. This regional detention facility is the first of its kind to be privatized in the state.

   On October 20, 1998, CSC announced it had commenced operations of a 1,200 bed adult prison in Crowley, Colorado.

   On September 11, 1998, CSC announced it had finalized a contract to operate a 96 bed secure juvenile facility in Dallas, Texas. The facility will provide two distinct programs: a 44 bed secure short-term post-adjudication residential program with an aftercare component and a detention center with up to 52 beds.

Facilities

   CSC operates both pre-disposition and post-disposition secure and non-secure correctional and detention facilities and non-secure community correctional facilities for federal, state and local correctional agencies. Pre-disposition secure detention facilities provide secure residential detention for individuals awaiting trial and/or the outcome of judicial proceedings, and for aliens awaiting deportation or the disposition of deportation hearings. Post-disposition secure facilities provide secure incarceration for individuals who have been found guilty of a crime by a court of law. CSC operates four types of post-disposition facilities: secure prisons, intermediate sanction facilities, military-style boot camps, and secure treatment and training facilities. Secure prisons and intermediate sanction facilities provide secure correctional services for individuals who have been found guilty of one or more offenses. Offenders placed in intermediate sanction facilities are typically persons who have committed a technical violation of their parole conditions, but whose offense history or current offense does not warrant incarceration in a prison. Both types of facilities offer vocational training, substance abuse treatment and offense specific treatment. Boot camps provide intensely structured and regimented residential correctional services which emphasize disciplined activities modeled after the training principles of military boot camps and stress physical challenges, fitness, discipline and personal appearance. Secure treatment and training facilities provide numerous services designed to reduce recidivism including: educational and vocational training, life skills, anger control management, and substance abuse counseling and treatment.

   CSC also operates non-secure residential and non-residential community corrections programs. Non-secure residential facilities, known as half-way houses, provide residential correctional services for offenders in need of less supervision and monitoring than are provided in a secure environment. Offenders in community corrections facilities are typically allowed to leave the facility to work in the immediate community and/or participate in community-based educational and vocational training programs during daytime hours. Generally, persons in community correctional facilities are serving the last nine months of their sentence. Non-residential programs permit the offender to reside at home or in some other approved setting under supervision and monitoring by CSC. Supervision may take the form of either requiring the offender to report to a correctional facility a specified number of times each week and/or having CSC employees monitor the offender on a case management basis at his/her work site and home.

   The following information is provided with respect to the facilities for which CSC had management contracts as of December 31, 1998:

Adult Division

 Facility Name, Location
           and                                               Contracting       Owned,
     Year Operations       Contracted                        Governmental    Leased, or
        Commenced           Beds(1)    Type of Facility         Agency       Managed(2)
 -----------------------   ----------  ----------------      ------------    ----------
 Seattle INS Detention         150    Secure Detention    INS                 Managed
  Center                              Facility
  Seattle, Washington
  (1989)


 South Texas Intermediate      400    Secure Intermediate State               Managed
  Sanction Facility                   Sanction Facility
  Houston, Texas (1993)


 Tarrant County Community      230    Secure Intermediate County              Managed
  Correctional                        Sanction Facility
  Facility(3)
  Mansfield, Texas (1992)


 Travis County Substance        74    Secure Intermediate County              Managed
  Abuse Treatment                     Sanction Facility
  Facility
  Del Valle, Texas (1994)


 Arizona State Prison          400    State Prison        State               Owned
  Phoenix, West
  Phoenix, Arizona (1996)


 AZ State Prison,              600    State Prison        State               Owned
  Florence
  Florence, Arizona
  (1997)


 Gallup                        200    Jail/Long-Term      County              Managed
  Gallup, New Mexico                  Detention
  (1997)


 Frio County Jail              300    Jail/Long-Term      County/State        Leased
  Pearsall, Texas (1997)              Detention


 Grenada County Jail           160    Jail                County              Managed
  Grenada, Mississippi
  (1998)


 Jefferson County              500    Jail/Long Term      County/State        Managed
  Downtown Jail                       Detention
  Beaumont, Texas (1998)


 Newton County                 872    Prison              Mult-State/Federal  Managed
  Correctional Facility
  Newton, Texas (1998)


 Central Oklahoma              850    Prison              Multi-State         Managed
  Correctional Facility
  McLoud, Oklahoma (1998)


 South Fulton Municipal        196    Jail/Long Term      State/Federal       Managed
  Regional Jail                       Detention
  Union City, Georgia
  (1999)


 Dickens County                489    Long Term Detention State               Managed
  Correctional Center
  Spur, Texas (1998)


 Crowley County               1200    Prison              Multi-State         Managed
  Correctional Facility
  Crowley, Colorado
  (1998)

Juvenile Division

 Facility Name, Location
           and                                              Contracting     Owned,
     Year Operations       Contracted                      Governmental   Leased, or
        Commenced           Beds(1)    Type of Facility       Agency      Managed(2)
 -----------------------   ----------  ----------------    ------------   ----------
 Tarrant County Community     120     Secure Boot Camp    County           Managed
  Correctional Center(3)              Facility
  Mansfield, Texas (1992)


 Hemphill County Juvenile     100     Secure Boot Camp    County           Leased
  Detention Center                    Facility
  Canadian, Texas (1994)


 Bartow Youth Training         74     Secure &            State            Managed
  Center Bartow, Florida              Residential
  (1995)                              Treatment Facility

 Pahokee Youth Training       350     Secure Treatment    State            Managed
  Center Pahokee, Florida             Facility
  (1997)


 Polk City Youth Training     350     Secure Treatment    State            Managed
  Center                              Facility
  Polk City, Florida
  (1997)


 Bell County Youth             96     Secure Detention    County           Managed
  Training Center                     Facility
  Killeen, Texas (1997)


 Okaloosa County Juvenile      65     Half Way House      County           Owned
  Residential Facility
  Okaloosa, Florida
  (1998)


 Bayamon Detention Center     120     Secure Detention    Commonwealth of  Managed
  Bayamon, Puerto Rico                Facility            Puerto Rico
  (1998)


 Bayamon Detention Center     141     Secure Treatment    Commonwealth of  Managed
  Bayamon, Puerto Rico                Facility            Puerto Rico
  (1998)


 Salinas Treatment Center     100     Secure Detention    Commonwealth of  Owned
  Salinas, Puerto Rico                Facility            Puerto Rico
  (1999)


 Colorado County Boot         100     Secure Detention    County           Managed
  Camp                                Facility
  Eagle Lake, Colorado
  (1998)


 Judge Roger Hashem            64     Secure Detention    County           Managed
  Juvenile Justice Center             Facility
  Rockdale, Texas (1997)


 Martin Hall Juvenile          52     Secure Correctional County           Managed
  Facility                            Facility
  Medical Lake,
  Washington (1997)


 Dallas County Secure          96     Secure Treatment    County           Managed
  Post Adjudication                   Facility
  Facility
  Dallas, Texas (1998)


 Dallas Youth Academy          96     Secure Treatment    County           Managed
  Dallas, Texas (1998)                Facility


 Paulding Regional Youth      126     Secure Detention    State            Managed
  Detention Center                    Facility
  Paulding, Georgia
  (1999)


 Tallulah Correctional        700     Secure Treatment    State            Managed
  Center for Youth                    Facility
  Tallulah, Louisiana
  (1998)

Community Corrections Division

 Facility Name, Location
           and                                             Contracting     Owned,
     Year Operations       Contracted                      Governmental  Leased, or
        Commenced           Beds(1)    Type of Facility       Agency     Managed(2)
 -----------------------   ----------  ----------------    ------------  ----------
 Brooklyn Community            99     Residential         Federal Bureau   Leased
  Correctional Center                 Correctional        of Prisons
  Brooklyn, New York                  Facility
  (1989)


 Manhattan Community           60     Residential         Federal Bureau   Leased
  Corrections Center                  Correctional        of Prisons
  New York, New York                  Facility
  (1990)

 Bronx Community               40     Residential         Federal Bureau   Leased
  Corrections Center                  Correctional        of Prisons
  Bronx, New York (1996)              Facility

 New York State Community     135     Residential         State            Leased
  Corrections Center                  Correctional
  Manhattan, NY (1998)                Facility

 Fort Worth Community         125     Residential         State            Leased
  Corrections Center Fort             Correctional
  Worth, Texas (1994)                 Facility

--------
(1) The number of beds under contract generally is an estimate in the contract by the contracting government agency of the number of offenders expected to be assigned to the facility and not a guarantee of a minimum or maximum number of offenders to be so assigned. Certain facilities have bed capacity in excess of the number of beds under contract and therefore may be occupied by a greater number of offenders than is estimated pursuant to the contract.
(2) A managed facility is a facility for which CSC provides management services pursuant to a management contract with the applicable governmental agency but, unlike a leased or owned facility, CSC has no property interest in the facility.
(3) This facility is listed both as part of CSC's Adult Division and its Juvenile Division as the facility houses both adult and juvenile offenders.

Facility Management Contracts

   CSC is primarily compensated on the basis of the population in each of its facilities on a fixed rate per inmate per day; however, some contracts have a minimum revenue guarantee. Invoices are generally sent on a monthly basis detailing the population for the prior month. Occupancy rates for facilities tend to be low when first opened or when expansions are first available. However, after a facility passes the start-up period, typically 3 months, the occupancy rate tends to stabilize.

   CSC is required by its contracts to maintain certain levels of insurance coverage for general liability, workers' compensation, vehicle liability and property loss or damage. CSC is also required to indemnify the contracting agencies for claims and costs arising out of CSC's operations and in certain cases, to maintain performance bonds.

   As is standard in the industry, CSC's contracts are short term in nature, generally ranging from one to three years and contain multiple renewal options. Most facility contracts also generally contain clauses which allow the governmental agency to terminate a contract without cause, and are subject to legislative appropriation of funds. To date, none of CSC's contracts have been terminated though any of these methods.

Operating Procedures

   CSC is responsible for the overall operation of each facility under its management, including staff recruitment, general administration of the facility, security of inmates and employees, supervision of the offenders and facility maintenance. CSC, either directly or through subcontractors, also provides health care, including medical, dental and psychiatric services and food service. Certain facilities also offer special rehabilitative and educational programs, such as academic or vocational education, job and life skills training, counseling, substance abuse programs, and work and recreational programs.

   CSC's contracts generally require CSC to operate each facility in accordance with all applicable local, state and federal laws, rules and regulations and the standards and guidelines of the American Correctional Association. The ACA standards, designed to safeguard the life, health and safety of offenders and personnel, describe specific objectives with respect to administration, personnel and staff training, security, medical and health care, food service, inmate supervision and physical plant requirements. CSC believes the benefits of operating its facilities in accordance with ACA standards include improved management, better defense against lawsuits by offenders alleging violations of civil rights, a more humane environment for personnel and offenders and measurable criteria for upgrading programs, personnel and the physical plant on a continuous basis. CSC's Seattle INS Detention Center, Tarrant County Community Correctional Facility and Polk City and Pahokee Youth Training Centers are fully accredited by the ACA and certain other facilities currently are being reviewed for accreditation. CSC's goal is to obtain and maintain ACA accreditation for all of its facilities. Richard P. Staley, CSC's Senior Vice President and director, is a member of the ACA and a certified ACA standards auditor for jail and detention facilities. James Irving, CSC's Vice President for Juvenile Justice, is a past Chairman of the ACA Standards Committee and a certified ACA standard auditor for jail and detention facilities.

Facility Design and Construction

   In addition to its facility management services, CSC also consults with various governmental entities to design and construct new correctional and detention facilities and renovate older facilities to provide enhanced services to the population. CSC manages all of the facilities it has designed and constructed or redesigned and renovated.

   Pursuant to CSC's design, construction and management contracts, it is responsible for overall project development and completion. Typically, CSC develops the conceptual design for a project, then hires architects, engineers and construction companies to complete the development. When designing a particular facility, CSC utilizes, with appropriate modifications, prototype designs CSC has used in developing other projects. Management of CSC believes that the use of such prototype designs allows it to reduce cost overruns and construction delays.

Facilities Under Construction

   Renovations are underway in the 141 bed juvenile treatment facility in Bayamon, Puerto Rico. The facility currently houses 96 residents. It is expected that the renovation will be complete in June 1999.

   Construction has begun on a 100 bed juvenile detention center in Salinas, Puerto Rico. The facility will house minimum to medium risk inmates, aged 12 to 17, and is expected to be completed in October 1999.

Employees

   At December 31, 1998, CSC had approximately 3,825 full-time employees, consisting of clerical and administrative personnel, security personnel, food service personnel and facility administrators. CSC believes its relationship with its employees is good.

   Each of CSC's facilities is led by an experienced facility administrator. Other facility personnel include administrative, security, medical, food service, counseling, classification and educational and vocational training personnel. CSC conducts background screening checks and drug testing on potential facility employees. Some of the services rendered at certain facilities, such as medical services and education or training, are provided by third-party contractors.

Employee Training

   All jurisdictions require corrections officers to complete a specified amount of training prior to employment. In most cases, CSC employees must undergo at least 160 hours of training before being allowed to work in a position that will bring them in contact with offenders or detainees. This training consists of approximately 40 hours relating to CSC policies, operational procedures and management philosophy, and 120 hours relating to legal issues, rights of offenders and detainees, techniques of communication and supervision, improvement of interpersonal skills and job training relating to the specific tasks to be held. Each CSC employee having contact with offenders receives a minimum of 40 hours of additional training each year, and each management employee receives a minimum of 24 hours of training each year.

Insurance

   Each management contract with a governmental agency requires CSC to maintain certain levels of insurance coverage for general liability, workers' compensation, vehicle liability and property loss or damage and to indemnify the contracting agency for claims and costs arising out of CSC's operations.

   CSC maintains general liability insurance in the amount of $5,000,000 and two umbrella policies in the amount of $5,000,000 and $20,000,000, respectively, covering itself and each of its subsidiaries. There can be no assurance that the aggregate amount and kinds of CSC's insurance are adequate to cover all risks it may incur or that insurance will be available in the future.

   In addition, CSC is unable to secure insurance for some unique business risks including, but not limited to, riot and civil commotion or the acts of an escaped offender.

Regulation

   The industry in which CSC operates is subject to federal, state and local regulations which are administered by a variety of regulatory authorities. Generally, providers of correctional services must comply with a variety of applicable federal, state and local regulations, including educational, health care and safety regulations. Management contracts frequently include extensive reporting requirements. In addition, many federal, state and local governments are required to follow competitive bidding procedures before awarding a contract. Certain jurisdictions may also require the successful bidder to award subcontracts on a competitive bid basis and to subcontract to varying degrees with businesses owned by women or minorities.

Litigation

   The nature of CSC's business results in numerous claims or litigation against CSC for damages arising from the conduct of its employees or others. Under the rules of the SEC, CSC is obligated to disclose lawsuits which involve a claim for damages in excess of 10% of its current assets notwithstanding CSC's belief as to the merit of the lawsuit and the existence of adequate insurance coverage.

   In May 1993, a former employee of CSC filed suit in the United States District Court, Southern District of New York, claiming he was intentionally assaulted by employees of CSC and claiming $5,000,000 in damages on each of six causes of action. A motion to dismiss is pending. In January 1996, a lawsuit was filed with the Supreme Court of New York, County of Kings, by a former employee alleging sexual harassment and discrimination, physical assault, rape and negligent screening of employees and claiming damages of $4,000,000 plus attorneys fees. This case was dismissed in July 1998.

   In March 1996, former inmates at one of CSC's facilities filed suit in the Supreme Court of the State of New York, County of Bronx on behalf of themselves and others similarly situated, alleging personal injuries and property damage purportedly caused by negligence and intentional acts of CSC and claiming $500,000,000 for each compensatory and punitive damages, which suit was transferred to the United States District Court,

Southern District of New York, in April 1996. In July 1996, seven detainees at one of CSC's facilities, and certain of their spouses, filed suit in the Superior Court of New Jersey, County of Union, seeking $10,000,000 each in damages arising from alleged mistreatment of the detainees, which suit was transferred to the United States District Court, District of New Jersey, in August 1996. In July 1997 former detainees of CSC's Elizabeth, New Jersey Facility filed suit in the United States District Court for the District of New Jersey. The suit claims violations of civil rights, personal injury and property damage allegedly caused by the negligent and intentional acts of CSC. No monetary damages have been stated.

   CSC believes the claims made in each of the foregoing actions to be without merit and will vigorously defend such actions. CSC further believes the outcome of these actions and all other current legal proceedings to which it is a party will not have a material adverse effect upon its results of operations, financial condition or liquidity. However, there is an inherent risk in any litigation and a decision adverse to CSC could be rendered.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                         DIRECTORS AND OFFICERS OF CSC

   The following table sets forth certain information as of December 31, 1998, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of CSC common stock by (i) each person known by CSC to beneficially own more than 5% of the outstanding shares of CSC common stock, (ii) each executive officer and director of CSC, and (iii) all officers and directors of CSC as a group:

                                     Beneficial Ownership  Beneficial Ownership
                                      Prior to the merger    After the merger
                                     --------------------- ---------------------
                                              CSC             Post merger CSC
                                         Common Stock          Common Stock
                                     --------------------- ---------------------
Name and Address of                   Number of             Number of
Beneficial Owner (1)                    Shares       %        Shares       %
--------------------                 --------------------- ---------------------
Esther Horn........................       648,175     8.3%      648,175     5.4%
James F. Slattery(2)...............       839,792    10.8%      839,792     7.0%
Aaron Speisman(3)..................       438,930     5.6%      438,930     3.6%
Jennifer Anna Speisman 1992 Trust..        83,438     1.1%       83,438        *
Joshua Israel Speisman 1992 Trust..        83,438     1.1%       83,438        *
Ira M. Cotler(4)...................       122,368     1.6%      122,368     1.0%
Richard P. Staley(5)...............        64,083        *       64,083        *
Michael C. Garretson(6)............        96,250     1.2%       96,250        *
Stuart Gerson(7)...................        36,975        *       36,975        *
Melvin T. Stith(8).................        22,500        *       22,500        *
Shimmie Horn(9)....................         6,667        *        6,667        *
Gilder, Gagnon, Howe & Co.(10).....     2,144,740    27.5%    2,941,990    24.4%
All officers and directors as a
 group
 (eight persons)(2)(3)(4)
 (5)(6)(7)(8)(9)...................     1,577,565    20.3%    1,577,565    12.7%

--------
  * Less than 1%
 (1) All addresses are c/o Correctional Services Corporation, 1819 Main Street, Suite 1000, Sarasota, Florida 34236.
 (2) Includes options to purchase 18,125 shares of CSC common stock. Does not include options to purchase 100,000 shares of CSC common stock not exercisable within 60 days.
 (3) Director and founder. Does not include 83,438 shares of CSC common stock owned by the Jennifer Anna Speisman 1992 Trust and 83,438 shares of CSC common stock owned by the Joshua Israel Speisman 1992 Trust, trusts for the benefit of Mr. Speisman's children, as to which Mr. Speisman disclaims beneficial ownership. Includes options to purchase 18,135 shares of CSC common stock and a Series A Warrant to purchase 6,700 shares of CSC common stock.
 (4) Includes 2,612 shares of CSC common stock owned by his wife as to which he disclaims beneficial ownership. Also includes options to purchase 100,000 shares of CSC common stock, a Series A Warrant to purchase 3,850 shares of CSC common stock and other warrants to purchase 10,906 shares of CSC common stock. Does not include options to purchase 25,000 shares of CSC common stock not exercisable within 60 days.
 (5) Includes options to purchase 64,083 shares of CSC common stock. Does not include options to purchase 1,667 shares of CSC common stock not exercisable within 60 days.
 (6) Consists of options to purchase 96,250 shares of CSC common stock. Does not include options to purchase 25,000 shares of CSC common stock not exercisable within 60 days
 (7) Consists of options to purchase 33,125 shares of CSC common stock and a Series A Warrant to purchase 3,850 shares of CSC common stock. Does not include options to purchase 13,333 shares of CSC common stock not exercisable within 60 days.
 (8) Consists of options to purchase 22,500 shares of CSC common stock. Does not include options to purchase 10,000 shares of CSC common stock not exercisable within 60 days.

 (9) Consists of options to purchase 6,667 shares of CSC common stock. Does not include options to purchase 3,333 shares of CSC common stock not exercisable within 60 days.
(10) 1775 Broadway, 26th Floor, New York, New York 10019. Based on a Schedule 13G filed with the SEC by Gilder, Gagnon, Howe & Co. ("Gilder, Gagnon") on August 11, 1998, Gilder, Gagnon has shared power to dispose or to direct the disposition of 2,144,740 shares and has shared power to vote or to direct the vote of 6,700 shares. The shares reported include 1,982,930 shares held in customer accounts over which partners and/or employees of Gilder, Gagnon have discretionary authority to dispose of or direct the disposition of the shares, 155,110 shares held in accounts owned by the partners of Gilder, Gagnon and their families, and 6,700 shares held in the account of the profit-sharing plan of Gilder Gagnon. The information regarding the beneficial ownership of common stock by Gilder, Gagnon is included herein in reliance on its report filed with the SEC, except that the percentage of common stock beneficially owned is based upon CSC's calculations made in reliance upon the number of shares of common stock reported to be beneficially owned by such person in such report and the number of shares of common stock issued and outstanding as of October 31, 1998.

                             INFORMATION CONCERNING
                       YOUTH SERVICES INTERNATIONAL, INC.

Description

   YSI is a leading national provider of private educational, developmental and rehabilitative programs which encompass a holistic approach to education, training and socialization of adjudicated youth in order to prepare them to reenter society as positive, contributing, tax-paying members of their community. YSI's programs are designed to equip youth with the skills, educational base and behavioral norms to enable the youth to be successful in the work place, in school and in the community. YSI provides its programs primarily in residential settings and its programs include academy, sexual offender, high impact, boot camp, female academy, transition and detention. As of December 31, 1998, YSI operated 27 residential juvenile justice programs in twelve states serving approximately 2,300 youth and conducted non-residential programs serving approximately 800 additional youth.

   Since its formation in 1991, YSI has expanded its base of operations through a combination of external and internal growth by developing new programs in response to privatization opportunities, increasing student capacity at existing facilities, expanding program offerings and acquiring complementary programs and businesses.

   YSI was established to capitalize on emerging opportunities in the privatization of juvenile justice programs by state and local governments. Management believes that opportunities in this market continue to increase as the juvenile population rises, public facilities continue to be more overcrowded and government agencies turn to privatization as an effective alternative because of lower costs and demonstrated results in lowering recidivism rates. Based on its experience to date, YSI believes that it can operate its programs at a lower cost while offering a higher quality of services as compared to similar programs operated directly by government agencies.

   During the period August 1994 through September 1996, YSI acquired several companies which operate in the juvenile behavioral health business. In an effort to focus on YSI's core juvenile justice business, YSI announced in April 1997 that it had committed to a plan to dispose of its behavioral health business. On October 31, 1997, YSI sold seven of its nine behavioral health programs. YSI subsequently closed, in September 1998, one of the two remaining behavioral health programs and continues to operate the last of these programs, the Los Hermanos Academy. YSI believes the Los Hermanos program is a hybrid program, with many of the attributes of YSI's juvenile justice academy model, and thus believes the program fits in the YSI juvenile justice portfolio.

Market

   YSI believes that the juvenile segment of the corrections market continues to grow and sees an industry trend reflecting increases in both the number of juveniles and the severity of the crimes committed by them. YSI believes that this may cause a shortage in residential facilities and a lack of comprehensive programs to treat juvenile offenders. YSI expects that as juvenile crime continues to receive increasing levels of visibility, the need for services for adjudicated youth will continue to increase. YSI also believes that certain demographic trends, such as annual increases in both the number of teenagers and the number of youth from single parent families, will further contribute to the overall growth in the population of adjudicated youth in the United States.

   YSI believes that many of these trends also exist in the international markets and YSI will explore opportunities that arise internationally. YSI believes that privatization opportunities may occur in the near future in markets such as Australia, Canada, South Africa and the United Kingdom.

   Programs for adjudicated youth generally are created in response to a Request For Proposals from a state, federal or local agency or created "de novo" by a provider to accommodate the demand for a facility by placement authorities due primarily to the lack of available effective programs. In the early stages of privatization of the juvenile corrections industry, "de novo" programs were in demand because of the lack of effective programs and capacity.

   In an RFP, the government agency determines the type of program and the number of youth to be served and specifies factors such as operating and licensing requirements in the RFP, which it publishes for competitive bidding. Successful proposals by YSI under an RFP have resulted in contracts between YSI and the government agency under which youth are placed in YSI's program by the government agency up to the licensed capacity. Generally, YSI has little flexibility in admitting youth to facilities resulting from an RFP other than those placed by the contracting agency or agencies. Historically, under the RFP process, the government agency also provided the facility for the program. These facilities typically were either existing programs and facilities operated by the state agency or vacant or under-utilized government-owned facilities that required minimal renovation for conversion into a program facility. Recently, the trend has been developing whereby the RFP involves the design, construction and financing of a new facility as well as the operation of the program upon its completion.

   "De novo" programs are initiated by YSI to provide a facility based on a shortage of beds or programs. YSI is in regular contact with placement authorities regarding their needs and the shortages of facilities and beds to fulfill those needs. Placement authorities for adjudicated youth vary from state to state and include state juvenile services agencies, judges of juvenile and other courts, parole officers and, in certain states, state correctional agencies. Once a shortage of beds or programs is determined, YSI will work with the appropriate placement authorities to determine the ability and willingness to place youth in a private facility, the process necessary to permit such placements, the programming desires or requirements, the budget constraints and other matters. YSI also will investigate potential sites and facilities for the program, focusing on abandoned or under-utilized facilities that could be renovated with minimal capital deployment. YSI also will obtain zoning and other permits for the facility and attempt to foster community acceptance and support. YSI enters into contracts with the placement authorities which permit the placement of youth at the YSI program, delineate the services to be provided and set forth the compensation to be paid to YSI. However, these contracts generally do not require placement of youth or guarantee any minimum number of youth. These contracts generally have a term of one year and are renewable on an annual basis by the placement authority. In the initial stages of YSI, although placement authorities generally preferred to place youth in a facility in the state of such placement authority, students were often placed in facilities in other states due to the lack of facilities or programs in the home state. Consequently, several of YSI's early de novo facilities are "magnet" facilities to which referrals of youth are derived from placement authorities in numerous states, each of which has its own contract. However, the recent trend has been for placement authorities to place youth in the home state. Therefore, the de novo programs more recently developed by YSI derive youth only from placement authorities in the state of the facility and these programs may have only one contracted source and may provide for a minimum or guaranteed number of youth, much like an RFP project.

Business Strategy

   The following Business Strategy discussion does not give effect to the proposed merger, but represents YSI's views of its business strategy absent the merger.

   YSI's objective is to continue to expand the provision of its high-quality, innovative and effective programs and services on a national and international basis to a broad variety of adjudicated youth. The key elements of YSI's growth strategy are to:

  (i) develop new programs through RFP and de novo privatization;

  (ii) increase the licensed capacity of its existing programs;

  (iii) expand its range of services; and

  (iv) pursue mergers and acquisitions.

   Develop New Programs Through Privatization. YSI will continue to pursue the development of new programs in response to privatization opportunities. In addition, YSI will continue to work with government agencies to help develop privatization opportunities. YSI believes it can continue to facilitate and assist states and state agencies in the process of determining to shift certain of their services for adjudicated youth to private industry. In some instances, involvement in the privatization process may result in the opening or expansion of a "de novo" program by YSI to service youth referred by placement authorities. In addition, where the result of the process is the issuance of an RFP, YSI's involvement in the process has often exposed YSI's abilities and experience to the states and state agencies, which YSI believes are key factors in RFP award decisions. Further, YSI believes that new opportunities are arising to provide governmental agencies with services relating to the design, construction and financing of new facilities for adjudicated youth in connection with the award of an RFP to operate a program. YSI is positioning itself to provide these development activities in order to enhance its ability to win RFP awards to operate new programs.

   Increase Licensed Capacity. YSI believes that its privatization programs have been successful in terms of better preparing youth to become productive members of society and generating cost efficiencies. This success has enabled YSI to increase the licensed capacity of many of its programs and should assist YSI in obtaining governmental approval for further increases in licensed capacity. YSI believes it has physical facilities and campuses that are able to permit significant expansion of its current programs without significant additional capital outlays. YSI generally has been able to add beds to existing facilities at a cost that is substantially lower than the cost of new construction, which results in lower costs per student.

   Expand Range of Services. YSI will continue to expand the types of programs and the range of program components it offers in response to the demand for more programs from its customers. YSI will continuously evaluate the effectiveness of its programs in preparing adjudicated youth to become responsible, self-sufficient taxpayers. As YSI, or customers, identify new or more effective programs or program components, YSI will strive to develop and provide such programs and program components. Because the core competency of YSI's services is the rehabilitative and educational components of its program, YSI believes there are opportunities to provide such services to a broader range of troubled youth. Certain of YSI's customers that are responsible for and refer adjudicated youth also are responsible for other troubled or "at-risk" youth. In addition, YSI believes there may be opportunities to enter the alternative education market for non-adjudicated youth. Since the majority of youth needing an alternative educational experience are at-risk, this business is very compatible with YSI's strengths.

   In order to continue to improve its business, YSI is developing and integrating an information management system that will produce better and more timely information and create cost efficiencies by enhancing the operation and control of YSI's student data management. The student data management function consists of maintaining a student data base, gathering information regarding the students upon arrival, monitoring and supplementing such information throughout their stay and developing meaningful reports of such data that will assist YSI in measuring the effectiveness of various programs and education and training techniques.

   Pursue Mergers and Acquisitions. YSI will continue to evaluate and selectively pursue merger and acquisition opportunities. YSI's objective is to acquire businesses that can be integrated into YSI's high quality, cost-effective approach to servicing troubled youth in YSI's core business, in areas that complement existing programs and in new markets.

   YSI has sought and will continue to seek to minimize the amount of capital required to develop and operate programs, particularly investment in real estate and facility costs. YSI seeks, and consequently many of its existing facilities are comprised of, facilities that were previously used for purposes that lend themselves to efficient conversion to use for YSI programs, such as schools, hospitals and military bases. Utilization of these facilities allows YSI to focus on the operation of programs rather than the development and financing of real estate. However, YSI, after careful review, will make such investments when it is advantageous to do so in order to respond to an RFP that requires such investment as a component of the bid or otherwise enhances YSI's chances to be awarded a desired RFP, or in connection with an acquisition.

YSI Programs

Program Description

   YSI's programs encompass a holistic approach to education, training and socialization of youth in order to prepare them to reenter society as positive, contributing, tax-paying members of their community. YSI's programs are designed to equip youth with the skills, educational base and behavioral norms to enable the youth to be successful in the work place, in school and in the community.

   YSI's programs are comprised of four major components: education; vocational training; group living (i.e., socialization); and recreation. Applied consistently throughout these components are behavioral management principles that are intended to change dramatically the thinking and behavior of delinquent youth, teach basic life skills and reinforce the principle that success begins with appropriate, acceptable behavior. Consequently, the program components interlock and blend together to form a cohesive consistent program designed to develop a youth that is fully-equipped to meet the challenges of life in a responsible acceptable manner. In addition, YSI's foremost priority is to provide its programs in a safe and secure environment for the community, the youth and the staff.

   This program design is implemented through the application of its components in an environment which stresses security and behavior management, as described below.

Program Environment

   Security--YSI believes that its first priority and responsibility is to conduct its programs in an environment that is safe and secure for the community, its staff and the youth in its programs. YSI provides that security primarily through hardware and staff supervision. Security is also derived from an intense schedule of activities that occupy the youth at all times during the day and involve them in activities that require, and reinforce the need for and benefits of, positive thinking and behavior.

   Behavior Management--YSI's focus on behavior management principles is intended to change dramatically the thinking and behavior of delinquent youth. The behavior management approach requires a focus not just on behavior, but also on positive thinking patterns, healthy belief systems, and the development of a value system that provides guidance in understanding that which is important in life. The behavior management principles coupled with the intense schedule of activities serve to create a safe environment for the community and the staff and students at each YSI project.

Program Components

   Education--YSI provides accredited educational courses at the appropriate grade levels for the youth in its facilities. YSI's educational programs are accredited with the state and local school districts in which its facilities are located. The education component follows "School-to-Work" principles to complement the vocational component of the programs and to prepare the youth for the job market. Training in basic behavior and socialization skills are also applied in the education curriculum. Special education needs are provided as appropriate to address learning differences and disabilities.

   Vocational Training--YSI's vocational training includes instruction in skills in vocations that are most likely to provide employment opportunities for the youth. YSI researches the job market in the areas in which its facilities are located and from which the youth are derived to provide training in appropriate areas. YSI also provides basic work skills and socialization skills to better enable youth to survive and succeed in the work place.

   Group Living--YSI's group living component includes individual and group counseling, case management, community service, family support and other group level activities. Through these sessions, youth constantly assess their own behavior, the progress of their individual development and the achievement of the goals which each youth, together with staff, establishes for himself or herself. An element of this component involves substance abuse counseling, as well as other behavior management counseling, such as anger management. In addition, group living includes those portions of a youth's day that he is not in school, vocational training or recreation. Socialization and life skills are applied and behavior management implemented at all times during a youth's day.

   Recreation--YSI's programs include athletics and other recreational activities as an integral element of the holistic, balanced approach. These activities include intramurals, interscholastic athletics, physical education and recreational activities. These experiences provide a physical outlet for the youth but, more importantly, provide instruction and experience in teamwork, preparation, mentoring and other life and socialization skills.

   The goal of the YSI program is to provide, through the application of its components, for the transition of the youth back into the community with the skills required to live as a successful member of society.

Program Types

   YSI currently provides the following programs: academy, sex offender, high impact, boot camp, female academy, transition and detention. The distinguishing characteristics of these programs are as follows:

   Academy Programs. The YSI program components described above are generally applied in its academy program, which is the most common program and which serves the standard, or typical, adjudicated youth. These adjudicated youth generally are repeat offenders and/or violent crime offenders who are sentenced to a length of stay ranging from nine to fifteen months. Academy programs generally are located in campus-type facilities which range from staff-secure to hardware-secure.

   At certain projects, YSI offers various specialized programs in addition to the academy program. These specialized programs are designed to achieve the same goals as the academy program, but are tailored to a particular segment of adjudicated youth. Accordingly, at these projects, YSI's educational, developmental and rehabilitative programs are modified to account for the purpose of the program and/or the particular issues facing the residents of the program. These programs are described below:

   Sex Offender Programs. YSI's sex offender programs serve the special needs of youth involved in sexual offenses. The programs are generally locked-secure and involve lengths of stay from 12 to 24 months. The programs generally involve more treatment and counseling than academy programs to address the particular issues facing these youth.

   High Impact Programs. YSI's high impact programs generally serve first-time offenders or "lower-level" offenders who have failed or performed below expectations in non-residential settings. The lengths of stay generally range from 30 to 90 days. These programs are intense, physically demanding and designed to confront the youth with the consequences of their actions in an abrupt and quick fashion.

   Boot Camp Programs. YSI's boot camp programs are similar to high impact programs in that they are intense and physically demanding, but they are conducted in a military format, including uniforms and drills. These programs generally involve lengths of stay from 30 to 150 days.

   Female Academy. YSI's female academy programs serve adjudicated female youth and include, in concert with the academy program, gender-specific programming, influence and focus. The gender-specific programs account for the differing motivations, ambitions, societal roles, physical attributes and emotional needs of females.

   Transition. YSI's transition programs serve youth who have been discharged from a correctional program but are not yet released into the community. In these shorter-term programs, the focus is on preparing the youth for his/her imminent return to the community.

   Detention Programs. YSI's detention programs house youth for periods of one to 90 days as they await disposition of court cases or determinations of placement. The components of the program are provided in an abbreviated format, with more counseling focus.

   YSI also provides non-residential aftercare programs for youth who have been discharged from YSI or other residential juvenile facilities to assist them in transitioning back into the community. These services generally involve tracking, periodic contact with the youth and the youth's family, group and individual counseling and gathering reports from teachers and employers of the youth.

Projects

   The residential juvenile justice projects operated by YSI as of December 31, 1998 are as follows:

                                                     Start              Licensed
 Residential Project(1)        Type of Program       Date     Source    Capacity Census
 ----------------------        ---------------      ------- ----------- -------- ------
Clarinda Academy, IA      Academy                    Feb-92   De Novo      247     191
Victor Cullen Academy,
 MD                       Academy                    Sep-92     RFP        225     222
Reflections Treatment
 Agency, TN               Sexual Offender            Sep-92     RFP         52      45
Forest Ridge Youth Serv-
 ices, IA                 Female Academy             Feb-93 Acquisition    140     140
Charles H. Hickey, Jr.    Academy/High Impact/       Jul-93     RFP        330     314
 School, MD               Detention/Sexual Offender
Chamberlain Academy, SD   Academy                    Nov-93 Acquisition     78      79
Springfield Academy, SD   Academy                    Nov-93 Acquisition    108      59
Tarkio Academy, MO        Academy/Sexual Offender    Sep-94   De Novo      302     206
Woodward Academy, IA      Academy/Sexual Offender    Jul-95     RFP         98      75
Camp Washington, VA       Boot Camp                  Jan-96     RFP         45      29
Everglades Academy, FL    Academy                    Dec-96     RFP        102      95
Keweenaw Academy, MI      Academy                    Jan-97   De Novo      148     147
Los Hermanos, TX          Academy                    Jan-97 Acquisition     60      60
Cypress Creek Academy,
 FL                       Academy                    Mar-97     RFP        100      73
Genesis Treatment Agen-
 cy, VA                   Sexual Offender            May-97     RFP         30      30
Hillsborough Academy, FL  Academy                    Jul-97     RFP         25      24
Pompano Academy, FL       Academy                    Nov-97     RFP         40      36
Snowden Cottage Academy,
 DE                       Academy                    Nov-97     RFP         18      16
Elmore Academy, MN        Academy                    Apr-98   De Novo      100      75
Chanute Transition Cen-
 ter, IL                  Transition                 Jul-98   De Novo       50      50
Cotulla Boot Camp, TX     Boot Camp                  Jul-98 Acquisition     60      54
Hondo Detention Center,
 TX                       Detention                  Jul-98 Acquisition     15       8
Lockhart Boot Camp, TX    Boot Camp/Detention       July-98 Acquisition     38      30
San Marcos Boot Camp, TX  Boot Camp/Detention        Jul-98 Acquisition     76      59
Stuart Nunn Boot Camp,
 TX                       Boot Camp                  Jul-98 Acquisition     36      18
Texarkana Boot Camp, TX   Boot Camp/Detention       July-98 Acquisition    148     117
JoAnn Bridges Academy,
 FL                       Female Academy             Sep-98     RFP         30      19
                                                                         -----   -----
  Total                                                                  2,701   2,271
                                                                         =====   =====

   YSI's aftercare programs for youth who have been discharged from YSI or other residential juvenile facilities are the Reflections Aftercare Program in Knoxville, Tennessee; Virginia Aftercare Program & Services in Richmond, Virginia; YSI Community-Based Services in Des Moines, Iowa, Cedar Rapids, Iowa, Estherville, Iowa, and Detroit, Michigan; Ramsey County Aftercare in Minneapolis/St. Paul, Minnesota; Georgia Aftercare Program and Services in Dublin, Georgia; and Chanute Transition Center Aftercare in Rantoul, Illinois.

Consulting and Development Services

 Consulting Services

   Opportunities to provide consulting services have been presented to YSI from time to time on projects to assist in the evaluation of problems of youth, the improvement of services for troubled youth, the implementation of programs in a community, privatization and other similar projects. YSI does not actively pursue the provision of these services but is willing to respond to opportunities if, after evaluating the project, YSI determines that such an opportunity presents a profitable use of resources, permits YSI to participate in a privatization process with potential to position YSI as the provider of choice, assists in community acceptance of potential youth care programs or is beneficial to YSI based on other similar factors.

 Development Services

   YSI believes that new opportunities are arising to provide governmental agencies with services relating to the design, construction and financing of new facilities for adjudicated youth. YSI expects that governmental agencies will favor companies that can provide turnkey services from designing, constructing and financing a facility to creating and operating a program. YSI is positioning itself to provide these development activities in order to be awarded the contract to operate these new programs. However, even on projects that do not afford a private operation opportunity, YSI may provide the design, construction and financing of a facility for the state agency if YSI believes it can benefit financially from these activities.

 Customers and Marketing

   YSI's sales and marketing efforts are directed toward developing new programs for state agencies and other placement authorities. Placement authorities consist of state juvenile services agencies, judges of juvenile and other courts, parole officers and state welfare and child protective agencies. YSI's senior management coordinate with personnel at YSI's programs to pursue RFP and purchase of service contracts with governments and government agencies. YSI believes that this combined sales and marketing effort ensures that its regional efforts are consistent with YSI's overall business strategy and that sales efforts conform to the condition of the market in each region. Further, YSI believes that its local executive directors and personnel provide YSI with a competitive advantage through their local contacts and understanding of local and regional business conditions.

   YSI must market its services to governments and government agencies in order to capitalize on privatization opportunities. In the case of certain de novo projects, the placements need to be actively sought by YSI from various sources and require a concerted effort by the admissions personnel to manage the admissions and graduation of youth in order to maintain high occupancy levels.

   YSI programs develop local community involvement and relations activities, including instituting Community Advisory Boards, Community Relations Groups, Foster Grandparents Programs and Volunteer Programs. In addition, most of the YSI programs include student involvement in local community service projects such as park and highway clean-up, snow removal, holiday and festival set-up, feeding the homeless, and charity races and marathons.

Personnel and Training

 General

   YSI has attempted to assemble an experienced team of managers and staff that blends program expertise with business and financial experience in each area of its operations. This team includes juvenile justice administrators, educators, mental health professionals, retired military officers and collegiate coaches and athletes, combined with human resource, financial, facilities and marketing professionals. YSI prefers to recruit direct care staff who have obtained undergraduate or graduate degrees in education and in behavioral or social sciences. YSI believes that its team is fully qualified to carry out YSI's mission.

   YSI employed approximately 2,500 personnel as of December 31, 1998: approximately 60% of whom were in direct care workers; approximately 32% were in professional, teacher and manager positions; and approximately 6% were in support functions. In addition, YSI routinely utilizes independent contractors as needed for medical, educational, facility expansion, and support services.

   Newly hired direct care staff receive pre-service and continuing training. Core training includes courses in the certain aspects of major YSI program components such as behavior change education, positive peer culture, discipline and limit setting, emotion management and the teaching of pro-social skills. Annual continuing education also is required of all professional staff. In addition, YSI demonstrates its commitment to its employees' professional development by offering lectures, classes and training programs as well as tuition reimbursement benefits.

   YSI believes that its recruitment, selection and training programs provide YSI with quality personnel experienced in YSI's holistic approach to the education, training and socialization of youth. YSI also believes that these programs, which are conducted throughout the YSI system, provide YSI with management depth and consistency. These programs promote the cross training of staff resources which, in turn, creates flexibility in managing YSI's personnel resources as the number and location of projects expand. Management is committed to programs that foster career planning and development and that include elements such as succession planning, regularly scheduled and timely performance reviews and promoting talented people as they move through the organization.

 Quality Assurance

   YSI's management includes a contract compliance officer who ensures that the various programs are in compliance with their respective contractual requirements. The contract compliance officer coordinates with YSI's various projects and provides senior management with periodic reports regarding the overall status of YSI's programs. YSI believes that the contract compliance officer provides senior management with a vital link to program operations and helps ensure that YSI provides consistent, quality service. In addition, from time to time, employees of one facility visit other facilities and perform inspections and critique programs.

   Governmental agencies perform audits of each operating program, its record keeping, and the condition of the physical plant pursuant to YSI's contracts or as part of the initial licensing or license renewal process.

 Competition

   YSI competes with a wide variety of organizations, including other for-profit companies, not-for-profit companies and governmental agencies that provide services to adjudicated youth. YSI distinguishes itself from its competitors by providing a program that encompasses a holistic approach to the education, training and socialization of adjudicated youth as opposed to strictly punitive incarceration and institutionalization. YSI competes primarily on the basis of the quality of its programs, on price and on the professional reputation of its programs and personnel. The industry is highly fragmented and YSI believes that most private providers of services to adjudicated youth are small and operate on a local or regional basis. Some of YSI's competitors have financial resources greater than YSI and could expand their operations and scope.

 Regulation

   The industry in which YSI operates is subject to extensive federal, state and local regulations that are administered by a variety of regulatory authorities. Providers of youth services must comply with a variety of applicable state and local regulations, including education, health care and safety regulations. YSI must maintain appropriate licenses, certifications and accreditation for its programs in order to conduct its operations. In addition, many state and local governments are required to conduct a competitive bidding procedure before awarding contracts for products or services. The failure to comply with any applicable laws, rules or regulations or the suspension, placement of provisions on or loss of a license may have a material adverse effect on YSI's business, financial condition and results of operations. Further, the current and future operations of YSI may be subject to additional regulations as a result of, among other factors, new statutes and regulations and changes in the manner in which existing statutes and regulations are or may be interpreted or applied. Any such additional regulations may have a material adverse effect on YSI's business, financial condition and results of operations.

 Properties

   Consistent with YSI's policy of limited capital deployment, most of YSI's facilities are leased. The total cost to YSI for the land and facilities that it owns was approximately $7,451 million as of October 31, 1998. Many of the lease arrangements are on terms YSI considers to be favorable. Several leases provide for multiple renewal periods at the option of YSI, providing long-term availability for YSI without the long-term commitment of resources.

   In many cases, YSI leases the facilities it uses in connection with its program from the customer with which it contracts for the services. In these cases, the lease terms are concurrent with the terms of the service contracts. The rent varies based upon the terms of the service contract. YSI is generally responsible for the utilities, maintenance and repair of the facilities.

   YSI's executive offices and headquarters are located in a 10,845 square foot leased facility located at 2 Park Center Court, Suite 200, Owings Mills, Maryland 21117. The lease for these offices expires in May 2002.

Litigation

   The nature of YSI's business results in numerous claims or litigation against YSI for damages arising from the conduct of its employees, other youth or others. Under the rules of the SEC, YSI is required to disclose lawsuits that involve a claim for damages in excess of 10% of its current assets notwithstanding YSI's belief as to the merit of the lawsuit and the existence of adequate insurance coverage.

   In May, 1998, a former resident of YSI's Tampa Bay Academy, a behavioral health facility sold by YSI in October 1997, filed suit in the 4th Judicial Circuit Court for Duval County, Florida, alleging that while a resident at the Tampa Bay Academy he had been sexually molested and raped by other youth. He is claiming $100,000,000 in damages, alleging that YSI was negligent in the care and treatment of the plaintiff and in the supervision of the youth in its care. YSI believes the claim is without merit and will vigorously defend such claim.

   On or about December 21, 1998, Kimberly E. Nichols, a former employee of YSI, filed a complaint in the Circuit Court for Baltimore County claiming entitlement to certain severance amounts under an unsigned change in control agreement, purportedly between YSI and Ms. Nichols, and seeking arbitration. The complaint names as defendants both YSI and Timothy Cole and seeks actual and punitive damages totalling $800,000 and other relief. YSI believes the complaint is without merit because it believes that Ms. Nichols did not have any change in control agreement in place at any time. YSI will vigorously defend such complaint.

   YSI is not a party to any other legal proceedings other than routine litigation which YSI does not believe is material to its future financial position or results of operation.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                         DIRECTORS AND OFFICERS OF YSI

   The following table presents certain information, as of December 31, 1998, based on information obtained from the persons named below, regarding the beneficial ownership of shares of YSI common stock by (i) each of the current YSI directors and named executive officers of YSI as set forth in its 1998 Proxy Statement, (ii) all current directors and executive officers of YSI as a group and (iii) each person or entity known by YSI to own beneficially more than 5% of the outstanding shares of YSI common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes shares which the person or entity has or shares voting or investment power, and shares issuable to such person or entity pursuant to options exercisable within 60 days of the Record Date.

                                Beneficial Ownership      Beneficial Ownership
                                 Prior to the Merger        After the Merger
                                ------------------------- ---------------------
                                                             Post Merger CSC
                                  YSI Common Stock            Common Stock
                                ------------------------- ---------------------
                                 Number of                 Number of
Name and Address of Beneficial     Shares           %        Shares       %
Owner                           --------------   -------- ---------------------
Timothy P. Cole...............       207,668(1)      1.8%       77,875    *
Mark S. Demilio...............        50,000(2)     *           18,750    *
Alan J. Andreini..............        49,405(3)     *           18,526    *
James A. Flick, Jr............        13,416(4)     *            5,031    *
Lenneal J. Henderson..........        12,225(5)     *            4,584    *
Bobbie L. Huskey..............        16,263(6)     *            6,098    *
All current directors and
 executive officers as a group
 (6 persons)..................       348,977(7)      3.0%      130,864    *
Gilder, Gagnon, Howe & Co.....     2,126,000(8)     18.8%    2,941,990    24.4%
 1775 Broadway, 26th Floor
 New York, NY 10019
Jacob May.....................     1,796,300(9)     15.9%      673,613     5.6%
 1900 Church Street, Suite 400
 Nashville, TN 37203
Essex Investment Management          844,562(10)     7.5%      316,711     2.6%
 Company......................
 125 High Street
 Boston, Massachusetts 02110
Forest Investment Management         605,453(11)     5.3%      227,045     1.9%
 LLC..........................
 53 Forest Avenue Old
 Greenwich, Connecticut 06870
HBK Investments L.P...........       874,330(12)     7.2%      327,874     2.7%
 777 Main Street, Suite 2750
 Fort Worth, Texas 76102
J.P. Morgan & Co. Inc.........       625,700(13)     5.5%      234,638     1.9%
 60 Wall Street
 New York, New York 10260
Wellington Management Company,       593,000(14)     5.2%      222,375     1.8%
 LLP..........................
 75 State Street
 Boston, Massachusetts 02109

--------
  * Represents beneficial ownership of less than 1% of outstanding Common
    Stock.
(1) Includes 191,668 shares issuable pursuant to options granted to Mr. Cole that are exercisable as of December 31, 1998 or within 60 days of December 31, 1998 at an average exercise price of $15.33 per share.

(2) Includes 50,000 shares issuable pursuant to options granted to Mr. Demilio that are exercisable as of December 31, 1998 or within 60 days of December 31, 1998 at an average exercise price of $12.19 per share.
(3) Includes 14,404 shares issuable pursuant to options granted to Mr. Andreini that are exercisable as of December 31, 1998 at an average exercise price of $14.76 per share.
(4) Includes 8,137 shares issuable pursuant to options granted to Mr. Flick that are exercisable as of December 31, 1998 at an exercise price of $14.50 per share.
(5) Includes 8,425 shares issuable pursuant to options granted to Dr. Henderson that are exercisable as of December 31, 1998 at an exercise price of $14.50 per share.
(6) Includes 11,877 shares issuable pursuant to options granted to Ms. Huskey that are exercisable as of December 31, 1998 or within 60 days of December 31, 1998 at an exercise price of $14.50 per share.
(7) Includes 284,511 shares issuable pursuant to options granted to directors and executive officers that are exercisable as of December 31, 1998 or within 60 days of December 31, 1998 at an average exercise price of $14.66 per share.
(8) Based upon a Schedule 13G filed with the SEC by Gilder, Gagnon, Howe & Co., a broker or dealer registered under Section 15 of the Securities Act of 1933, ("Gilder, Gagnon") on August 11, 1998, Gilder, Gagnon has shared dispositive power with regard to 2,126,000 shares. According to the
    Schedule 13G, Gilder, Gagnon has no voting power over any of these shares. The information regarding the beneficial ownership of Common Stock by Gilder, Gagnon is included herein in reliance on its report filed with the SEC, except that the percentage of Common Stock beneficially owned is based upon YSI's calculations made in reliance upon the number of shares of Common Stock reported to be beneficially owned by such person in such report and the number of shares of Common Stock issued and outstanding as of December 31, 1998. Beneficial ownership of Post Merger CSC Common Stock includes 2,144,740 shares of CSC Common Stock beneficially owned as of December 31, 1998.
(9) Based upon an Amendment No. 4 to Schedule 13D filed by Mr. Jacob May with the SEC on November 12, 1998, Mr. May has sole voting and dispositive power with regard to 1,796,300 shares. The information regarding the beneficial ownership of Common Stock by Mr. May is included herein in reliance on his report filed with the SEC, except that the percentage of Common Stock beneficially owned is based upon YSI's calculations made in reliance upon the number of shares of Common Stock reported to be beneficially owned by such person in such report and the number of shares of Common Stock issued and outstanding as of December 31, 1998.
(10) Based upon an Amendment No. 2 to Schedule 13G filed with the SEC on September 13, 1996 by Essex Investment Management Company ("Essex"), an investment adviser registered under the Investment Advisers Act, Essex has sole voting power with regard to 672,200 shares and sole dispositive power with regard to 844,562 shares. The information regarding the beneficial ownership of Common Stock by Essex is included herein in reliance on its report filed with the SEC, except that the percentage of Common Stock beneficially owned is based upon YSI's calculations made in reliance upon the number of shares of Common Stock reported to be beneficially owned by such person in such report and the number of shares of Common Stock issued and outstanding as of December 31, 1998.
(11) Based upon a Schedule 13G filed with the SEC on February 17, 1998 by Forest Investment Management LLC ("Forest"), an investment adviser registered under the Investment Advisers Act, Founders Financial Group L.P. ("Founders"), in its capacity as the owner of a controlling interest in Forest, Michael A. Boyd, Inc. ("MAB, Inc.") in its capacity as the general partner of Founders, and Michael A. Boyd, in his capacity as the sole director and shareholder of MAB, Inc. (collectively, the "Filing Parties"). According to the Schedule 13G, the Filing Parties have sole voting power and sole dispositive power with regard to 605,453 shares. The information regarding the beneficial ownership of Common Stock by the Filing Parties is included herein in reliance on their report filed with the SEC, except that the percentage of Common Stock beneficially owned is based upon YSI's calculations made in reliance upon the number of shares of Common Stock reported to be beneficially owned by such persons in such report and the number of shares of Common Stock issued and outstanding as of December 31, 1998.

(12) Based upon an Amendment No. 3 to Schedule 13D filed with the SEC on March 26, 1998 by HBK Investments L.P. ("Investments"), HBK Finance, L.P. ("Finance") and HBK Main Street Investments, L.P. ("Main Street"), HBK Securities Ltd. ("Securities") owns $3,890,500 principal amount of YSI's 7% Convertible Subordinated Debentures due 2006 (the "Convertible Debentures"), HBK Offshore Fund Ltd. ("Offshore") owns $1,635,000 principal amount of the Convertible Debentures, Finance owns $5,239,500 principal amount of the Convertible Debentures, and Main Street owns $135,000 principal amount of the Convertible Debentures, all of which are convertible into Common Stock. Assuming conversion of such Convertible Debentures, Investments (pursuant to Investment Management Agreements among the parties) will have sole voting power and sole dispositive power with regard to the 443,221 shares issuable to Securities and Offshore; Investments and Finance will have shared voting power and shared dispositive power with regard to 420,281 shares issuable to Finance; and Investments and Main Street will have shared voting power and shared dispositive power with regard to 10,828 shares issuable to Main Street. The information regarding the beneficial ownership of Common Stock (and Convertible Debentures) by Investments, Finance and Main Street is included herein in reliance on their report filed with the SEC, except that the percentage of Common Stock beneficially owned is based upon YSI's calculations made in reliance upon the number of shares of Common Stock reported to be beneficially owned, assuming conversion of the Convertible Debentures, by such persons in such report and the number of shares of Common Stock issued and outstanding as of December 31, 1998.
(13) Based on a Schedule 13G filed with the SEC by J.P. Morgan & Co. Incorporated ("J.P. Morgan") on February 13, 1998, J.P. Morgan has sole voting power with regard to 489,200 shares and sole dispositive power with regard to 625,700 shares. The information regarding the beneficial ownership of Common Stock by J.P. Morgan is included herein in reliance on its report filed with the SEC, except that the percentage of Common Stock beneficially owned is based upon YSI's calculations made in reliance upon the number of shares of Common Stock reported to be beneficially owned by such person in such report and the number of shares of Common Stock issued and outstanding as of December 31, 1998.
(14) Based on an Amendment No. 1 to Schedule 13G filed with the SEC on February 10, 1998 by Wellington Management Company, LLP ("WMC"), WMC is an investment adviser registered under the Investment Advisers Act and a parent holding company of Wellington Trust Company. WMC has shared voting power with regard to 270,000 shares and shared dispositive power with regard to 593,000 shares. The information regarding the beneficial ownership of Common Stock by WMC is included herein in reliance on its report filed with the SEC, except that the percentage of Common Stock beneficially owned is based upon YSI's calculations made in reliance upon the number of shares of Common Stock reported to be beneficially owned by such person in such report and the number of shares of Common Stock issued and outstanding as of December 31, 1998.

                      WHERE YOU CAN FIND MORE INFORMATION

   CSC and YSI file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549, 7 World Trade Center Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. CSC and YSI public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http:// www.sec.gov."

   CSC has filed the registration statement to register with the SEC the shares of CSC common stock to be issued to YSI stockholders in the merger. This joint proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of CSC, a proxy statement of CSC for the CSC special meeting and a proxy statement of YSI for the YSI special meeting.

   As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

   CSC has supplied all information contained in this joint proxy statement/prospectus relating to CSC, and YSI has supplied all such information relating to YSI.

   You should rely only on the information contained in this joint proxy statement/prospectus to vote your shares at the CSC special meeting and/or YSI special meeting. CSC and YSI have not authorized anyone to provide you with information that is different from what is contained in this joint proxy
statement/prospectus. This joint proxy statement/prospectus is dated     ,
1999. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of CSC's securities in the merger shall create any implication to the contrary.

                                   MANAGEMENT

Directors and Executive Officers

   The following table sets forth the proposed composition of the Board of Directors and executive officers of CSC following the Effective Time of the merger:

Name                     Age                      Position with CSC
----                     ---                      -----------------
James F. Slattery.......  49 President, Chief Executive Officer and Chairman of the Board
Michael C. Garretson....  51 Executive Vice President, Chief Operating Officer
Ira M. Cotler...........  35 Executive Vice President, Chief Financial Officer
Aaron Speisman..........  50 Executive Vice President, Secretary and Director
Richard P. Staley.......  66 Senior Vice President and Director
Stuart M. Gerson(1).....  54 Director
Shimmie Horn............  26 Director
Bobbie L. Huskey........  50 Director Nominee
Melvin T. Stith(1)......  51 Director

--------
(1) Member of Audit, Compensation and Stock Option Committees.

   James F. Slattery co-founded CSC in October 1987 and has been its President, Chief Executive Officer and a director since CSC's inception and Chairman since August 1994. Prior to co-founding CSC, Mr. Slattery had been a managing partner of Merco Properties, Inc., a hotel operation company, Vice President of Coastal Investment Group, a real estate development company, and had held several management positions with the Sheraton Hotel Corporation.

   Michael C. Garretson joined the Company in August 1994 as its Vice President of Business Development. In October 1995, he became the Director of Planning and Economic Development for the City of Jacksonville, Florida and served in such position until rejoining the Company in January 1996, during which period he also acted as a consultant to the company. Mr. Garretson was elected Executive Vice President and Chief Operating Officer in March 1996. From September 1993 to August 1994, Mr. Garretson was Senior Vice President of Wackenhut and from August 1990 to August 1993 was Director of Area Development for Euro Disney S.C.A., the operator of a European theme park.

   Ira M. Cotler was elected Chief Financial Officer in January, 1998. He had served as the Company's Executive Vice President-Finance since joining CSC in March 1996. Prior to joining the Company, from June 1989 to February 1996, Mr. Cotler was employed by Janney Montgomery Scott Inc., an investment banking firm, serving in several capacities, most recently as Vice President of Corporate Finance.

   Aaron Speisman co-founded CSC in October 1987 and has been its Executive Vice President, Secretary and a director since CSC's inception. From October 1987 to March 1994, Mr. Speisman also served as Chief Financial Officer of CSC. Since June 1, 1996, Mr. Speisman has been employed by CSC on a part-time basis.

   Richard P. Staley has served as CSC's Senior Vice President of Operations since November 1988 and as a director since May 1994. From 1984 to 1987, Mr. Staley was the Evaluation and Compliance Director for Corrections Corporation of America and from 1953 to 1983, held various positions with the United States Department of Justice, Immigration and Naturalization Service. Mr. Staley is a certified American Correctional Association standards auditor for jail and detention facilities.

   Stuart M. Gerson was elected a director of CSC in June 1994. Since March 1993, Mr. Gerson has been a member of the law firm of Epstein Becker & Green, P.C. From January 1993 to March 1993, he was acting Attorney General of the United States. From January 1989 to January 1993, Mr. Gerson was the Assistant U.S. Attorney General for the Civil Division of the Department of Justice.

   Shimmie Horn was elected a director of CSC in June 1996. Mr. Horn is President of Iroquois Properties, Inc. a real estate holding company. Mr. Horn, received a B.A. degree in Economics from Yeshiva College in 1993, and graduated from the Benjamin Cardozo School of Law in 1996. He is the son of the late Morris Horn, the former Chairman and a founder of CSC.

   Bobbie L. Huskey was appointed a director of YSI in June 1997 and elected to a full term in 1998. The CSC Board has elected Ms. Husky to the CSC Board, subject to and upon the completion of the Merger. She has 27 years experience in corrections and has been president of Huskey & Associates since 1984. Mrs. Huskey specializes in juvenile justice planning and facilities and program development. She has led more than 60 needs assessments and planning studies in 20 states. She has hands-on experience in juvenile justice facilities, having worked with delinquent girls in a treatment facility in Kentucky and has served in executive leadership positions in corrections agencies in Virginia, Indiana and Chicago. She has held every elective office in the American Correctional Association, including president, and was a member of the association's executive committee for 12 years. Ms. Huskey has authored numerous articles and appeared on national news programs discussing corrections and juvenile justice issues. She has won national awards including the E.R. Cass Award for outstanding achievement in the correctional field.

   Melvin T. Stith was elected a director of CSC in November 1994. Since July 1991, Mr. Stith has been Dean of the Florida State University College of Business. From December 1989 to July 1991, Mr. Stith was Chairman of the Marketing Department of the Florida State University College of Business where he was also a Professor. Mr. Stith is also a director of Sprint and United Telephone of Florida.

   All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no family relationships between any of the directors, executive officers or persons nominated or chosen by CSC to become directors or executive officers. CSC's officers are elected annually by the Board of Directors and serve at the discretion of the Board.

Committees of the Board of Directors

   The Board of Directors has an audit committee, a compensation committee and a stock option committee. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee.

   The members of the Audit Committee are Melvin T. Stith and Stuart M. Gerson. The Audit Committee held one meeting during the year ended December 31, 1997 and acted only by unanimous consent. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of CSC's independent public accountants, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of CSC, review the adequacy of the financial organization of CSC and review management's procedures and policies relative to the adequacy of CSC's internal accounting controls.

   Messrs. Stith and Gerson also serve on the Stock Option and Compensation Committees. The Compensation Committee held one meeting during the year ended December 31, 1997 and the Stock Option Committee acted four times by unanimous written consent during the year ended December 31, 1997. The function of the Compensation Committee is to determine the compensation of CSC's executives. The Stock Option Committee administers CSC's stock option plans and awards stock options.

Directors Compensation

   Employee-directors of CSC receive no compensation for serving on the Board of Directors other than reimbursement of expenses incurred in attending meetings. Non-employee directors elected or appointed to the CSC Board of Directors are paid an annual directors' fee of $5,000 plus $500 for each Board meeting attended and $250 for each committee meeting attended. In addition, all non-employee directors participate in CSC's 1994 Non-Employee Director Stock Option Plan and are reimbursed for expenses incurred in attending meetings.

   Pursuant to the YSI 1998 Director Stock Option Plan, Bobbie L. Huskey received options to purchase 11,877 shares of YSI common stock on February 9, 1998 and options to purchase 7,500 shares of YSI common stock on January 1, 1999. In addition, as a non-employee director of YSI, Ms. Huskey received a fee, payable in stock, of $15,000 per year, paid in quarterly installments, plus $500 for attendance at each meeting of the Board.

Indemnification

   CSC's By-Laws provide that CSC shall indemnify each director and such officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the laws of the State of Delaware.

   CSC carries insurance providing indemnification, under certain circumstances, to all of CSC's directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. The current annual premium for this insurance is approximately $73,000, all of which is paid by CSC. To date, no sums have been paid to any past or present director or officer of CSC under this or any prior indemnification insurance policy.

   CSC has also entered into Indemnity Agreements with all of its directors and executive officers. The Indemnity Agreements provide that CSC will pay any costs which an indemnitee actually and reasonably incurs because of the claims made against him by reason of the fact that he is or was a director or officer of CSC, except that CSC is not obligated to make any payment which CSC is prohibited by law from paying as indemnity, or where:

  . a final determination is rendered on a claim based upon the indemnitee's obtaining a personal profit or advantage to which he was not legally entitled;

  . a final determination is rendered on a claim for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934, or similar state or common law provisions;

  .  a claim where the indemnitee was adjudged to be deliberately dishonest; or

  .  a final determination is rendered that indemnification is not lawful.

Executive Compensation

   The following table sets forth the compensation paid or accrued by CSC during the three fiscal years ended December 31, 1998, 1997 and 1996 to CSC's Chief Executive Officer and to CSC's executive officers whose total cash compensation at the end of 1998 exceeded $100,000 for that year (the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                         Long-Term
                             Annual Compensation        Compensation
                      --------------------------------- ------------
                                                         Number of
                                           Other Annual  Securities   All Other
                           Salary   Bonus  Compensation  Underlying  Compensation
Name and Principal    Year   ($)     ($)      ($)(1)      Options        (2)
Position              ---- ------- ------- ------------ ------------ ------------
James F. Slattery     1998 260,519 200,000    11,815      150,000       18,365
  Chairman, Chief     1997 208,373 200,000    17,988            0       27,270
  Executive Officer   1996 208,685       0    19,984            0       20,139
  and President
Michael Garretson(3)  1998 128,814  75,000    12,000(3)         0          292
  Executive Vice
   President          1997 118,834  75,000    12,000(3)         0          288
                      1996 112,406     507    12,000(3)   100,000            0
Ira Cotler            1998 141,431  75,000     6,000       25,000           67
  Executive Vice
  President,          1997 135,115  75,000     6,000            0           54
  Chief Financial
   Officer            1996 107,261     507    50,396(4)   100,000            0

--------
(1) Consists of car lease payments.
(2) Consists of life insurance premiums.
(3) Also includes housing allowance.
(4) Also includes relocation and related costs.

   In addition to the compensation described above, for 1995, Mr. Slattery received S corporation distributions of $134,400.

   The following table sets forth information relating to options granted to executive officers named in the Summary Compensation Table during CSC's fiscal year ended December 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                   Potential Realizable
                                                                     Value At Assumed
                                                                       Annual Rates
                                                                      of Stock Price
                                                                     Appreciation For
                        Individual Grants                               Option Term
------------------------------------------------------------------ --------------------
                                    Percent Of
                                      Total
                         Number Of   Options   Exercise
                         Securities Granted to    Of
                         Underlying Employees    Base
                          Options   In Fiscal   Price   Expiration
          Name            Granted      Year     ($/Sb)     Date     5% ($)     10% ($)
          ----           ---------- ---------- -------- ---------- --------- -----------
James F. Slattery.......  150,000      63.1%    $13.00   2/17/03    $538,749  $1,190,494

   Options become exercisable at the annual rate of 33% of the underlying shares, commencing one year after the date of grant.

   The following table sets forth the value of unexercised stock options held by the Named Executives. No options were exercised by the Named Executives in 1998.

                       Option Values at December 31, 1998

                           Number of Shares Underlying   Value of In-The-Money
                               Options at Year End        Options at Year End
Name                        Exercisable/Unexercisable  Exercisable/Unexercisable
----                       --------------------------- -------------------------
James F. Slattery.........       18,125/150,000            $      60,624/$0
Mike Garretson............             90,000/0            $     314,550/$0
Ira Cotler................       100,000/25,000            $349,500/$18,750

Employment Agreements

   CSC has entered into an employment agreement with Mr. Slattery which expires February 17, 2001 and provides for minimum annual compensation of $270,000, cost of living increases, use of an automobile, reimbursement of business expenses, health insurance, related benefits and a bonus equal to 5% of pre-tax profits in excess of $1,000,000, such bonus not to exceed $200,000.

   Since June 1, 1996, Mr. Speisman has been employed under an agreement which provides for Mr. Speisman's employment on a part-time basis at an annual salary of $35,000.

   CSC has entered into an employment agreement with Mr. Garretson which expired January 20, 1999 and provided for minimum annual compensation of $115,000, annual salary increases, automobile allowances, reimbursement of business expenses, health or disability insurance, related benefits, a bonus equal to 3% of pre-tax profits in excess of $1,000,000, such bonus not to exceed $75,000, and a grant of options to purchase 100,000 shares of CSC common stock. CSC is currently negotiating a new employment agreement with Mr. Garretson.

   CSC's current employment agreement with Mr. Cotler was extended in July 1997 and has a term of three years with automatic annual renewal provisions. Mr. Cotler receives minimum annual compensation of $135,000, annual salary increases, automobile allowances and a bonus equal to 3% of pre-tax profits in excess of $1,000,000, such bonus not to exceed $75,000. The agreement provides for the negotiation of Mr. Cotler's annual base salary for the period after February 24, 1999 at an amount not less than $149,000. In January 1999, as part of the renegotiation of compensation for the period commencing February 26, 1999, CSC granted Mr. Cotler five year options to purchase 25,000 shares of CSC common stock at $11.125 per share. These options become exercisable at the annual rate of 8,333 shares, commencing the date of grant.

   In determining the bonuses payable to Messrs. Slattery, Garretson and Cotler, the calculation of pre-tax profits for 1998 does not give effect to the early adoption of SOP 98-5.

   In October 1989, a subsidiary of CSC entered into an employment agreement with William Banks. Under this agreement, Mr. Banks was responsible for developing and implementing community relations projects on behalf of CSC and for acting as a liaison between CSC and local community and civic groups who may have concerns about CSC's facilities being established in their communities, and with government officials throughout the State of New York. As compensation, Mr. Banks received 3% of the gross revenue from all Federal Bureau of Prisons, state and local correctional agency contracts within the State of New York with a guaranteed minimum monthly income of $4,500. In December 1993, Mr. Banks agreed to become a consultant to CSC upon the same terms and conditions in order to accurately reflect the level and nature of the services he provided. In 1996 and 1997, Mr. Banks earned approximately $296,000 and $239,000, respectively.

Key Employees

   James Irving is CSC's Vice President, Juvenile Justice Division brings thirty years of management experience in juvenile justice and corrections programs to CSC. During his tenure with the Illinois Department of Corrections, Irving served as Deputy Director for the Juvenile Division for ten years. He was responsible for 1,400 youths housed in seven institutions ranging from minimum to maximum security as well as eight parole offices serving an additional 1,500 youths. As Chairman of the Parole Board, Mr. Irving oversaw the parole hearings of 1,400 juveniles and 25,000 adults. Over the course of his exemplary public service career Mr. Irving also served eight years as Chair of the ACA Standards Committee, Vice Chair of the Commission on corrections, President of the Illinois Corrections Association and was a member of the Illinois Children's Commission.

   Fred Bagley is CSC's Vice President, Adult Secure Facilities. His experience in corrections management began during his distinguished career in the United States Army where he served as Inspector General, Director of Operations, and Deputy Commander of Criminal Investigation Command. In addition, Mr. Bagley served as

Deputy Warden, for the U.S. Disciplinary Barracks, Fort Leavenworth, Kansas--a 1,400 bed maximum security prison; Warden of the U.S. Army Correctional Activity Confinement Unit, Fort Riley, Kansas--a medium security facility for 300 inmates; and as Warden of a minimum security training facility-boot camp for 250 inmates, also at Fort Riley. In his current position, he is responsible for directing and managing the overall security and support operations of CSC as well as providing training and oversight for CSC's corporate ethics program.

   Franklin Johnson is CSC's Senior Vice President, Community Corrections and has worked with CSC's principals since 1983. His specialties include the management areas of social service delivery, community based offender programming and community relations. Mr. Jackson has directed CSC's New York area offender community corrections services since 1991. Mr. Jackson, in addition to directing CSC's community corrections activities, serves as liaison with the Federal Bureau of Prisons, the New York State Department of Corrections and various community organizational groups.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   CSC subleases a building located at 12-16 East 31st Street, New York, New York from LeMarquis Operating Corp. ("LMOC"), a corporation owned 25% by Esther Horn and 8% by James F. Slattery. CSC currently utilizes approximately fifty percent of the building for the Manhattan Community Corrections and the New York Community Corrections programs. LMOC leases this building from an unaffiliated party at a current base monthly rental of approximately $16,074, plus taxes, currently approximately $14,000, and water and sewer charges, currently approximately $3,500, for a total monthly rental of approximately $33,000. CSC has the right to use as much of the building as it requires for its business subject to the rights of certain residential subtenants to remain in the building. These rights include the right to housing at a predetermined rental for an indefinite period of time pursuant to New York State rent stabilization laws.

   As a result of lease negotiations, under a sublease dated as of January 1, 1994, since May 1, 1995, CSC has paid rent of $18,000 per month above the rent paid by LMOC to the building's owner for a total monthly rent of approximately $51,420. CSC has, to date, invested $739,000 in leasehold improvements and will not receive any credit, in terms of a reduction in rent or otherwise, for these improvements. The terms of this sublease were not negotiated at arm's length due to the relationship of Mrs. Horn and Mr. Slattery with both CSC and LMOC. The negotiation of the sublease, including the renewal terms, was requested by the Representative of the Underwriters of CSC's February 2, 1994 initial public offering to substantially track the renewal terms of CSC's management contract. The negotiations were not subject to the board resolution, adopted subsequent to the negotiations, relating to affiliated transactions, as described below, although the terms were approved by all of the directors. The initial term of CSC's sublease expired April 30, 1995, and is currently in its first renewal term expiring April 30, 2000. The sublease contains two additional successive five-year renewal options beginning May 1, 2000. The monthly rent above the rent paid by LMOC to the building's owner will increase to $22,000 per month during the second renewal term beginning May 1, 2000 and to $26,000 per month during the third renewal term beginning May 1, 2005. CSC paid $40,000 to LMOC for the renewal options. These renewal options were separately negotiated between the Board of Directors of CSC and LMOC. Mr. Slattery participated in such negotiations. Mrs. Horn and Mr. Slattery will receive their proportionate shares of rents received by LMOC under the terms of this sublease.

   Previously, residential and commercial tenants of this building paid rent to LeMarquis Enterprises Corp. ("Enterprises"), a company owned 30% by Mrs. Horn, 28% by Mr. Slattery and 25% by Mr. Speisman, and Enterprises paid all expenses of operating the residential and commercial portions of the building as well as a portion of the overall expenses of the building. As of February 1994, however, all of the building's revenues, including rent from the residential and commercial tenants are now received and expenses paid by CSC. The revenue from this portion of the building was approximately $193,000 in 1996 and $184,000 in 1997. CSC anticipates that operating the portion of the building occupied by residential and commercial tenants will result in a net expense to CSC of approximately $6,500 per month. Due to New York rent stabilization laws, CSC is unable to increase the rent paid by the residential tenants in this building in response to increased rent or expenses incurred by CSC.

   CSC leases the entire building located at 988 Myrtle Avenue, Brooklyn, New York from Myrtle Avenue Family Center, Inc. ("MAFC") pursuant to a lease which commenced January 1, 1999 and expires December 31, 2003. The lease establishes a monthly rental of $40,000 and contains two five-year renewal options. The monthly rental for the first option period, which runs from January 1, 2004 through December 31, 2008, is $45,000, and the monthly rental for the third option period, which runs from January 1, 2009 through December 31, 2013, is $50,000. In addition, CSC pays taxes, insurance, repairs and maintenance on this building. MAFC is a corporation owned by Mrs. Horn (27.5%) and Messrs. Slattery (8%) and Speisman (27.5%). The terms of the lease were not negotiated at arm's length due to their relationship with MAFC and CSC. Messrs. Slattery and Speisman participated in such negotiations.

   CSC leases a building located at 2534 Creston Avenue, Bronx, New York from Creston Realty Associates, L.P. ("CRA"), a corporation owned 10% by Esther Horn. The lease term is two years commencing October 1, 1996 and has three additional one year option periods. CSC also pays a base rent of $180,000 per year which will escalate five percent per year for each of the three year options if they are exercised. CSC pays taxes, insurance, repairs and maintenance on this building which will be used to house a community correctional center. The terms of this lease were not negotiated at arm's length due to the relationship between CSC, Ms. Horn and CRA.

   Stuart M. Gerson, a director of CSC, is a member of Epstein Becker & Green P.C., CSC's legal counsel. Epstein Becker & Green P.C. will render an opinion with respect to the validity of the CSC common stock and to the federal income tax consequences of the merger and has received fees for legal services rendered to CSC during the last fiscal year.

   Pursuant to the terms of a CSC Board resolution adopted in connection with CSC's initial public offering, all transactions between CSC and any of its officers, directors or affiliates (except for wholly-owned subsidiaries) must be approved by a majority of the unaffiliated members of the Board of Directors and be on terms no less favorable to CSC than could be obtained from unaffiliated third parties and be in connection with bona fide business purposes of CSC. In the event CSC makes a loan to an individual affiliate (other than a short-term advance for travel, business expense, relocation or similar ordinary operating expenditure), such loan must be approved by a majority of the unaffiliated directors.

              DESCRIPTION OF CSC COMMON STOCK FOLLOWING THE MERGER

   Upon consummation of the merger, the articles of incorporation of the merger subsidiary will become the articles of incorporation of the surviving corporation and CSC will issue shares of common stock to holders of YSI common stock. The shares of YSI common stock outstanding prior to the merger will automatically become shares of CSC and are referred to in this section as CSC common stock.

CSC Common Stock

   The CSC certificate of incorporation currently authorizes the issuance of
30,000,000 shares of CSC common stock. On the record date, there were    shares
of CSC common stock issued and outstanding.

   CSC is expected to issue approximately 43 million shares of CSC common stock to holders of YSI common stock in the merger. Based upon such number and the number of shares of CSC common stock outstanding on the record date, there
would be approximately   million shares of CSC common stock outstanding
immediately following consummation of the merger and transactions contemplated thereby.

   Holders of shares of CSC common stock will be entitled to one vote per share for the election of directors and for all other matters to be voted on generally by the stockholders. Holders of shares of CSC common stock have equal rights to participate in dividends when declared and, in the event of liquidation, in the net assets of CSC available for distribution to stockholders.

   The shares of CSC common stock, when issued to holders of outstanding shares of YSI common stock in connection with the merger, will be duly authorized, validly issued, fully paid and non-assessable. The holders of shares of CSC common stock have no preemptive rights or preferential rights of subscription for any shares of CSC common stock or other securities of CSC.

   American Stock Transfer & Trust Company is the transfer agent and registrar for the CSC common stock.

Nasdaq National Market Matters

   It is a condition to the consummation of the merger that the shares of CSC common stock that will be issued in connection with the merger and upon exercise of certain former YSI employee stock options which shall be converted into options to purchase CSC common stock be authorized for listing on the Nasdaq National Market, subject to official notice of issuance. Application has been made to list the CSC common stock to be issued in the merger or upon exercise of stock options as described above on the Nasdaq National Market, subject to official notice of issuance. If the merger is consummated, the YSI common stock which is currently listed on Nasdaq National Market will cease to be listed.

                        COMPARISON OF RIGHTS OF HOLDERS
                    OF YSI COMMON STOCK AND CSC COMMON STOCK

   YSI is organized under the laws of the State of Maryland and CSC is organized under the laws of the State of Delaware. The following discussion summarizes certain material differences between the YSI articles of incorporation and YSI by-laws and the CSC certificate of incorporation and CSC by-laws and between certain provisions of the Maryland General Corporation Law and the Delaware General Corporation Law affecting stockholders' rights. This summary of the comparative rights of the stockholders of YSI and the stockholders of CSC does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and the DGCL and also to the YSI articles of incorporation, YSI by-laws, CSC certificate of incorporation and CSC by-laws. Copies of the YSI articles of incorporation, YSI by-laws, CSC certificate of incorporation and CSC by-laws, are available for inspection at the principal executive offices of CSC and copies will be sent to holders of YSI common stock upon request.

Number of Directors

   Under the YSI by-laws, the number of directors of YSI is determined by the vote of two-thirds of the entire Board of Directors provided, however, that the number of directors shall not be less than three nor more than 11. There are currently five directors serving on the YSI Board of Directors.

   Under the CSC by-laws, the CSC Board of Directors shall never be less than one nor more than 12. There are currently six directors serving on the CSC Board of Directors.

Removal of Directors

   Under the MGCL, except as otherwise provided in a corporation's articles of incorporation, the stockholders generally may remove any director, with or without cause, by the vote of a majority of all the votes entitled to be cast in the election of the directors. The YSI by-laws provide that the stockholders, by vote of the holders of a majority of the votes cast, in person or by proxy, may remove with or without cause any director or directors from office.

   Under the DGCL, the affirmative vote of a majority of the shares entitled to vote for the election of directors is required to remove directors, with or without cause, except that whenever the holders of a class or series are entitled to elect one or more directors by the certificate of incorporation, then with respect to the removal without cause of a director or directors so elected, the vote of the holders of the outstanding shares of that class or series and not the vote of the outstanding shares as a whole shall be required. The CSC by-laws provide that the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of CSC directors is required to remove a director with cause.

Filling Vacancies on the Board of Directors

   Under the MGCL, stockholders may elect a successor to fill a vacancy on the board of directors which results from the removal of a director. A director elected by the stockholders to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director. Otherwise, the MGCL provides that a majority of the remaining directors may fill a vacancy, unless it results from an increase in the size of the board. Any vacancy resulting from an increase in the number of directors may be filled by a majority of the entire board. A director elected by the board of directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualified. There is no provision in the MGCL providing for the filling of vacancies on the board of directors by Maryland courts. The YSI by-laws contain substantially the same provisions with respect to the filling of vacancies of the YSI Board of Directors as the provisions of the MGCL.

   The DGCL provides that vacancies and newly created directorships may be filled by a majority of the directors then in office or a sole remaining director, even though less than quorum, unless otherwise provided in the certificate of incorporation or by-laws. However, the DGCL also provides that if the directors then in office constitute less than a majority of the corporation's whole board of directors, as constituted prior to any such increase, then, upon application by stockholders representing at least 10% of outstanding shares entitled to vote for such directors, the Court of Chancery may order a stockholder election of directors to be held. The CSC by-laws provide substantially the same provisions with respect to the filling of vacancies of the CSC Board of Directors as the provisions of the DGCL.

Interested Director Transactions

   Under both the MGCL and the DGCL, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable solely because of such interest if such contract or transaction (a) is ratified by the stockholders (as set forth below) or a majority of disinterested members of the board of directors or a committee thereof if the material facts are disclosed or known thereto, or (b) was fair (and under the MGCL, reasonable) to the corporation at the time it was approved. Under the MGCL, any ratification of such a contract or transaction by the stockholders must be made by a majority of the disinterested stockholders. Under the DGCL, any ratification of such a contract or transaction by the stockholders must be made by a majority of all stockholders in good faith excluding the vote of shares held by the interested stockholder.

Amendment to Certificate of Incorporation

   Under the MGCL, the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter is required to amend a corporation's articles of incorporation; the articles of incorporation of the corporation, however, may provide for a greater or lesser proportion of the votes entitled to be cast to approve an amendment to the articles of incorporation as long as the vote is not less than a majority of the votes entitled to be cast. YSI's articles of incorporation provide for a majority of the votes entitled to be cast to approve amendments to YSI's articles of incorporation.

   Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation's certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

   The YSI articles of incorporation provide that YSI reserves the right to make, from time to time, any amendments of its articles of incorporation which may now or hereafter be authorized by law, including any amendments which alter the contract rights of any class of outstanding stock as expressly set forth in the articles of incorporation.

   The CSC certificate of incorporation provides that the CSC certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws.

Amendment of By-laws

   Under the MGCL, the power to adopt, amend, or repeal a corporation's by-laws is vested in the corporation's stockholders, except to the extent the corporation's by-laws grant such power to the board of directors. The YSI by-laws provide that the by-laws may be added to, altered, amended, repealed or suspended by a vote of a majority of the YSI Board of Directors at any regular meeting of the Board or at any special meeting called for that purpose.

   Under the DGCL, a corporation's by-laws may be amended by the action of the stockholders and, if so provided in the certificate of incorporation, the directors. The CSC certificate of incorporation provides that the CSC by-laws may be amended, altered, or repealed by the affirmative vote of a majority of the CSC Board of Directors or the stockholders at any regular or special meeting of Directors; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the DGCL shall be set forth in an initial by-law or in a by-law adopted by the stockholders entitled to vote.

Stockholder Meetings and Provisions for Notices; Proxies

   Under the MGCL and the DGCL, stockholder meetings may be held at any place, as provided in the bylaws. However, the MGCL requires the meetings to be held in the United States. The DGCL has no such requirement. Under both the MGCL and the DGCL, written notice of a stockholders meeting must state the place, date, and time of the meeting, and for a special meeting, the purpose or purposes for which the meeting is to be held.

   Under the YSI by-laws, written notice of every meeting of the stockholders, stating the place, day and hour of the meeting and, for special meetings, the purpose or purposes for which the meeting is called, will be given not less than 10 nor more than 90 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. Upon the request in writing delivered to the Secretary by the stockholders entitled to cast at least 25% of all the votes entitled to be cast at the meeting, it shall be the duty of the Secretary to call forthwith a special meeting of the stockholders. The CSC by-laws provide that written notice of every meeting of the stockholders, stating the place and hour of the meeting and purpose or purposes for which the meeting is called, will be given not less than 10 nor more than 60 calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting. Special meetings of the stockholders may be called by the President or the Board of Directors of CSC.

   Under the MGCL, proxies are valid for 11 months from their date, unless the proxy otherwise provides. Under the DGCL, however, stockholder proxies are valid for three years from their date unless the proxy provides for a longer period.

Voting by Stockholders

   The YSI by-laws provide that each stockholder shall be entitled to one vote for each share of stock of YSI registered in his or her name upon the books of YSI on the date the Board of Directors may fix as the date of record for the determination of stockholders entitled to vote at such meeting.

   The DGCL provides that holders of CSC common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Stockholder Action Without a Meeting

   Under the MGCL, stockholders may act by written consent only if all stockholders entitled to vote on the matter that is the subject of the written consent sign the consent. Under the DGCL, unless otherwise provided in the certificate of incorporation, actions may be taken by the stockholders of a Delaware corporation by written consent, provided that the written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the matter were present and voted. The CSC by-laws provide that stockholder actions may be taken by written consent of the stockholders which constitutes the minimum number of votes necessary to authorize such action at a meeting at which all stockholders entitled to vote thereon were present and voting.

Business Combinations

   Under the MGCL, certain "business combinations," including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and

  (i) any person who beneficially owns 10% or more of the voting power of the corporation's outstanding voting stock,

  (ii) an interested stockholder which means an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the corporation's outstanding voting stock of the corporation, or

  (iii) any affiliate of an interested stockholder,

are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter must be recommended by the board of directors of the Maryland corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of its outstanding voting shares, and (b) two-thirds of the votes entitled to be cast by holders of such outstanding voting shares, other than shares held by the interested stockholder with whom, or with whose affiliate, the business combination is to be effected unless, among other conditions, the corporation's stockholders receive a minimum price, as defined in the MGCL, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

   The YSI Board exempted Gilder, Gagnon, Howe & Co. and its affiliates, to the extent any of them should become an interested stockholder, from the prohibitions of this law.

   CSC is subject to the provisions of Section 203 of the DGCL. In general,
Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time at which such person became an interested stockholder unless:

  (i) prior to such time, the board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder; or

  (ii) upon becoming an interested stockholder, the stockholder owned at least 85% of the corporation's outstanding voting stock other than shares held by directors who are also officers and certain employee benefit plans; or

  (iii) the business combination is approved by both the board of directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock at a meeting and not by written consent, excluding shares owned by the interested stockholder.

For these purposes, the terms "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder," and "interested stockholder" means a person who, together with its affiliates and associates, owns or, under certain circumstances, has owned within the prior three years more than 15% of the outstanding voting stock of the corporation. Affiliates and associates of an "interested stockholder" are also considered "interested stockholders" for purposes of Section 203. Although Section 203 permits a corporation to elect not to be governed by its provisions in its certificate of incorporation, CSC has not made this election.

   Gilder, Gagnon, Howe & Co. is an "interested stockholder" of CSC because it "beneficially owns" for purposes of Section 203, more than 15% of the voting stock of CSC. In addition, YSI is an "associate" of Gilder Gagnon, because Gilder Gagnon "beneficially owns" more than 20% of the voting stock of YSI. Accordingly, YSI also is deemed to be an "interested stockholder" of CSC. The merger of a wholly owned subsidiary of CSC with YSI therefore constitutes a "business combination" under Section 203. However, Section 203 does not apply to the merger because the Board approved Gilder Gagnon's acquisition of more than 15% of the voting stock of CSC prior to such acquisition.

Control Share Acquisitions

   The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

  (i) one-fifth or more but less than one-third;

  (ii) one-third or more but less than a majority; or

  (iii) a majority of all voting power.

   Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

   A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses and delivery of an "acquiring person statement," may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

   Unless the charter or bylaws provide otherwise, which YSI's do not, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the articles or by-laws provide otherwise, which YSI's do not, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

   The control share acquisition does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation. YSI has not amended its charter to make it exempt from the applicability of the control share provisions.

   The DGCL does not have a comparable statutory provision.

Appraisal Rights

   Pursuant to Section 3-202 of the MGCL, holders of shares of YSI common stock will not be entitled to appraisal rights under Maryland law with respect to the merger, which would give them the right to obtain the payment of cash in exchange for their securities as a result of the merger, because the shares such holders own on the record date are listed on the Nasdaq National Market and the consideration such holders will own after the merger will be shares of CSC and cash in lieu of fractional shares.

   Pursuant to Section 262 of the DGCL, holders of CSC common stock will not be entitled to appraisal rights with respect to the merger because CSC is not one of the two merging corporations.

Dividends

   The MGCL permits a corporation, subject to any provision in its articles of incorporation, to make a distribution, including dividends, redemptions or stock repurchases, unless, after such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its liabilities plus, unless the articles of incorporation provide otherwise the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy liquidation preferences of stock senior to the stock on which the distribution is proposed. For purposes of determining whether a distribution is lawful, the corporation's assets may be based upon fair value or any other method of valuation that is reasonable under the circumstances.

   The DGCL permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. However, it may repurchase shares having a preference upon the distribution of any of its assets or, if no shares entitled to a preference are outstanding, any of its shares, if it retires such shares upon acquisition and reduces the corporation's capital in connection therewith, and provided, that after any reduction in capital made in connection with such retirement of shares, the corporation's remaining assets are sufficient to pay any debts not otherwise provided for.

Limitation of Liability and Indemnification of Directors and Officers

   The MGCL permits a Maryland corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The YSI articles of incorporation contain a provision eliminating such liability to the maximum extent permitted by Maryland law.

   The YSI by-laws authorize YSI to indemnify its currently acting and its former directors, officers, agents and employees against any and all liabilities incurred in connection with their services in such capacities to the maximum extent permitted by Maryland law.

   The MGCL requires a corporation, unless its articles of incorporation provide otherwise, which the YSI articles of incorporation do not to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that

  (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and

    (i) was committed in bad faith, or

    (ii) was the result of active and deliberate dishonesty,

  (b) the director or officer actually received an improper personal benefit in money, property or services, or

  (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

   However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of

  (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and

  (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

   The DGCL generally permits indemnification for expenses incurred in the defense or settlement of third-party actions or action by or in right of the corporation, and for judgments in third party actions, provided there is a determination by directors who were not parties to the action, or if directed by such directors, by independent legal counsel or by a majority vote of a quorum of the stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, or in a criminal proceeding that the person had no reason to believe his or her conduct to be unlawful. Without court approval, however, no indemnification may be made in respect of any action by or in right of the corporation in which such person is adjudged liable. The DGCL states that the indemnification provided by statute shall not be deemed exclusive of any rights under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the liability of officers may not be eliminated or limited under Delaware law.

   The CSC certificate of incorporation authorizes CSC to indemnify any and all persons whom it may have power to indemnify, to the fullest extent permitted by Delaware law.

Authorized Capital

   YSI. The authorized capital stock of YSI consists of 70,000,000 shares of
YSI common stock, of which there were    shares outstanding as of the record
date.

   CSC. The authorized capital stock of CSC consists of 30,000,000 shares of
CSC common stock, of which there were    shares outstanding as of the record
date, and 1,000,000 shares of CSC Preferred Stock, none of which was outstanding as of the record date.

                                    EXPERTS

   The consolidated financial statements and schedules of CSC as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, or included elsewhere in this joint proxy statement/prospectus for the year ended December 31, 1997, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their reports thereon included elsewhere herein. The consolidated financial statements of CSC referred to above are included herein in reliance upon such reports given upon the authority of said firms as experts in accounting and auditing.

   The consolidated financial statements and schedules of YSI and its subsidiaries as of December 31, 1997 and 1996, and for the year ended December 31, 1997, the six months ended December 31, 1996 and each of the years ended June 30, 1996, and 1995 in this joint proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein on reliance upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   Certain legal matters with respect to the federal income tax consequences of the merger will be passed upon for YSI by Hogan & Hartson L.L.P., YSI's outside legal counsel. Certain legal matters with respect to the validity of the CSC common stock and to the federal income tax consequences of the merger will be passed upon for CSC by Epstein Becker & Green, P.C., CSC's outside legal counsel. Stuart M. Gerson, a director of CSC, is a member of Epstein Becker & Green, P.C. and members of the firm own in the aggregate, directly and indirectly, 3,650 shares of CSC common stock and warrants and options to purchase 66,155 shares of CSC common stock.

                       CORRECTIONAL SERVICES CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                                         Page
                                                                        ------
Report of Independent Certified Public Accountants.....................    F-2
Consolidated Balance Sheets as of December 31, 1997 and 1996...........    F-3
Consolidated Statements of Operations for the years ended December 31,
 1997, 1996 and 1995...................................................    F-4
Consolidated Statement of Stockholders' Equity for the years ended
 December 31, 1997, 1996 and 1995......................................    F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1997, 1996 and 1995...................................................    F-6
Notes to Consolidated Financial Statements............................. F-7-22
Consolidated Balance Sheets as of September 30, 1988 and December 31,
 1997 (unaudited)......................................................   F-23
Consolidated Statements of Income for the nine months ended September
 30, 1998 and 1997 (unaudited).........................................   F-24
Consolidated Statements of Cash Flows for the nine months ended
 September 30, 1998 and 1997 (unaudited)...............................   F-25
Notes to Consolidated Financial Statements (unaudited).................   F-26

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Correctional Services Corporation

We have audited the accompanying consolidated balance sheets of Correctional Services Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of CSC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Correctional Services Corporation and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                          GRANT THORNTON LLP

Tampa, Florida
March 11, 1998

               CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                            December 31,
                                                       -----------------------
                                                          1997        1996
                        ASSETS                         ----------- -----------
CURRENT ASSETS
 Cash and cash equivalents............................ $ 5,216,106 $20,932,309
 Restricted cash......................................      60,626         --
 Accounts receivable, net.............................  10,672,018   4,023,620
 Receivable from sale of equipment and leasehold
  improvements........................................   1,380,000   1,476,000
 Prepaid expenses and other...........................     964,576   2,001,973
                                                       ----------- -----------
    Total current assets..............................  18,293,326  28,433,902
BUILDING, EQUIPMENT AND LEASEHOLD IMPROVEMENTS--AT
 COST, NET............................................  23,717,172  12,040,149
LONG-TERM RECEIVABLE FROM SALE OF EQUIPMENT AND
 LEASEHOLD IMPROVEMENTS...............................     879,082   2,031,882
OTHER ASSETS
 Deferred development and start-up costs, net.........   8,043,380   5,817,959
 Deferred income taxes................................         --    1,495,000
 Other................................................   4,933,327     485,157
                                                       ----------- -----------
                                                       $55,866,287 $50,304,049
                                                       =========== ===========
    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts payable and accrued liabilities............. $ 7,539,062 $ 4,873,542
 Subordinated promissory notes........................   3,935,760         --
 Deferred tax liability...............................     125,000         --
 Current portion of long-term debt....................       1,800         --
                                                       ----------- -----------
    Total current liabilities.........................  11,601,622   4,873,542
LONG-TERM DEBT........................................     321,491         --
LONG-TERM PORTION OF ACCRUED CLOSURE EXPENSES.........     755,000   1,606,000
SUBORDINATED PROMISSORY NOTES.........................         --    3,899,841
COMMITMENTS AND CONTINGENCIES.........................         --          --
STOCKHOLDERS' EQUITY
 Preferred stock, $.01 par value, 1,000,000 shares
  authorized, none issued and outstanding.............         --          --
 Common stock, $.01 par value, 30,000,000 shares
  authorized, 7,693,854 and 7,660,779 shares issued
  and outstanding as of 1997 and 1996, respectively...      76,938      76,608
 Additional paid-in capital...........................  42,260,247  42,022,593
 Accumulated earnings (deficit).......................     850,989  (2,174,535)
                                                       ----------- -----------
                                                        43,188,174  39,924,666
                                                       ----------- -----------
                                                       $55,866,287 $50,304,049
                                                       =========== ===========


        The accompanying notes are an integral part of these statements.

               CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              Years Ended December 31,
                                         ------------------------------------
                                            1997        1996         1995
                                         ----------- -----------  -----------
Revenues
  Resident fees......................... $58,593,217 $30,866,162  $30,482,683
  Other income..........................   1,342,884     635,496    1,007,343
                                         ----------- -----------  -----------
                                          59,936,101  31,501,658   31,490,026
                                         ----------- -----------  -----------
Expenses
  Operating.............................  43,472,402  21,928,329   19,731,797
  General and administrative............  11,859,399   8,655,628    9,938,344
  Facility closure costs................         --    3,329,000    3,909,700
                                         ----------- -----------  -----------
                                          55,331,801  33,912,957   33,579,841
                                         ----------- -----------  -----------
Operating income (loss).................   4,604,300  (2,411,299)  (2,089,815)
Interest income (expense)...............     444,077    (481,728)    (699,576)
                                         ----------- -----------  -----------
Income (loss) before income taxes.......   5,048,377  (2,893,027)  (2,789,391)
Income tax expense (benefit)............   2,022,853  (1,025,000)  (1,050,000)
                                         ----------- -----------  -----------
NET INCOME (LOSS)....................... $ 3,025,524 $(1,868,027) $(1,739,391)
                                         =========== ===========  ===========
Net earnings (loss) per common share:
  Basic................................. $      0.39 $     (0.32) $     (0.38)
  Diluted............................... $      0.37 $     (0.32) $     (0.38)
Number of shares used in per common
 share computation:
  Basic.................................   7,675,220   5,781,853    4,552,707
  Diluted...............................   8,117,922   5,781,853    4,552,707


        The accompanying notes are an integral part of these statements.

               CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                  Years ended December 31, 1997, 1996 and 1995

                                          Additional   Retained
                                  Common    Paid-in    Earnings
                                   Stock    Capital    (Deficit)      Total
                                  ------- ----------- -----------  -----------
Balance at January 1, 1995......  $44,079 $ 5,616,456 $ 1,432,883  $ 7,093,418
Exercise of stock options.......       70      33,250         --        33,320
Common stock issuance...........    4,968   3,464,730         --     3,469,698
Issuance of warrants with
 subordinated promissory notes..      --      365,000         --       365,000
Net loss........................                       (1,739,391)  (1,739,391)
                                  ------- ----------- -----------  -----------
Balance at December 31, 1995....   49,117   9,479,436    (306,508)   9,222,045
Common stock issuance through
 public offering................   24,375  30,483,681         --    30,508,056
Exercise of stock options.......      649     411,338         --       411,987
Exercise of warrants............    2,467   1,648,138         --     1,650,605
Net loss........................                       (1,868,027)  (1,868,027)
                                  ------- ----------- -----------  -----------
Balance at December 31, 1996....   76,608  42,022,593  (2,174,535)  39,924,666
Reduction in stock issuance
 cost...........................      --       46,902         --        46,902
Exercise of stock options.......       26      12,443         --        12,469
Exercise of warrants............      304     178,309         --       178,613
Net income......................      --          --    3,025,524    3,025,524
                                  ------- ----------- -----------  -----------
Balance at December 31, 1997....  $76,938 $42,260,247 $   850,989  $43,188,174
                                  ======= =========== ===========  ===========


         The accompanying notes are an integral part of this statement.

               CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Years Ended December 31,
                                          -------------------------------------
                                             1997         1996         1995
                                          -----------  -----------  -----------
Cash flows from operating activities:
 Net income (loss)......................  $ 3,025,524  $(1,868,027) $(1,739,391)
 Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
  Depreciation and amortization.........    2,164,110      778,462    1,168,850
  Amortization of subordinated note
   discount.............................       88,515      173,247       50,695
  Amortization of deferred loan costs...      250,836      243,258      127,568
  Deferred income tax expense
   (benefit)............................    1,620,000     (375,000)  (1,120,000)
  Ft. Worth deferred development cost
   writedown............................          --        98,446          --
  Ft. Worth and NYCC facilities asset
   impairment...........................          --       564,050          --
  New Jersey facility asset impairment..          --           --     2,771,424
  New Jersey deferred development costs
   writedown............................          --           --       416,201
  Changes in operating assets and
   liabilities:
   Accounts receivable..................   (6,648,398)    (649,391)   1,429,785
   Refundable income taxes..............      562,499     (650,000)         --
   Prepaid expenses and other current
    assets..............................      474,900       63,333     (774,644)
   Accounts payable and accrued
    liabilities.........................    2,643,283      377,877      895,650
   Reserve for Ft. Worth and NYCC
    facilities closure costs............     (828,763)   2,566,504          --
   Reserve for New Jersey facility
    closure costs.......................          --      (300,000)         --
                                          -----------  -----------  -----------
    Net cash provided by operating
     activities.........................    3,352,506    1,022,759    3,226,138
                                          -----------  -----------  -----------
Cash flows from investing activities:
 Capital expenditures...................  (12,648,961)  (6,018,195)  (6,110,693)
 Development and start-up costs.........   (3,409,590)  (4,317,276)  (1,824,268)
 (Increase) decrease in restricted
  cash--unexpended construction and
  maintenance funds.....................      (60,626)     750,000     (750,000)
                                          -----------  -----------  -----------
    Net cash used in investing
     activities.........................  (16,119,177)  (9,585,471)  (8,684,961)
                                          -----------  -----------  -----------
Cash flows from financing activities:
 Proceeds from issuance of common
  stock.................................          --    30,508,056    3,469,698
 Proceeds from long-term borrowing......      325,000          --     1,500,000
 Payments on long-term borrowings.......       (1,709)  (4,000,000)  (1,282,715)
 Proceeds (payments) on short-term debt,
  net...................................          --    (1,221,022)     218,333
 Issuance of subordinated notes and
  warrants..............................          --           --     5,676,600
 Proceeds from sale of equipment and
  leasehold improvements................    1,248,800          --           --
 Debt issuance costs....................     (100,000)         --      (652,101)
 Net proceeds from exercise of stock
  options and warrants..................      185,388      426,890       33,320
 Long-term portion of prepaid lease.....   (4,335,482)         --           --
 Other assets...........................     (271,529)      24,349      (56,010)
                                          -----------  -----------  -----------
    Net cash provided by (used in)
     financing activities...............   (2,949,532)  25,738,273    8,907,125
                                          -----------  -----------  -----------
Net increase (decrease) in cash and cash
 equivalents............................  (15,716,203)  17,175,561    3,448,302
Cash and cash equivalents at beginning
 of period..............................   20,932,309    3,756,748      308,446
                                          -----------  -----------  -----------
Cash and cash equivalents at end of
 period.................................  $ 5,216,106  $20,932,309  $ 3,756,748
                                          ===========  ===========  ===========
Supplemental disclosures of cash flows
 information:
 Cash paid (refunded) during the period
  for:
 Interest...............................  $   436,178  $   883,900  $   602,700
                                          ===========  ===========  ===========
 Income taxes, net......................  $  (211,609) $    (2,200) $   789,500
                                          ===========  ===========  ===========

        The accompanying notes are an integral part of these statements.

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Correctional Services Corporation and subsidiaries operate and manage detention and correctional facilities for federal, state and local government agencies. On August 1, 1996, CSC's certificate of incorporation was amended to change the name of CSC to Correctional Services Corporation from Esmor Correctional Services Inc., and increased the number of authorized shares of Common Stock from 10,000,000 to 30,000,000 shares.

1. Principles of Consolidation

   The consolidated financial statements as of December 31, 1996 include the accounts of CSC and its wholly-owned subsidiaries, Esmor, Inc., Correctional Services Management, Inc., Esmor Brooklyn, Inc., Esmor Seattle, Inc., Esmor Manhattan, Inc., Esmor Mansfield, Inc., Esmor Houston, Inc., Esmor New Jersey, Inc., Esmor Ft. Worth, Inc., Esmor Canadian, Inc. and Esmor Travis, Inc. ("CSC"). As of December 31, 1996 all of the aforementioned subsidiaries (except Esmor, Inc. and Esmor New Jersey, Inc.) were merged into CSC. An additional corporation, CSC Management de Puerto Rico, Inc., was added to CSC's consolidated group as of July 1, 1997. All significant intercompany balances and transactions have been eliminated.

2. Use of Estimates in Consolidated Financial Statements

   In preparing consolidated financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. For discussion of the realization of Receivable from Sale of Equipment and Leasehold Improvements and costs pertaining to New York and Fort Worth closures, see Note L.

3. Revenue Recognition

   Revenue is recognized at the time the service is provided. Revenues are principally derived from contracts with federal, state and local government agencies.

4. Concentrations of Credit Risk

   Accounts receivable are uncollateralized and are due primarily from federal, state and local government agencies under contracts. CSC evaluates its accounts receivable under such contracts for collectibility on at least a quarterly basis and provides an allowance for doubtful assets when a receivable is deemed uncollectible. Writedown of accounts receivable have been immaterial for all periods presented.

5. Cash and Cash Equivalents

   CSC considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

   Restricted cash of $60,626 at December 31, 1997 represents a major maintenance and repair reserve fund established by CSC as required by contracts in Polk and Pahokee, Florida.

6. Building, Equipment and Leasehold Improvements

   Building, equipment and leasehold improvements are carried at cost. Depreciation of buildings is computed using the straight-line method over twenty and thirty year periods. Depreciation of equipment is computed using the straight-line method over a five-year period. Leasehold improvements are being amortized over the shorter of the life of the asset or the applicable lease term, ranging from five to twenty years.

7. Capitalized Interest

   In accordance with Statement of Financial Accounting Standards No. 34 Capitalization of Interest Costs CSC capitalizes interest on facilities during construction. During 1997 CSC capitalized interest of $371,500 related to the construction of the Florence, Arizona facility. During 1996 interest of $103,576 was capitalized relating to the construction of the Phoenix, Arizona facility.

8. Deferred Development and Start-up Costs

   Deferred development costs consist of costs that can be directly associated with a specific anticipated contract and, if the recoverability from that contract is probable, they are deferred until the anticipated contract has been awarded. At the commencement of operations of the facility, the deferred development costs are amortized over the life of the contract, including option periods, as development expense but not to exceed five years. Costs of unsuccessful or abandoned contracts are charged to expense when their recovery is not considered probable. Facility start-up costs, which include costs of initial employee training, travel and other direct expenses are incurred after a contract is awarded in connection with the opening of new facilities. These costs are capitalized and amortized on a straight-line basis over the term, including option periods, of the contracts not to exceed five years.

   In April 1997, the American Institute of Certified Public Accountants issued a proposed accounting standard on "Accounting for the Costs of Start-up Activities." If adopted in 1998, the standard would require CSC to expense start-up and deferred development costs as incurred. In addition, the standard may require that all previously capitalized start-up costs be expensed and reported as a cumulative effect of a change in accounting principle at the time of the adoption. As of December 31, 1997, unamortized startup costs and deferred development were $8,043,380.

9. Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of

   On January 1, 1996, CSC adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The standards for SFAS No. 121 require that CSC recognize and measure impairment losses of long-lived assets and certain identifiable intangibles and to value long-lived assets to be disposed of. The primary objectives under SFAS No. 121 are to (a) recognize an impairment loss of an asset whenever events or changes in circumstances indicate that its carrying amount may not be recoverable or (b) if planning to dispose of long-lived assets or certain identifiable intangibles, such assets have been reflected in CSC's consolidated financial statements at the net asset value less cost to sell. The effect, adoption and application of SFAS No. 121 was not considered material to the consolidated financial statements in 1997 and 1996.

10. Income Taxes

   CSC utilizes an asset and liability approach for financial accounting and reporting for income taxes. The primary objectives of accounting for income taxes are to (a) recognize the amount of tax payable for the current year and
(b) recognize the amount of deferred tax liability or asset based on management's assessment of the tax consequences of events that have been reflected in CSC's consolidated financial statements.

11. Earnings Per Share

   In 1997, CSC adopted Statement of Financial Accounting Standards No. 128, Earnings per Share. The standard requires the disclosure of basic and diluted earnings per share for periods ending after December 15, 1997 and restatement of prior periods to conform with the new disclosure format. The computation under SFAS No. 128 differs from the primary and fully diluted earnings per share computed under APB Opinion No. 15 primarily in the manner in which potential common stock is treated. Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding. In the computation of diluted earnings per share, the weighted-average number of common shares outstanding is adjusted for the effect of all potential common stock and the average share price for the period is used in all cases when applying the treasury stock method to potentially dilutive outstanding options. The 1996 and 1995 earnings per share amounts presented herein have been restated to reflect the adoption of SFAS No. 128.

12. Stock Based Compensation

   In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. With respect to stock options granted to employees, SFAS No. 123 permits companies to continue using the accounting method promulgated by the Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, to measure compensation or to adopt the fair value based method prescribed by SFAS No. 123. Management has not adopted SFAS No. 123's accounting recognition provisions related to stock options granted to employees and accordingly, will continue following APB No. 25's accounting provisions. All other requirements of SFAS No. 123 were implemented on January 1, 1996.

13. New Accounting Pronouncements

   SFAS No. 130 Reporting Comprehensive Income is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The requirements of this statement include: (a) classifying items of other comprehensive income by their nature in a financial statement and (b) displaying the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. CSC plans to adopt SFAS No. 130 for the year ending December 31, 1998 and expects no material impact to CSC's financial statement presentation.

   SFAS No. 131 Disclosures about Segments of an Enterprise and Related Information is effective for fiscal years beginning after December 15, 1997. This statement supercedes SFAS No. 14 Financing Reporting for Segments of a Business Enterprise and amends SFAS No. 94 Consolidation of All Majority-Owned Subsidiaries. This statement requires annual financial statements to disclose information about products and services, geographic areas and major customers based on a management approach, along with interim reports. The management approach requires disclosing financial and descriptive information about an enterprise's reportable operating segments based on reporting information the way management organizes the segments for making decisions and assessing performance. It also eliminates the requirement to disclose additional information about subsidiaries that were not consolidated. CSC plans to adopt SFAS No. 131 for the year ending December 31, 1998 impacting only CSC's disclosure information and not its results of operations.

14. Reclassifications

   Certain reclassifications have been made to the 1996 and 1995 balances to conform to the 1997 presentation.

NOTE B--CONTRACTUAL AGREEMENTS WITH GOVERNMENT AGENCIES

   CSC currently operates nineteen secure and non-secure corrections or detention programs in the states of Arizona, Florida, New Mexico, Mississippi, New York, Texas and Washington for Federal, state and local government agencies exclusive of two programs which are expected to wind down in 1998 and for which a write-down has been provided for the year ended December 31, 1996 (see Note
L). CSC's secure facilities include a detention and processing center for illegal aliens, intermediate sanction facilities for parole violators and a shock incarceration facility, which is a military style "boot camp" for youthful offenders. Non-secure facilities include residential programs such as community correction facilities for federal and state offenders serving the last six months of their sentences and non-residential programs such as home confinement supervision.

   CSC is compensated on the basis of the number of offenders held in each of its facilities. CSC's contracts may provide for fixed per diem rates or monthly fixed rates. Some contracts also provide for minimum guarantees.

   The terms of each contract vary and can be from one to five years. Contracts for more than one year have renewal options which either are exercisable on mutual agreement between CSC and the government agency or are exercisable by the government agency alone.

NOTE C--FAIR VALUE OF FINANCIAL INSTRUMENTS

   For CSC, financial instruments consist principally of cash and cash equivalents, subordinated promissory notes and long-term debt.

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

1. Cash and Cash Equivalents

   The carrying amount reasonably approximates fair value because of the short maturity of those instruments.

2. Accounts Receivable, Accounts Payable and Accrued Expenses

   The carrying amount reasonably approximates fair value because of the short-term maturities of these items.

3. Subordinated Promissory Notes and Long-Term Debt

   The fair value of CSC's subordinated promissory notes and long-term debt is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to CSC for debt of the same remaining maturities. As of December 31, 1997 and 1996 the estimated fair values of the subordinated promissory notes and long-term debt approximated their carrying values.

4. Receivable from Sale of Equipment and Leasehold Improvements

   The carrying value of the receivable from sale of equipment and leasehold improvements at December 31, 1997 and 1996 is $2,259,082 and $3,507,882,
respectively. CSC believes the fair value of the receivable from sale of equipment and leasehold improvements approximated the carrying amount based on the interest rates for similar receivables. (See Note L-1(b)).

NOTE D--PREPAID EXPENSES AND OTHER CURRENT ASSETS

   Prepaid expenses and other current assets consist of the following:

                                                               December 31,
                                                            -------------------
                                                              1997      1996
                                                            -------- ----------
   Prepaid insurance....................................... $153,875 $  214,231
   Prepaid real estate taxes...............................  133,110    165,061
   Prepaid and refundable income taxes.....................   87,501    819,199
   Prepaid rent--current portion...........................  383,333        --
   Other...................................................  206,757    803,482
                                                            -------- ----------
                                                            $964,576 $2,001,973
                                                            ======== ==========

NOTE E--BUILDING, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

   Building, equipment and leasehold improvements, at cost, consist of the following:

                                                            December 31,
                                                       ------------------------
                                                          1997         1996
                                                       -----------  -----------
   Buildings and land................................. $21,125,911  $10,072,687
   Equipment..........................................   3,464,003    2,221,427
   Leasehold improvements.............................     998,502      645,341
                                                       -----------  -----------
                                                        25,588,416   12,939,455
   Less accumulated depreciation......................  (1,871,244)    (899,306)
                                                       -----------  -----------
                                                       $23,717,172  $12,040,149
                                                       ===========  ===========

   Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was approximately $972,000, $640,000 and $1,040,000, respectively.

NOTE F--OTHER ASSETS

   Deferred development and start-up costs are comprised of the following:

                                                             December 31,
                                                        -----------------------
                                                           1997         1996
                                                        -----------  ----------
   Development costs................................... $ 4,343,247  $3,158,242
   Start-up costs......................................   5,301,229   3,079,272
                                                        -----------  ----------
                                                          9,644,476   6,237,514
   Less accumulated amortization.......................  (1,601,096)   (419,555)
                                                        -----------  ----------
                                                        $ 8,043,380  $5,817,959
                                                        ===========  ==========

   The December 31, 1997 and 1996 balance of $8,043,380 and $5,817,959 includes development costs of approximately $1,005,500 and $306,300, respectively, related to unawarded contracts. Deferred development at December 31, 1997 and 1996, includes $637,500 paid to Colorado County, Texas for CSC's contractual commitment to finance 25% of the facility's construction cost. Colorado County, Texas is obligated to fund the balance.

   Other assets consist of the following:

                                                               December 31,
                                                            -------------------
                                                               1997      1996
                                                            ---------- --------
   Deferred refinancing costs, net......................... $  193,330 $344,167
   Deposits................................................    355,160  106,820
   Deferred lease option costs.............................     18,656   26,660
   Prepaid rent--net of current portion....................  4,335,482      --
   Other...................................................     30,699    7,510
                                                            ---------- --------
                                                            $4,933,327 $485,157
                                                            ========== ========

   During the year, CSC entered into a prepaid lease agreement with a facility located in Frio, Texas. The term of the lease is for twelve years and began in December 1997. The current portion of the lease payments are included in prepaid expenses (Note D) and the long-term portion is included above in other assets.

NOTE G--ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

   Accounts payable and accrued liabilities consist of the following:

                                                             December 31,
                                                         ---------------------
                                                            1997       1996
                                                         ---------- ----------
   Accounts payable..................................... $1,906,454 $1,900,867
   Accrued expenses.....................................  2,610,299  1,193,348
   Payroll and related taxes............................  1,523,475    691,540
   Construction costs (including retainage).............    499,250     10,950
   Income taxes.........................................        --     116,333
   Other................................................     16,843        --
   Accrued closure costs of Fort Worth and New York
    Community Corrections...............................    982,741    960,504
                                                         ---------- ----------
                                                         $7,539,062 $4,873,542
                                                         ========== ==========

NOTE H--DEBT

   Long-term debt consists of the following:

                                                                  December 31,
                                                                 ---------------
                                                                   1997    1996
                                                                 --------  -----
   Mortgage payable due in semi-annual installments of $17,083 which includes principal plus interest at 10% per annum due in full October 2006.......................................  $323,291  $ --
   Less current portion........................................    (1,800)   --
                                                                 --------  -----
                                                                 $321,491  $ --
                                                                 ========  =====

   Effective December 31, 1995, CSC and NationsBank, N.A. entered into a loan and security agreement totaling $11.0 million. The agreement consists of $5 million term loan at a fixed rate of 8.92%, which refinanced previous debt with another bank, and a $6 million revolving line of credit for working capital purposes. On September 17, 1996, the outstanding balances of both the term loan, $4,333,360, and the revolving line, $2,865,108, were repaid in full with interest from the net proceeds raised from the public offering (see Note K). Borrowings under the revolver are based, at CSC's option, on .75% over the bank's prime rate or the London International Bank Rate plus 3.35%. After September 30, 1996 the interest rate charged under either method is based on CSC's financial performance as specified in the agreement. Further, CSC is required to pay an annual commitment fee of .25% of the average unused portion of the facility. CSC may prepay any borrowings without interest or penalty. CSC's subsidiaries have guaranteed CSC's obligation under the agreement. CSC has granted the bank a first priority security interest in all of its assets. The lending agreement contains certain financial covenants including debt service coverage ratio and senior liabilities to tangible net worth and subordinated debt ratio. The agreement precludes the payment of dividends and stock repurchase or redemptions prior to December 31, 1996. Thereafter, such dividends, purchase or redemptions is limited to 10% of CSC's net earnings after taxes provided that CSC is in compliance with the above-noted financial covenants. CSC was in compliance with all financial covenants as of December 31, 1997. There were no bank borrowings at December 31, 1997 and 1996.

   On January 14, 1998 CSC extended the term of the revolving credit portion of its loan agreement until April 3, 1998. CSC is currently in negotiations with NationsBank for a new and expanded credit and lease agreement.

   Through a series of transactions that closed in July, August and September 1995, CSC issued 5,676.6 units at $1,000 per unit, in a private placement of its securities. Each unit consists of (i) a 10% subordinated promissory note due July 1, 1998 in the principal amount of $1,000, interest payable quarterly and (ii) a four year warrant to purchase 154 shares of Common Stock at $7.75 per share. CSC received proceeds of $5,676,600 in connection with the 1995 Private Placement and recorded the market value of the warrants, $365,000, as promissory note discount amortized over three years. The net proceeds from such issuance were used to purchase and renovate the Phoenix, Arizona facility.

   At December 31, 1997, aggregate maturities of long-term debt were as follows:

     Year ending December 31,
     ------------------------
       1998............................................................ $  1,800
       1999............................................................    2,000
       2000............................................................    2,300
       2001............................................................    2,500
       2002............................................................    2,800
       Thereafter......................................................  311,891
                                                                        --------
     TOTAL............................................................. $323,291
                                                                        ========

NOTE I--RENTAL AGREEMENTS

   CSC has operating leases for certain of its facilities and certain machinery and equipment which expire at various dates through 2002. Substantially all the facility leases provide for payment by CSC of all property taxes and insurance.

   Future minimum rental commitments under non-cancelable leases as of December 31, 1997, are as follows:

                                                                     Related
   Year ending December 31,                                Total    Companies
   ------------------------                              ---------- ----------
   1998................................................. $2,500,000 $1,232,000
   1999.................................................  1,818,000    642,000
   2000.................................................  1,158,000    222,000
   2001.................................................    756,000        --
   2002.................................................    543,000        --
   Thereafter...........................................  2,739,000        --
                                                         ---------- ----------
                                                         $9,514,000 $2,096,000
                                                         ========== ==========

   CSC leases one facility from a related party under a sublease arrangement, which expires April 30, 2000. CSC has a five-year option to renew this sublease arrangement. Residential and commercial tenants occupy a portion of this building and annex.

   CSC leases a second facility from a related party. The lease commenced January 1, 1994 and expires December 31, 1998. Thereafter, CSC has three successive five-year options to renew. In addition to the base rent, CSC pays taxes, insurance, repairs and maintenance on this facility.

   CSC leases a third facility from a related party. The lease commenced October 1, 1996 and expires September 30, 1998. Thereafter, CSC has three successive one-year options to renew. In addition to the base rent, CSC pays taxes, insurance, repairs and maintenance on this facility.

   Rental expense for the years ended December 31, 1997, 1996 and 1995 aggregated $1,439,000, $1,549,000 and $1,632,000, respectively, and is included in general and administrative expenses. Rent expenses for the year ended December 31, 1997 is net of $539,000 related to rental costs incurred at CSC's Fort Worth and New York facilities that was written off against accrued closure costs. (See Note L) Rent to related companies aggregated $1,260,000, $1,090,000 and $1,038,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

NOTE J--INCOME TAXES

   The income tax expense (benefit) consists of the following:

                                                Years Ended December 31,
                                           -----------------------------------
                                              1997       1996         1995
                                           ---------- -----------  -----------
   Current:
    Federal............................... $  242,853 $  (695,000) $   (42,000)
    State and local.......................    160,000      45,000      112,000
   Deferred:
    Federal, state and local..............  1,620,000    (375,000)  (1,120,000)
                                           ---------- -----------  -----------
                                           $2,022,853 $(1,025,000) $(1,050,000)
                                           ========== ===========  ===========

   The following is a reconciliation of the federal income tax rate and the effective tax rate as a percentage of pre-tax income:

                                                  Years Ended December 31,
                                                  ----------------------------
                                                   1997      1996       1995
                                                  -------- --------   --------
   Statutory federal rate........................    34.0%    (34.0)%    (34.0)%
   State taxes, net of federal tax benefit.......     5.0       1.4        5.0
   Non-deductible items..........................     0.9       1.5        1.2
   Other.........................................     0.2      (4.3)      (9.8)
                                                  -------  --------   --------
                                                     40.1%    (35.4)%    (37.6)%
                                                  =======  ========   ========

   Deferred income taxes reflect the tax effected impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The components of CSC's deferred tax assets (liabilities) are summarized as follows:

                                                          December 31, 1997
                                                        -----------------------
                                                           1997         1996
                                                        -----------  ----------
   Facility closure costs.............................. $   678,000  $  969,000
   Vacation accrual....................................     129,000      70,000
   Development costs...................................  (1,021,000)    111,000
   Accrued expenses....................................     392,000      33,000
   Depreciation........................................    (373,000)        --
   Net operating loss carryforward.....................         --      242,000
   Alternative minimum tax credit......................      70,000      70,000
                                                        -----------  ----------
                                                           (125,000)  1,495,000
   Valuation allowance.................................         --          --
                                                        -----------  ----------
                                                        $  (125,000) $1,495,000
                                                        ===========  ==========

   CSC, after considering its pattern of profitability, excluding the New Jersey, Ft. Worth, and NYCC facility closure charges, and its anticipated future taxable income, believes it is more likely than not that the deferred tax assets will be realized.

NOTE K--STOCKHOLDERS' EQUITY

   On March 8, 1995, CSC's Board of Directors authorized a five-for-four stock split in the form of a 25% stock dividend payable on April 5, 1995 to stockholders of record on March 23, 1995. All references in the financial statements to average number of shares outstanding, per share amounts and stock option data for prior periods presented have been restated to reflect the five-for-four stock split.

   During September 1995, CSC completed the private placement of 496,807 shares of Common Stock at $7.75 per share. CSC received gross proceeds of $3,850,254 and incurred issuance costs of $380,556. The net proceeds were used for its Phoenix, Arizona facility.

   In connection with the 1995 Private Placement, warrants issued with units totaled 874,198, which are exercisable at $7.75 per share. During the years ended December 31, 1997 and 1996, 10,800 and 216,703 of such warrants were exercised simultaneously with the tendering of subordinated notes. At December 31, 1997 and 1996, warrants outstanding totaled 646,695 and 657,495, respectively. (See Note H).

   On February 2, 1994, CSC completed a public offering of 833,333 shares of Common Stock. The net proceeds received by CSC after deducting applicable issuance costs and expenses aggregated $4,105,020. In connection with the public offering, CSC sold to the representative of the underwriters, for a nominal sum, warrants to purchase from CSC 109,375 shares of Common Stock. The warrants are exercisable for a period of four years commencing February 2, 1995 at an exercise price of 107% of the initial public offering price, $4.76, increasing to 114% of the initial public offering price on February 2, 1996, 121% of the initial public offering price on February 2, 1997 and 128% of the initial public offering price on February 2, 1998. During the year ended December 31, 1997, 7,100 and 16,500 of such warrants were exercised at an exercise price of $5.43 and $5.77 per share, respectively. During the year ended December 31, 1996, 30,000 of such warrants were exercised at an exercise price of $5.43 per share.

   On September 12, 1996, CSC completed a public offering of 2,070,000 shares of common stock at $13.625 per share. The net proceeds of the public offering after deducting applicable issuance costs and expenses aggregated approximately $25,790,000. In October, 1996, pursuant to the underwriters' over-allotment option, CSC sold an additional 367,500 shares of common stock at $13.625 per share. The net proceeds received from the exercise of the over-allotment option aggregated approximately $4,716,000. The net proceeds of the public offering and the over-allotment option were used to repay bank loans of $7,198,468 (See Note H) and are being used for construction, start-up and related costs of the Florence, Arizona and Eagle Lake, Texas facilities and for start-up costs of the Polk and Pahokee, Florida facilities and for general corporate purposes.

NOTE L--COMMITMENTS AND CONTINGENCIES

1(a). Fort Worth and New York Closures

   During the fourth quarter of 1996, CSC decided to discontinue the operations of two programs, one in Fort Worth, Texas and the other in New York, New York. The decision to discontinue these operations was due to management's belief, based on the status of negotiations occurring during the fourth quarter of 1996 with the respective contracting agencies, that the New York State contracts expiring in 1997 would not be renewed. In addition the Fort Worth community was against the continued housing of inmates at CSC's facility. These factors resulted in substantially reduced occupancy levels and operating losses being sustained at two of CSC's community-based halfway houses. As a result, CSC accrued certain expenses at December 31, 1996, and has written down certain assets related to each program.

   In Fort Worth, CSC notified the contracting agency, Texas Department of
Criminal Justice, that the entire facility will be closed by         . All
incremental closure related costs, from April 1, 1997 until the expiration of the facility's operating lease in May, 1999, have been charged to operations at December 31, 1996. Such expenses include the write-off of fixed assets, deferred development and start-up costs, and a provision for rent expense, real estate taxes, insurance and closure costs. CSC began winding down the operations of the Program in the first quarter of 1997. Subsequently, CSC was asked by the TDCJ to leave a portion of the facility open until an alternative site could be located.

   In August of 1997, CSC signed an amendment to its contract with the TDCJ which significantly lowered the expected population of the facility in addition to increasing the per diem rate to $33.00 from $29.95. CSC has continued to run the Program at the reduced levels pending the locating of an alternate site. Management evaluated the terms of the amended contract with the TDCJ and determined that it would result in a loss that approximated the unamortized accrued closure costs associated with its original decision to close the Ft. Worth facility. CSC operated this facility at a loss in 1997 and estimates that it will continue to incur a loss in the future based on the terms of the amended contract with the TDCJ. CSC believes that the remaining balance of the accrued closure costs reserved at December 31, 1997 totaling $243,150 is adequate to offset the estimated losses to be incurred under the amended contract. CSC's decision to continue to operate the facility is based on its desire to offset the fixed obligations of CSC pertaining to the building. These obligations will continue regardless of whether or not CSC actually operates the program.

   At CSC's Brooklyn and Manhattan, New York facilities, CSC has written-off a portion of fixed assets and expenses during the year ended December 31, 1996 related to the program it manages for the New York State Department of Corrections. Such expenses include rents and related costs of operating each facility, real estate taxes, insurance and closure costs from April 1, 1997 through the expiration of the facilities' operating leases on December 31, 1998 and April 30, 2000, respectively. Costs and expenses associated with CSC's ongoing programs in New York with the Federal Bureau of Prisons have not been written down except for certain costs anticipated at the Manhattan facility resulting from the closure of the New York program. In the second quarter of 1997, CSC closed its Manhattan location and placed all of its remaining residents in its Brooklyn location. Throughout the year, CSC continued its efforts to ascertain the likelihood of increased population and a long-term contract. In the third quarter of 1997, CSC understood the State would be issuing a formal Request for Proposal relating to its Community Corrections Programs. In addition, the State indicated to CSC that the population rates would improve. At that time CSC decided to re-open its Manhattan location and to prepare to bid on the pending RFP. In February of 1998, CSC was awarded contracts to operate two Community Corrections Programs in its Manhattan location for a total capacity of 130.

   Although CSC has recently signed contracts to operate these two programs, the State has given no minimum occupancy guarantee and did not increase the per diem rate. It is CSC's belief that the populations in New York will continue to fluctuate and the New York operations will not produce income for CSC. CSC believes that the unamortized balance of the accrued closure costs originally recorded in connection with its decision to discontinue these operations totaling $1,494,591 is adequate to offset the estimated losses to be incurred by CSC under these new long term contracts at December 31, 1997. CSC's decision to operate these programs is based on its desire to offset the fixed obligations of CSC pertaining to the lease of the buildings. These lease obligations will continue regardless of whether or not CSC actually operates a program.

   The December 31, 1996 write-down of $3,329,000 represents actual charges to operations incurred for each program at December 31, 1996 and the present value of those expenses subsequent to April 1, 1997, attributable to the closure of each program which total $3,600,000 discounted using an interest rate of 9% per annum.

   The composition of the writedown at December 31, 1996 is as follows:

   Fixed assets, net................................................ $  564,050
   Deferred development and start-up costs, net.....................     98,446
   Accrued closure costs............................................  2,566,504
   Closure related costs incurred in 1996...........................    100,000
                                                                     ----------
                                                                     $3,329,000
                                                                     ==========

   Fixed assets writedowns consist primarily of leasehold improvements and certain equipment used specifically at the Ft. Worth and New York facilities. Accrued closure costs consist primarily of rent and related facility costs-- totaling approximately $1,920,000 that represent fixed obligations of CSC pertaining to lease of the buildings in Ft. Worth and New York and estimated operating losses under the Manhattan facility contract based on the terms of per diem rates and CSC's costs to deliver the programs under the contract totaling approximately $646,000.

   Accrued closure costs are as follows:

                                                              December 31,
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
   Accrued closure costs................................. $1,737,741 $2,566,504
   Less current portion..................................    982,741    960,504
                                                          ---------- ----------
   Long-term portion of accrued closure costs............ $  755,000 $1,606,000
                                                          ========== ==========

   Revenues and operating income (loss) for the Ft. Worth and New York programs for the years ended December 31, 1997, 1996 and 1995 are as follows (in thousands):

                                                            December 31,
                                                        -----------------------
                                                         1997    1996    1995
                                                        ------  ------  -------
  Revenues............................................. $4,911  $7,666  $10,134
  Operating income (loss).............................. $ (892) $ (326) $ 1,554

   Operating income (loss) for the year ended December 31, 1997 is net of amortization of accrued closure costs totaling $828,764.

   For each of the aforementioned programs, the operating losses incurred until the facilities are closed will be reflected in the financial statements applicable to those periods.

1(b). New Jersey Facility Closure

   Due to a disturbance at CSC's Elizabeth, New Jersey facility on June 18, 1995, the facility was closed and the INS moved all detainees located therein to other facilities. On December 15, 1995, CSC and a publicly-traded company, which also operates and manages detention and correctional facilities, entered into an asset purchase agreement pursuant to which that company purchased the equipment, inventory and supplies, contract rights and records, leasehold and land improvements of CSC's New Jersey facility for $6,223,000. The purchase price is payable in non-interest bearing monthly installments of $123,000 through August 1999 effective January 1997, the month the company commenced operations of the facility. If the INS re-awards the contract to the company, the unpaid balance is payable in monthly non-interest bearing installments of $123,000 beginning in the first month of the re-award term and CSC will record as income the unpaid balance. On June 13, 1996 CSC, the company and the INS executed a novation agreement whereby the company became the successor-in-interest to the contract with the INS. In addition, CSC's lease for the New Jersey facility was assigned to the company. CSC has no continuing obligation with respect to the Elizabeth, New Jersey facility.

   The receivable from sale of the equipment and leasehold improvements reflected in the balance sheet at December 31, 1997 and December 31, 1996, represents the present value of the consideration to be received through August 1999 of $2,259,082 and $3,507,882, respectively, $4,428,000 discounted using an interest rate of 11.5% per annum reduced by the estimated closing costs (legal and consulting) and the facility's estimated carrying costs through December 31, 1996. The statement of operations for 1995 reflects a provision, "New Jersey facility closure costs," of $3,909,700 which represents $416,201 from the write-off of deferred development costs related to the facility and $3,493,499 resulting from the adjustment of the carrying value of the related assets discussed above. During the year ended December 31, 1996 the entire reserve established at December 31, 1995 for carrying and closing costs was reduced by approximately $300,000 of payments for rent and other carrying and closing costs.

2. Legal Matters

   In May 1993, a former employee of CSC filed suit in the United States District Court, Southern District of New York, claiming he was intentionally assaulted by employees of CSC and claiming $5,000,000 in damages on each of six causes of action. In January 1996, a lawsuit was filed with the Supreme Court of New York, County of Kings, by a former employee alleging sexual harassment and discrimination, physical assault, rape and negligent screening of employees and claiming damages of $4,000,000 plus attorney fees. CSC is awaiting court rulings in both of these cases which are expected to result in dismissals of these actions during 1998.

   In March 1996, former inmates at one of CSC's facilities filed suit in the Supreme Court of the State of New York, County of Bronx on behalf of themselves and others similarly situated, alleging personal injuries and property damage purportedly caused by negligence and intentional acts of CSC and claiming $500,000,000 each for compensatory and punitive damages, which suit was transferred to the United States District Court, Southern District of New York, in April 1996. In July 1996, seven detainees at one of CSC's facilities, and certain of their spouses, filed suit in the Superior Court of New Jersey, County of Union, seeking $10,000,000 each in damages arising from alleged mistreatment of the detainees, which suit was transferred to the United States District Court, District of New Jersey, in August 1996. In July 1997, former detainees of CSC's Elizabeth, New Jersey facility filed suit in the United States District Court for the District of New Jersey. The suit claims violation of civil rights, personal injury and property damage allegedly caused by the negligent and intentional acts of CSC. No monetary damages have been stated. Through stipulation, all these actions will now be heard in the United States District Court for the District of New Jersey. This will streamline the discovery process, minimize costs and avoid inconsistent rulings.

   CSC believes the claims made in each of the foregoing actions to be without merit and will vigorously defend such actions. CSC further believes the outcome of these actions and all other current legal proceedings to which it is a party will not have a material adverse effect upon its results of operations, financial condition or liquidity.

3. Contracts

   Renewal of government contracts (Note B) is subject to, among other things, appropriations of funds by the various levels of government involved, federal, state or local. Also, several contracts contain provisions whereby CSC may be subject to audit by the government agencies involved. These contracts also generally contain "termination for the convenience of the government" and "stop work order" clauses which generally allow the government to terminate a contract without cause. In the event one of CSC's larger contracts is terminated, it may have a material adverse effect on CSC's operations.

4. Officers' Compensation

   Effective February 9, 1994, the President entered into a five-year employment agreement with CSC that provides annual compensation of $189,000, annual cost of living increases and an annual bonus of five percent of pre-tax earnings greater than $1,000,000, not to exceed $200,000.

   In January 1996, CSC entered into three-year employment agreements with its Chief Operating Officer and Executive Vice President-Finance, which provide annual compensation of $115,000 and $129,000, respectively, and a bonus equal to 3% of pre-tax profits in excess of $1,000,000 not to exceed $75,000 and $75,000, respectively. Pursuant to the terms of the employment agreement, each executive was granted an option to purchase 100,000 shares of Common Stock. The option was granted at the fair market value of the stock on the date of grant, which was $8.875 per share. The options are exercisable as follows: one-third on the date of grant, one-third one year from the date of grant and the remaining one-third two years from the date of grant.

5. Concentrations of Credit Risk

   Approximately 97.8%, 98.0% and 96.6% of CSC's revenues for the years ended December 31, 1997, 1996 and 1995, respectively, relate to amounts earned from Federal, state and local contracts. CSC's contracts in 1997, 1996 and 1995 with government agencies where revenues exceeded 10% of CSC's total consolidated revenues were as follows:

                                                  1997       1996       1995
                 Customer/Agency               % of Total % of Total % of Total
                 ---------------               ---------- ---------- ----------
     Florida Department of Juvenile Justice..      37%        10%       4.90%
     Immigration Naturalization Service......                 15%      28.27%
     Arizona Department of Corrections.......      11%        14%
     Various Local Agencies within the State
      of Texas...............................      20%        26%      19.63%
     Texas Department of Criminal Justice....                 21%      25.40%
     Federal Bureau of Prisons...............                 25%      27.20%
     New York Department of Corrections......                 14%      14.46%

   Concentrations of credit risk related to accounts receivable is reflective of the related revenues.

6. Fiduciary Funds

   CSC has acted as a fiduciary disbursing agent on behalf of a governmental entity whereby certain governmental entity funds are maintained in a separate bank account. These funds have been paid to the general contractor, which constructed the government owned facilities. The Company is responsible for managing the construction process. CSC has no legal rights to the funds nor the constructed facility, and accordingly, such funds do not appear in the accompanying financial statements.

7. Construction Commitments

   CSC has various construction contracts related to ongoing projects totaling approximately $1,439,000 as of December 31, 1997.

8. Letter of Credit

   In connection with CSC's workmen's compensation insurance coverage requirements, CSC has obtained a $258,000 Letter of Credit from its bank in favor of the insurance carrier.

NOTE M--EARNINGS PER SHARE

   The following table sets forth the computation of basic and diluted earnings per share in accordance with SFAS No. 128:

                                                Years ended December 31,
                                           -----------------------------------
                                              1997       1996         1995
                                           ---------- -----------  -----------
Numerator:
  Net income (loss)....................... $3,025,524 $(1,868,027) $(1,739,391)
                                           ========== ===========  ===========
Denominator:
  Basic earnings per share:
  Weighted average shares outstanding.....  7,675,220   5,781,853    4,552,707
  Effect of dilutive securities--stock
   options and warrants...................    442,702         --           --
                                           ---------- -----------  -----------
  Denominator for diluted earnings per
   share..................................  8,117,922   5,781,853    4,552,707
                                           ========== ===========  ===========
  Net income (loss) per common share--
   basic.................................. $     0.39 $     (0.32) $     (0.38)
                                           ========== ===========  ===========
  Net income (loss) per common share--
   diluted................................ $     0.37 $     (0.32) $     (0.38)
                                           ========== ===========  ===========

   The effect of dilutive securities for 1996 and 1995 were not included in the calculation of diluted net loss per common share as the effect would have been anti-dilutive.

NOTE N--STOCK OPTIONS

   In October 1993, CSC adopted a stock option plan. This plan provides for the granting of both: (i) incentive stock options to employees and/or officers of CSC and (ii) non-qualified options to consultants, directors, employees or officers of CSC. The total number of shares that may be sold pursuant to options granted under the stock option plan is 500,000. CSC, in June 1994, adopted a Non-employee Directors Stock Option Plan, which provides for the grant of non-qualified options to purchase up to 196,875 shares of CSC's Common Stock.

   Options granted under both plans may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of
CSC). Options granted under the Stock Option Plan will expire not more than five years from the date of grant.

   In 1996, CSC granted 215,000 options to two key employees and a director of CSC. The exercise price of the options is equal to the fair market value of the Common Stock at the date of the grant. These options vest over a two-year period and expire five years from the date of grant.

   CSC has adopted only the disclosure provisions of SFAS No. 123. It applies APB No. 25 and related interpretations in accounting for its plans and does not recognize compensation expense for its stock based compensation plans other than for restricted stock. If CSC had elected to recognize compensation expense based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed by SFAS No. 123, CSC's net income
(loss) per share would be adjusted to the pro forma amounts indicated below:

                                               Years Ended December 31,
                                          -----------------------------------
                                             1997       1996         1995
                                          ---------- -----------  -----------
   Net income (loss)
    As reported.......................... $3,025,524 $(1,868,027) $(1,739,391)
    Pro forma (unaudited)................ $2,215,352 $(2,716,910) $(1,972,438)
   Income (loss) per common share--basic
    As reported.......................... $     0.39 $     (0.32) $     (0.38)
    Pro forma............................ $     0.29 $     (0.47) $     (0.43)
   Income (loss) per common share--di-
    luted
    As reported.......................... $     0.37 $     (0.32) $     (0.38)
    Pro forma (unaudited)................ $     0.27 $     (0.47) $     (0.43)

   These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation expense related to grants made before 1995. The fair value of these options was estimated at the date of grant using Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended December 31, 1997, 1996 and 1995.

                                                    Years Ended December 31,
                                                   ----------------------------
                                                    1997       1996      1995
                                                   -------  ----------  -------
   Volatility.....................................      70%         72%      72%
   Risk free rate.................................    6.00%       5.64%    6.38%
   Expected life.................................. 3 years  3.32 years  4 years

   The weighted average fair value of options granted during 1997, 1996 and 1995 for which the exercise price equals the market price on the grant date was $5.65, $5.71 and $8.81, respectively, and the weighted average exercise prices were $11.32, $10.56 and $15.04, respectively. The weighted average fair value and weighted average exercise price of options granted in 1995 for which the exercise price exceeded the market price on the grant date were $10.50 and 20.63, respectively.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because CSC's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially effect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   Stock option activity during 1997, 1996 and 1995 is summarized below:

                                                                Weighted-Average
                                                       Options   Exercise Price
                                                       -------  ----------------
     Balance, January 1, 1995......................... 290,313       $6.19
       Granted........................................  81,875       15.73
       Exercised......................................  (7,000)       4.76
       Canceled.......................................     --          --
                                                       -------       -----
     Balance, December 31, 1995....................... 365,188        8.35
       Granted........................................ 293,700       10.56
       Exercised...................................... (64,888)       6.37
       Canceled....................................... (43,750)      12.67
                                                       -------       -----
     Balance, December 31, 1996....................... 550,250        9.40
       Granted........................................ 170,750       11.32
       Exercised......................................  (2,625)       4.76
       Canceled....................................... (21,950)      16.01
                                                       -------       -----
     Balance, December 31, 1997....................... 696,425        9.75
                                                       =======       =====

   The following table summarizes information concerning currently outstanding and exercisable stock options at December 31, 1997:

                                            Weighted-Average
                                               Remaining
        Range of            Number          Contractual Life       Weighted-Average
     Exercise Prices      Outstanding            (Years)            Exercise Price
     ---------------      -----------       ----------------       ----------------
         $ 4- 8             202,050                1.35                 $ 6.06
           8-12             312,625                3.35                   9.31
          12-18             146,750                4.17                  13.75
          18-21              35,000                2.46                  19.29
                            -------
                            696,425
                            =======
        Range of            Number          Weighted-Average
     Exercise Prices      Exercisable        Exercise Price
     ---------------      -----------       ----------------
         $ 4- 8             202,050              $ 6.06
           8-12             240,375                9.08
          12-18              51,750               16.50
          18-21              35,000               19.29

NOTE O--EMPLOYEE BENEFIT PLANS

   On July 1, 1996, CSC adopted a contributory retirement plan under Section 401(k) of the Internal Revenue Code, for the benefit of all employees meeting certain minimum service requirements. Eligible employees can contribute up to 15% of their salary but not in excess of $9,500 in 1997 and 1996. CSC's contribution under the plan amounts to 20% of the employees' contribution. In 1997 and 1996, CSC contributed $62,000 and $15,886, respectively, to the plan.

NOTE P--SELF INSURANCE

   During 1996, CSC decided to self-insure for workers' compensation insurance. CSC has obtained an aggregate excess policy, which limits CSC's exposure to a maximum of $600,000 and $400,000 as of December 31, 1997 and 1996,
respectively. The estimated insurance liability totaling $451,000 and $120,000 on December 31, 1997 and 1996, respectively is based upon review by CSC and an independent insurance broker of claims filed and claims incurred but not reported.

   On October 1, 1997 CSC entered into a group health plan subject to a self-insured retention. CSC's maximum annual self-insured retention per employee is $1,687, which includes fixed costs of $418 and claims costs of $1,269. The fixed costs include the loss limit charges. The fixed costs are reduced by 5% upon reaching a threshold of 750 participating employees and by another 5% upon reaching a threshold of 1,000 participating employees. At December 31, 1997 the plan had 878 participants and medical insurance liability of $179,000. This liability represents the maximum claim exposure under the plan less actual payments made during 1997. In addition, CSC is subject to a maximum terminal liability of $168 per participating employee and an administrative charge of $27 per participating employee in the event of termination. Since termination is not anticipated, no terminal accruals were made at December 31, 1997.

NOTE Q--SUBSEQUENT EVENTS

   In February, 1998 CSC formed Correctional Services Corporation (UK) Ltd., a British company, to pursue correctional projects in the United Kingdom. CSC intends to build relationships with international joint venture partners to maximize its capabilities abroad.

   In February, 1998 CSC signed contracts with the Juvenile Institutions Administration of the Commonwealth of Puerto Rico to operate two Juvenile Treatment Centers and one Juvenile Detention Center. The Salinas Treatment Center has a 100 bed capacity and will be designed, built, owned and operated by CSC. It is estimated that the costs of construction will be $11,000,000. It is expected to become fully operational in the first quarter of 1999. The Bayamon Treatment Center has a 141 bed capacity and is currently undergoing renovation. Until the renovations are complete, which is anticipated to be the first quarter of 1999, the facility will operate at a reduced capacity. CSC will assume operation of the facility in the second quarter of 1998. The Bayamon Detention Center has a 120 bed capacity and will begin accepting residents in the second quarter of 1998. Each of the three contracts has a base period of 5 years with one 5 year renewal option. Once completed and fully operational these facilities are expected to contribute approximately $15 million in revenue on an annualized basis.

               CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES

               CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

                                                     September 30, December 31,
                                                         1998          1997
                       ASSETS                        ------------- ------------
CURRENT ASSETS
  Cash and cash equivalents.........................  $     2,170  $ 5,216,106
  Restricted cash...................................       88,441       60,626
  Accounts receivable...............................   24,453,743   10,672,018
  Receivable from sale of equipment and leasehold
   improvements.....................................    1,339,082    1,380,000
  Prepaid expenses and other current assets.........    2,557,483      964,576
                                                      -----------  -----------
    Total current assets............................   28,440,919   18,293,326
EQUIPMENT AND LEASEHOLD IMPROVEMENTS AT COST, NET...   27,562,150   23,717,172
LONG-TERM RECEIVABLE FROM SALE OF EQUIPMENT AND
 LEASEHOLD IMPROVEMENTS.............................          --       879,082
OTHER ASSETS
  Deferred development and start-up costs, net......   15,532,462    8,043,380
  Other.............................................    5,116,299    4,933,327
                                                      -----------  -----------
                                                      $76,651,830  $55,866,287
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued liabilities..........  $17,771,585  $ 7,539,062
  Subordinated promissory notes.....................    1,101,378    3,935,760
  Deferred tax liability............................      125,000      125,000
  Current portion of mortgage payable...............        1,800        1,800
                                                      -----------  -----------
    Total current liabilities.......................   18,999,763   11,601,622
LONG-TERM DEBT......................................    9,741,893
LONG-TERM MORTGAGE PAYABLE..........................      319,608      321,491
LONG-TERM PORTION OF ACCRUED CLOSURE COSTS..........      356,000      755,000
STOCKHOLDERS' EQUITY
  Preferred Stock, $.01 par value, 1,000,000 shares
   authorized, none issued and outstanding..........          --           --
  Common Stock, $.01 par value, 30,000,000 shares
   authorized, 7,791,147 and 7,693,854 shares issued
   and outstanding..................................       77,912       76,938
  Additional paid-in capital........................   43,009,506   42,260,247
  Retained earnings.................................    4,147,148      850,989
                                                      -----------  -----------
    Total stockholders' equity......................   47,234,566   43,188,174
                                                      -----------  -----------
                                                      $76,651,830  $55,866,287
                                                      ===========  ===========


        The accompanying notes are an integral part of these statements.

               CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                                                          Nine Months Ended
                                                            September 30,
                                                       ------------------------
                                                          1998         1997
                                                       -----------  -----------
Revenues.............................................. $67,577,232  $42,520,258
Expenses:
 Operating............................................  48,865,951   30,863,519
 General and administrative...........................  12,803,877    8,678,605
                                                       -----------  -----------
                                                        61,669,828   39,542,124
                                                       -----------  -----------
Operating income......................................   5,907,404    2,978,134
Interest income (expense), net........................    (458,245)     144,936
                                                       -----------  -----------
Income before income taxes............................   5,449,159    3,123,070
Income tax provision..................................   2,153,000    1,220,000
                                                       -----------  -----------
Net earnings.......................................... $ 3,296,159  $ 1,903,070
                                                       ===========  ===========
Net earnings per share:
 Basic................................................ $      0.43  $      0.25
 Diluted.............................................. $      0.40  $      0.23
Number of shares used to compute EPS:
 Basic................................................   7,750,947    7,670,310
 Diluted..............................................   8,256,151    8,126,132


        The accompanying notes are an integral part of these statements.

               CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                                         Nine Months Ended
                                                     --------------------------
                                                         1998          1997
                                                     ------------  ------------
Cash flows from operating activities:
 Net income........................................  $  3,296,159  $  1,903,070
 Adjustments to reconcile net earnings to net cash
  provided by operating activities:
  Depreciation and amortization....................     2,785,566     1,874,676
  Deferred income tax..............................           --        200,000
Changes in operating assets and liabilities:
 Accounts receivable...............................   (13,781,725)   (5,326,764)
 Prepaid expenses and other current assets.........    (1,592,907)      745,705
 Accounts payable and accrued liabilities..........    10,522,653     2,458,903
 Reserve for Fort Worth and NYCC facilities
  carrying costs...................................      (689,130)     (563,842)
                                                     ------------  ------------
    Net cash provided by operating activities:            540,616     1,291,748
                                                     ------------  ------------
Cash flows from investing activities:
 Capital expenditures..............................    (5,049,899)  (10,757,100)
 Development and start-up costs....................    (8,932,169)   (3,501,669)
 Increase in restricted cash-maintenance fund......       (27,816)          --
                                                     ------------  ------------
    Net cash used in investing activities:            (14,009,884)  (14,258,769)
                                                     ------------  ------------
Cash flows from financing activities:
 Proceeds on short-term and long-term debt, net....     9,741,893       325,000
 Payment on long-term borrowings...................        (1,883)         (834)
 Payment of subordinated debt......................    (2,885,658)          --
 Proceeds from sale of equipment and leasehold
  improvements.....................................       920,000       903,800
 Net proceeds from exercise of stock options and
  warrants.........................................       750,233        90,223
 Debt issuance costs...............................      (315,535)          --
 Other assets......................................        46,282      (546,952)
                                                     ------------  ------------
    Net cash provided by financing activities:          8,255,232       771,237
                                                     ------------  ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS..........    (5,213,936)  (12,195,784)
Cash and cash equivalents at beginning of period...     5,216,106    20,932,309
                                                     ------------  ------------
Cash and cash equivalents at end of period.........  $      2,170  $  8,736,525
                                                     ============  ============
Supplemental disclosures of cash flows information:
Cash paid during the period for:
  Interest.........................................  $    494,701  $    315,871
                                                     ============  ============
  Income taxes.....................................  $    363,719  $    460,776
                                                     ============  ============


        The accompanying notes are an integral part of these statements.

               CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 1998
                                  (Unaudited)

NOTE 1--BASIS OF PRESENTATION

   In the opinion of management of CSC, the accompanying unaudited condensed consolidated financial statements as of September 30, 1998 and 1997, and for the nine months ended September 30, 1998 and 1997, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The statements should be read in conjunction with the consolidated financial statements and the related notes included in CSC's consolidated financial statements included elsewhere herein for the year ended December 31, 1997.

   The results of operations for the three and nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year.

NOTE 2--DEFERRED DEVELOPMENT AND STARTUP COSTS

   Deferred development costs consist of costs that can be directly associated with a specific anticipated contract and, if the recoverability from that contract is probable, they are deferred until the anticipated contract has been awarded. At the commencement of operations of the facility, the deferred development costs are amortized over the life of the contract, including option periods, as development expense but not to exceed five years. Costs of unsuccessful or abandoned contracts are charged to expense when their recovery is not considered probable. Facility start-up costs, which include costs of initial employee training, travel and other direct expenses are incurred after a contract is awarded in connection with the opening of new facilities. These costs are capitalized and amortized on a straight-line basis over the term, including option periods, of the contracts not to exceed five years.

   In April 1998, the Financial Accounting Standards Board issued Statement of Position 98-5 on Accounting for the Costs of Start-Up Activities. SOP 98-5 requires the expensing of start-up costs, defined as pre-opening, pre-operating and pre-contract costs, as incurred and is effective for fiscal years beginning after December 15, 1998. If adopted by CSC in fiscal 1998, CSC anticipates a pre-tax write off of existing unamortized start-up costs and deferred costs of approximately $8.0 million (or $4.9 million after-tax) to record the cumulative effect of the change in accounting principle.

   Also, upon adoption, CSC will reverse start-up amortization expense recorded during 1998 and expense start-up costs previously deferred during 1998. Pre-tax income will be negatively impacted to the extent start-up costs exceed reversed amortization expenses. If adopted in 1998, CSC expects an impact, over and above the one-time write-off of approximately $8.0 million, of approximately $9.0 million depending upon the results of start-up activities during the fourth quarter of 1998.

               CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES

NOTE 3--EARNINGS PER SHARE

   CSC adopted SFAS No. 128, "Earnings Per Share" effective December 31, 1997. The following table sets forth the computation of basic and diluted earnings per share in accordance with the new standard:

                                                           Nine Months Ended
                                                             September 30,
                                                         ---------------------
                                                            1998       1997
                                                         ---------- ----------
   Numerator:
     Net income......................................... $3,296,159 $1,903,070
                                                         ========== ==========
   Denominator:
     Basic earnings per share:
     Weighted average shares outstanding................  7,750,947  7,670,310
     Effect of dilutive securities--stock options and
      warrants..........................................    505,204    455,822
                                                         ---------- ----------
   Denominator for diluted earnings per share...........  8,256,151  8,126,132
                                                         ========== ==========
     Net income per common share--Basic................. $     0.43 $     0.25
                                                         ========== ==========
     Net income per common share--Diluted............... $     0.40 $     0.23
                                                         ========== ==========

NOTE 4--COMPREHENSIVE INCOME

   CSC adopted SFAS No. 130, "Reporting Comprehensive Income", effective January 1, 1998. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The requirements of this statement include: (a) classifying items of other comprehensive income by their nature in a financial statement and (b) displaying the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. CSC's comprehensive income is substantially equivalent to net income for the nine months ended September 30, 1998 and 1997.

NOTE 5--SUBORDINATED DEBT

   On July 1, 1998 CSC's subordinated promissory notes of $3,980,000 became payable. Management granted note holders the option to extend their notes through December 31, 1998. A total of $1,101,000 was extended and the balance was repaid.

NOTE 6--CREDIT FACILITY

   In April 1988 CSC finalized a new five year credit facility with a syndicate of banks led by NationsBank N.A. The syndicated facility provides for up to $30 million in borrowings for working capital, construction and acquisition of correctional facilities, and general corporate purposes. The line is comprised of two components, a $10 million revolving credit and $20 million operating lease facility for the construction, ownership and acquisition of correctional facilities. The $10 million revolving credit bears interest generally at LIBOR plus 2.5% CSC incurs rent expense under the $20 million operating lease facility at an adjusted LIBOR base lease rate as defined in the agreement. Borrowings under the line are subject to compliance with financial covenants and borrowing base criteria. As of September 30, 1998 the total amount outstanding on the revolver was $9,742,000 and the total amount outstanding on the operating lease facility was $16,537,000.

   In August of 1998 CSC initiated an amendment to its current credit agreement with a syndicate of banks led by NationsBank N.A. Simultaneously CSC engaged NationsBank Montgomery Securities to serve as a

               CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES placement agent in connection with a proposed offering, issue and sale privately of senior subordinated debt securities. Under the amendment, which was finalized on October 16, 1998, CSC received an additional $17,500,000 temporary increase in its credit facility. The amendment represents interim financing until the earlier of the date that CSC receives proceeds from the senior subordinated debt placement or April 16, 1999. Upon receipt of the additional subordinated debt, the increase in the credit facility will become permanent.

NOTE 7--LEGAL PROCEEDINGS

   The nature of CSC's business results in numerous claims or litigation against CSC for damages arising from the conduct of its employees or others. Under the rules of the Securities and Exchange Commission, CSC is obligated to disclose lawsuits which involve a claim for damages in excess of 10% of its current assets notwithstanding CSC's belief as to the merit of the lawsuit and the existence of adequate insurance coverage.

   In May 1993, a former employee of CSC filed suit in the United States District Court, Southern District of New York, claiming he was intentionally assaulted by employees of CSC Company and claiming $5,000,000 in damages on each of six causes of action. A motion to dismiss is pending. In January 1996, a lawsuit was filed with the Supreme Court of New York, County of Kings, by a former employee alleging sexual harassment and discrimination, physical assault, rape and negligent screening of employees and claiming damages of $4,000,000 plus attorney fees. This case was dismissed in July 1998.

   In March 1996, former inmates at one of CSC's facilities filed suit in the Supreme Court of the State of New York, County of Bronx on behalf of themselves and others similarly situated, alleging personal injuries and property damage purportedly caused by negligence and intentional acts of CSC and claiming $500,000,000 for each compensatory and punitive damages, which suit was transferred to the United States District Court, Southern District of New York, in April 1996. In July 1996, seven detainees at one of CSC's facilities, and certain of their spouses, filed suit in the Superior Court of New Jersey, County of Union, seeking $10,000,000 each in damages arising from alleged mistreatment of the detainees, which suit was transferred to the United
States District Court, District of New Jersey, in August 1996. In July 1997 former detainees of CSC's Elizabeth, New Jersey Facility filed suit in the United States District Court for the District of New Jersey. The suit claims violations of civil rights, personal injury and property damage allegedly caused by the negligent and intentional acts of CSC. No monetary damages have been stated.

   CSC believes the claims made in each of the foregoing actions to be without merit and will vigorously defend such actions. CSC further believes the outcome of these actions and all other current legal proceedings to which it is a party will not have a material adverse effect upon its results of operations, financial condition or liquidity. However, there is an inherent risk in any litigation and a decision adverse to CSC could be rendered.

                       YOUTH SERVICES INTERNATIONAL, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                                         Page
                                                                        -------
Report of Independent Certified Public Accountants....................      G-2

Consolidated Balance Sheets as of December 31, 1997 and 1996..........      G-3

Consolidated Statements of Operations for the years ended December 31,
 1997, 1996 and 1995..................................................      G-4

Consolidated Statement of Stockholders' Equity for the years ended
 December 31, 1997, 1996 and 1995.....................................      G-5

Consolidated Statements of Cash Flows for the years ended December 31,
 1997, 1996 and 1995..................................................      G-6

Notes to Consolidated Financial Statements............................   G-7-20

Consolidated Balance Sheets as of September 30, 1998 and 1997
 (unaudited)..........................................................     G-21

Consolidated Statements of Operations for the nine months ended
 September 30, 1998 and 1997 (unaudited)..............................     G-22

Consolidated Statements of Cash Flows for the nine months ended
 September 30, 1998 and 1997 (unaudited)..............................     G-23

Notes to Consolidated Financial Statements (unaudited)................  G-24-25

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Youth Services International, Inc.:

   We have audited the accompanying consolidated balance sheets of Youth Services International, Inc. (a Maryland corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1997, the six months ended December 31, 1996, and the years ended June 30, 1996 and 1995. These financial statements are the responsibility of YSI's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Youth Services International, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the year ended December 31, 1997, the six months ended December 31, 1996, and the years ended June 30, 1996 and 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen L.L.P.

Baltimore, Maryland
November 13, 1998

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                      December 31, December 31,
                                                          1997         1996
                                                      ------------ ------------
                       ASSETS                              (in thousands)
CURRENT ASSETS:
 Cash...............................................    $  8,015     $ 3,120
 Restricted cash....................................         264         371
 Investments available-for-sale.....................         --        5,204
 Accounts receivable, net of allowance for doubtful
  accounts of $433 and $1,047, respectively.........      16,589      22,836
 Proceeds receivable from sale of behavioral health
  Business..........................................       4,500         --
 Receivables from related parties...................         108       1,125
 Refundable income taxes............................         --        1,046
 Current portion of notes receivable................         --           51
 Prepaid expenses, supplies and other...............       2,845       3,382
 Deferred tax asset.................................         769         110
                                                        --------     -------
 Total current assets...............................      33,090      37,245
                                                        --------     -------
PROPERTY, EQUIPMENT AND IMPROVEMENTS:
 Land...............................................       1,976       1,086
 Leasehold improvements.............................       9,401       9,823
 Program equipment..................................       1,949       4,021
 Buildings..........................................       8,715      11,724
 Office furniture and equipment.....................       3,339       4,250
 Vehicles...........................................       1,675       1,624
                                                        --------     -------
                                                          27,055      32,528
 Less--Accumulated depreciation.....................      (6,013)     (4,951)
                                                        --------     -------
 Property, equipment and improvements, net..........      21,042      27,577
                                                        --------     -------
OTHER ASSETS:
 Deferred debt issue costs, net.....................       1,819       2,511
 Goodwill, net......................................       2,165      20,675
 Notes receivable, net of current portion...........          38       3,133
 Deferred tax asset.................................       6,512         591
 Other assets, net..................................       1,701       2,401
                                                        --------     -------
                                                          12,235      29,311
                                                        --------     -------
 Total assets.......................................    $ 66,367     $94,133
                                                        ========     =======
        LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable...................................    $  1,353     $ 2,072
 Accrued expenses...................................       6,694       8,385
 Deferred revenue...................................       1,243       1,469
 Current portion of long-term obligations...........         664      12,059
                                                        --------     -------
  Total current liabilities.........................       9,954      23,985
CAPITAL LEASE OBLIGATIONS, less current portion.....           5       2,207
7% CONVERTIBLE SUBORDINATED DEBENTURES..............      32,200      32,200
12% SUBORDINATED DEBENTURES, net of unamortized
 original issue discount of $3 and $12,
 respectively.......................................         797         988
LONG-TERM DEBT, less current portion................          76       1,840
                                                        --------     -------
  Total liabilities.................................      43,032      61,220
                                                        --------     -------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Common stock, $.01 par value:
 70,000,000 shares authorized, 11,107,970 and
  10,181,537 issued and outstanding, respectively...         111         102
 Additional paid-in capital.........................      35,055      27,494
 Accumulated (deficit) earnings.....................     (11,831)      5,375
 Unrealized loss on investments available-for-sale..         --          (58)
                                                        --------     -------
  Total shareholders' equity........................      23,335      32,913
                                                        --------     -------
  Total liabilities and shareholders' equity........    $ 66,367     $94,133
                                                        ========     =======

   The accompanying notes are an integral part of these consolidated balance sheets.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                       Year      Six Months    Year      Year
                                      Ended        Ended      Ended     Ended
                                   December 31, December 31, June 30,  June 30,
                                       1997         1996       1996      1995
                                   ------------ ------------ --------  --------
                                      (in thousands except per share data)
REVENUES.........................    $116,102     $59,761    $103,642  $53,852
PROGRAM EXPENSES:
 Direct operating................     100,496      50,977      89,421   45,491
 Start-up costs..................         211         189          58      308
                                     --------     -------    --------  -------
 Contribution from operations....      15,395       8,595      14,163    8,053
OTHER OPERATING EXPENSES:
 Development costs...............       1,297         666         840      777
 General and administrative......       8,992       3,556       5,467    3,520
 CCI Special bonuses.............       1,440         --          --       --
 Loss on sale of behavioral
  health business................      20,898         --          --       --
 Costs of attempted
  acquisitions...................         --          --          569      --
                                     --------     -------    --------  -------
 (Loss) income from operations...     (17,232)      4,373       7,287    3,756
                                     --------     -------    --------  -------
OTHER INCOME (EXPENSE):
 Interest expense................      (3,095)     (1,939)     (3,209)    (284)
 Interest income.................         473         502         645       50
 Loss on sale of investments.....        (203)        (45)        --       --
 Other expense, net..............        (105)       (196)       (463)     (24)
                                     --------     -------    --------  -------
                                      (2,930)      (1,678)     (3,027)    (258)
                                     --------     -------    --------  -------
 (Loss) income before income
  taxes..........................     (20,162)      2,695       4,260    3,498
 Income tax benefit (expense)....       3,085        (946)     (1,856)  (1,332)
                                     --------     -------    --------  -------
 Net (loss) income...............    $(17,077)    $ 1,749    $  2,404  $ 2,166
                                     ========     =======    ========  =======
(Loss) earnings per common share:
 Basic...........................    $  (1.57)    $  0.18    $   0.26  $  0.25
                                     ========     =======    ========  =======
 Diluted.........................    $  (1.57)    $  0.16    $   0.24  $  0.24
                                     ========     =======    ========  =======
Weighted average common shares
 outstanding:
 Basic...........................      10,911       9,981       9,138    8,507
                                     ========     =======    ========  =======
 Diluted.........................      10,911      10,894      10,134    9,131
                                     ========     =======    ========  =======

 The accompanying notes are an integral part of these consolidated statements.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                        Unrealized
                                                          Loss on
                                 Additional Accumulated Investments     Total
                          Common  Paid-in    (Deficit)  Available-  Shareholders'
                          Stock   Capital    Earnings    for-Sale      Equity
                          ------ ---------- ----------- ----------- -------------
                                     (in thousands except share data)
BALANCE, June 30, 1994..   $ 85   $14,661    $   (944)     $ --       $ 13,802
 Tax benefit realized
  due to exercise of
  nonqualified
  stock options.........    --        554         --         --            554
 Issuance of 479,067
  shares of common stock
  under stock
  option and stock
  purchase plans........      5     1,116         --         --          1,121
 Net income.............    --        --        2,166        --          2,166
                           ----   -------    --------      -----      --------
BALANCE, June 30, 1995..     90    16,331       1,222        --         17,643
 Tax benefit realized
  due to exercise of
  nonqualified
  stock options.........    --      1,029         --         --          1,029
 Issuance of 490,946
  shares of common stock
  under stock
  option and stock
  purchase plans........      5     2,733         --         --          2,738
 Unrealized loss on
  investments available-
  for-sale, net of
  tax effect............    --        --          --        (255)         (255)
 Net income.............    --        --        2,404        --          2,404
                           ----   -------    --------      -----      --------
BALANCE, June 30, 1996..     95    20,093       3,626       (255)       23,559
 Tax benefit realized
  due to exercise of
  nonqualified
  stock options.........    --        522         --         --            522
 Issuance of 193,641
  shares of common stock
  under stock
  option and stock
  purchase plans........      2     1,032         --         --          1,034
 Issuance of 7,428
  shares of common stock
  as compensation.......    --        125         --         --            125
 Stock issuance costs...    --        (23)        --         --            (23)
 Unrealized gain on
  investments available-
  for-sale, net of
  tax effect............    --        --          --         197           197
 Conversion of
  subordinated
  debentures to common
  stock.................      5     5,745         --         --          5,750
 Net income.............    --        --        1,749        --          1,749
                           ----   -------    --------      -----      --------
BALANCE, December 31,
 1996...................    102    27,494       5,375        (58)       32,913
 Tax benefit realized
  due to exercise of
  nonqualified
  stock options.........    --      2,805         --         --          2,805
 Issuance of 863,471
  shares of common stock
  under stock
  option and stock
  purchase plans........      9     3,267         --         --          3,276
 Issuance of 8,205
  shares of common stock
  as compensation.......    --        107         --         --            107
 Transfer of shares as
  compensation..........    --      1,440         --         --          1,440
 Stock issuance costs...    --        (58)        --         --            (58)
 Unrealized gain on
  investments available-
  for-sale, net of
  tax effect............    --        --          --          58            58
 Dividend distribution..    --        --         (129)       --           (129)
 Net loss...............    --        --      (17,077)       --        (17,077)
                           ----   -------    --------      -----      --------
BALANCE, December 31,
 1997...................   $111   $35,055    $(11,831)     $ --       $ 23,335
                           ====   =======    ========      =====      ========

 The accompanying notes are an integral part of these consolidated statements.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                       Year      Six Months    Year      Year
                                      Ended        Ended      Ended     Ended
                                   December 31, December 31, June 30,  June 30,
                                       1997         1996       1996      1995
                                   ------------ ------------ --------  --------
                                                 (in thousands)
OPERATING ACTIVITIES:
 Net (loss) income...............    $(17,077)    $  1,749   $  2,404  $ 2,166
 Adjustments to reconcile net
  (loss) income to net cash
  provided by (used in) operating
  activities:
 (Income) loss on Introspect
  operations.....................         --          (371)       296      --
 Stock granted as compensation...       1,547          125        --       --
 Depreciation and amortization...       5,199        3,069      3,452    1,851
 Loss on sale of property,
  equipment and improvements.....          23           12        105      --
 Loss on sale of behavioral
  health business................      20,898          --         --       --
 Loss on sale of investments.....         203           45        --       --
 Deferred income taxes...........      (6,621)          (2)      (304)      27
 Tax benefit realized due to
  exercise of nonqualified stock
  options........................       2,805          522      1,029      554
 Net change in operating assets
  and liabilities................      (2,035)      (6,440)    (4,798)  (8,113)
                                     --------     --------   --------  -------
Net cash provided by (used in)
 operating activities............       4,942       (1,291)     2,184   (3,515)
                                     --------     --------   --------  -------
INVESTING ACTIVITIES:
 Purchases of property, equipment
  and improvements...............     (12,091)      (4,284)    (5,947)  (3,604)
 Proceeds from sale of property,
  equipment and improvements.....         984           33        674      --
 Cash paid for acquired
  businesses, net of cash
  received.......................        (628)      (4,023)    (6,449)  (1,827)
 Net proceeds from sale of
  behavioral health business.....      14,154          --         --       --
 Disbursements for notes
  receivable.....................         (38)         --      (4,271)     --
 Collection of notes receivable..       3,184           62         25      --
 Purchases of investments........         --           --     (10,223)     --
 Proceeds from sale of
  investments....................       5,100        4,875        --       --
 Other long-term assets..........        (375)        (471)    (1,816)    (551)
                                     --------     --------   --------  -------
Net cash provided by (used in)
 investing activities............      10,290       (3,808)   (28,007)  (5,982)
                                     --------     --------   --------  -------
FINANCING ACTIVITIES:
 Proceeds from short-term
  borrowings and long-term debt..         528       14,326      4,739    5,677
 Issuance of 7% convertible
  subordinated debentures........         --           --      37,950      --
 Repayments of short-term
  borrowings, long-term debt and
  capital lease obligations......     (13,954)     (14,198)   (10,708)    (260)
 Dividend distribution...........        (129)         --         --       --
 Proceeds from issuance of common
  stock under stock option and
  stock purchase plans, net......       3,218        1,011      2,738    1,121
 Deferred debt issue costs.......         --           --      (2,664)     (91)
                                     --------     --------   --------  -------
Net cash (used in) provided by
 financing activities............     (10,337)       1,139     32,055    6,447
                                     --------     --------   --------  -------
NET INCREASE (DECREASE) IN CASH..       4,895       (3,960)     6,232   (3,050)
CASH, beginning of period........       3,120        7,080        848    3,898
                                     --------     --------   --------  -------
CASH, end of period..............       8,015        3,120      7,080      848
                                     ========     ========   ========  =======
CHANGES IN OPERATING ASSETS AND
 LIABILITIES, NET OF EFFECTS OF
 BUSINESS ACQUISITIONS AND
 DISPOSITIONS:
 Cash held in escrow.............         --           --       2,543   (2,543)
 Restricted cash.................         107          131        156     (435)
 Accounts receivable.............      (1,895)      (3,297)    (8,452)  (4,277)
 Receivables from related
  parties........................       1,029       (1,125)       --       --
 Refundable income taxes.........       1,046          --      (1,006)     137
 Prepaid expenses, supplies and
  other..........................         127       (1,392)      (666)    (948)
 Deposits........................         154           (3)        79      (65)
 Management fee receivable.......         --           --          60      --
 Accounts payable................        (295)         (15)      (998)    (496)
 Accrued expenses................      (2,083)      (2,170)     3,513      514
 Deferred revenue................        (225)       1,431        (27)     --
                                     --------     --------   --------  -------
Net change in operating assets
 and liabilities.................    $ (2,035)    $ (6,440)  $ (4,798) $(8,113)
                                     ========     ========   ========  =======
SUPPLEMENTAL DISCLOSURE:
 Cash paid for interest..........    $  3,086     $  2,081   $    970  $   284
                                     ========     ========   ========  =======
 Cash paid for taxes.............    $    279     $    723   $  2,292  $   655
                                     ========     ========   ========  =======
 Capital lease obligation........    $    --      $    --    $    230  $   --
                                     ========     ========   ========  =======

 The accompanying notes are an integral part of these consolidated statements.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

 Organization and Nature of Operations

   Youth Services International, Inc. and its subsidiaries (collectively "YSI") are organized to privately manage and operate educational, developmental and rehabilitative programs for troubled youth who have been adjudicated. YSI's programs are provided in residential and non-residential settings. YSI commenced the operation of its first program in February 1992. On February 3, 1994, YSI sold 1,950,000 shares in connection with its initial public offering of common stock at $6.67 per share pursuant to its Registration Statement filed on Form SB-2 with the Securities and Exchange Commission.

   On October 31, 1997, YSI consummated the sale of certain of its subsidiaries which comprised its behavioral health business. As of December 31, 1997, YSI managed and operated 18 programs for adjudicated youth and two behavioral health programs. (See Note 15 for further discussion of the sale.)

 Change in Year-end

   On April 25, 1997, the Board of Directors approved a resolution to change YSI's year-end from June 30 to December 31. The accompanying financial statements include the financial position and results of operations for YSI's transition period comprised of the six months ended December 31, 1996.

 Pooling-of-Interests Business Combination

   On June 30, 1998, YSI exchanged 866,772 shares of YSI's common stock for all of the common stock of Community Corrections, Inc. ("CCI") CCI operates residential boot camp and detention facilities with a total capacity of 353 beds in Texas and provides aftercare services to adjudicated youth in Georgia. CCI was a Subchapter S corporation for federal income tax purposes whereby the earnings of the corporation pass through to the respective owners. It was the policy of CCI to distribute necessary amounts to the owners on a periodic basis in order to allow them to fund their personal tax liabilities attributable to the earnings of CCI. During the year ended December 31, 1997, income tax dividends were distributed to the owners totaling approximately $129,000.

   The above transaction has been accounted for as pooling-of-interests and, accordingly, the accompanying consolidated financial statements for the periods presented have been retroactively adjusted to reflect the business combination.

   Revenue and net income of the separate companies for the periods preceding the CCI merger were as follows:

                                                             Net     Pro Forma
                                                  Revenue   Income   Net Income
                                                  -------- --------  ----------
   Year ended December 31, 1997:
     YSI, as previously reported................. $108,129 $(15,971)  $(15,971)
     CCI.........................................    7,973   (1,106)    (1,230)
                                                  -------- --------   --------
     Combined.................................... $116,102 $(17,077)  $(17,201)
                                                  ======== ========   ========
   Six Months ended December 31, 1996:
     YSI, as previously reported................. $ 57,043 $  1,534   $  1,534
     CCI.........................................    2,718      215        135
                                                  -------- --------   --------
     Combined.................................... $ 59,761 $  1,749   $  1,669
                                                  ======== ========   ========

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

                                                               Net    Pro Forma
                                                     Revenue  Income  Net Income
                                                     -------- ------  ----------
   Year Ended June 30, 1996:
     YSI, as previously reported.................... $100,353 $2,271    $2,271
     CCI............................................    3,289    133        83
                                                     -------- ------    ------
     Combined....................................... $103,642 $2,404    $2,354
                                                     ======== ======    ======
   Year Ended June 30, 1995:
     YSI, as previously reported.................... $ 53,087 $2,179    $2,179
     CCI............................................      765    (13)       (8)
                                                     -------- ------    ------
     Combined....................................... $ 53,852 $2,166    $2,171
                                                     ======== ======    ======

   Pro forma net income reflects adjustments to net income to record an estimated provision for income taxes for each period presented assuming CCI was a taxpaying entity.

 Principles of Consolidation

   As of December 31, 1997, the consolidated financial statements included the accounts of Youth Services International, Inc. and the following wholly-owned subsidiaries:

     .Youth Services International of Iowa, Inc.
     .Youth Services International of Tennessee, Inc.
     .Youth Services International of Baltimore, Inc.
     .Youth Services International of Maryland, Inc.
     .Youth Services International of Northern Iowa, Inc. .Youth Services International of South Dakota, Inc. .Youth Services International of Missouri, Inc.
     .Youth Services International of Central Iowa, Inc. .Youth Services International of Texas, Inc.
     .Youth Services International of Virginia, Inc.
     .Youth Services International of Delaware, Inc.
     .Youth Services International Southeastern Programs, Inc. .Youth Services International of Minnesota, Inc.
     .Youth Services International of Illinois, Inc.
     .Youth Services International of Michigan, Inc.

   Significant intercompany accounts and transactions have been eliminated in consolidation.

   YSI manages and operates certain of its programs pursuant to subcontracts or similar relationships with not-for-profit entities. These not-for-profit entities hold contracts directly with state and local governments to provide rehabilitative services to troubled youth and subcontract management responsibility to YSI. These not-for-profit entities are each controlled by independent Boards of Directors which have the right to terminate their contract with YSI under certain circumstances. The accompanying consolidated balance sheets include net accounts receivable pursuant to these contracts of $5,437,000 and $7,407,000 as of December 31, 1997 and 1996, respectively.

 Revenue Recognition and Contract Provisions

   YSI's programs are typically provided pursuant to contracts directly with governmental entities or subcontracts with not-for-profit entities that contract directly with governmental entities. These contracts generally provide for fixed per diem payments based upon program occupancy. Revenues on fixed per diem and management contracts are recognized as the services are performed.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

   One of YSI's significant programs operates under a contract whereby revenues are recognized as reimbursable costs are incurred through a gross maximum price cost reimbursement arrangement. This contract has costs, including indirect costs, subject to audit and adjustment by negotiations with government representatives. Contract revenues subject to audit relating to this contract of $13,519,000, $6,835,000, $13,583,000 and $13,561,000 have been recorded for the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995, respectively, at amounts which are expected to be realized. Subsequent adjustments, if any, resulting from the audit process are recorded when known.

   Contract terms with government and not-for-profit entities generally range from one to five years in duration and expire at various dates through June 2002. Most of these contracts are subject to termination for convenience by the governmental entity. Management of YSI is not aware of any circumstances that would cause any governmental entity to terminate any existing agreement.

 Concentration of Credit Risk

   Accounts receivable are uncollateralized and are due primarily from state and local governments and not-for-profit entities under contracts.

 Property, Equipment and Improvements

   Property and equipment is recorded at cost and is depreciated using the straight-line method over estimated useful lives ranging from 3 to 39 years. Leasehold improvements are amortized over the term of the related lease or the useful life, if shorter.

 Goodwill

   Goodwill representing the excess of the cost over the net tangible and identifiable intangible assets of acquired businesses is stated at cost and is amortized over 10 years using the straight-line method.

   Amortization expense for the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995, was $894,000, $1,011,000, $1,038,000 and $582,000, respectively. Accumulated amortization at December 31, 1997 and 1996 was $1,656,000 and $2,927,000,
respectively. (See Note 15 for discussion of the loss related to the disposition of the behavioral health business recognized during the year ended December 31, 1997.)

 Realizability of Long-Lived Assets and Goodwill

   In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This statement requires that long-lived assets and certain identifiable intangibles including goodwill to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. YSI uses an estimate of the undiscounted cash flows over the remaining life of its long-lived assets and goodwill in measuring whether the assets to be held and used will be realizable.

 Fair Value of Financial Instruments

   YSI determines fair value of their financial instruments held based on quoted market values where applicable or discounted cash flow analyses. As of December 31, 1997 and 1996, the carrying value of its financial instruments approximates fair value.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

 Deferred Revenue

   Deferred revenue consists of advance payments for services which will be recognized as revenue as the related services are performed.

 Development Costs

   Development costs consist primarily of payroll and travel costs of individuals whose role is to grow YSI by entering new markets.

 Income Taxes

   YSI accounts for income taxes utilizing the liability method in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the rates and laws that are projected to be in effect when the differences are expected to reverse. Any resulting deferred tax asset along with the tax benefits related to operating loss and tax credit carryforwards are recognized if management believes, based on available evidence, that it is more likely than not they will be realized (see Note 13).

 Stock Split

   A three-for-two stock split in the form of a stock dividend was effected May 24, 1996, with the issuance of 2,823,544 shares of common stock. All share and per share amounts in the accompanying consolidated financial statements and notes thereto have been retroactively restated to reflect this split.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Newly Issued Accounting Standards

   In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. The statement establishes standards for reporting and display of comprehensive income and its components. YSI plans to adopt this new standard in the fiscal year beginning January 1, 1998.

   In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. The statement establishes revised standards under which an entity must report business segment information in its financial statements. YSI plans to adopt this new standard, if applicable, in the fiscal year ended December 31, 1998.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

2. EARNINGS PER SHARE:

   In March 1997, YSI adopted SFAS No. 128, "Earnings Per Share," effective December 15, 1997. As a result, YSI is required to provide additional disclosure of basic earnings per share. Despite certain new calculation criteria, diluted earnings per share, as defined and reported under the new SFAS, was equivalent to the historically reported fully diluted earnings per share.

   The following illustrates the calculation of basic and diluted (loss) earnings per share for all years presented:

                                        Year      Six Months    Year     Year
                                       Ended        Ended      Ended    Ended
                                    December 31, December 31, June 30, June 30,
                                        1997         1996       1996     1995
                                    ------------ ------------ -------- --------
                                     (in thousands except for per share data)
   Net (loss) income..............    $(17,077)    $ 1,749    $ 2,404   $2,166
                                      --------     -------    -------   ------
   Weighted average common shares
    outstanding...................      10,911       9,981      9,138    8,507
   Dilutive effects of options and
    warrants......................         --          913        996      624
                                      --------     -------    -------   ------
   Weighted average common and
    common equivalent shares
    outstanding...................      10,911      10,894     10,134    9,131
                                      ========     =======    =======   ======
   Basic (loss) earnings per
    common share..................    $  (1.57)    $  0.18    $  0.26   $ 0.25
                                      ========     =======    =======   ======
   Diluted (loss) earnings per
    common share..................    $  (1.57)    $  0.16    $  0.24   $ 0.24
                                      ========     =======    =======   ======

   Basic (loss) earnings per common share were computed by dividing net (loss) income by the weighted average number of common shares outstanding during the year. Diluted (loss) earnings per common share were computed by dividing net
(loss) income by the weighted average number of common and common equivalent shares outstanding during the year. YSI's 7% Convertible Subordinated Debentures (see Note 8) are excluded from the diluted (loss) earnings per common share calculation due to their anti-dilutive effect. The dilutive effects of options and warrants were not provided for the year ended December 31, 1997 as losses are not diluted for earnings per share purposes.

3. INVESTMENTS:

   Under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", securities are required to be reported as held-to-maturity, trading or available-for-sale securities. Securities classified as available-for-sale are reported at fair value with unrealized gains and losses reported as a separate component of shareholders' equity.

   Amortized cost and approximate fair value of investment securities available-for-sale as of December 31, 1996 is as follows (in thousands):

                                                  As of December 31, 1996
                                           -------------------------------------
                                           Amortized      Gross      Approximate
                                             Cost    Unrealized Loss Fair Value
                                           --------- --------------- -----------
   Corporate Bond Fund, Class A...........  $5,303         $99         $5,204
                                            ======         ===         ======

   There were no investment securities available-for-sale as of December 31, 1997.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

4. NOTES RECEIVABLE:

   In connection with its 1996 asset purchase of Tampa Bay Academy, Ltd. ("TBA") (see Note 15), YSI paid a mortgage obligation of TBA of approximately $3,271,000 thereby creating a note receivable from the former owners of TBA. The note receivable bore interest at an annually adjustable rate equal to the 10 year Treasury Bond rate plus 285 basis points. On October 31, 1997, the outstanding principal balance of $3,067,000 was repaid by the former owners of TBA. The proceeds from the repayment were utilized to partially fund YSI's acquisition on October 31, 1997 of the land and buildings owned by the former owners of TBA for $5,000,000.

   During the year ended June 30, 1996, YSI entered into a $1,000,000 discretionary line of credit agreement with Introspect HealthCare, Corporation. The line of credit balance of $1,000,000 was reclassified to goodwill in connection with YSI's acquisition of Introspect HealthCare, Corporation effective September 1, 1996 (see Note 15).

5. ACCRUED EXPENSES:

   Accrued expenses consist of the following as of December 31, 1997 and 1996 (in thousands):

                                                       December 31, December 31,
                                                           1997         1996
                                                       ------------ ------------
   Accrued payroll....................................    $1,384       $1,859
   Accrued interest...................................       948          965
   Other..............................................     4,362        5,561
                                                          ------       ------
                                                          $6,694       $8,385
                                                          ======       ======

6. SHORT-TERM BORROWINGS:

 Lines of Credit

   During the year ended June 30, 1995, YSI entered into an operating line of credit arrangement with a bank, under which it could borrow the lesser of $5,000,000 or 85% of eligible accounts receivable. Amounts drawn under this line of credit bore interest at prime plus one-half percent and were payable on demand. The line was secured by accounts receivable of YSI. This line of credit was canceled during the year ended June 30, 1996, and replaced with the line of credit facility included in Note 8.

   Lines of credit information for the years ended June 30, 1996 and 1995, prior to the line of credit facility included in Note 8, is as follows (in thousands):

                                                    Year Ended    Year Ended
                                                   June 30, 1996 June 30, 1995
                                                   ------------- -------------
   Maximum amount outstanding during the year.....     $ 70         $3,070
   Average outstanding month-end balance during
    the year......................................       70            820
   Weighted average interest rate during the
    year..........................................     10.0%           9.4%

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

7. SUBORDINATED DEBENTURES:

 12% Subordinated Debentures

   During the year ended June 30, 1993, YSI issued 12% Subordinated Debentures in the principal amount of $1,000,000 due in 10 equal semi-annual installments beginning June 30, 1998. Debentures in the principal amount of $580,000 were held by shareholders or their close relatives. The debentures were issued with an original issue discount of $50,000 which was being amortized over the life of the debentures using the effective interest method. The 12% Subordinated Debentures were redeemed by YSI on January 1, 1998 and a loss of $53,000 was incurred by YSI in connection with this early extinguishment.

   In connection with the issuance of the debentures, warrants to purchase 231,900 shares of common stock at an exercise price of $3.23 per share were issued. These warrants were exercisable beginning in April 1993 and expire at various dates through November 1999. The warrants have been assigned a value of $50,000.

 7% Convertible Subordinated Debentures

   During the year ended June 30, 1996, YSI issued 7% Convertible Subordinated Debentures due February 1, 2006, in the principal amount of $37,950,000. Interest is payable semi-annually in arrears. The debentures are convertible into common stock at the rate of one share for each $12.47 of principal. The 7% Convertible Subordinated Debentures may be redeemed at the option of YSI, in whole or in part at any time after February 1, 1999, at a redemption price equal to that percentage of their principal amount set forth below:

       On or after February 1,                                          Premium
       -----------------------                                          -------
       1999............................................................   103%
       2000............................................................   102%
       2001............................................................   101%
       2002............................................................   100%

   YSI incurred approximately $2,500,000 of direct costs in connection with the issuance of the 7% Convertible Subordinated Debentures. These costs have been included within deferred debt issue costs in the accompanying consolidated balance sheets and are being amortized over the life of the related debentures.

   In July 1996, holders of an aggregate principal amount of $5,750,000 of 7% Convertible Subordinated Debentures surrendered such debentures for conversion and received 461,106 shares of common stock. A conversion premium of $297,000 was paid by YSI. The conversion premium has been included in other expense in the accompanying consolidated statement of operations for the year ended June 30, 1996.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

8. LONG-TERM DEBT:

   Long-term debt consists of the following at December 31, 1997 and 1996 (in thousands):

                                                      December 31, December 31,
                                                          1997         1996
                                                      ------------ ------------
   Bank Loans:
     Revolving line of credit payable to a bank,
     permitted borrowings equal to the lesser of
     $20,000,000 or 85% of eligible accounts
     receivable plus 95% of cash balances on
     deposit, secured by accounts receivable and
     cash balances on deposit, bearing interest at
     the prime rate or LIBOR plus 2.25%, (7.4% as of
     December 31, 1997) due November 1998 ..........      $--        $11,124
   DBC Purchase Note:
     Note payable to a non-affiliated individual, in
     the face amount of $450,000 discounted to
     $393,000, at an imputed interest rate of 8%,
     $225,000 was payable August 1996 and $225,000
     was payable
     August 1997....................................       --            189
   Mortgage Payable:
     Mortgage payable to the City of Springfield,
     South Dakota secured by property in the City of
     Springfield, South Dakota, bearing interest at
     3.5%, principal and interest due in annual
     installments through
     June 2002......................................        75            90
   Forest Ridge Purchase Note:
     Note payable to a non-affiliated individual, in
     the face amount of $150,000 discounted to
     $117,000, at an imputed interest rate of 10%,
     payable in monthly installments beginning March
     1993...........................................         5            33
   Community Corrections Inc.:
     Various notes payable with interest rates
     ranging from 9.5% to 13%, interest payable
     monthly with principal generally due one year
     from the date of issuance......................       452           439
   Other:
     Note payable to Finova Capital Corporation,
     secured by certain fixed assets, bearing
     interest at 11%, payable in monthly
     installments through January 2001. Outstanding
     balance of $1,722,000 was repaid on
     June 30, 1997..................................       --          1,853
                                                          ----       -------
                                                           532        13,728
   Less: Current portion............................       456        11,888
                                                          ----       -------
   Total............................................      $ 76       $ 1,840
                                                          ====       =======

   Borrowings information with respect to the revolving line of credit for the year ended December 31, 1997, the six months ended December 31, 1996, and the years ended June 30, 1996 and 1995, is as follows (in thousands):

                                   December 31, December 31, June 30, June 30,
                                       1997         1996       1996     1995
                                   ------------ ------------ -------- --------
   Maximum amount outstanding
    during the year...............    $5,310      $11,124     $7,295   $5,300
   Average outstanding month-end
    balance during the year.......     3,087        5,042      5,295    5,300
   Weighted average interest rate
    during the year...............       6.7%         7.8%       8.3%     8.3%

   Certain of these agreements require that YSI maintain a minimum current ratio and level of tangible net worth, as well as meet certain other financial standards.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

9. OPERATING LEASES:

   YSI leases certain operating facilities and computer and office equipment under operating leases expiring through 2010.

   Future minimum lease payments, by year and in the aggregate are as follows (in thousands):

             For the Year
         Ending December 31,
         -------------------
       1998............................................................. $2,735
       1999.............................................................  1,929
       2000.............................................................  1,494
       2001.............................................................    713
       2002.............................................................    113
       2003 and thereafter..............................................     33
                                                                         ------
                                                                         $7,017
                                                                         ======

   Rent expense for the year ended December 31, 1997, the six months ended December 31, 1996, and the years ended June 30, 1996, and 1995 was $4,210,000, $2,270,000, $3,041,000 and $945,000, respectively.

10. EMPLOYEE RETIREMENT PLAN:

   Effective July 1, 1992, YSI established the YSI 401(k) Retirement Plan (the "401(k) Plan") pursuant to Section 401(k) of the Internal Revenue Code. The 401(k) Plan covers all full-time employees of YSI who have satisfied eligibility requirements. Contributions are made by YSI at its discretion. During the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996, and 1995, YSI expensed $42,000, $120,000, $191,000 and $115,000, respectively, in matching contributions and administrative fees related to the 401(k) Plan.

11. CONTINGENCIES:

   YSI has been named as defendant in various legal proceedings arising from the performance of its normal activities. It is the opinion of management, after consultation with legal counsel, that the amount, if any, of YSI's ultimate liability under all current legal proceedings will not have a material adverse effect on the financial position, results of operations or cash flows of YSI.

12. EQUITY PARTICIPATION PLANS:

 Stock Option Plans

   During the year ended June 30, 1992, the Board of Directors approved the establishment of the Youth Services International, Inc. 1992 Stock Option Plan (the "1992 Stock Option Plan"), under which YSI may grant to eligible employees nonqualified stock options to purchase up to 1,125,000 shares of common stock. Options granted under the 1992 Stock Option Plan allow for the purchase of common stock at prices not less than the fair market value of the common stock at the date of grant, for a term of no more than ten years. At the discretion of the Board of Directors, the granted options may also be subject to certain vesting provisions. The majority of the options granted to date contain a three-year vesting period.

   During the year ended June 30, 1994, the Board of Directors and shareholders approved the establishment of the Youth Services International, Inc. 1995 Employee Stock Option Plan (the "1995 Stock Option Plan") and the Youth Services International, Inc. 1995 Director Stock Option Plan (the "1995 Director Stock Option Plan"). Under the 1995 Stock Option Plan, YSI may grant to eligible employees nonqualified stock options to purchase up to 750,000 shares of common stock beginning July 1, 1994. The 1995 Stock Option Plan provides

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES for the purchase of common stock at the fair market value of the common stock at the date of grant. Under the 1995 Director Stock Option Plan, YSI may grant options to purchase up to 200,000 shares of common stock to non-employee members of the Board of Directors. The 1995 Director Stock Option Plan provides for the automatic granting of 7,500 shares of YSI's common stock each year on the anniversary date of the appointment of a non-employee director to the Board of Directors. The 1995 Director Stock Option Plan provides for the purchase of common stock at the fair market value of the common stock at the date of grant.

   During the year ended June 30, 1995, the Board of Directors approved the establishment of the Youth Services International, Inc. 1996 Employee Stock Option Plan (the "1996 Stock Option Plan"). Under the 1996 Stock Option Plan, YSI may grant to eligible employees nonqualified stock options to purchase up to 450,000 shares of common stock beginning July 1, 1995. The 1996 Stock Option Plan provides for the purchase of common stock at the fair market value of the common stock at the date of grant.

   During the six months ended December 31, 1996, the Board of Directors approved the establishment of the Youth Services International, Inc. 1997 Employee Stock Option Plan (the "1997 Stock Option Plan"). Under the 1997 Stock Option Plan, YSI may grant to eligible employees incentive stock options or nonqualified stock options to purchase up to 500,000 shares of common stock beginning July 1, 1996. The 1997 Stock Option Plan provides for the purchase of common stock at the fair market value of the common stock at the date of grant.

   A summary of the status of YSI's stock option plans as of December 31, 1997 and 1996 and June 30, 1996 and 1995, is as follows:

                             December 31, 1997    December 31, 1996      June 30, 1996        June 30, 1995
                            -------------------- -------------------- -------------------- --------------------
                                         Wtd.                 Wtd.                 Wtd.                 Wtd.
                                         Avg.                 Avg.                 Avg.                 Avg.
                             Shares    Ex. Price  Shares    Ex. Price  Shares    Ex. Price  Shares    Ex. Price
                            ---------  --------- ---------  --------- ---------  --------- ---------  ---------
   Outstanding,
    beginning of period.... 1,414,628   $ 6.36   1,444,753   $ 5.17   1,520,646   $ 2.83   1,096,000    $1.13
   Granted.................   305,184    11.05     147,500    16.46     373,050    11.06     757,538     5.09
   Exercised...............  (827,508)    3.27    (177,625)    5.05    (448,943)    2.15    (332,892)    2.37
   Forfeited...............  (164,006)    8.04         --       --          --       --          --       --
                            ---------   ------   ---------   ------   ---------   ------   ---------    -----
   Outstanding, end of
    period.................   728,298   $11.46   1,414,628   $ 6.36   1,444,753   $ 5.17   1,520,646    $2.83
                            =========   ======   =========   ======   =========   ======   =========    =====
   Exercisable, end of
    period.................   333,798   $10.94   1,109,078   $ 4.68   1,226,620   $ 4.59   1,265,480    $2.42
                            =========   ======   =========   ======   =========   ======   =========    =====

 Stock Purchase Plan

   During the year ended June 30, 1994, YSI established an Employee Stock Purchase Plan. Under the Employee Stock Purchase Plan, YSI was authorized to grant to eligible employees opportunities to purchase 225,000, 300,000 and 450,000 shares of common stock beginning July 1, 1994, 1995 and 1996, respectively. The Employee Stock Purchase Plan allowed for the purchase of common stock at 85% of the fair market value of the common stock at the date of grant. During the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995, employees purchased approximately 7,000, 250,000, and 102,000 shares of common stock, respectively, for proceeds to YSI of approximately $91,000, $1,917,000, and $427,000, respectively. YSI has discontinued this Employee Stock Purchase Plan and no shares were issued during the year ended December 31, 1997.

 Accounting For Stock Based Compensation

   In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting For Stock Based Compensation" ("SFAS No. 123"). This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages but does not require all

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES entities to adopt that method of accounting for all of their employee stock compensation plans. Entities electing not to make the change in accounting methods must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. YSI has elected to account for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS No. 123, YSI's net (loss) income and
(loss) earnings per share would have been (increased) reduced to the following pro forma amounts for the year ended December 31, 1997, the six months ended December 31, 1996 and the year ended June 30, 1996 (in thousands, except per share data):

                                                         Six Months
                                            Year Ended     Ended     Year Ended
                                           December 31, December 31,  June 30,
                                               1997         1996        1996
                                           ------------ ------------ ----------
   Net (loss) income: As reported.......     $(17,077)     $1,749      $2,404
                                             ========      ======      ======
                      Pro Forma.........     $(18,896)     $1,027      $  544
                                             ========      ======      ======
   Basic EPS:         As reported.......     $  (1.57)     $ 0.18      $ 0.26
                                             ========      ======      ======
                      Pro Forma.........     $  (1.73)     $ 0.10      $ 0.06
                                             ========      ======      ======
   Diluted EPS:       As reported.......     $  (1.57)     $ 0.16      $ 0.24
                                             ========      ======      ======
                      Pro Forma.........     $  (1.73)     $ 0.09      $ 0.05
                                             ========      ======      ======

   Because the SFAS No. 123 method accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

   The weighted average fair value per option granted during the year ended December 31, 1997, the six months ended December 31, 1996 and the year ended June 30, 1996 was $6.73, $10.09, $6.78, respectively.

   The above information was calculated utilizing the Black-Scholes option-pricing model and the following key assumptions:

                                                          Six Months
                                             Year Ended     Ended     Year Ended
                                            December 31, December 31,  June 30,
                                                1997         1996        1996
                                            ------------ ------------ ----------
   Risk-free interest rate.................     6.5%         5.9%        5.9%
   Volatility..............................      75%          60%         60%
   Expected life (months)..................      48           24          24

 Stock Compensation

   During the year ended December 31, 1997, one executive of CCI transferred shares to two other members of CCI management for past services rendered. The transfer of shares has been recorded as compensation of $1,440,000 based upon the estimated fair value of shares on the date of transfer. This transaction is reflected in the accompanying Statement of Operations as Special Bonuses.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

13. INCOME TAXES:

   The income tax benefit (expense) for the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995, included the following components (in thousands):

                                      Year      Six Months    Year      Year
                                     Ended        Ended      Ended     Ended
                                  December 31, December 31, June 30,  June 30,
                                      1997         1996       1996      1995
                                  ------------ ------------ --------  --------
   Federal income tax benefit
    (expense)....................    $2,902       $(829)    $(1,616)  $(1,110)
   State income tax benefit
    (expense)....................       183        (117)       (240)     (222)
                                     ------       -----     -------   -------
     Total.......................    $3,085       $(946)    $(1,856)  $(1,332)
                                     ======       =====     =======   =======
   Current income tax expense....    $ (731)      $(948)    $(2,160)  $(1,305)
   Deferred income tax benefit
    (expense)....................     3,816           2         304       (27)
                                     ------       -----     -------   -------
     Total.......................    $3,085       $(946)    $(1,856)  $(1,332)
                                     ======       =====     =======   =======

   A reconciliation between the actual income tax provision (benefit) and the amount computed by applying the federal statutory tax rate of 34% to the income before income tax expense is as follows:

                                       Year      Six Months    Year     Year
                                      Ended        Ended      Ended    Ended
                                   December 31, December 31, June 30, June 30,
                                       1997         1996       1996     1995
                                   ------------ ------------ -------- --------
   Income tax (benefit) provision
    at federal statutory rate....     (34.0)%       34.0%      34.0%    34.0%
   State income taxes, net of
    federal income tax effect....      (5.0)         5.0        5.0      4.6
   Loss on Introspect
    operations...................       --          (5.1)       2.4      --
   Non-deductible goodwill.......      21.1          3.6        1.6      --
   Effects of CCI S Corporation
    Status.......................        .9         (3.0)      (1.4)      .2
   Other.........................       1.7           .6        2.0      (.7)
                                      -----         ----       ----     ----
     Total.......................     (15.3)%       35.1%      43.6%    38.1%
                                      =====         ====       ====     ====

   Deferred tax assets (liabilities) are comprised of the following (in thousands):

                                                     December 31, December 31,
                                                         1997         1996
                                                     ------------ ------------
   Loss carryforwards...............................    $5,740       $ 239
   Depreciation and amortization....................       613         321
   Accruals and reserves............................     1,200         546
   Start-up losses..................................       173         130
   Prepaid expenses and inventory...................      (431)       (442)
   Unrealized loss on investments available-for-
    sale............................................       --           41
   Other............................................       (14)       (134)
                                                        ------       -----
   Deferred tax asset...............................    $7,281       $ 701
                                                        ======       =====

   At December 31, 1997, YSI had net operating loss carryforwards of approximately $10,299,000 and $12,276,000 for federal and state income tax purposes, respectively, that expire through 2012. At December 31, 1997, YSI also has a capital loss carryforward of approximately $10,600,000 that expires in 2002.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

14. RELATED PARTY TRANSACTIONS:

   During the six months ended December 31, 1996, YSI entered into an agreement with International Youth Institute ("IYI"), a company in which an officer and shareholder is a relative of a former officer and director of YSI. Under this agreement, YSI outsources the training of its staff workers to IYI. In connection with this agreement, a number of YSI employees who were trainers of other YSI employees were hired by IYI. In order to compensate YSI for the knowledge, training materials and other intellectual property that had been transferred, IYI paid YSI $700,000 and was not compensated for training services IYI provided prior to January 1, 1997. The sale amount of $700,000 has been included in revenues in the accompanying statement of operations for the six months ended December 31, 1996. YSI and IYI also entered into a training services agreement pursuant to which IYI will provide certain training services to YSI for a period of five years at a rate of approximately $34 per month per full-time employee of YSI.

   In connection with the resignation of the Founder of YSI from the Board of Directors effective July 1, 1997, YSI appointed the Founder as Chairman Emeritus and entered into a four-year Representation Agreement with him. Under the Representation Agreement, the Chairman Emeritus agrees to represent YSI's interest with current and potential customers, governmental bodies and the public as and to the extent requested by YSI and in exchange, YSI pays him $20,000 per quarter during the four-year term.

15. DISPOSITION OF BEHAVIORAL HEALTH BUSINESS:

   During the period January 1, 1994 through January 1, 1997, YSI acquired the operating assets or stock of the following companies:

     .Western Youth Inc.
     .Parc Place, Limited Partnership
     .Promise House, Inc.
     .Developmental Behavioral Consultants, Inc.
     .Desert Hills Center for Youth and Families of New Mexico, Inc. .Desert Hills of Texas, Inc.
     .Tampa Bay Academy, Ltd.
     .Youth Quest Inc.
     .Introspect HealthCare, Corporation
     .Texas Children's Health Services Inc. ("Los Hermanos")

   Following their respective acquisitions, YSI operated each of the companies listed above as distinct businesses. Due to their related nature, however, these businesses comprised YSI's behavioral health business. The total acquisition price for these companies, including assumed liabilities and acquisition costs, was approximately $41.1 million with approximately $19.8 million of the total purchase price being allocated to goodwill in connection with purchase accounting.

   In March 1997, the Board of Directors of YSI approved, and management committed to, a plan to sell the programs that comprised YSI's behavioral health business. On October 31, 1997, YSI consummated the sale of the behavioral health business, other than the College Station and Los Hermanos programs in Texas, for $20,400,000 resulting in a loss on sale of $20,898,000. In September 1998, YSI closed the College Station program. Not included in the accompanying financial statements is a charge of $2,327,000 recognized in September 1998 which resulted from the closure. YSI continues to operate the Los Hermanos program.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

   Unaudited revenues and contribution from operations for the behavioral health businesses including the College Station program for the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995 are as follows (in thousands):

                               Year Ended     Six Months Ended   Year Ended    Year Ended
                            December 31, 1997 December 31, 1996 June 30, 1996 June 30,1995
                            ----------------- ----------------- ------------- ------------
   Revenues................      $34,733           $24,869         $44,759       $9,304
   Contribution from
    Operations.............           95             1,659           3,394          694

16. SIGNIFICANT CUSTOMER:

   YSI derives a significant portion of its revenues from two contracts with one state agency. This state agency provided 22%, 22%, 24% and 46% of total revenues for the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995, respectively. One of the two contracts with this state agency will expire on March 31, 1999. YSI has submitted its proposal to retain the contract and to continue to provide the services.

17. UNAUDITED FINANCIAL INFORMATION:

   The unaudited summary results of operations for the six month period ended December 31, 1995, including the effects of the CCI, was as follows (in thousands):

   Revenues............................................................ $49,240
   Program expenses....................................................  42,227
                                                                        -------
     Contribution from operations......................................   7,013
   Development costs...................................................     526
   General and Administrative Expenses.................................   2,775
                                                                        -------
     Income from Operations............................................   3,712
                                                                        -------
     Income Before Income Tax Expense..................................   2,255
   Income Tax Expense..................................................     978
                                                                        -------
     Net Income........................................................ $ 1,277
                                                                        =======
   Earnings per Common Share:
     Basic............................................................. $  0.14
                                                                        =======
     Diluted........................................................... $  0.13
                                                                        =======

18. SUBSEQUENT EVENT

   On September 24, 1998, YSI announced that it had entered into a definitive merger agreement with Correctional Services Corporation ("CSC") under which each outstanding share of YSI common stock will be converted into .375 shares of CSC common stock. Under the merger agreement, YSI would become a wholly-owned subsidiary of CSC.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                      September 30, December 31,
                                                          1998          1997
                                                      ------------- ------------
                                                       (unaudited)   (audited)
                       ASSETS
CURRENT ASSETS:
  Cash .............................................    $  6,570      $  8,015
  Restricted cash...................................          68           264
  Accounts receivable, net..........................      15,759        15,475
  Other receivables.................................       2,056         2,343
  Proceeds receivable from sale of behavioral health
   business.........................................         --          4,500
  Prepaid expenses, supplies and other..............       3,107         1,724
  Deferred tax asset................................         --            769
                                                        --------      --------
    Total current assets............................      27,560        33,090
                                                        --------      --------
PROPERTY, EQUIPMENT AND IMPROVEMENTS:
  Land..............................................       2,004         1,976
  Leasehold improvements............................      11,452         9,401
  Program equipment.................................       2,474         1,949
  Buildings.........................................      10,447         8,715
  Office furniture and equipment....................       3,441         3,339
  Vehicles..........................................       1,930         1,675
                                                        --------      --------
                                                          31,748        27,055
  Accumulated depreciation..........................      (8,036)       (6,013)
                                                        --------      --------
    Property, equipment and improvements, net.......      23,712        21,042
                                                        --------      --------
OTHER ASSETS:
  Deferred debt issue costs, net....................       1,633         1,819
  Goodwill, net.....................................       1,882         2,165
  Deferred tax asset................................       7,493         6,512
  Other assets, net.................................       1,240         1,739
                                                        --------      --------
    Total other assets..............................      12,248        12,235
                                                        --------      --------
    Total assets....................................    $ 63,520      $ 66,367
                                                        ========      ========
        LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.............    $  8,389      $  8,047
  Deferred revenue..................................         208         1,243
  Deferred tax liability............................         464           --
  Current portion of long-term obligations..........          21           664
                                                        --------      --------
    Total current liabilities.......................       9,082         9,954
7% CONVERTIBLE SUBORDINATED DEBENTURES..............      32,200        32,200
LONG-TERM PORTION OF COLLEGE STATION CLOSURE COSTS..       1,622           --
12% SUBORDINATED DEBENTURES, net of unamortized
 discount...........................................         --            797
LONG-TERM DEBT, less current portion................          75            81
                                                        --------      --------
    Total liabilities...............................      42,979        43,032
                                                        --------      --------
SHAREHOLDERS' EQUITY
  Common stock, $.01 par value: 70,000,000 shares
   authorized, 11,313,727 and 11,107,970 issued and
   outstanding, respectively........................         113           111
  Additional paid-in capital........................      36,417        35,055
  Accumulated deficit...............................     (15,989)      (11,831)
                                                        --------      --------
    Total shareholders' equity......................      20,541        23,335
                                                        --------      --------
    Total liabilities and shareholders' equity......    $ 63,520      $ 66,367
                                                        ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)
                                  (unaudited)

                                                            Nine Months Ended
                                                              September 30,
                                                            ------------------
                                                             1998      1997
                                                            -------  ---------
   REVENUES                                                 $67,365  $  90,685
   PROGRAM EXPENSES:
     Direct operating......................................  60,288     78,867
     Start-up costs........................................     494         61
                                                            -------  ---------
   CONTRIBUTION FROM OPERATIONS............................   6,583     11,757
   OTHER OPERATING EXPENSES:
     Development costs.....................................   1,570        817
     General and administrative............................   5,785      6,977
     College Station shutdown charge.......................   2,327        --
     Strategic deal costs..................................     472        --
     CCI special bonuses...................................     --       1,440
     Costs related to CCI transaction......................     306        --
     Loss on sale of behavioral health business............     --      27,000
                                                            -------  ---------
   (LOSS) INCOME FROM OPERATIONS...........................  (3,877)   (24,477)
   INTEREST AND OTHER EXPENSE, net.........................  (1,085)    (2,290)
                                                            -------  ---------
   (LOSS) INCOME BEFORE TAXES..............................  (4,962)   (26,767)
   INCOME TAX (BENEFIT) EXPENSE............................    (863)    (5,554)
                                                            -------  ---------
   NET (LOSS) INCOME....................................... $(4,099) $ (21,213)
                                                            =======  =========
   (LOSS) EARNINGS PER SHARE:
     Basic................................................. $ (0.36) $   (1.96)
                                                            =======  =========
     Diluted............................................... $ (0.36) $   (1.96)
                                                            =======  =========
   WEIGHTED AVERAGE SHARES OUTSTANDING:
     Basic.................................................  11,251     10,846
                                                            =======  =========
     Diluted...............................................  11,251     10,846
                                                            =======  =========

  The accompanying notes are an integral part of these consolidated financial statements.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                  (unaudited)

                                                                Nine Months
                                                                   Ended
                                                               September 30,
                                                              -----------------
                                                               1998      1997
                                                              -------  --------
OPERATING ACTIVITIES:
 Net loss...................................................  $(4,099) $(21,213)
 Adjustments to reconcile net loss to net cash provided by
  operating activities:
 College Station closure charge.............................    2,327       --
 Stock granted as compensation..............................       68     1,515
 Depreciation and amortization..............................    2,802     4,427
 Loss on sale of property, equipment and improvements.......       19        23
 Loss on sale of behavioral health business.................      --     27,000
 Loss on sale of investments................................      --        203
 Write off of other assets..................................      321       --
 Deferred income taxes......................................      252    (6,840)
 Tax benefit realized due to exercise of nonqualified stock
  options...................................................      352       --
 Net change in operating assets and liabilities.............   (2,249)    2,849
                                                              -------  --------
Net cash (used in) provided by operating activities.........     (207)    7,964
                                                              -------  --------
INVESTING ACTIVITIES:
 Purchases of property, equipment and improvements..........   (4,786)   (4,870)
 Proceeds from sale of property, equipment and
  improvements..............................................       24       984
 Cash paid for business acquired, net of cash received......      --       (629)
 Proceeds from sale of behavioral health business...........    4,500       --
 Collections of notes receivable............................       38        32
 Proceeds from sale of investments..........................      --      5,101
 Other long-term assets.....................................     (453)   (1,369)
                                                              -------  --------
Net cash used in investing activities.......................     (677)     (751)
                                                              -------  --------
FINANCING ACTIVITIES:
 Repayments of short-term borrowings, long-term borrowings
  and capital lease obligations.............................   (1,446)  (11,417)
 Proceeds from long term borrowings.........................      --         96
 Dividend distribution......................................      (59)      (12)
 Proceeds from issuance of common stock under stock option
  and stock purchase plans, net.............................      944     3,007
                                                              -------  --------
Net cash used in financing activities.......................     (561)   (8,326)
                                                              -------  --------
NET INCREASE (DECREASE) IN CASH.............................   (1,445)   (1,113)
CASH, beginning of period...................................    8,015     3,491
                                                              -------  --------
CASH, end of period.........................................    6,570     2,378
                                                              -------  --------
CHANGES IN OPERATING ASSETS AND LIABILITIES, NET OF EFFECTS
 OF BUSINESS ACQUISITIONS AND DISPOSITIONS:
 Restricted cash............................................      196       --
 Accounts receivable........................................     (385)    4,648
 Other receivables..........................................      854       --
 Prepaid expenses, supplies and other.......................   (1,383)    1,130
 Deposits...................................................      (16)      --
 Accounts payable and accrued expenses......................     (480)   (1,533)
 Deferred revenue...........................................   (1,035)   (1,396)
                                                              -------  --------
Net change in operating assets and liabilities..............  $(2,249) $  2,849
                                                              =======  ========
SUPPLEMENTAL DISCLOSURE:
 Cash paid for interest.....................................  $ 2,260  $  2,937
                                                              =======  ========
 Cash paid for taxes, net of refunds........................  $   270  $   (343)
                                                              =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       YOUTH SERVICES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. FINANCIAL INFORMATION

   In the opinion of management of Youth Services International, Inc. ("'YSI") , the accompanying interim unaudited consolidated financial statements include all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of YSI's financial position at September 30, 1998 and the results of its operations for the nine months ended September 30, 1998 and 1997 and its cash flows for the nine months ended September 30, 1998 and 1997. The accompanying audited consolidated balance sheet as of December 31, 1997 is presented herein as set forth in YSI's Form 10-K for the year ended December 31, 1997, after giving effect to certain reclassifications to conform to current year presentation and the pooling-of-interests business combination described below. The statements herein are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in YSI's consolidated financial statements on Form 10-K have been omitted from these statements, as permitted under the applicable rules and regulations. Readers of these statements should refer to the consolidated financial statements and notes thereto as of December 31, 1997 and 1996 and June 30, 1996 and for the periods then ended filed with the SEC on Form 10-K.

   Operating results for the nine months ended September 30, 1998 and 1997 are not necessarily indicative of the results that may be expected for a full fiscal year.

2. POOLING-OF-INTERESTS BUSINESS COMBINATION

   On June 30, 1998, YSI exchanged 866,772 shares of YSI's common stock for all of the common stock of Community Corrections, Inc. ("CCI"). CCI operates residential boot camp and detention facilities with a total capacity of 353 beds in Texas and provides aftercare services to adjudicated youth in Georgia. CCI was a Subchapter S corporation for federal income tax purposes whereby the earnings of the corporation pass through to the respective owners. It was the policy of CCI to distribute necessary amounts to the owners on a periodic basis in order to allow them to fund their personal tax liabilities attributable to the earnings of CCI. During the six months ended June 30, 1998, income tax dividends were distributed to the owners totaling approximately $59,000. CCI will be included in YSI's federal income tax return effective June 30, 1998.

   The above transaction has been accounted for as pooling-of-interests and, accordingly, the consolidated financial statements for the periods presented have been restated to include the accounts of CCI.

   Revenue and net income of the separate companies for the periods preceding the CCI merger were as follows:

                                                               Net    Pro Forma
                                                     Revenue Income   Net Income
                                                     ------- -------  ----------
   Nine months ended September 30, 1998:
     YSI............................................ 62,853   (4,382)   (4,382)
     CCI............................................  4,512      283       178
                                                     ------  -------   -------
     Combined....................................... 67,365   (4,099)   (4,204)
                                                     ======  =======   =======
   Nine months ended September 30, 1997:
     YSI, as previously reported.................... 84,802  (20,003)  (20,003)
     CCI............................................  5,883   (1,210)     (762)
                                                     ------  -------   -------
     Combined....................................... 90,685  (21,213)  (20,765)
                                                     ======  =======   =======

   Pro forma net income reflects adjustments to net income to record an estimated provision for income taxes for each period presented assuming CCI was a taxpaying entity.

                       YOUTH SERVICES INTERNATIONAL, INC.

3. SALE OF BEHAVIORAL HEALTH BUSINESS

   On October 31, 1997, YSI consummated the sale of its behavioral health business, other than its two behavioral health programs in Texas, for $20,400,000, resulting in a net loss on sale of $20,898,000. YSI originally estimated the loss on this sale to be $27,000,000 and recognized a loss of this amount upon the commitment to sell the business during the quarter ended March 31, 1997. Due to its receipt of sale proceeds in excess of its estimate, YSI recognized a gain of $6,102,000 at the sale date. Included in the Consolidated Statement of Operations for the nine months ended September 30, 1998 is $1,020,000 of revenues related to the behavioral health facilities sold.

4. COLLEGE STATION CLOSURE CHARGE

   In late August 1998, YSI decided to close its program in College Station, Texas. The program was a behavioral health program originally intended to be sold with the other seven behavioral health programs sold by YSI on October 31, 1997. This program, as well as YSI's Los Hermanos program in Texas, were excluded from the October 31, 1997 sale and held for sale by YSI during 1998. The College Station facility closed entirely on September 15, 1998. The results of operations of the College Station program for the nine months ended September 30, 1998 and 1997 included in the accompanying Statement of Operations are as follows:

                                                          Nine Months Ended
                                                            September 30.
                                                        ----------------------
                                                           1998        1997
                                                        ----------  ----------
   Revenues............................................ $1,566,000  $1,893,000
   Contribution from operations........................ $ (787,000) $ (364,000)

   YSI has also recorded a liability of $2,327,000 to provide for the anticipated future losses related to the College Station facility. The major components of the charge are as follows:

   Future lease payments............................................ $1,250,000
   Continuing maintenance and occupancy costs.......................    858,000
   Write-down of leasehold improvements and other fixed assets......    219,000
                                                                     ----------
                                                                     $2,327,000
                                                                     ==========

   This charge has been recorded as College Station Closure Charge in the accompanying Statement of Operations. In August 1998, YSI also decided to no longer hold the Los Hermanos program for sale but to continue to include it in its operating portfolio.

5. CCI SPECIAL BONUSES

   In August 1997, shares of stock with a value of $1,440,000 were granted to two key executives of CCI for services provided. The value of these stock grants has been recognized as CCI Special Bonuses in the accompanying Statement of Operations.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     among

                      YOUTH SERVICES INTERNATIONAL, INC.,

                       CORRECTIONAL SERVICES CORPORATION

                                      and

                               PALM MERGER CORP.

                         Dated as of September 23, 1998

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
ARTICLE I THE MERGER.....................................................  A-1
  1.1. The Merger........................................................  A-1
  1.2. Closing...........................................................  A-1
  1.3. Effective Time....................................................  A-1
ARTICLE II THE SURVIVING CORPORATION ....................................  A-2
  2.1. The Articles of Incorporation.....................................  A-2
  2.2. The Bylaws........................................................  A-2
  2.3. Directors.........................................................  A-2
  2.4. Officers..........................................................  A-2
ARTICLE III CONVERSION OF SHARES ........................................  A-2
  3.1. Effect on Stock...................................................  A-2
  3.2. Exchange of Certificates..........................................  A-3
  3.3. Appraisal Rights..................................................  A-5
  3.4. Adjustments to Prevent Dilution...................................  A-5
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY ................  A-5
  4.1. Organization, Good Standing and Qualification.....................  A-5
  4.2. Capitalization....................................................  A-5
  4.3  Company Subsidiaries..............................................  A-6
  4.4. Corporate Authority; Approval and Fairness........................  A-6
  4.5. Governmental Filings; No Violations...............................  A-6
  4.6. Company Reports; Financial Statement..............................  A-7
  4.7. Absence of Certain Changes........................................  A-7
  4.8. Litigation and Liabilities........................................  A-8
  4.9. Employee Benefits.................................................  A-8
  4.10. Compliance with Laws; Permits.................................... A-10
  4.11. Takeover Statutes................................................ A-10
  4.12. Environmental Matters............................................ A-10
  4.13. Taxes............................................................ A-11
  4.14. Labor Matters.................................................... A-12
  4.15. Intellectual Property............................................ A-12
  4.16. Title to Property................................................ A-13
  4.17. Material Contracts............................................... A-13
  4.18. Brokers and Finders.............................................. A-14
  4.19. Insurance Matters................................................ A-14
  4.20. Affiliated Transactions.......................................... A-14
  4.21. Year 2000 Liability.............................................. A-14
  4.22. Accounting and Tax Matters....................................... A-14
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
 SUBSIDIARY ............................................................. A-15
  5.1. Merger Subsidiary................................................. A-15
  5.2. Organization, Good Standing and Qualification..................... A-15
  5.3. Capitalization.................................................... A-15
  5.4. Corporate Authority; Approval and Fairness........................ A-16
  5.5. Governmental Filings; No Violations............................... A-16
  5.6. Parent Reports; Financial Statements.............................. A-17
  5.7. Absence of Certain Changes........................................ A-17
  5.8. Litigation and Liabilities........................................ A-18
  5.9. Employee Benefits................................................. A-18
  5.10. Compliance with Laws; Permits.................................... A-19

  5.11. Environmental Matters.............................................. A-20
  5.12. Taxes.............................................................. A-20
  5.13.  Labor Matters..................................................... A-21
  5.14. Intellectual Property.............................................. A-21
  5.15. Title to Property.................................................. A-22
  5.16. Material Contracts................................................. A-22
  5.17. Brokers and Finders................................................ A-22
  5.18. Insurance Matters.................................................. A-22
  5.19. Accounting and Tax Matters......................................... A-23
ARTICLE VI COVENANTS ...................................................... A-23
  6.1. Interim Operations of the Company................................... A-23
  6.2. Interim Operations of Parent........................................ A-24
  6.3. Interim Operations of Merger Subsidiary............................. A-25
  6.4. Acquisition Proposals............................................... A-25
  6.5. Information Supplied................................................ A-26
  6.6. Stockholder Meetings................................................ A-26
  6.7. Filings; Other Actions; Notification................................ A-26
  6.8. Taxation and Accounting............................................. A-27
  6.9. Access.............................................................. A-28
  6.10. Affiliates......................................................... A-28
  6.11. Stock Exchange Listing............................................. A-29
  6.12. Publicity.......................................................... A-29
  6.13. Benefits........................................................... A-29
  6.14. Expenses........................................................... A-30
  6.15. Indemnification; Directors' and Officers' Insurance................ A-30
  6.16. Election to Parent's Board of Directors............................ A-31
  6.17. Takeover Statute................................................... A-31
  6.18. Debentures......................................................... A-31
  6.19. Insurance.......................................................... A-31
ARTICLE VII CONDITIONS .................................................... A-31
  7.1. Conditions to Each Party's Obligation to Effect the Merger.......... A-31
  7.2. Conditions to Obligations of Parent and Merger Subsidiary........... A-32
  7.3. Conditions to Obligation of the Company............................. A-33
ARTICLE VIII TERMINATION .................................................. A-34
  8.1. Method of Termination............................................... A-34
  8.2. Effect of Termination............................................... A-35
ARTICLE IX MISCELLANEOUS AND GENERAL ...................................... A-35
  9.1. Survival............................................................ A-35
  9.2. Modification or Amendment........................................... A-36
  9.3. Waiver of Conditions................................................ A-36
  9.4. Counterparts........................................................ A-36
  9.5. Governing Law; Waiver of Jury Trial................................. A-36
  9.6. Notices............................................................. A-36
  9.7. Entire Agreement; No Other Representations.......................... A-37
  9.8. No Third Party Beneficiaries........................................ A-37
  9.9. Severability........................................................ A-38
  9.10. Interpretation..................................................... A-38
  9.11. Assignment......................................................... A-38
  9.12. Definitions........................................................ A-38

                          AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of September 23, 1998 among Youth Services International, Inc., a Maryland corporation (the "Company"), Correctional Services Corporation, a Delaware corporation ("Parent"), and Palm Merger Corp., a Maryland corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

                                    RECITALS

   WHEREAS, the respective boards of directors of each of Parent, Merger Subsidiary and the Company have determined that the merger of the Merger Subsidiary with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement has significant strategic benefits to Parent and the Company, and that the Merger is advisable and have approved the Merger;

   WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

   WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests.

   NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   The Merger

1.1. The Merger.

   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3.) the Merger Subsidiary shall be merged with and into the Company and the separate corporate existence of the Merger Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger except as otherwise provided herein. The Merger shall have the effects specified in the Maryland General Corporation Law, as amended (the "MGCL").

1.2. Closing.

   The closing of the Merger (the "Closing") shall take place (i) at the offices of Hogan & Hartson L.L.P., 111 S. Calvert Street, Baltimore, Maryland 21202 at 9:00 A.M. on the first business day after the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

1.3. Effective Time.

   As soon as practicable following the Closing, the Company, Merger Subsidiary and Parent will cause Articles of Merger (the "Articles of Merger") to be executed, acknowledged and filed with and accepted for record by the Maryland State Department of Assessments and Taxation (the "SDAT") as provided in
Section 3-102 of the MGCL. The Merger shall become effective at the time the Articles of Merger is filed with the SDAT or at such later time agreed by the Company and Parent and established under the Articles of Merger (the "Effective Time").

                                   ARTICLE II

                           The Surviving Corporation

2.1. The Articles of Incorporation.

   At the Effective Time, Article I of the articles of incorporation of Merger Subsidiary shall be amended and restated in its entirety as follows: "I. The name of the Corporation is Youth Services International, Inc." and, as so amended, the articles of incorporation of the Merger Subsidiary shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by applicable law (the "Articles of Incorporation").

2.2. The Bylaws.

   The bylaws of Merger Subsidiary in effect at the Effective Time shall be the Bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein, as set forth in the Articles of Incorporation or by applicable law.

2.3. Directors.

   The directors of Merger Subsidiary at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws.

2.4. Officers.

   The officers of the Merger Subsidiary at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or termination.

                                  ARTICLE III

                              Conversion Of Shares

3.1. Effect on Stock.

   At the Effective Time, as a result of the Merger and without any action on the part of the holder of any stock of the Company:

     (a) Merger Consideration. Each share of common stock, par value $.01 per share, of Company ("Company Common Stock"), (each a "Share" or, collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares of Company Common Stock to be canceled pursuant to Section 3.1.(b)) shall be converted into, and become exchangeable for the right to receive the "Merger Consideration", consisting of .375 shares of Common Stock, par value $.01 per share, of Parent (the "Parent Common Stock") (the "Exchange Ratio"). At the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares shall thereafter represent only the right to receive the Merger Consideration, cash in lieu of fractional shares pursuant to Section 3.2.(e), if any (without interest), and any distribution or dividend pursuant to Section 3.2.(c) (without interest).

     (b) Cancellation of Shares. Each Share issued and outstanding immediately prior to the Effective Time and owned by Parent or owned by the Company or any direct or indirect Subsidiary of Parent or of the Company (in each case other than Shares that are owned on behalf of third parties), shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

     (c) Merger Subsidiary. At the Effective Time, each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

3.2. Exchange of Certificates.

   (a) Exchange Agent. Promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer and Trust Company to act as exchange agent (the "Exchange Agent"), for the benefit of the holders of Shares, certificates representing the shares of Parent Common Stock and, after the Effective Time, if applicable, any cash, dividends or other distributions with respect to Parent Common Stock to be issued or paid in accordance with Section 3.1.(a) (including cash in lieu of fractional Shares) in exchange for Shares outstanding immediately prior to the Effective Time upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article III (such certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto and any cash in lieu of fractional Shares, being hereinafter referred to as the "Exchange Fund").

   (b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Shares (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree prior to the Effective Time, and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) certificates representing shares of Parent Common Stock and
(B) any unpaid dividends and other distributions and cash in lieu of fractional shares. Subject to Section 3.2.(h), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this
Article III, (y) a check in the amount (after giving effect to any required tax withholdings) of any cash in lieu of fractional shares plus any unpaid dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable. For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

   (c) Distributions with Respect to Unexchanged Shares; Voting.

   (i) All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article III. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to such time of surrender payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

   (ii) Holders of unsurrendered Certificates who were the registered holders at the Effective Time shall be entitled to vote after the Effective Time at any meeting of Parent stockholders (or consent in connection with any consent of stockholders in lieu of a meeting) the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

   (d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

   (e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 3.2.(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall equal the amount determined by multiplying
(i) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled by (ii) the average closing price of a share of Parent Common Stock as reported on the NASDAQ National Market Exchange ("NASDAQ") for the twenty most recent days that Parent Common Stock has traded ending on the last full trading day prior to the Effective Time. The fractional share interests of each holder of Company Common Stock shall be aggregated, so that no such holder shall receive cash in an amount equal to or greater than the value of one share of Parent Common Stock.

   (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of their shares of Parent Common Stock and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 3.1. and Section 3.2.(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

   (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to Section 3.2.(c).

   (h) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any "Affiliate" (as determined pursuant to Section 6.10.) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 6.10. hereof.

3.3. Appraisal Rights.

   In accordance with Section 3-202(c) of the MGCL, no appraisal rights shall be available to holders of Shares in connection with the Merger.

3.4. Adjustments to Prevent Dilution.

   In the event that after the date hereof and prior to the Effective Time the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

                                   ARTICLE IV

                 Representations And Warranties Of The Company

   Except as set forth in the corresponding sections or subsections of the Company disclosure schedule attached to this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Parent and Merger Subsidiary that:

4.1. Organization, Good Standing and Qualification.

   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and each of its Subsidiaries (as defined in Section 9.12.(b)) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of the Company and each of its Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined in Section 9.12.(b)). The Company has made available to Parent a complete and correct copy of the Company's and each Subsidiary's charter and by-laws or other organizational documents, each as amended to and as in effect as of the date hereof.

4.2. Capitalization.

   The authorized capital stock of the Company consists of 70,000,000 Shares, of which 11,313,957 Shares were outstanding as of the close of business on September 11, 1998. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no commitments to issue or deliver Shares except that, as of September 11, 1998, there were (a) 971,187 Shares subject to issuance pursuant to the Company's Stock Option Plan, 1995 Employee Stock Option Plan, 1996 Employee Stock Option Plan, 1997 Employee Stock Option Plan, 1995 Director Stock Option Plan and 1998 Director Stock Option Plan (the "Company Stock Plans"), (b) 28,857 Shares subject to issuance pursuant to warrants, (c) 2,582,197 Shares subject to issuance pursuant to the Company's 7% Convertible Subordinated Debentures due January 29, 2006 (the "Debentures") and (d) shares issuable pursuant to the Directors' Compensation Plan on terms disclosed on Section 4.2. of the Company Disclosure Schedule. Section 4.2. of the Company Disclosure Schedule contains a list, as of the date hereof, of (x) each option to purchase or acquire Shares under each of the Company Stock Plans (each a "Company Option"), including the plan, the holder, date of grant, exercise price and number of Shares subject thereto and (y) each warrant to purchase capital stock of the Company, including, the holder, date of grant, expiration date, exercise price and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's

Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as described in Section 4.2. of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as described in Section 4.2. of the Company Disclosure Schedule, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except as referred to in this Section 4.2., convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

4.3 Company Subsidiaries.

   Except for the Company's Subsidiaries as set forth on Section 4.3. of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to the Company.

4.4. Corporate Authority; Approval and Fairness.

   (a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and subject only to approval of the Merger by the holders of at least a majority of the outstanding Shares (the "Company Requisite Vote"), to consummate the Merger. This Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited or affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect and affecting the rights and remedies of creditors generally.

   (b) The Board of Directors of the Company (at a meeting duly called and held) by unanimous vote (i) has approved this Agreement and the Merger and the other transactions contemplated hereby and (ii) has resolved to submit the Merger and the other transactions contemplated by this Agreement to, and recommend approval thereof by, the stockholders of the Company. The Board of Directors of the Company has received the opinion of its financial advisor SunTrust Equitable Securities, to the effect that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to the holders of Shares.

4.5. Governmental Filings; No Violations.

   (a) Other than the filings, permits, authorizations, consents, approvals and/or notices pursuant to or required by (i) Sections 1.3. and 4.5(b) hereof,
(ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the Securities Exchange Act of 1934 (the "Exchange Act"),
(iv) the Securities Act of 1933, as amended (the "Securities Act"), (v) state securities or "blue-sky" laws, (vi) NASDAQ, and except as may result from any facts or circumstances relating solely to Parent or Merger Subsidiary or its affiliates, in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, there are no filings, authorizations, consents, approvals or notices required with or by any Court, administrative agency, commission, government or regulatory authority, domestic or foreign, except those that the failure to make or obtain will not, individually or in the aggregate, have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate transactions contemplated by this Agreement.

   (b) Subject to compliance with the filings described in Section 4.5.(a) and obtaining Private Consents (as defined below) applicable to the Company and its Subsidiaries, the execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the articles of incorporation or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (ii) a breach or violation of, or a default under, or the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") to which the Company or any of its Subsidiaries is a party or by which any of its assets or properties are bound or affected, (iii) any change in the rights or obligations of any party under any of those Contracts, (iv) the impairment of the Company's or any of the Company's Subsidiaries' business or adversely affect any licenses or approvals necessary to enable the Company and its Subsidiaries to carry on their business as presently conducted, except for any conflict, breach, violation, default, acceleration, declaration, imposition or impairment that would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Section 4.5.(b) of the Company Disclosure Schedule sets forth, to the knowledge of the Responsible Executive Officers of the Company (as defined in Section 9.12.(b)), a list of contracts (by category and type, where applicable) material to the Company and its Subsidiaries, taken as a whole, pursuant to which consents or waivers ("Private Consents") are or may be required prior to consummation of the transactions contemplated by this Agreement (subject to the exception set forth above).

4.6. Company Reports; Financial Statement.

   The Company has delivered or made available to Parent true and complete copies of each registration statement, report, proxy statement or information statement prepared by it since December 31, 1997 (the "Company Audit Date"), including (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1997, (b) the Company's definitive Proxy Statement for its 1998 Annual Meeting of Stockholders dated April 22, 1998, and (c) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 1998, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof, the "Company Reports"). As of their respective dates the Company Reports complied, and any Company reports filed with the SEC subsequent to the date hereof will comply, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC. As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the consolidated results of operations, retained earnings and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein or in Section 4.6. of the Company Disclosure Schedule.

4.7. Absence of Certain Changes.

   Except as disclosed in the Company Reports filed prior to the date hereof, in any Company press releases issued prior to the date hereof, or as set forth on Section 4.7. of the Company Disclosure Schedule and except as otherwise provided in or contemplated by this Agreement, since the Company Audit Date, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (a) any change in the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, or any transaction, commitment, dispute or other event or, to the knowledge of the Responsible Executive Officers of the Company any other development or combination of developments, that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect; (b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;
(c) any authorization, declaration, setting aside or payment of any dividend or other distribution in respect of the stock of the Company, except as permitted by Section 6.1. hereof; (d) any change by the Company in accounting principles, practices or methods other than as required by changes in applicable GAAP; (e) any repurchase or redemption of any Shares; or (f) any material amendment, modification or termination of any material contract, license or permit to which the Company is a party or which it holds. Since the Company Audit Date, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof or as set forth on Section 4.7. of the Company Disclosure Schedule, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers at the senior vice president level or above or any amendment of any of the Company Compensation and Benefit Plans (as defined in Section 4.9.(a)).

4.8. Litigation and Liabilities.

   Except as disclosed in the Company Reports filed prior to the date hereof or as set forth on Section 4.8. of the Company Disclosure Schedule, there are no
(a) civil, criminal or administrative actions, suits, claims, hearings, investigations, proceedings, judgments, decrees, orders or injunctions outstanding, pending or, to the knowledge of the Responsible Executive Officers of the Company, threatened against the Company or any of its Subsidiaries or
(b) obligations or liabilities of any nature, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances of which the Responsible Executive Officers of the Company have knowledge, that have resulted in or could reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of the Subsidiaries, except for such actions, suits, claims, hearings, investigations, proceedings, obligations and liabilities that would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

4.9. Employee Benefits.

   (a) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, change of control, compensation, medical, health or other employee benefit plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries (the "Company Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Company Compensation and Benefit Plans has been made available to Parent prior to the date hereof. For the three most recent plan years, all annual reports (Form 5500 series) on each Company Compensation and Benefit Plan that have been filed with any governmental agency and the current summary plan description and subsequent summaries of material modifications for each Company Compensation and Benefit Plan have been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed on
Section 4.9. of the Company Disclosure Schedule.

   (b) All Company Compensation and Benefit Plans are in substantial compliance with all applicable law, including, to the extent applicable, the Internal Revenue Code of 1986, as amended (the "Code") and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Company Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the Responsible Executive Officers of the Company, threatened litigation relating to the Company Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

   (c) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA. The Company and its Subsidiaries have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate of the Company within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

   (d) All contributions required to be made under the terms of any Company Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate of the Company has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate of the Company pursuant to Section 401(a)(29) of the Code.

   (e) Under each Pension Plan of the Company which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year. For each Pension Plan of the Company, the Company has furnished to Parent a true and complete copy of the actuarial valuation reports issued by the actuaries of that Pension Plan for the three most recent years, setting forth: (i) the actuarial present value (based upon the same actuarial assumptions as were used for that period for funding purposes) of all vested and nonvested accrued benefits under that Pension Plan; (ii) the actuarial present value (based upon the same actuarial assumptions, other than turnover assumptions, as were used for that period for funding purposes) of vested benefits under that Pension Plan; (iii) the net fair market value of that Pension Plan's assets; and (iv) a detailed description of the funding method used under that Pension Plan.

   (f) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Company Compensation and Benefit Plan. The Company or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder.

   (g) The Merger will not result in any breach or violation of, or a default under, any of the Company Compensation and Benefit Plans or except as set forth in Section 4.9. of the Company Disclosure Schedule,

(i) entitle any employees of the Company or its Subsidiaries to severance pay, or (ii) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Compensation and Benefit Plans.

   (h) All Company Compensation and Benefit Plans covering current or former non-U.S. employees of the Company and its Subsidiaries comply in all material respects with applicable local law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees.

4.10. Compliance with Laws; Permits.

   Except as set forth in the Company Reports filed prior to the date hereof or on Section 4.10. of the Company Disclosure Schedule, the businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with all applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any governmental entity ("Laws"), and all notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed and were in compliance with such Laws, except in any such case for noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except as set forth in the Company Reports filed prior to the date hereof or on
Section 4.10. of the Company Disclosure Schedule and except for routine examinations and audits by state governmental entities charged with supervision of educational and rehabilitative facilities of the type operated by the Company and the Subsidiaries ("State Regulators"), no investigation or review by any governmental entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Responsible Executive Officers of the Company, threatened, nor has any governmental entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. No material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any noncompliance with any such Laws that would reasonably be expected to have a Material Adverse Effect or that has not been cured as of the date hereof. The Company and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

4.11. Takeover Statutes.

   No restrictive provision of any "fair price," "moratorium," "control share" or other similar anti-takeover statute or regulation, including, but not limited to, (S) 3-602 of the MGCL, (each a "Takeover Statute") or restrictive provision of any applicable anti-takeover provision in the Articles of Incorporation or Bylaws of the Company, is, or at the Effective Time will be, applicable to the Company, Parent, the Shares, the Merger or any other transaction contemplated by this Agreement.

4.12. Environmental Matters.

   Except as disclosed in the Company Reports filed prior to the date hereof or on Section 4.12. of the Company Disclosure Schedule, and except for such matters that, alone or in the aggregate, would not have a Company Material Adverse Effect: (a) the Company and its Subsidiaries have complied with all applicable Environmental Laws (as defined in Section 9.12.(b)); (b) to the knowledge of the Responsible Executive

Officers of the Company, the properties currently owned or operated by the Company (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in
Section 9.12.(b)) and do not contain wetlands, dumps, filled in land, PCBs, asbestos or underground storage tanks; (c) to the knowledge of the Responsible Executive Officers of the Company, the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or any of its Subsidiaries; (d) to the knowledge of the Responsible Executive Officers of the Company, neither the Company nor any Subsidiary is subject to liability for any Hazardous Substance disposal or contamination on any third party property;
(e) to the knowledge of the Responsible Executive Officers of the Company, no Hazardous Substance has been transported from any of the properties owned or operated by the Company or any of its Subsidiaries other than as permitted under applicable Environmental Law; (f) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information from any Governmental Entity or third party indicating that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (g) the Company and its Subsidiaries are not subject to any court order, administrative order or decree arising under any Environmental Law and are not subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (h) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any material claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of the Company pursuant to any Environmental Law.

4.13. Taxes.

   Except as set forth on Section 4.13. of the Company Disclosure Schedule:

     (a) the Company and each of its Subsidiaries have (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will have prior to the Closing Date) timely and accurately filed all Tax Returns (as defined in Section 9.12.(b)) which are required by all applicable laws to be filed by them, and have paid, or made adequate provision for the payment of, all Taxes (as defined in Section 9.12.(b)) which have or may become due and payable pursuant to said Tax Returns and all other Taxes, governmental charges and assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet included in the Company Reports. The Tax Returns of the Company and its Subsidiaries have been (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will be) prepared, in all material respects, in accordance with all applicable laws consistently applied;

     (b) all Taxes which the Company and its Subsidiaries are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities (as defined in Section 9.12.(b)) to the extent due and payable;

     (c) no liens for Taxes exist with respect to any of the assets or properties of the Company or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith; and

     (d) all Tax Returns have been examined by the relevant taxing authorities, or closed without audit by applicable statutes, and all deficiencies proposed as a result of such examinations have been paid or settled, for all taxable years prior to and including the taxable year ended June 30, 1995; and

     (e) there is no audit, examination, deficiency, or refund litigation pending with respect to any Taxes and during the past three years no Taxing Authority has given written notice of the commencement of any audit, examination, deficiency or refund litigation, with respect to any Taxes.

     (f) Section 4.13 of the Company Disclosure Schedule sets forth the net operating loss carryover and capital loss carryover available for Federal income tax purposes to the affiliated group filing consolidated

  Federal income tax returns of which the Company is the common parent corporation as of the end of the taxable period ended June 30, 1998.

4.14. Labor Matters.

   (a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There are no strikes or work stoppages pending or, to the knowledge of the Responsible Executive Officers of the Company, threatened with respect to the employees of the Company or any of its Subsidiaries. There is no representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and, to the knowledge of the Responsible Executive Officers of the Company, no question concerning representation has been raised or threatened. Except as set forth on Section 4.14 of the Company Disclosure Schedule, no charges with respect to or relating to the business of the Company or any its Subsidiaries are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices, which would if adversely determined have a Company Material Adverse Effect.

   (b) Section 4.14. of the Company Disclosure Schedule contains a complete and correct list of all current employment, management or other consulting agreements with any Persons employed or retained by the Company or any of its Subsidiaries which are not terminable at will. True, complete and correct copies of all such written agreements have been delivered to Parent.

4.15. Intellectual Property.

   (a) Except as set forth on Section 4.15. of the Company Disclosure Schedule, the Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, and all patents, trademarks, trade names, service marks and copyrights held by the Company and/or its Subsidiaries are valid and subsisting.

   (b) Except as disclosed in Company Reports filed prior to the date hereof or
Section 4.15. of the Company Disclosure Schedule:

     (i) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder or as contemplated hereby, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, and copyrights ("Company Third-Party Intellectual Property Rights");

     (ii) no claims with respect to (A) the patents, registered and unregistered trademarks and service marks, copyrights, trade names, and any applications therefor owned by the Company or any its Subsidiaries (the "Company Intellectual Property Rights"); (B) any trade secret material to the Company; or (C) Company Third-Party Intellectual Property Rights are currently pending or threatened by any Person;

     (iii) (A) the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, does not infringe in any respect that would have a Company Material Adverse Effect on any copyright, patent, trademark, service mark or trade secret; and (B) there are no valid grounds for any material claims against the use by the Company or any of its Subsidiaries, of any material trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted challenging the ownership, validity or effectiveness of any of the

  Company Intellectual Property Rights or other trade secret material to the Company or challenging the license or legally enforceable right to use of the Company Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

     (iv) to the knowledge of the Responsible Executive Officers of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

   (c) Section 4.15. of the Company Disclosure Schedule lists all material (i) patents, patent applications, registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks included in the Company Intellectual Property Rights and (ii) licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any of the Company Intellectual Property Rights.

4.16. Title to Property.

   Except as set forth in the Company Reports or on Section 4.16. of the Company Disclosure Schedule, the Company and each of its Subsidiaries had good title to all of their properties and assets as set forth on the June 30, 1998 balance sheet included in the Company Reports, free and clear of all encumbrances, except liens for taxes not yet due and payable and such encumbrances or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby or which would not reasonably be expected to have a Company Material Adverse Effect, and except for encumbrances which secure indebtedness reflected in the financial statements included in the Company Reports. Section 4.16. of the Company Disclosure Schedule sets forth a true and correct list of all leases, subleases or other agreements under which the Company or any of its Subsidiaries is lessee or lessor of any material real property or has any interest in material real property and, except as set forth in Section 4.16. of the Company Disclosure Schedule, there are no rights or options held by the Company or any of its Subsidiaries, or any contractual obligations on its part, to purchase or otherwise acquire (including by way of lease or sublease) any interest in or use of any material real property, nor any rights or options granted by the Company or any of its Subsidiaries, or any contractual obligations entered into by it, to sell or otherwise dispose of (including by way of lease or sublease) any interest in or use of any material real property. All such leases, subleases and other agreements are in full force and effect and, to the knowledge of the Responsible Executive Officers of the Company, constitute legal, valid and binding obligations of the respective parties thereto, with no existing or claimed default or event of default, or event which with notice or lapse of time or both would constitute a default or event of default, by the Company or any of its Subsidiaries, or, to the knowledge of the Responsible Executive Officers of the Company, by any other party thereto, which would materially and adversely affect the Company or any of its Subsidiaries.

4.17. Material Contracts.

   All of the material contracts of the Company and its Subsidiaries that are required to be described in the Company Reports or to be filed as exhibits thereto pursuant to Item 601 of Regulation S-K promulgated by the SEC are described in the Company Reports or filed as exhibits thereto and are in full force and effect. Section 4.17. of the Company Disclosure Schedule sets forth a list of all other contracts currently in force between the Company or any Subsidiary and any agency or other party to place youths in the juvenile justice programs of the Company or its Subsidiaries. True and complete copies of all contracts referred to in the previous two sentences (the "Section 4.17. Contracts") have been made available by the Company to Parent. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Responsible Executive Officers of the Company, any other party, is in breach of or in default under any Section 4.17. Contract, and to the knowledge of the Responsible Executive Officers of the Company, no condition exists which with the lapse of time or notice or both, will result in any such breach or default, except for such breaches and defaults as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse

Effect. Except as set forth on Section 4.17 of the Company Disclosure Schedule, to the knowledge of the Responsible Executive Officers of the Company, no third party to any Section 4.17. Contract is currently seeking to terminate, amend, modify or fail to renew any such contract which is material to the business of the Company, whether or not as a result of the Merger nor, to the knowledge of the Responsible Executive Officers of the Company, is there any development or combination of developments that are reasonably likely to result in any such termination, amendment, modification or failure to renew any such contract which is material to the business of the Company. Neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any respect that would reasonably be expected to have a Company Material Adverse Effect the ability of the Company or any of its Subsidiaries to (a) sell any products or services of or to any other person,
(b) engage in any line of business or (c) compete with or obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries.

4.18. Brokers and Finders.

   Neither the Company nor any of its executive officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed SunTrust Equitable Securities as its financial advisor, the arrangements with respect to which are set forth on Section 4.18. of the Company Disclosure Schedule.

4.19. Insurance Matters.

   The Company has heretofore provided Parent with true, complete and correct copies of all material fire and casualty, general liability, business interruption, product liability and other insurance policies maintained by the Company and its Subsidiaries. All such policies are in full force and effect and no event has occurred that would give any insurance carrier a right to terminate any such policy. Neither the Company nor any of its Subsidiaries has been denied or had any policy of insurance revoked or rescinded. All such policies are adequate to insure against risks to which the Company and its properties are exposed in such amounts and subject to such terms as are commercially reasonable.

4.20. Affiliated Transactions.

   The Company has not engaged in any transaction required to be described in the Company Reports pursuant to Item 404 of Regulation S-K, which has not been so described in the Company Reports.

4.21. Year 2000 Liability.

   To the knowledge of the Responsible Executive Officers of the Company, the cost of upgrading and enhancing the Company's computer software systems to recognize years beginning with 2000, will not be material to the Company's financial position, liquidity or results of operations.

4.22. Accounting and Tax Matters.

   (a) As of the date hereof, neither the Company nor any of its Affiliates has taken or agreed to take any action, nor do the Responsible Executive Officers of the Company have any knowledge of any fact or circumstance, that would prevent Parent or the Company from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

   (b) The Company has provided to the Company's and Parent's independent accountants all information concerning actions taken or agreed to be taken by the Company or any of its Affiliates on or before the date of this Agreement that could reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

                                   ARTICLE V

                       Representations and Warranties of
                          Parent and Merger Subsidiary

   Except as set forth in the corresponding sections or subsections of the Parent Disclosure Schedule attached to this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Subsidiary hereby, jointly and severally, represent and warrant to the Company that:

5.1. Merger Subsidiary.

   (a) Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

   (b) The authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding and are, and at the Effective Time will be, owned solely by Parent, and there are (i) no other voting securities of Merger Subsidiary,
(ii) no securities of Merger Subsidiary convertible into or exchangeable for shares of common stock or other voting securities of Merger Subsidiary and
(iii) no options or other rights to acquire from Merger Subsidiary, and no obligations of Merger Subsidiary to issue or deliver, shares of common stock or other voting securities or securities convertible into or exchangeable for shares of common stock or other voting securities of Merger Subsidiary.

   (c) Merger Subsidiary has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

5.2. Organization, Good Standing and Qualification.

   Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of Parent and each of its Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect (as defined in Section 9.12.(b)). Parent has made available to the Company a complete and correct copy of Parent's and each Subsidiaries' charter and by-laws or other organizational documents, each as amended to and as in effect as of the date hereof.

5.3. Capitalization.

   The authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock, par value $.01 per share, of which 7,791,142 shares were outstanding as of the close of business on September 14, 1998, and 1,000,000 shares of preferred stock, par value $.01 per share (the "Parent Preferred Shares" and together with Parent Common Stock, the "Parent Shares"), none of which were outstanding as of the close of business on September 14, 1998. All of the outstanding Parent Shares have been duly authorized and are validly issued, fully paid and nonassessable. Parent has no commitments to issue or deliver Parent Shares, except that (i) as of September 9, 1998, there were 677,925 shares of Parent Common Stock subject to issuance pursuant to Parent's 1993 Stock Option Plan and 1994 Directors' Stock Option plan (the "Parent Stock Plans") and 205,000 shares of Parent Common Stock subject to issuance pursuant to other options held by employees and (ii) as of September 23, 1998, there were 685,066 shares of Parent Common Stock subject to issuance pursuant to warrants. Section 5.3. of the Parent Disclosure Schedule contains a list, which is complete and accurate in all respects as of the date specified therein, of each outstanding option to purchase or acquire Shares under each of the Parent Stock Plans (each a "Parent Option"), including the plan, the holder, date of grant, exercise price and number of Parent Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of Parent's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Parent or a direct or indirect wholly-owned subsidiary of Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as described in Section 5.3. of the Parent Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except as referred to in this Section 5.3., convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

5.4. Corporate Authority; Approval and Fairness.

   (a) Each of Parent and Merger Subsidiary has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and, with respect to Parent, subject only to approval of the issuance of Parent Common Stock by the holders of at least a majority of the outstanding shares of Parent Common Stock (the "Parent Requisite Vote"), to consummate the Merger. This Agreement is a valid and binding obligation of each of Parent and Merger Subsidiary, as the case may be, enforceable against Parent and Merger Subsidiary in accordance with its terms, except as enforceability may be limited or affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect and affecting the rights and remedies of creditors generally.

   (b) The Board of Directors of Parent (at a meeting duly called and held) by unanimous vote (i) has approved this Agreement and the Merger and the other transactions contemplated hereby and thereby and (ii) has resolved to submit the proposed issuance of Parent Common Stock in the Merger and the other transactions contemplated by this Agreement to, and recommend approval thereof by, the stockholders of the Parent. The Parent Common Stock, when issued in connection with the consummation of the transactions contemplated hereby, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Stock, when so issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or "blue sky" laws.

5.5. Governmental Filings; No Violations.

   (a) Other than the filings, permits, authorizations, consents, approvals and/or notices pursuant to or required by (i) Sections 1.3. and 5.5.(b) hereof,
(ii) the HSR Act, (iii) the Exchange Act, (iv) the Securities Act, (v) state securities or "blue-sky" laws, (vi) NASDAQ and except as may result from any facts or circumstances relating solely to the Company or its affiliates, in connection with the execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby, there are no filings, authorizations, consents, approvals or notices required with or by any Court, administrative agency, commission, government or regulatory authority, domestic or foreign, except those that the failure to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate transactions contemplated by this Agreement.

   (b) Subject to compliance with the filings described in Section 5.5.(a) and obtaining Private Consents applicable to the Parent and its Subsidiaries, the execution, delivery and performance of this Agreement and by

Parent and the Merger Subsidiary, as the case may be, does not, and the consummation by Parent or Merger Subsidiary of the Merger and the other transactions contemplated hereby or thereby will not, constitute or result in
(i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Merger Subsidiary, or the comparable governing instruments of any of Parent's other Subsidiaries, (ii) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts to which Parent or any of its Subsidiaries is a party or by which any of its assets or properties are bound or affected, (iii) any change in the rights or obligations of any party under any of those Contracts, (iv) the impairment of Parent's or any of Parent's Subsidiaries' business or adversely affect any licenses or approvals necessary to enable Parent and its Subsidiaries to carry on their business as presently conducted, except for any conflict, breach, violation, default, acceleration, declaration, imposition or impairment that would not reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement, as the case may be. Section 5.5.(b) of the Parent Disclosure Schedule sets forth, to the knowledge of the Responsible Executive Officers of Parent (as defined in Section 9.12.(b)) a list of contracts (by category and type, where applicable) material to Parent and its Subsidiaries, taken as a whole, pursuant to which Private Consents are or may be required prior to consummation of the transactions contemplated by this Agreement (subject to the exception set forth above).

5.6. Parent Reports; Financial Statements.

   Parent has delivered or made available to the Company true and complete copies of each registration statement, report, proxy statement or information statement prepared by it since December 31, 1997 (the "Parent Audit Date"), including (a) Parent's Annual Report on Form 10-K for the year ended December 31, 1997, (b) Parent's definitive Proxy Statement for its 1998 Annual Meeting of Stockholders dated June 18, 1998, and (c) Parent's Quarterly Report on Form 10-Q for the quarterly periods ended March 31 and June 30, 1998, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "Parent Reports"). As of their respective dates, the Parent Reports complied, and any Parent Reports filed with the SEC subsequent to the date hereof will comply, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC. As of their respective dates, the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of statements of cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, the consolidated results of operations, retained earnings and cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in Section 5.6. of the Parent Disclosure Schedule.

5.7. Absence of Certain Changes.

   Except as disclosed in the Parent Reports filed prior to the date hereof or as set forth on Section 5.7. of the Parent Disclosure Schedule and except as otherwise provided in or contemplated by this Agreement, since the Parent Audit Date, Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been:
(a) any change in the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, or any transaction, commitment, dispute or other event or, to the knowledge of the Responsible Executive Officers of Parent, any other development or combination of developments, that, individually or in the aggregate, has had or is reasonably likely to result in a Parent Material Adverse Effect; (b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance; (c) any authorization, declaration, setting aside or payment of any dividend or other distribution in respect of the stock of Parent, except as permitted by Section 6.2. hereof; (d) any change by Parent in accounting principles, practices or methods other than as required by changes in applicable GAAP or statutory accounting principles;
(e) any repurchase or redemption of any shares of Parent Common Stock; or (f) any material amendment, modification or termination of any material contract, license or permit to which Parent is a party or which it holds. Since the Parent Audit Date, except as provided for herein or as disclosed in the Parent Reports filed prior to the date hereof or as set forth on Section 5.7. of the Parent Disclosure Schedule, there has not been any increase in the compensation payable or that could become payable by Parent or any of its Subsidiaries to officers at the senior vice president level or above or any amendment of any of the Parent Compensation and Benefit Plans (as defined in Section 5.10.(a)).

5.8. Litigation and Liabilities.

   Except as disclosed in the Parent Reports filed prior to the date hereof or as set forth on Section 5.8. of the Parent Disclosure Schedule, there are no
(a) civil, criminal or administrative actions, suits, claims, hearings, investigations, proceedings, judgments, decrees, orders or injunctions outstanding, pending or, to the knowledge of the Responsible Executive Officers of Parent, threatened against Parent or any of its Subsidiaries or (b) obligations or liabilities of any nature, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances of which the Responsible Executive Officers of Parent have knowledge, that have resulted in or could reasonably be expected to result in any claims against, or obligations or liabilities of, Parent or any of its Subsidiaries, except for such actions, suits, claims, hearings, investigations, proceedings, obligations and liabilities that would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

5.9. Employee Benefits.

   (a) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, change of control, compensation, medical, health or other benefit plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of Parent and its Subsidiaries (the "Parent Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Parent Compensation and Benefit Plans has been made available to the Company prior to the date hereof. For the three most recent plan years, all annual reports (Form 5500 series) on each Parent Compensation and Benefit Plan that have been filed with any governmental agency and the current summary plan description and subsequent summaries of material modifications for each Parent Compensation and Benefit Plan have been made available to the Company prior to the date hereof. The Parent Compensation and Benefit Plans are listed on Section 5.9. of the Parent Disclosure Schedule.

   (b) All Parent Compensation and Benefit Plans are in substantial compliance with all applicable law, including, to the extent applicable, the Code and ERISA. Each Parent Compensation and Benefit Plan that is a Pension Plan and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Parent is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the Responsible Executive Officers of Parent, threatened litigation relating to the Parent Compensation and Benefit Plans. Neither Parent nor any of its Subsidiaries has engaged in a transaction with respect to any Parent Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Parent or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

   (c) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Parent or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered an ERISA Affiliate of Parent. Parent and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA. Parent and its Subsidiaries have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate of Parent within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

   (d) All contributions required to be made under the terms of any Parent Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate of Parent has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Parent nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate of Parent pursuant to Section 401(a)(29) of the Code.

   (e) Under each Pension Plan of the Parent which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year. For each Pension Plan of the Parent, Parent has furnished to the Company a true and complete copy of the actuarial valuation reports issued by the actuaries of that Pension Plan for the three most recent years, setting forth: (i) the actuarial present value (based upon the same actuarial assumptions as were used for that period for funding purposes) of all vested and nonvested accrued benefits under that Pension Plan; (ii) the actuarial present value (based upon the same actuarial assumptions, other than turnover assumptions, as were used for that period for funding purposes) of vested benefits under that Pension Plan; (iii) the net fair market value of that Pension Plan's assets; and (iv) a detailed description of the funding method used under that Pension Plan.

   (f) All Parent Compensation and Benefit Plans covering current or former non-U.S. employees of Parent and its Subsidiaries comply in all material respects with applicable local law. Parent and its Subsidiaries have no material unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees.

5.10. Compliance with Laws; Permits.

   Except as set forth in the Parent Reports filed prior to the date hereof or on Section 5.10. of the Parent Disclosure Schedule, the businesses of each of Parent and its Subsidiaries have been, and are being, conducted in compliance with all applicable Laws, and all notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed and were in compliance with such Laws, except in any such case for noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement. Except as set forth in the Parent Reports filed prior to the date hereof or on Section 5.10. of the Parent Disclosure Schedule and except for routine examinations by State Regulators, no investigation or review by any governmental entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of the Responsible Executive Officers of Parent, threatened, nor has any governmental entity indicated an intention to conduct the same, except for those the outcome would not, individually or in the aggregate, reasonably be expected to have a

Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement. No material change is required in Parent's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and Parent has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. Parent and its Subsidiaries each has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Subsidiary to consummate the Merger and the other transactions contemplated by this Agreement.

5.11. Environmental Matters.

   Except as disclosed in the Parent Reports filed prior to the date hereof or in Section 5.11. of the Parent Disclosure Schedule, and except for such matters that, alone or in the aggregate, would not have a Parent Material Adverse
Effect: (a) Parent and its Subsidiaries have complied with all applicable Environmental Laws; (b) to the knowledge of the Responsible Executive Officers of Parent, the properties currently owned or operated by Parent (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances and do not contain wetlands, dumps, filled in land, PCBs, asbestos or underground storage tanks; (c) to the knowledge of the Responsible Executive Officers of Parent, the properties formerly owned or operated by Parent or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Parent or any of its Subsidiaries; (d) to the knowledge of the Responsible Executive Officers of Parent, neither Parent nor any Subsidiary is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (e) to the knowledge of the Parent Responsible Executive Officers, no Hazardous Substance has been transported from any of the properties owned or operated by Parent or any of its Subsidiaries other than as permitted under applicable Environmental Law; (f) neither Parent nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information from any Governmental Entity or third party indicating that Parent or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (g) Parent and its Subsidiaries are not subject to any court order, administrative order or decree arising under any Environmental Law and are not subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (h) there are no circumstances or conditions involving Parent or any of its Subsidiaries that could reasonably be expected to result in any material claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of Parent pursuant to any Environmental Law.

5.12. Taxes.

   Except as provided in Section 5.12. of the Parent Disclosure Schedule:

     (a) Parent and each of its Subsidiaries have (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will have prior to the Closing Date) timely and accurately filed all Tax Returns which are required by all applicable laws to be filed by them, and have paid, or made adequate provision for the payment of, all Taxes which have or may become due and payable pursuant to said Tax Returns and all other Taxes, governmental charges and assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet included in the Parent Reports. The Tax Returns of Parent and its Subsidiaries have been (or, in the case of returns becoming due after the date hereof and on or before the Closing Date will be) prepared, in all material respects, in accordance with all applicable laws consistently applied;

     (b) all Taxes which Parent and its Subsidiaries are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities to the extent due and payable;

     (c) no liens for Taxes exist with respect to any of the assets or properties of Parent or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith; and

     (d) all Tax Returns have been examined by the relevant taxing authorities, or closed without audit by applicable statutes, and all deficiencies proposed as a result of such examinations have been paid or settled, for all taxable years prior to and including the taxable year ended December 31, 1993; and

     (e) there is no audit, examination, deficiency, or refund litigation pending with respect to any Taxes and during the past three years no Taxing Authority has given written notice of the commencement of any audit, examination, deficiency or refund litigation, with respect to any Taxes.

5.13 Labor Matters.

   Neither Parent nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There are no strikes or work stoppages pending or, to the knowledge of the Responsible Executive Officers of Parent, threatened with respect to the employees of Parent or any of its Subsidiaries. There is no representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and, to the knowledge of the Responsible Executive Officers of Parent, no question concerning representation has been raised or threatened. No charges with respect to or relating to the business of Parent or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices, which would if adversely determined have a Parent Material Adverse Effect.

5.14. Intellectual Property.

   (a) Except as set forth on Section 5.14. of the Parent Disclosure Schedule, Parent and/or each of its Subsidiaries owns, or is licensed or otherwise possesses rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of Parent and its Subsidiaries as currently conducted, and all patents, trademarks, trade names, service marks and copyrights held by Parent and/or its Subsidiaries are valid and subsisting.

   (b) Except as disclosed in the Parent Reports filed prior to the date hereof or Section 5.14. of the Parent Disclosure Schedule:

     (i) Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder or as contemplated hereby, in violation of any licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which Parent is authorized to use any third-party patents, trademarks, service marks, and copyrights ("Parent Third-Party Intellectual Property Rights");

     (ii) no claims with respect to (A) the patents, registered and unregistered trademarks and service marks, copyrights, trade names, and any applications therefor owned by Parent or any of its Subsidiaries (the "Parent Intellectual Property Rights"); (B) any trade secret material to Parent; or (C) Parent Third-Party Intellectual Property Rights are currently pending or threatened by any Person;

     (iii) (A) the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Parent or any of its Subsidiaries, does not infringe in any respect that would have a Parent Material Adverse Effect on any copyright, patent, trademark, service mark or trade secret; and (B) there are no valid grounds for any material claims against the use by Parent or any of its Subsidiaries, of any material trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of Parent or any of its Subsidiaries as currently conducted challenging the ownership, validity or effectiveness of any of Parent Intellectual Property Rights or other trade secret material to Parent or challenging the license or legally enforceable right to use of the Parent Third-Party Intellectual Rights by Parent or any of its Subsidiaries; and

     (iv) to the knowledge of the Responsible Executive Officers of Parent, there is no unauthorized use, infringement or misappropriation of any of Parent Intellectual Property Rights by any third party, including any employee or former employee of Parent or any of its Subsidiaries.

   (c) Section 5.14. of the Parent Disclosure Schedule lists all material (i) patents, patent applications, registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks included in the Parent Intellectual Property Rights, and (ii) licenses, sublicenses and other agreements as to which the Parent is a party and pursuant to which any person is authorized to use any of the Parent Intellectual Property Rights.

5.15. Title to Property.

   Except as set forth in the Parent Reports or on Section 5.15. of the Parent Disclosure Schedule, Parent and each of its Subsidiaries have good title to all of their properties and assets, free and clear of all encumbrances, except liens for taxes not yet due and payable and such encumbrances or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby or which would not reasonably be expected to have a Parent Material Adverse Effect, and except for encumbrances which secure indebtedness reflected in the financial statements included in the Parent Reports.

5.16. Material Contracts.

   All of the material contracts of Parent and its Subsidiaries that are required to be described in the Parent Reports or to be filed as exhibits thereto pursuant to Item 601 of Regulation S-K promulgated by the SEC are described in the Parent Reports or filed as exhibits thereto and are in full force and effect. True and complete copies of all such material contracts have been made available by Parent to the Company. Neither Parent nor any of its Subsidiaries nor, to the knowledge of the Responsible Executive Officers of Parent, any other party is in breach of or in default under any such contract, except for such breaches and defaults as individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any respect that would reasonably be expected to have a Parent Material Adverse Effect the ability of Parent or any of its Subsidiaries to (a) sell any products or services of or to any other person, (b) engage in any line of business or (c) compete with or obtain products or services from any person or limiting the ability of any person to provide products or services to Parent or any of its Subsidiaries.

5.17. Brokers and Finders.

   Neither Parent nor any of its executive officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that Parent has employed J.C. Bradford as its financial advisors, the arrangements with respect to which are set forth on Section 5.17. of the Parent Disclosure Schedule.

5.18. Insurance Matters.

   Parent has heretofore provided the Company with true, complete and correct copies of all material fire and casualty, general liability, business interruption, product liability and other insurance policies maintained by Parent and its Subsidiaries. All such policies are in full force and effect and no event has occurred that would give any insurance carrier a right to terminate any such policy. Neither Parent nor any of its Subsidiaries has been denied or had any policy of insurance revoked or rescinded. All such policies are adequate to insure against risks to which Parent and its properties are exposed in such amounts and subject to such terms as are commercially reasonable.

5.19. Accounting and Tax Matters.

   (a) As of the date hereof, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor do the Responsible Executive Officers of Parent have any knowledge of any fact or circumstance, that would prevent Parent or the Company from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

   (b) Parent has provided to Parent's and the Company's independent accountants all information concerning actions taken or agreed to be taken by Parent or any of its Affiliates on or before the date of this Agreement that could reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

                                   ARTICLE VI

                                   Covenants

6.1. Interim Operations of the Company.

   The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (except as otherwise expressly contemplated by this Agreement or as set forth in Section 6.1. of the Company Disclosure Schedule), without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

     (a) its and its Subsidiaries' businesses shall be conducted in all material respects in the ordinary and usual course;

     (b) it and its Subsidiaries shall use their reasonable best efforts to preserve intact in all material respects their present business organizations, to keep available the services of its key officers and employees, to maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to maintain existing relations and goodwill with contract parties, customers, suppliers, distributors, creditors, lessors, employees and business associates, and to comply in all material respects with all Laws;

     (c) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its articles of incorporation or by-laws; (iii) split, combine or reclassify its outstanding shares of stock; (iv) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than intercompany transactions in the ordinary course of business consistent with past practice; or (v) repurchase, redeem or otherwise acquire, except in connection with any of the Company Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock;

     (d) neither it nor any of its Subsidiaries shall: (i) except as permitted under Section 6.1.(e), issue, sell, pledge, dispose of or encumber any (A) shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class or (B) securities convertible into or exchangeable for any other property or assets (other than Shares issuable pursuant to options outstanding on the date hereof under any of the Company Stock Plans and Shares issuable upon exercise of warrants); (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other material property or assets or take any action to incur or modify any material indebtedness; (iii) make or authorize or commit for any capital expenditures other than in amounts less than $500,000 in the aggregate;
  (iv) enter into or terminate any material contract, license or permit if such action is not in the ordinary and usual course of business consistent with past practices, (v) amend or modify in any materially adverse way any material contract, license or permit, (vi) enter into any agreement with any Affiliate of the Company if such action is not on an arm's length basis, or (vii) make any acquisition of, or investment in, the assets or stock of any other Person or entity (other than a Subsidiary) except for ordinary course investment activities or as otherwise permitted by Section 6.1.(a);

     (e) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Company Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees except increases for employees of the Company occurring in the ordinary and usual course of business (which shall be limited to, (i) regular grants of options and shares of capital stock under the Company Stock Plans and the Directors' Compensation Plan pursuant to the terms of such plans, the number of Company Options subject to and the recipient of each such grant to be determined in consultation with Parent; provided that the maximum number of Shares issuable pursuant to such options shall be calculated in accordance with past practice and the terms of the Company Stock Plans and shall not exceed 25,000 Shares, (ii) grants and payment of awards under any management incentive plans in accordance with the terms of such plans, and
  (iii) salary increases for those employees who have a rank of vice president or higher in accordance with the Company's normal salary guidelines and salary increases for other employees which do not exceed, in the aggregate, 4.0% of their aggregate current salaries), except as necessary to comply with Section 6.13.(a)(i) and provided, however, that the Company reserves the right to make payments in connection with the retention of key employees, which payments shall not exceeed $200,000 in the aggregate (it being understood that the Company will adjust such bonuses, to the extent reasonable, to take into account Parent's desires to retain certain employees permanently and certain employees for a period beyond closing);

     (f) neither it nor any of its Subsidiaries shall pay, discharge, settle or satisfy any claims, liabilities or obligations except (i) in the ordinary course of business and consistent with past practice or (ii) ordinary course repayment of indebtedness or payment of contractual obligations when due;

     (g) neither it nor any of its Subsidiaries shall make or change any Tax election, settle any material audit or file any material amended tax returns;

     (h) neither it nor any of its Subsidiaries shall enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any Subsidiary or affiliate to (i) sell any products or services of or to any other person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries or Affiliates;

     (i) neither it nor any of its Subsidiaries shall take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

     (j) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

6.2. Interim Operations of Parent.

   Parent covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (except as otherwise expressly contemplated by this Agreement or as set forth in Section 6.2. of the Parent Disclosure Schedule), without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

     (a) its and its Subsidiaries' businesses shall be conducted in all material respects in the ordinary and usual course;

     (b) it and its Subsidiaries shall use their reasonable best efforts to preserve intact in all material respects their present business organizations, to maintain existing relations and goodwill with contract parties, customers, suppliers, distributors, creditors, lessors, employees and business associates, and to comply in all material respects with all Laws;

     (c) it shall not (i) amend its certificate of incorporation or bylaws in any respect that would require a shareholder vote or adversely affect the rights of shareholders; (ii) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; or (iii) repurchase, redeem or otherwise acquire, except in connection with any of the Parent Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock;

     (d) neither it nor any of its Subsidiaries shall: (i) issue, sell, pledge, dispose of or encumber any (A) shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class or (B) securities convertible into or exchangeable for any other property or assets (other than shares of Parent Common Stock issuable pursuant to options outstanding on the date hereof, or options granted in the ordinary course, under any of the Parent Stock Plans or securities issued in any transaction or series of transactions for consideration determined by the Board of Directors of Parent in good faith to constitute fair market value); (ii) other than in the ordinary and usual course of business or in any transaction or series of transactions for consideration determined by the Board of Directors of Parent in good faith to constitute fair market value, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other material property or assets (including capital stock of any of its Subsidiaries) or take any action to incur or modify any material indebtedness or other material liability; or (iii) make any acquisition of, or investment in, the assets or stock of any other Person or entity (other than a Subsidiary) except for ordinary course investment activities or in any transaction or series of transactions for consideration determined by the Board of Directors of Parent in good faith to constitute fair market value, or as otherwise permitted by Section 6.2.(a);

     (e) neither it nor any of its Subsidiaries shall take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

     (f) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

6.3. Interim Operations of Merger Subsidiary.

   During the period from the date of this Agreement to the Effective Time, Merger Subsidiary shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

6.4. Acquisition Proposals.

   From the date hereof until the termination hereof and except as expressly permitted by the following provisions of this Section 6.4., the Company shall not, and the Company shall not authorize or permit any officer, director or employee of, or any financial advisor, attorney, accountant or other advisor or representative retained by, the Company to, solicit, initiate, encourage (including by way of furnishing information), endorse or enter into any agreement with respect to, or take any other action to knowingly facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as hereafter defined). The Company shall as soon as reasonably practicable advise Parent of any Acquisition Proposal or any inquiries or discussions with respect thereto, including the name of the proposed acquiror and the material terms of the Acquisition Proposal. Subject to the rights of the Company under Article VIII of this Agreement, neither the Board of Directors of the Company nor any committee thereof shall (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent the approval or recommendation by the Board of Directors of the Company of the Merger or this Agreement or (b) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than pursuant to the Merger or this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with any person or entity if and only to the extent that the Board of Directors of the Company shall have determined in good faith that such action is required in the exercise of its fiduciary duties, based upon the advice of outside counsel, (ii) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (iii) making any disclosure to the Company's stockholders if the Board of Directors shall have determined, after consultation with outside counsel, that failure to make such disclosures would be inconsistent with applicable law or regulation of any national securities exchange or interdealer quotation system or (iv) withdrawing or modifying its approval or recommendation of the Merger or this Agreement, if and only to the extent that the Board of Directors of the Company shall have determined in good faith that such action is required in the exercise of its fiduciary duties, based upon the advice of outside counsel. The Company will as soon as reasonably practicable notify Parent if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company and inform Parent of the status of any such Acquisition Proposal from time to time. As used in this Agreement, "Acquisition Proposal" shall mean any tender or exchange offer, or proposal, other than a proposal by Parent or any of its affiliates, for a merger, share exchange or other business combination involving the Company or any proposal or offer to acquire in any manner a substantial equity interest in the Company or a substantial portion of the assets of the Company.

6.5. Information Supplied.

   Each of the Company and Parent agree, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (a) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the joint proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and (b) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of the Company and Parent to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.6. Stockholder Meetings.

   The Company will take, in accordance with its articles of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the "Stockholders Meeting"), to be held as promptly as practicable after the S-4 Registration Statement is declared effective, to consider and vote upon the approval of the Merger, and the Company's board of directors, subject to fiduciary obligations under applicable law as referred to in Section 6.4., will recommend such approval by its stockholders, will not withdraw or modify such recommendation and shall take all lawful action to solicit such approval. Parent will take, in accordance with its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Parent Common Stock (the "Parent Stockholders Meeting"), to be held as promptly as practicable after the S-4 Registration Statement is declared effective, to consider and vote upon the approval of the issuance of Parent Common Stock in the Merger, and Parent's board of directors, subject to fiduciary obligations under applicable law, will recommend such approval by its stockholders, will not withdraw or modify such recommendation and will take all lawful action to solicit such approval.

6.7. Filings; Other Actions; Notification.

   (a) Parent and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Parent and the Company each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the respective stockholders of each of the Company and Parent. Parent shall also use its reasonable best efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

   (b) The Company and Parent each shall use all reasonable efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

   (c) The Company and Parent each shall from the date hereof until the Effective Time cooperate with the other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

   (d) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, executive officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any governmental entity in connection with the Merger and the transactions contemplated by this Agreement.

   (e) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any governmental entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively.

6.8. Taxation and Accounting.

   (a) Neither Parent nor the Company shall, nor shall they permit either of their respective Subsidiaries or Affiliates to, take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code. Each of Parent and the Company agrees to use its reasonable best efforts to cure any impediment to the qualification of the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

   (b) The Company shall instruct its accountants, Arthur Andersen LLP, to deliver and shall use its reasonable best efforts to cause such accountants to deliver to Parent letters dated as of the Closing Date, addressed to Parent, containing both (i) its concurrence with the conclusion of the Company's management that no conditions exist with respect to the Company that would preclude accounting for the Merger as a "pooling of interests," which letter shall be in customary form; and (ii) such matters as are customarily contained in auditors' letters regarding information about the Company included in the Proxy/Registration Statement, which auditors' letters shall be in form and substance reasonably satisfactory to Parent. Parent shall use its reasonable best efforts to cause its accountants, Grant Thornton LLP, to deliver to the Company letters at such times to the effect that Parent satisfies the tests applicable to it such that the Merger can be accounted for as a "pooling of interests", which letter shall be in customary form.

   (c) Parent shall use its reasonable best efforts to publish combined financial statements of Parent and the Company for the 30 day period immediately following Closing as soon as practicable after the completion of such 30 day period.

   (d) The Company shall prepare and file the consolidated Federal income tax return for the tax year ended June 30, 1998, for the affiliated group of which the Company is the common parent corporation, prior to the Closing Date and in a manner consistent (including elections and accounting methods and conventions) with such return for the prior tax year, except as otherwise required by applicable law or agreed to by the Parent, and shall provide Parent with a copy of such return prior to the filing of such return.

6.9. Access.

   Upon reasonable notice, and except as may otherwise be required by applicable law, the Company and Parent each shall (and shall cause its Subsidiaries to) afford the other's executive officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Subsidiary, and provided, further, that the foregoing shall not require the Company or Parent to permit any inspection, or to disclose any information, that (i) in the reasonable judgment of the Company or Parent, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or Parent, as the case may be, shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) would violate any attorney-client privilege of the Company or Parent, as the case may be. All requests for information made pursuant to this Section 6.9. shall be directed to such Person as may be designated by the Company and Parent, as the case may be, pursuant to Section
9.6. hereof. All such information shall be governed by the terms of the Confidentiality Agreement (as hereinafter defined).

6.10. Affiliates.

   (a) Attached hereto as Exhibit A-1 is a list of names and addresses of those Persons who are, in the opinion of the Company (after consultation with outside legal counsel), "Affiliates" of the Company within the meaning of Rule 145 under the Securities Act and for the purposes of applicable interpretations regarding the pooling-of-interests method of accounting. The Company shall exercise its best efforts to deliver or cause to be delivered to Parent, at least 35 days prior to the Effective Time, from each affiliate of the Company identified in the foregoing list, a letter in the form attached as Exhibit A-2 (the "Company Affiliates Letter"). The certificates representing Parent Common Stock received by such Affiliates shall bear a customary legend regarding applicable Securities Act restrictions and "pooling restrictions."

   (b) At least 35 days prior to the Effective Time, Parent shall deliver to the Company a list of names and addresses of those Persons who are, in the opinion of Parent (after consultation with outside legal counsel), "Affiliates" of Parent for the purposes of applicable interpretations regarding the pooling-of-interests method of accounting. Parent shall exercise its best efforts to deliver or cause to be delivered to the Company, at least 35 days prior to the Effective Time, from each Affiliate of Parent identified in the foregoing list, a letter in the form attached as Exhibit A-3 (the "Parent Affiliates Letter").

6.11 Stock Exchange Listing.

   Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ subject to official notice of issuance, prior to the Closing Date.

6.12. Publicity.

   The Company and Parent shall consult with each other prior to issuing, and will provide each other with a meaningful opportunity to review, comment upon and concur with, any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement, and prior to making any filings with any third party and/or any governmental entity with respect thereto, except as may be required by law, court process or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service.

6.13. Benefits.

(a) Stock Options.

   (i) At the Effective Time, each Company Option whether vested or unvested, without any action on the part of the holder, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, a number of shares of Parent Common Stock equivalent to
(A) the number of Shares that could have been purchased immediately prior to the Effective Time under such Company Option multiplied by (B) the Exchange Ratio (rounded down to the nearest whole number), at a price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the exercise price per share pursuant to such Company Option immediately prior to the Effective Time divided by the Exchange Ratio; provided, however, that the foregoing provisions shall be subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code in the case of any Company Option to which Section 422 of the Code applies. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Company Stock Plans to permit the assumption of the unexercised Company Options by Parent pursuant to this Section 6.13.

   (ii) Effective at the Effective Time, Parent shall assume each Company Option in accordance with the terms of the relevant Company Stock Plan under which it was issued and the stock option agreement by which it is evidenced. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed by it in accordance with this Section. As soon as practicable, and in no event later than 10 days after the Effective Time, Parent shall file a registration statement on Form S-8, (or any successor or other appropriate forms) (or shall cause such Company Option to be deemed to be issued pursuant to a Parent Stock Plan for which shares of Parent Common Stock have previously been registered pursuant to an appropriate registration form) with respect to Parent Common Stock subject to such Company Options.

   (b) Employee Benefits. Subject to this Section 6.13.(b), Parent agrees that all employees of the Company and its Subsidiaries who are provided with benefits under employee benefit plans of the Company (other than plans involving the issuance of Shares) (the "Company Benefit Plans") shall continue to be covered under the Company Benefit Plans after the Effective Time. Notwithstanding the foregoing, Parent may terminate all of the Company Benefit Plans, provided that: (i) each Company employee and each employee of the Company's Subsidiaries is provided coverage under Parent employee benefit plans (other than plans involving the issuance of shares) (the "Parent Benefit Plans") on the same terms and conditions as similarly situated Parent employees; (ii) Parent causes each Parent Benefit Plan covering employees of the Company or its Subsidiaries to recognize prior service and accrued vacation of such employees with the Company or its Subsidiaries as service and accrued vacation with Parent and its Subsidiaries (A) for purposes of any waiting period, eligibility requirements and benefit accruals under any Parent Benefit Plan that is not a "pension plan" (as defined in Section 3(2) of ERISA), and
(B) for purposes of eligibility (including eligibility for early retirement benefits) and vesting (but not benefit accrual) under any Parent Benefit Plan that is a "pension plan" (as defined in Section 3(2) of ERISA); (iii) Parent causes coverage to be immediately available for employees of the Company and its Subsidiaries under the comparable Parent Benefit Plan, if any, at the time coverage ceases under any Company Benefit Plan sought to be terminated; and
(iv) to the extent Parent elects to terminate any Company Benefit Plan, it will terminate the other Company Benefit Plans in accordance herewith as soon as practicable after the termination of such Company Benefit Plan. Notwithstanding the foregoing, nothing herein shall require Parent to offer benefits under the Parent Benefit Plans comparable to those offered under the Company Benefit Plans. Following the Effective Time, Parent shall honor, or shall cause the Surviving Company to honor, all individual employment or severance agreements in effect for employees (or former employees) of the Company as of the date hereof to the extent that such individual agreements are listed in Section 4.14.(b) of the Company Disclosure Schedule; provided, however, that nothing contained herein shall prevent Parent from amending or terminating any such agreement in accordance with its terms.

6.14. Expenses.

   Except as otherwise provided in Section 8.2.(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, and the Merger and the other transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement shall be divided equally between Parent and the Company.

6.15. Indemnification; Directors' and Officers' Insurance.

   (a) From and after the Effective Time for a period of six years, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company, (when acting in such capacity) determined as of the Effective Time (each, an Indemnified Party and, collectively, the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, amounts paid in settlement claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, actual or threatened, whether civil, criminal, administrative or investigative, in whole or in part based on or arising in whole or in part out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Maryland law and its articles of incorporation or bylaws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides (i) a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and (ii) an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

   (b) Parent shall cause to be maintained, for a period of not less than six years from the Effective Time, the Company's current directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all present and former directors and officers of the Company or any subsidiary thereof, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (150% of such premium, the "Maximum Premium"); provided that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause no less favorable coverage to be provided under any policy maintained for the benefit of the directors and officers of Parent or a separate policy provided by the same insurer. If the existing D&O Insurance expires, is terminated or canceled by the insurer or if the annual premium would exceed the Maximum Premium during such period, Parent shall obtain, in lieu of such D&O Insurance, such comparable directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium and on terms and conditions no less advantageous than the existing D&O Insurance.

   (c) The provisions of this Section are in addition to the rights that an Indemnified Party may have under the articles of incorporation, bylaws or agreements of or with the Company or any of its Subsidiaries or under applicable law. Parent agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section. The provisions of this Section shall survive the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.16. Election to Parent's Board of Directors.

   Promptly after the Effective Time of the Merger, Parent shall cause one person designated prior to the Effective Time by the Company with Parent's consent (not to be unreasonably withheld) to be appointed to the Parent Board of Directors.

6.17. Takeover Statute.

   If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.18. Debentures.

   At the Effective Time, Parent shall execute and deliver (a) an Amendment to the Company's Indenture dated as of October 15, 1996 to the Chase Manhattan Bank, as Trustee, acknowledging the Parent's obligation to issue Parent Common Stock to the holders of the Debentures not electing redemption of their Debentures on the Holder Redemption Date (as defined therein) and (b) an Amendment to the Company's Fiscal and Paying Agency Agreement dated as of January 29, 1996 to the Chase Manhattan Bank, as Fiscal Agent, acknowledging the Parent's obligation to issue Parent Common Stock to the holders of the Debentures not electing redemption of their Debentures on the Holder Redemption Date (as defined therein).

6.19. Insurance.

   The Company shall cooperate with the Parent and the Company's insurers to arrange for the purchase, prior to the Effective Time, of tail period insurance coverage for the benefit of the Surviving Corporation.

                                  ARTICLE VII

                                   Conditions

7.1. Conditions to Each Party's Obligation to Effect the Merger.

   The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

     (a) Stockholder Approval. The Merger shall have been duly approved by holders of Shares constituting the Company Requisite Vote and shall have been duly approved by the sole member of Merger Subsidiary in accordance with applicable law, and the issuance of Parent Common Stock pursuant to the Merger shall have been duly approved by the holders of Parent Common Stock constituting the Parent Requisite Vote.

     (b) NASDAQ Listing. The shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on the NASDAQ upon official notice of issuance.

     (c) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. Other than the filing provided for in Section 1.3., all other notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any governmental entity (collectively, "Governmental Consents"), in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement shall have been made or obtained, except where the failure to make any such filings or obtain any such Governmental Consents would not have a material adverse effect on either Parent, the Company and their respective Subsidiaries in all jurisdictions requiring such filings or Governmental Consents in the event such filings are not made or such Consents are not obtained.

     (d) Litigation. No court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "Order") and no governmental entity shall have instituted any proceeding which continues to be pending seeking any such Order.

     (e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC.

     (f) Company Fairness Opinion. The Company shall have received an opinion from SunTrust Equitable Securities, its financial advisor, dated as of the date of the mailing to stockholders of the Company of the Prospectus/Proxy Statement included within the S-4 Registration Statement confirming the opinion referred to in Section 4.4(b) hereof.

     (g) Parent Fairness Opinion. Parent shall have received an opinion from J.C. Bradford, its financial advisor, dated as of the date of the mailing to stockholders of Parent of the Prospectus/Proxy Statement included in the S-4 Registration Statement, to the effect that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to the Parent's stockholders.

7.2. Conditions to Obligations of Parent and Merger Subsidiary.

   The obligations of Parent and Merger Subsidiary to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. (i) Except as provided in (ii) below, the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct as of the Closing Date and those not so qualified by materiality shall be true and correct in all material respects as of the Closing Date; and (ii) the representations and warranties of the Company set forth in this Agreement made as of a specified date earlier than the Closing Date shall be true and correct as of such date, except as affected by the transactions contemplated by this Agreement; and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect stated in the foregoing clauses (i) and (ii).

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

     (c) There shall have been no changes that have had or are reasonably likely to have a Company Material Adverse Effect since the date of this Agreement, except for changes contemplated by this Agreement.

     (d) Consents. The Company shall have obtained all Private Consents referred to in Section 4.5.(b).

     (e) Tax Opinion. Parent shall have received the opinion of Epstein Becker & Green, P.C., counsel to Parent, in the form of Exhibit B dated the Closing Date, to the effect that the Merger will not result in taxation to the Parent or the Merger Subsidiary under the Code. In rendering such opinion, Epstein Becker & Green, P.C. shall require delivery of and rely upon the representations letters delivered by Parent, Merger Subsidiary and the Company substantially in the forms of Exhibit C and Exhibit D hereto.

     (f) Pooling Letters; Accountant Letters. Parent shall have received (i) at least 35 days prior to the Effective Time, the Company Affiliates Letters from all persons identified on Exhibit A-1 and any other person who Parent reasonably believes to be an affiliate of the Company and (ii) Parent shall have received, in form and substance reasonably satisfactory to Parent, from Arthur Andersen LLP, the Company's accountants (or its successor) and Grant Thornton LLP, the Parent's accountants (or its successor) favorable letters dated the Closing Date, regarding the appropriateness of "pooling-of-interests" accounting treatment for the Merger.

     (g) Comfort Letters. Parent shall have received letters from Arthur Andersen LLP dated as of the effective date of the S-4 Registration Statement and as of the Closing Date, in each case addressed to Parent containing such matters as are customarily contained in auditors' letters regarding the Company financial information provided expressly for inclusion in such S-4 Registration Statement, in form and substance reasonably satisfactory to Parent.

     (h) Audited Nine Month Financial Statements. Parent shall have received a copy of an audited consolidated balance sheet of the Company dated as of September 30, 1998 and the audited consolidated statement of income and cash flows of the Company for the nine-month period then ended, accompanied by the related report of Arthur Andersen LLP to the Company.

7.3. Conditions to Obligation of the Company.

   The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. (i) Except as provided in (ii) below, the representations and warranties of Parent set forth in this Agreement that are qualified as to materiality shall be true and correct as of the Closing Date and those not so qualified by materiality shall be true and correct in all material respects as of the Closing Date; and (ii) the representations and warranties of Parent set forth in this Agreement made as of a specified date earlier than the Closing Date shall be true and correct as of such date, except as affected by the transactions contemplated by this Agreement; and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by an executive officer of Merger Subsidiary to the effect stated in the foregoing clauses (i) and (ii).

     (b) Performance of Obligations of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by an executive officer of Merger Subsidiary to such effect.

     (c) There shall have been no changes that have had or are reasonably likely to have a Parent Material Adverse Effect since the date of this Agreement, except for changes contemplated by this Agreement.

     (d) Consents Under Agreements. Parent shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which Parent or any of its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

     (d) Tax Opinion. The Company shall have received the opinion of Hogan & Hartson L.L.P., counsel to the Company, in the form of Exhibit E, dated the Closing Date, to the effect that neither the Company nor the holders of Shares will recognize income for federal income tax purposes as a result of the Merger. In rendering such opinion, Hogan & Hartson L.L.P. shall require delivery of and rely upon the representations letters delivered by Parent, Merger Subsidiary and the Company substantially in the forms of Exhibit C and Exhibit D hereto.

     (e) Accountant Letters. The Company shall have received, in form and substance reasonably satisfactory to the Company, from Arthur Andersen LLP, the Company's accountants (or its successor) and Grant Thornton LLP, the Parent's accountants (or its successor) favorable letters dated the Closing Date, regarding the appropriateness of "pooling-of-interests" accounting treatment for the Merger.

                                  ARTICLE VIII

                                  Termination

8.1. Method of Termination.

   This Agreement may be terminated or abandoned only as follows:

     (a) By the mutual consent of Company and Parent, notwithstanding prior approval by the stockholders of any or all of such corporations;

     (b) By Company or Parent if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination (in the case of Parent, including any failure to comply by Merger Subsidiary), which failure to comply has not been cured within thirty (30) business days following receipt by such party of written notice from the non-breaching party of such failure to comply;

     (c) By Company or Parent if there has been (i) a breach by the other party (in the case of Parent, including any material breach by Merger Subsidiary) or any representation or warranty that is not qualified by materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Parent, including any material breach by Merger Subsidiary) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within thirty
  (30) business days following receipt by the breaching party from the non-breaching party of written notice of the breach;

     (d) By Company after January 31, 1999, if any of the conditions set forth in Article VII hereof, to which the Company's obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of the Company;

     (e) By Parent after January 31, 1999, if any of the conditions set forth in Article VII hereof, to which the Parent and the Merger Subsidiary are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Parent or the Merger Subsidiary;

     (f) By Parent or the Company if holders of Shares constituting the Company Requisite Vote do not approve the Merger at the Stockholders Meeting, (provided that the Company may not terminate this Agreement under this Section 8.1.(f) if the Company is in breach of Section 6.6.);

     (g) By Parent or the Company if holders of shares of Parent Common Stock constituting the Parent Requisite Vote do not approve the issuance of shares of Parent Common Stock at the Parent stockholders meeting called for that purpose (provided that Parent may not terminate this Agreement under this Section 8.1.(g) if Parent is in breach of Section 6.6.);

     (h) By the Company or Parent if a court or governmental entity of competent jurisdiction institutes an Order prohibiting the consummation of the transactions contemplated by this Agreement, provided that the order is not the result of an action or proceeding instituted by the terminating party;

     (i) By the Company if in the exercise of its good faith determination, as set forth in Section 6.4., as to its fiduciary duties to the Company's stockholders imposed by law, the Board of Directors of the Company decides that such termination is required;

     (j) By Parent if the Board of Directors of the Company shall have withdrawn or modified in any manner adverse to Parent its approval or recommendation of the Merger or this Agreement; and

     (k) By the Company if the Board of Directors of Parent shall have withdrawn or modified in any manner adverse to Company its approval or recommendation of the issuance of Parent Common Stock in the Merger.

8.2. Effect of Termination.

   (a) Except as provided in Sections 6.14. and 8.2.(b), and except as provided in the immediately succeeding sentence, in the event of a termination of this Agreement pursuant to Section 8.1. hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or stockholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder. Subject to Section 8.2.(b) hereof, in the event of any termination of this Agreement, all provisions of this Agreement except for Section 6.14. and this Section 8.2. shall forthwith become void and have no effect, without any liability hereunder on the part of any party or its directors, officers or stockholders, provided, however, that nothing in this
Section 8.2. shall relieve any party to this Agreement of liability for any willful or intentional breach of this Agreement.

   (b) In the event this Agreement is terminated by the Company in accordance with Section 8.1.(i) or by Parent in accordance with Section 8.1.(j) (but in any case only if (i) an Acquisition Proposal is made by a third party prior to the date of termination and the Board of Directors of the Company determines to recommend such Acquisition Proposal, or (ii) this Agreement is terminated following a withdrawl or modification of approval or recommendation of the Merger or this Agreement by the Board of Directors of the Company if such withdrawl or modification is due primarily to a decline in the market price of the Parent Common Stock prior to the Effective Time and the Company within 12 months thereafter enters into an agreement with a third party regarding an Acquisition Proposal), the Company shall promptly pay (i) all reasonable costs and expenses of Parent and Merger Subsidiary incurred in connection with the negotiation and performance of this Agreement including without limitation fees and expenses of counsel, fees and expenses of independent public accountants, printing expenses and registration fees, in an amount not to exceed $500,000 and (ii) to Parent a fee in the amount of $1,500,000. In the case of any termination of this Agreement triggering payment of the amounts specified in the preceding sentence and provided the Company has not breached any of the covenants provided for in Section 6.4. or 6.6. hereof, payment of the amount specified in the preceding sentence shall constitute liquidated damages and shall be the sole and exclusive remedy of Parent and the Merger Subsidiary for any and all damages arising under or in connection with this Agreement, and, upon payment of the amount specified in the preceding sentence, neither the Company nor any officers, directors, employees, agents, representatives or stockholders of the Company shall have any liability or further obligation to the Parent or the Merger Subsidiary under or in connection with this Agreement or any such termination hereof.

                                   ARTICLE IX

                           Miscellaneous and General

9.1. Survival.

   This Article IX and the agreements of the Company, Parent and Merger Subsidiary contained in Sections 6.8. (Taxation and Accounting), Sections 6.13. (Benefits), 6.15. (Indemnification; Directors' and Officers' Insurance) 6.16. (Election to Parent's Board of Directors) and 6.18. (Debentures) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Subsidiary contained in Sections 6.14. (Expenses), and Section 8.2. (Effect of Termination) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment.

   Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3. Waiver of Conditions.

   The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

9.4. Counterparts.

   This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5. Governing Law; Waiver of Jury Trial.

   (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF MARYLAND WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

   (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6. Notices.

   Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

     if to Parent or Merger Subsidiary:

        James Slattery
        Correctional Services Corporation
        1819 Main Street
        Suite 1000
        Sarasota, Florida 34236
        fax: 941-953-9198
        and

        General Counsel
        Correctional Services Corporation
        1819 Main Street
        Suite 1000
        Sarasota, Florida 34236
        fax: 941-953-9198

     Copy to:

        Sidney Todres, Esq.
        Epstein Becker & Green, P.C.
        250 Park Avenue
        New York, New York 10177-0077
        fax: (212) 651-0989

     if to the Company:

        Mark S. Demilio
        General Counsel
        Youth Services International, Inc.
        2 Park Center Court
        Suite 200 Owings Mills, MD 21117
        fax: (410) 654-3934

     Copy to:

        Michael J. Silver, Esq.,
        Hogan & Hartson L.L.P.
        111 South Calvert Street
        Baltimore, Maryland 21202
        fax: (410) 539-6981

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7. Entire Agreement; No Other Representations.

   This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement dated June 26, 1998, between Parent and the Company (the "Confidentiality Agreement") and the Nondisclosure Agreement between Parent and the Company dated August 7, 1998 (the "Nondisclosure Agreement) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. The parties hereto agree that the Confidentiality Agreement and the Nondisclosure Agreement shall each be hereby amended to provide that any provision therein which in any manner would be inconsistent with this Agreement or the transactions contemplated hereby or thereby shall terminate as of the date hereof; provided, however, that such provisions of the Confidentiality Agreement and the Nondisclosure Agreement shall be reinstated in the event of any termination of this Agreement.

9.8. No Third Party Beneficiaries.

   Except as provided in Section 6.13. (Benefits), Section 6.15.
(Indemnification; Directors' and Officers' Insurance), Section 6.16. (Election to Parent's Board of Directors) and Section 6.18. (Debentures) this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.9. Severability.

   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.10. Interpretation.

   The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

9.11. Assignment.

   This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a party to the Merger in lieu of Merger Subsidiary, in which event all references herein to Merger Subsidiary shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Subsidiary as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

9.12. Definitions

   (a) Location of Certain Definitions.

                                                                     Section
                                                                     -------
Acquisition Proposal................................................ 6.4
Affiliate........................................................... 6.10
Agreement........................................................... Preamble
Articles of Incorporation........................................... 2.1
Articles of Merger.................................................. 1.3
Bylaws.............................................................. 2.2
Certificate......................................................... 3.1(a)
Closing............................................................. 1.2
Closing Date........................................................ 1.2
Code................................................................ 4.9(b)
Company............................................................. Preamble
Company Affiliates Letter........................................... 6.10(a)
Company Audit Date.................................................. 4.6
Company Benefit Plans............................................... 6.13(b)
Company Common Stock................................................ 3.1(a)
Company Compensation and Benefit Plans.............................. 4.9(a)
Company Disclosure Schedule......................................... Preamble to
                                                                     Article IV
Company Intellectual Property Rights................................ 4.15(b)(ii)
Company Material Adverse Effect..................................... 9.12(b)
Company Reports..................................................... 4.6

                                                                     Section
                                                                     -------
Company Requisite Vote.............................................. 4.4(a)
Company Stock Plans................................................. 4.2
Company Third-Party Intellectual Property Rights.................... 4.15(b)(i)
Confidentiality Agreement........................................... 9.7
Contracts........................................................... 4.5(b)
Costs............................................................... 6.15(a)
Debentures.......................................................... 4.2
D&O Insurance....................................................... 6.15(b)
Effective Time...................................................... 1.3
Environmental Law................................................... 9.12(b)
ERISA............................................................... 4.9(b)
ERISA Affiliate..................................................... 4.9(c)
Exchange Act........................................................ 4.5(a)
Exchange Agent...................................................... 3.2(a)
Exchange Fund....................................................... 3.2(a)
Exchange Ratio...................................................... 3.1(a)
GAAP................................................................ 4.6
Governmental Consents............................................... 7.1(c)
Hazardous Substance................................................. 9.12(b)
HSR Act............................................................. 4.5(a)
Indemnified Parties................................................. 6.15(a)
IRS................................................................. 4.9(b)
Laws................................................................ 4.10
MGCL................................................................ 1.1
Maximum Premium..................................................... 6.15(b)
Merger.............................................................. Recitals
Merger Consideration................................................ 3.1(a)
Merger Subsidiary................................................... Preamble
NASDAQ.............................................................. 3.2(e)
Order............................................................... 7.1(d)
Parent.............................................................. Preamble
Parent Affiliates Letter............................................ 6.10(b)
Parent Audit Date................................................... 5.7(a)
Parent Benefit Plans................................................ 6.13(b)
Parent Common Stock................................................. 3.1(a)
Parent Compensation and Benefit Plan................................ 5.9(a)
Parent Disclosure Schedule.......................................... Preamble to
                                                                     Article V
Parent Intellectual Property Rights................................. 5.14(b)(ii)
Parent Material Adverse Effect...................................... 9.12(b)
Parent Preferred Shares............................................. 5.3
Parent Reports...................................................... 5.6
Parent Requisite Vote............................................... 5.4(a)
Parent Rights Agreement............................................. 5.3
Parent Shares....................................................... 5.3
Parent Stockholders Meeting......................................... 6.6
Parent Stock Plans.................................................. 5.3
Parent Third-Party Intellectual Property Rights..................... 5.14(b)(i)
Pension Plan........................................................ 4.9(b)
Person.............................................................. 3.2(b)
Private Consents.................................................... 4.5(b)

                                                                        Section
                                                                        -------
Prospectus/Proxy Statement............................................. 6.5
Representatives........................................................ 6.9
Responsible Executive Officers of Parent............................... 9.12(b)
Responsible Executive Officers of the Company.......................... 9.12(b)
S-4 Registration Statement............................................. 6.5
SEC.................................................................... 4.6
SDAT................................................................... 1.3
Securities Act......................................................... 4.5(a)
Share, Shares.......................................................... 3.1(a)
State Regulators....................................................... 4.10
Stockholders Meeting................................................... 6.6
Subsidiary............................................................. 9.12(b)
Surviving Corporation.................................................. 1.1
Takeover Statute....................................................... 4.11
Tax, Taxes, Taxable.................................................... 9.12(b)
Taxing Authority....................................................... 9.12(b)
Tax Return............................................................. 9.12(b)

(b) Certain Other Definitions

   "Company Material Adverse Effect" means any event, change, or effect that individually or when taken together with all other such events, changes or effects is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, other than effects caused by changes in general economic conditions or conditions generally affecting the types of businesses in which the Company and its Subsidiaries are engaged.

   "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, arbitration award, agency requirement, license, permit, authorization or opinion, relating to: (i) the protection, investigation or restoration of the environment, health and safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 USC (S)(S) 9601 et. sec.

   "Hazardous Substance" means any substance or waste that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance or waste which may be the subject of regulatory action by any Government Authority pursuant to any Environmental Law.

   "Knowledge" of any individual means actual knowledge of such individual.

   "Parent Material Adverse Effect" means any event, change, or effect that individually or when taken together with all other such events, changes or effects is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole, other than effects caused by changes in general economic conditions or conditions generally affecting the types of businesses in which the Parent and its Subsidiaries are engaged.

   "Responsible Executive Officers of the Company" shall mean the persons designated as such in the preamble to the Company Disclosure Schedule.

   "Responsible Executive Officers of Parent" shall mean the persons designated as such in the preamble to the Parent Disclosure Schedule.

   "Subsidiary" means, with respect to the Company, Parent or Merger Subsidiary, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

   "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean, with respect to any Person, (i) all taxes, domestic or foreign, including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (ii) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (a) of this definition and (iii) any liability of such Person for the payment of any amounts of the type described in (i) as a result of any express or implied obligation to indemnify any other Person.

   "Tax Return(s)" shall mean all returns, consolidated or otherwise (including without limitation informational returns), required to be filed with any Taxing Authority.

   "Taxing Authority" shall mean any authority responsible for the imposition of any Tax.

   IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or managers of the parties hereto as of the date first written above.

                                          Youth Services International, Inc.

                                                    /s/ Timothy P. Cole
                                          By: _________________________________
                                                      Timothy P. Cole
                                               Chairman and Chief Executive
                                                          Officer

                                          Correctional Services Corporation

                                                   /s/ James F. Slattery
                                          By: _________________________________
                                                     James F. Slattery
                                                         President

                                          Palm Merger Corp.

                                                   /s/ James F. Slattery
                                          By: _________________________________
                                                     James F. Slattery
                                                         President

                                FIRST AMENDMENT
                        TO AGREEMENT AND PLAN OF MERGER

          This First Amendment ("Amendment") to the Agreement and Plan of Merger dated as of September 23, 1998 (the "Merger Agreement") by and among Youth Services International, Inc. ("YSI"), Correctional Services Corporation ("CSC") and Palm Merger Corp., is entered into as of this 12th day of January, 1999.

          WHEREAS, the parties desire to amend the Merger Agreement to address certain issues;

          NOW THEREFORE, in consideration of the covenants and agreements contained herein, the Merger Agreement is hereby amended as set forth below. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

1.   Section 3.5.  A new Section 3.5. shall be added as follows:
     -----------

     "3.5.  Assumption of Warrants.
            ----------------------

            (a) At the Effective Time, each warrant to purchase Company Common Stock described in Section 4.2 of the Company Disclosure Schedule (each, a "Company Warrant"), whether then exerciseable or not, without any action on the part of the holder, shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, a number of shares of Parent Common Stock equivalent to (A) the number of Shares that could have been purchased immediately prior to the Effective Time under such Company Warrant multiplied by (B) the Exchange Ratio (rounded down to the nearest whole number), at a price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the exercise price per share pursuant to such Company Warrant immediately prior to the Effective Time divided by the Exchange Ratio. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Company Warrants to permit the assumption of the unexercised Company Warrants by Parent pursuant to this Section 3.5.

            (b) Effective at the Effective Time, Parent shall assume each Company Warrant. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Warrants assumed by it in accordance with this Section."

2.   Section 6.10.(a).  The second and third sentences of Section 6.10.(a) shall
     ----------------
     be deleted in their entirety and the following sentence shall be inserted in their place:

     "The Company shall exercise its best efforts to deliver or cause to be delivered to Parent, at least 35 days prior to the Effective Time, from each Affiliate of the Company identified in the foregoing list and any other person who Parent or the Company reasonably believes to be an Affiliate of the Company, a letter in the form attached as Exhibit A-2 (the "Company Affiliates Letter.")"

3.   Section 6.10.(c).  A new Section 6.10.(c) shall be added as follows:
     ----------------

     "(c) In order to preserve pooling-of-interests accounting treatment of the Merger, the Company shall be entitled, with regard to Shares held by a Person deemed by the Company to be an "Affiliate" of the Company (within the meaning of Rule 145 under the Securities Act and for purposes of applicable interpretations regarding the pooling-of-interests method of accounting, and regardless of whether or not such person is listed on Exhibit A-1), and Parent shall be entitled, with regard to shares of Parent Common Stock held by a Person deemed by Parent to be an "Affiliate" of Parent (within the meaning of Rule 145 under the Securities Act and for purposes of applicable interpretations regarding the pooling-of-interests method of accounting, and regardless of whether or not such person is listed on the list delivered to the Company by Parent pursuant to Section 6.10.(b)), or shares of Parent Common Stock to be issued pursuant to the terms of this Agreement to a Person deemed by Parent to be an Affiliate of the Company (under the definition given above), to place appropriate legends on the certificates for such Shares or shares of Parent Common Stock, as the case may be, and to issue appropriate stop transfer instructions to the transfer agent for the Shares or the Parent Common Stock, as the case may be, and shall be entitled to impose restrictions on any such Shares or shares of Parent Common Stock, to the effect that such Shares or shares of Parent Common Stock may only be sold, transferred or otherwise conveyed, and the holder thereof may only reduce his interest in or risks relating to such Shares or shares of Parent Common Stock, pursuant to an effective registration statement under the Securities Act or in accordance with the provisions Rule 145(d) promulgated under the Securities Act or pursuant to an exemption from registration under the Securities Act and, in any event, only after financial results covering at least 30 days of combined operations of the Company and Parent after the Effective Time shall have been published. The foregoing restrictions relating to the transferability of the shares of Parent Common Stock to be issued to any deemed Affiliate pursuant to this Agreement shall apply to all purported sales, transfers and other conveyances of such shares of Parent Common Stock and to all purported reductions in the interest in or risks relating to such shares of Parent Common Stock, whether or not such deemed Affiliate has exchanged the certificates previously evidencing such deemed Affiliate's Shares for certificates evidencing shares of Parent Common Stock into which such Shares were converted, and whether or not such deemed Affiliate has executed and delivered a Company Affiliates Letter or a Parent Affiliates Letter."

4.   Sections 8.1.(d) and 8.1.(e).  The references to "January 31, 1999" in
     ----------------------------
     Sections 8.1.(d) and 8.1.(e) shall be deleted and replaced with references to "March 31, 1999."

5.   Exhibit A-1.  Exhibit A-1 shall be deleted in its entirety and Exhibit A-1
     -----------
     to this Amendment shall be inserted in its place.

6.   Exhibits C and D.  Exhibits C and D shall be amended to reflect that they
     ----------------
     will be addressed to both Hogan & Hartson L.L.P. and Epstein Becker & Green, P.C.

7.   Exhibit E.  Exhibit E shall be deleted in its entirety and Exhibit E to
     ---------
     this Amendment shall be inserted in its place.

8.   Company Disclosure Schedule.  Section 4.14.(b) of the Company Disclosure
     ---------------------------
     Schedule shall be amended to include the following:

     "Services Agreement dated as of March 18, 1998 between Youth Services International, Inc. and P. William Mackley

     Advisory Services Agreement dated as of November 1, 1997 between Youth Services International, Inc. and Larry J. Overton & Associates, Inc."

9.   Counterparts.  This Amendment may be executed in counterparts, each of
     ------------
     which shall constitute one agreement, binding on the parties, and each party hereby covenants and agrees to execute all duplicates or replacement counterparts of this Amendment as may be required.

10.  Merger Agreement.  The terms and provisions of the Merger Agreement, as
     ----------------
     amended hereby, shall remain in full force and effect. All references to the Merger Agreement contained therein shall refer to the Merger Agreement as amended hereby.

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                         YOUTH SERVICES INTERNATIONAL, INC.



                         By:  /s/ Mark S. Demilio
                              --------------------------------------------
                              Name:  Mark S. Demilio
                              Title: Senior Vice President, General Counsel
                                     and Acting Chief Financial Officer


                         CORRECTIONAL SERVICES CORPORATION



                         By:  /s/ James F. Slattery
                              --------------------------------------------
                              Name:  James F. Slattery
                              Title: President


                         PALM MERGER CORP.



                         By:  /s/ James F. Slattery
                              --------------------------------------------
                              Name:  James F. Slattery
                              Title: President

                                    PART II

                     Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law grants corporations the power to indemnify their directors, officers, employees and agents in accordance with the provisions thereof. Article Tenth of the Registrant's Certificate of Incorporation and Paragraph 11.6(a) of Registrant's by-laws provide for indemnification of Registrant's directors, officers, agents and employees to the fullest extent permissible under Section 145 of the Delaware General Corporation Law. Registrant presently maintains directors' and officers' liability insurance coverage with an aggregate policy limit of $10,000,000 for each policy year.

Item 21. Exhibits and Financial Statement Schedules.

   (a) Exhibits:

  2.1   Agreement and Plan of Merger, dated as of September 23, 1998, among
        YSI, CSC and Palm Merger Corp.(28)
  2.2   First Amendment, dated as of January 12, 1999, to the Agreement and
        Plan of Merger, dated as of September 23, 1998, among YSI, CSC and Palm
        Merger Corp.(29)
  3.1   Certificate of Incorporation of CSC dated October 28, 1993.(1)
  3.1.1 Copy of Certificate of Amendment of Certificate of Incorporation of CSC dated July 29, 1996.(4)
  3.2   CSC's By-Laws.(33)
  4.2   Form of Underwriter's Warrant between CSC and Janney Montgomery Scott
        Inc.(1)
  4.3   YSI's 12% Subordinated Debenture Due December 31, 2002.(11)
  4.4   Form of YSI's 7% Convertible Subordinated Debentures Due February 1,
        2006.(12)
  4.5   Fiscal and Paying Agency Agreement dated January 29, 1996 by and among
        YSI, The Chase Manhattan Bank, N.A., New York, The Chase Manhattan
        Bank, N.A., London and Chase Manhattan Bank Luxembourg S.A.(26)
  4.6   Indenture, dated October 15, 1996, by and between YSI and the Chase
        Manhattan Bank, as trustee(27)
 *4.7 Form of letter agreement executed by certain debenture holders agreeing to receive proceeds from redemption of their debentures one year following the effective date of the merger.
 *5 Opinion of Epstein Becker & Green, P.C. regarding the legality of the common stock being registered hereby.
 *8.1 Opinion of Epstein Becker & Green, P.C., counsel to CSC, regarding the federal income tax consequences of the merger.
 *8.2 Opinion of Hogan & Hartson L.L.P., counsel to YSI, regarding the federal income tax consequences of the merger.
 10.1   CSC's 1993 Stock Option Plan, as amended.(33)
 10.5.1 Employment Agreement between CSC and James F. Slattery dated February
        17, 1998.(9)
 10.6   Employment Agreement between CSC and Aaron Speisman.(1)
 10.6.1 Modification to the Employment Agreement between CSC and Aaron
        Speisman, dated June 13, 1996.(4)
 10.8.3 Exercise of third option of the contract for operation of a facility in New York, New York for women through June 30, 1995.(2)

 10.9    Contract between CSC and the U.S. Department of Justice, Federal
         Bureau of Prisons for operation of a facility in Brooklyn, New York, dated November 13, 1990.(1)
 10.9.1  Letter dated September 23, 1993 from the U.S. Department of Justice,
         Federal Bureau expressing its intent to exercise the third option year of the contract.(1)
 10.9.2 Exercise of third option year of the contract for operation of a facility in Brooklyn, New York.(1)
 10.9.3  Extension of contract for operation of a facility in Brooklyn, New
         York through March 31, 1995.(2)
 10.10.1 Contract Amendment between CSC and the U.S. Immigration and
         Naturalization service for operation of the Seattle Processing Center, dated October 1, 1996.(4)
 10.11.3 Operations Agreement for the Tarrant County Community Correctional
         Facility, Mansfield, Texas, dated September 1, 1998.(10)
 10.12 Contract between CSC and the New York State Department of Corrections, dated July 17, 1992.(1)
 10.12.1 Extension of Contract between CSC and the New York State Department of
         Corrections.(3)
 10.13   Contract between CSC and the Texas Department of Criminal Justice,
         Pardons and Paroles Division.(1)
 10.13.1 Extension to the contract between CSC and the Texas Department of Criminal Justice, Pardons and Paroles Division for operation of the South Texas Intermediate Sanction Facility.(2)
 10.13.2 Contract between CSC and the Texas Department of Criminal Justice for operation of the South Texas Intermediate Sanction Facility.(3)
 10.15   Agreement between CSC and William Banks, dated October 31, 1989.(1)
 10.15.1 Letter dated December 9, 1993 from William Banks to CSC.(1)
 10.16   Form of Sub-Lease between CSC and LeMarquis Operating Corporation.(1)
 10.17   Form of Lease between CSC and Myrtle Avenue Family Center, Inc.(1)
 10.18   Lease between CSC and T. NY (USA).(1)
 10.19 Contract by and between Esmor Canadian, Inc. and the Board of Trustees for the Hemphill County Juvenile Detention Center for operation of the Hemphill County Juvenile Detention Center.(2)
 10.22 Contract between CSC and the U.S. Department of Justice, Immigration and Naturalization Service for operation of the Seattle Processing
         Center, effective August 1, 1994.(2)
 10.23   Lease between Esmor Fort Worth, Inc. and Region Enterprises, Inc.(2)
 10.24.1 Renewal of the Revolving Line of Credit Note dated January 15,
         1998.(7)
 10.25   CSC 1994 Non-Employee Director Stock Option Plan.(3)
 10.26   Loan and Security Agreement with NationsBank, N.A. (South) dated as of
         December 31, 1995.(3)
 10.26.2 Deed of Trust Modification Agreement dated January 14, 1998.(7)
 10.26.3 Third Amendment to Loan Agreement dated January 5, 1998.(7)
 10.26.4 Fourth Amendment to Loan Agreement dated January 14, 1998.(7)
 10.29   Contract between CSC and the State of Florida, Correctional
         Privatization Commission dated October 6, 1995 for operation of the Pahokee Youth Facility.(3)
 10.30   Contract between CSC and the State of Florida, Correctional
         Privatization Commission dated October 6, 1995 for operation of the Polk City Youth Facility.(3)

 10.31   Contract between CSC and the State of Arizona, Department of
         Corrections for operation of the Arizona DWI Facility in Phoenix, Arizona dated July 1995.(3)
 10.31.1 Amendment Number One to the contract between CSC and the State of Arizona, Department of Corrections for the operation of the Arizona
         DWI Facility in Phoenix, Arizona dated April 1997.(7)
 10.31.2 Amendment Number Two to the contract between CSC and the State of Arizona, Department of Corrections for the operation of the Arizona
         DWI Facility in Phoenix, Arizona dated December 1997.(7)
 10.34   Asset Purchase Agreement dated as of December 15, 1995 between CSC and
         Corrections Corporation of America.(3)
 10.38   Contract between CSC and the U.S. Department of Justice, Federal
         Bureau of Prisons for operation of a facility in Brooklyn, New
         York.(3)
 10.41   Contract between CSC and the State of Arizona for operation of the DWI
         Secure Prison in Phoenix, Arizona dated January 1997.(4)
 10.42 Contract between CSC and McKinley County New Mexico for operation of the McKinley County, New Mexico Adult Detention Facility, dated
         October 3, 1996.(4)
 10.43 Contract between CSC and Colorado County, Texas for the operation of the Colorado County, Texas Juvenile Residential Facility.(4)
 10.44   Lease Agreement between CSC and Creston Realty Associates, L.P., dated
         October 1, 1996.(4)
 10.45   Lease between CSC and Elberon Development Company.(1)
 10.45.1 Assignment of Lease between CSC and Elberon Development Company.(4)
 10.46   Contract between CSC and Bell County Texas for operation of the Bell
         County Juvenile Residential Facility.(4)
 10.46.1 Addendum A, dated November 4, 1997, to Management Agreement for the
         Operation of the Bell County Juvenile Residential Facility.(8)
 10.46.2 Amendment, dated April 1, 1998, to Management Agreement for the
         Operation of the Bell County Juvenile Residential Facility.(8)
 10.47.1 Amended Employment Agreement between CSC and Ira M. Cotler dated July
         9, 1997.(5)
 10.48   Employment Agreement between CSC and Michael C. Garretson, dated
         January 21, 1996.(4)
 10.49   Contract between CSC and Okaloosa County, Florida for the Design,
         Build and Operation of a Moderate Risk Residential Program and a High
         Risk Residential Program dated June 13, 1997.(5)
 10.49.1 Amendment to Contract between CSC and Okaloosa County, Florida for the
         Design, Build and Operation of a Moderate Risk Residential Program and a High Risk Residential Program dated June 16, 1997.(5)
 10.50 Contract between CSC and Grenada County, Mississippi for the Operation and Management of a 200 bed jail dated September 1, 1997.(6)
 10.50.1 Lease Agreement between CSC and Grenada County dated September 1,
         1997.(6)
 10.51.1 First Amendment to Asset Purchase Agreement between CSC and Dove
         Development Corporation, Consolidated Financial Resources/Crystal
         City, Inc., dated August 27, 1997.(6)
 10.52 Contract between CSC and McKinley County, New Mexico for the Operation and Management of the McKinley County Adult Detention Facility in
         Gallup, New Mexico, executed August 21, 1997.(6)

 10.54    Lease Agreement between CSC and Frio County dated November 26,
          1997.(7)
 10.55    Contract between CSC Management de Puerto Rico and the Juvenile
          Institutions Administration of the Commonwealth of Puerto Rico dated
          December 22, 1997 for the operation and management of a secure residential treatment program for youths at the Salinas facility in Puerto Rico.(7)
 10.56 Contract between CSC and the Juvenile Institutions Administration dated February 6, 1998 for operation of the Metropolitan Juvenile
          Detention Center in Puerto Rico.(7)
 10.57 Contract between CSC and the Juvenile Institutions Administration dated February 6, 1998 for operation of the Metropolitan Juvenile
          Treatment Center in Puerto Rico.(7)
 10.58 Contract between CSC and the New York State Department of Corrections for Community Reintegration Services dated March 1, 1998.(7)
 10.58.1  Contract between CSC and New York State Department of Corrections for
          Community Reintegration Services, dated September 1, 1998.(10)
 10.60 Credit facility with NationsBank and a syndicate of banks for up to $30 million dated April, 1998.(8)
 10.60.1 Amendment No. 1 to credit facility with NationsBank and a syndicate of banks, dated October 16, 1998.(10)
 10.61 Sublease for Sarasota, Florida office space dated April 9, 1998 between Lucent Technologies, Inc. and CSC and Landlord Consent to
          Sublease.(8)
 10.62    Contract between CSC, Dallas County, Texas and the Dallas County
          Juvenile Board for the Implementation and Operation of the Dallas
          County Secure Post-Adjudication Residential Facility dated April 14,
          1998.(8)
 10.62.1 License Agreement dated June, 1998 between CSC, Dallas County, Texas and the Dallas County Juvenile Board for the Operation and Management of the Dallas County Secure Post-Adjudication Residential
          Facility.(34)
 10.63    Management Services Agreement May 26, 1998 between CSC and Jefferson
          County, Texas for the Operation and Management of the Jefferson
          County Detention Facility in Beaumont, Texas.(9)
 10.64    Management Agreement between CSC and Dominion Management, Inc. dated
          June 5, 1998 for the Operation of the Central Oklahoma Correctional
          Facility.(9)
 10.65    Operations and Management Agreement between CSC and South Fulton
          Municipal Regional Jail Authority dated June 23, 1998 for Operation and Management of the South Fulton Municipal Regional Jail
          Facility.(9)
 10.66    Operations and Management Agreement between CSC and Newton County,
          Texas dated June 12, 1998 for the Operation and Management of the Newton County Correctional Center.(9)
 10.67 Asset Purchase Agreement between CSC and the County of Dickens, Texas dated July 14, 1998 for the purchase of the Dickens County
          Correctional Facility.(9)
 10.68    Service Agreement for the Paulding, Georgia, Regional Youth Detention
          Center, dated July 21, 1998.(10)
 10.69    Contract for Operation and Programming of a 96 Bed Secure Juvenile
          Facility in Dallas, TX, dated August 26, 1998.(10)
 10.70    Temporary Management Subcontract, dated October 16, 1998, for
          Operation of the Crowley County Correctional Facility.(10)
 10.70.1  Subcontract, Facility Use Agreement, and Asset Purchase by and among
          CSC, Trans-American Development Associates, Inc. and FBA, L.L.C.
          dated December 14, 1998.
 *10.70.2 Exchange Agent Agreement between CSC and American Stock Transfer &
          Trust Company.
 10.71    YSI's Stock Option Plan.(11)
 10.72    YSI's Board of Directors Compensation Plan.(13)

  10.73   Warrant to Purchase Common Stock of YSI.(11)
  10.74   YSI's 1995 Employee Stock Option Plan.(14)
  10.75   YSI's 1996 Employee Stock Option Plan.(15)
  10.76   YSI's Fiscal Year 1997 Employee Stock Purchase Plan.(16)
  10.80   YSI's 1995 Director Stock Option Plan.(32)
  10.81   Loan and Security Agreement, dated as of June 20, 1995, by and among
          YSI, each of its subsidiaries and Signet Bank/Maryland.(30)
  10.94   Consulting Services Agreement, dated August 30, 1995, between ATSG,
          Inc. and Youth Services International, Inc.(20)
  10.96   Employment Agreement, dated as of July 16, 1996, by and between
          Timothy P. Cole and Youth Services International, Inc.(21)
  10.97   First Amendment to Loan and Security Agreement dated December 12,
          1996 by Signet Bank and YSI and certain of its subsidiaries.(22)
  10.98   Amended and Restated Master Revolving Promissory Note from YSI and certain of its subsidiaries to Signet Bank dated December 12,
          1996.(22)
  10.99   Memorandum of understanding, between Youth Services International,
          Inc. and International Youth Institute.(22)
 *10.99.1 Training Services Agreement between YSI and International Youth
          Institute, dated as of       .
 *10.99.2 Amended and Restated Training Services Agreement between YSI and
          International Youth Institute, dated as of January 1, 1997.
 *10.99.3 Agreement for the Transfer and Assignment of intellectual property by and between YSI and International Youth Institute, dated as of March
          6, 1997.
 *10.99.4 License Agreement between YSI and International Youth Institute, dated as of March 6, 1997.
  10.100  Stock Purchase Agreement By and Among Youth and Family Centered
          Services, Inc., Youth Services International Holdings, Inc. and Youth
          Services International, Inc. dated as of July 22, 1997.(23)
  10.101  Amendment No. 1 to Stock Purchase Agreement By and Among Youth and
          Family Centered Services, Inc., Youth Services International
          Holdings, Inc. and Youth Services International, Inc. dated as of
          October 31, 1997.(24)
  10.102  YSI's 1997 Employee Stock Option Plan.(25)
  10.103  Change in Control Agreement between YSI and Mark S. Demilio dated
          March 10, 1997.(31)
 *10.104  Letter agreement between CSC and Mark S. Demilio dated September 23,
          1998 clarifying the Change in Control Agreement between YSI and Mark
          S. Demilio dated March 10, 1997 and providing non-compete
          obligations.
  10.105  Change in Control Agreement between YSI and Timothy P. Cole dated
          August 6, 1996.(31)
 *10.106  Second Amendment to Loan and Security Agreement, dated as of October
          31, 1997 by and among YSI, each of its subsidiaries and Signet Bank.
 *10.107  First Allonge to Amended and Restated Master Revolving Promissory
          Note from YSI and certain of its subsidiaries to Signet Bank dated as of October 31, 1997.
 *10.108  Contract Buyout Agreement, dated as of December 21, 1998, by and between YSI and Golden Eagle Education Training Inc. (formerly
          International Youth Institute).

 *10.109 Letter agreement between CSC and Timothy P. Cole dated September 23,
         1998 clarifying the Change in Control Agreement between YSI and
         Timothy P. Cole dated August 6, 1996 and providing non-compete obligations.
 *10.110 Third Amendment to Loan and Security Agreement, by and among YSI, each of its subsidiaries and Signet Bank/Maryland
 *10.111 Second Allonge to Amended and Restated Master Revolving Promissory
         Note from YSI and certain of its subsidiaries to Signet Bank dated as of November 30, 1998
 *10.112 Assumption Agreement dated as of November 30, 1998 by and among YSI, certain of its subsidiaries and First Union National Bank
  11     Computation of Per Share Earnings
  23.1   Consent of Grant Thornton L.L.P., CSC's independent public accountants.
  23.2   Consent of Arthur Andersen LLP, YSI's independent public accountants.
 *23.3   Consent of Epstein Becker & Green, P.C., counsel to YSI and CSC
         (Included as part of Exhibits 5.1 and 8.1)
 *23.4   Consent of Hogan & Hartson L.L.P., (Included as part of Exhibit 8.2)
  24     Power of Attorney (Included as part of Signature Page)
  99.1   Form of proxy card to be mailed to holders of CSC common stock.
  99.2   Form of proxy card to be mailed to holders of YSI common stock.
  99.3   Consent of Bobbie Huskey, pursuant to Rule 438 of the Securities Act.

--------

  * To be filed by Amendment.
 (1) Incorporated by reference to exhibit of same number filed with CSC's Registration Statement on Form SB-2 (Registration No. 33-71314-NY).
 (2) Incorporated by reference to exhibit of same number filed with CSC's Annual Report on Form-10-KSB for the year ended December 31, 1994.
 (3) Incorporated by reference to exhibit of same number filed with the initial filing of CSC's Annual Report on Form 10-KSB for the year ended December 31, 1995.
 (4) Incorporated by reference to exhibit of same number filed with CSC's Annual Report on Form-10-KSB for the year ended December 31, 1996.
 (5) Incorporated by reference to exhibit of same number filed with CSC's Form 10-Q for the six months ended June 30, 1997.
 (6) Incorporated by reference to exhibit of same number filed with CSC's Form 10-Q for the nine months ended September 30, 1997.
 (7) Incorporated by reference to exhibit of same number filed with CSC's Annual Report on Form-10-K for the year ended December 31, 1997
 (8) Incorporated by reference to exhibit of same number filed with CSC's Form 10-Q for the three months ended March 31, 1998
 (9) Incorporated by reference to exhibit of same number filed with CSC's Form 10-Q for the six months ended June 30, 1998
(10) Incorporated by reference to exhibit of same number filed with CSC's Form 10-Q for the nine months ended September 30, 1998
(11) Incorporated by reference to YSI's Registration Statement (Registration Number 33-71958).

(12) Incorporated by reference to Exhibit 3.2 of YSI's Annual Report on Form 10-K for the Fiscal Year Ended June 30, 1996
(13) Incorporated by reference to Exhibit 4 to YSI's Registration Statement on Form S-8 (Registration Number 33-99500).
(14) Incorporated by reference to Exhibit 4 to YSI's Registration Statement on Form S-8 (Registration Number 33-84934).
(15) Incorporated by reference to Exhibit 4 to YSI's Registration Statement on Form S-8 (Registration Number 33-99498).
(16) Incorporated by reference to Exhibit 4 to YSI's Registration Statement on Form S-8 (Registration Number 333-07157).
(20) Incorporated by reference to Exhibit 10.1 to YSI's Form 10-Q, for the three months ended September 30, 1995.
(21) Incorporated by reference to Exhibit 10 to YSI's Form 10-Q, for the three months ended September 30, 1996.
(22) Incorporated by reference to Exhibit 10(2) to YSI's Form 10-Q, for the three months ended September 30, 1997.
(23) Incorporated by reference to Exhibit 2 to YSI's Current Report on Form 8-K, filed with the SEC on August 6, 1997.
(24) Incorporated by reference to Exhibit 2 to YSI's Form 10-Q, filed with the SEC on November 13, 1997
(25) Incorporated by reference to Exhibit to YSI's Registration Statement on Form S-8 (Registration Number 333-47305).
(26) Incorporated by reference to Exhibit 10.4 to YSI's Form 10-Q for the quarter ended December 31, 1995
(27) Incorporated by reference to Exhibit 4(d) to YSI's Registration Statement on Form S-3 (Registration No. 333-09089).
(28) Incorporated by reference to CSC's Current Report on Form 8-K, filed with the SEC on September 25, 1998
(29) Incorporated by reference to CSC's Current Report on Form 8-K, filed with the SEC on January 21, 1999.
(30) Incorporated by reference to Exhibit 10.43 to YSI's Annual Report on Form 10-KSB for the year ended June 30, 1995.
(31) Incorporated by reference to YSI's Schedule 14A, filed with the SEC on April 23, 1998.
(32) Incorporated by reference to YSI's Registration Statement on Form S-8 (Registration Number 33-84938) filed with the SEC on October 11, 1994.
(33) Incorporated by reference to exhibit of same number filed with CSC's Registration Statement on Form S-1 (Registration Number 333-6457).
(34) Incorporated by reference to Exhibit 10.62 filed with CSC's Form 10-Q for the six months ended June 30, 1998.
--------
   (b) Financial Statement Schedules:

   Schedules have been omitted for the reason that they are not required or are not applicable or because the required information is included in the financial statements or the notes thereto.

   (c) Report, Opinion or Appraisal

   The fairness opinions of J.C. Bradford & Co., and SunTrust Equitable Securities Corporation, the financial advisors of the Registrant and YSI, respectively, are included as Annexes B and C of the Joint Proxy
Statement/Prospectus which forms a part of this Registration Statement.

Item 22. Undertakings.

   (a) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by an person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

   (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint James F. Slattery and Ira M. Cotler, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully, for all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on the 8 day of February, 1999.

                                          CORRECTIONAL SERVICES CORPORATION

                                                  /s/ James F. Slattery
                                          By: _________________________________
                                                    James F. Slattery
                                            President, Chief Executive Office
                                                and Chairman of the Board
   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                         Title                Date

        /s/ James F. Slattery           President, Chief         February 8,
-------------------------------------    Executive Officer,          1999
          James F. Slattery              Chairman of the
                                         Board and Director
                                         (Principal
                                         Executive Officer)

          /s/ Ira M. Cotler             Chief, Financial         February 8,
-------------------------------------    Officer (Principal          1999
            Ira M. Cotler                Financial and
                                         Accounting Officer)

-------------------------------------   Director                 February  ,
           Aaron Speisman                                            1999

        /s/ Richard P. Staley           Director                 February 8,
-------------------------------------                                1999
          Richard P. Staley

        /s/ Stuart M. Gerson            Director                 February 8,
-------------------------------------                                1999
          Stuart M. Gerson

          /s/ Shimmie Horn              Director                 February 8,
-------------------------------------                                1999
            Shimmie Horn

         /s/ Melvin T. Stith            Director                 February 8,
-------------------------------------                                1999
           Melvin T. Stith